As filed with the Securities and Exchange Commission on September 18, 2014.

Registration No. 333-198372

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

VIVINT SOLAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	4931	45-5605880
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3301 N. Thanksgiving Way, Suite 500

Lehi, Utah 84043

(877) 404-4129

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Gregory S. Butterfield

Chief Executive Officer and President

Vivint Solar, Inc.

3301 N. Thanksgiving Way, Suite 500

Lehi, Utah 84043

(877) 404-4129

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Larry W. Sonsini Jeffrey D. Saper Michael Nordtvedt Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 (650) 493-9300	Shawn J. Lindquist Chief Legal Officer, Executive Vice President and Secretary Vivint Solar, Inc. 3301 N. Thanksgiving Way, Suite 500 Lehi, Utah 84043 (877) 404-4129	Kevin P. Kennedy Igor Fert Simpson Thacher & Bartlett LLP 2475 Hanover Street Palo Alto, California 94304 (650) 251-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):  ☐

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Shares to be Registred(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock $0.01 par value per share	23,690,000	$18.00	$426,420,000	$54,922.90

(1)	Estimated pursuant to Rule 457(a) under the Securities Act of 1933, as amended. Includes the additional shares that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	The Registrant previously paid $25,700 of the registration fee with the prior filings of this Registration Statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we and the selling stockholder are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated September 18, 2014

20,600,000 Shares

Vivint Solar, Inc.

Common Stock

This is an initial public offering of shares of common stock of Vivint Solar.

Vivint Solar is offering 20,600,000 shares to be sold in the offering.

Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share will be between $16.00 and $18.00. We have been approved to list our common stock on the New York Stock Exchange under the symbol “VSLR.”

We are an “emerging growth company” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

After the completion of this offering, 313 Acquisition LLC, a stockholder and an affiliate of The Blackstone Group L.P., will continue to own a majority of the voting power of all outstanding shares of the common stock. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange. See “Principal and Selling Stockholders.”

See “Risk Factors” on page 19 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1) In addition, we have agreed to reimburse the underwriters for certain FINRA-related expenses. See “Underwriting (Conflicts of Interest).”

To the extent that the underwriters sell more than 20,600,000 shares of common stock, the underwriters have the option to purchase up to an additional 3,090,000 shares from the selling stockholder at the initial public offering price less the underwriting discount. Vivint Solar will not receive any of the proceeds from the sale of the shares being sold by the selling stockholder.

The underwriters expect to deliver the shares against payment in New York, New York on     , 2014.

Goldman, Sachs & Co.	BofA Merrill Lynch	Credit Suisse

Citigroup

Deutsche Bank Securities

Morgan Stanley

Barclays

Blackstone Capital Markets

Prospectus dated     , 2014.

VIVINT SOLAR PAY LESS FOR POWER TM

THE PROCESS

Hello

SALE/REFERRAL CONSULTATION DESIGN & ENGINEERING FINANCING MAINTENANCE MONITORING

THE BENEFITS OF SOLAR MARKET POTENTIAL

SOLAR MAKES SENSE. WHETHER IT’S COST SAVINGS, ENVIRONMENTAL IMPACT, OR JUST INTRODUCING CHOICE INTO AN INDUSTRY, THE ADVANTAGES ADD UP.

SAVE ENVIRONMENT CHOICE

VIVINT SOLAR INSTALLATIONS

TOTAL SOLAR PRODUCED IN 2013

TOTAL ENERGY PRODUCED IN 2013

LESS THAN 1% PENETRATION

*PVPS Report Snapshot of Global PV 1992-2013 Preliminary Trends Information from the IEA PVPS Programme

VIVINT SOLAR MEGAWATTS INSTALLED

2,669

532

AS OF JUNE 2012

2012

10,521

4,679

AS OF JUNE 2013

2013

8,625

AS OF JUNE 2014

2014

14.4

2.8

AS OF JUNE 2012

2012

58.0

24.4

AS OF JUNE 2013

2013

56.8

AS OF JUNE 2014

2014

VIVINT SOLAR PAY LESS FOR POWER™

THE PROCESS

Hello
$

SALE / REFERRAL → CONSULTATION → DESIGN & ENGINEERING → FINANCING → MAINTENANCE → MONITORING

THE BENEFITS OF SOLAR

SAVE | ENVIRONMENT | CHOICE

MARKET POTENTIAL

VIVINT SOLAR INSTALLATIONS

10,521
8,625
AS OF JUNE 2014
4,679
AS OF JUNE 2013
2,669
532
AS OF JUNE 2012
2012
2013
2014

VIVINT SOLAR MEGAWATTS INSTALLED

58.0
56.8
AS OF JUNE 2014
24.4
AS OF JUNE 2013
14.4
2.8
AS OF JUNE 2012
2012
2013
2014

VIVINT SOLAR
COMMUNITY RESULTS

vivint.solar
vivint.solar
vivint.solar
vivint.solar

Prospectus

Prospectus Summary	1

Through and including     , 2014 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

We, the selling stockholder and the underwriters have not authorized anyone to provide you with information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you.

For investors outside the United States: neither we, the selling stockholder nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

-i-

We have rights to the trademark “Vivint Solar,” and “Solmetric” and “SunEye” are our trademarks in the United States and in certain other jurisdictions. This prospectus contains additional trade names, trademarks and service marks of other companies. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

-ii-

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including the matters set forth under the sections of this prospectus captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes.

Unless the context otherwise requires, the terms “Vivint Solar,” “the company,” “we,” “us” and “our” in this prospectus refer to Vivint Solar, Inc. and its subsidiaries, including Vivint Solar Holdings, Inc. References to “Vivint” refer to APX Parent Holdco, Inc. and its subsidiaries, including our sister company Vivint, Inc. Investment funds associated with or designated by The Blackstone Group L.P., which controls our principal stockholder, are referred to herein as “Blackstone” or “our sponsor.”

Vivint Solar

Our Mission

We are committed to providing a lower-cost, environmentally conscious alternative to traditional utility generated energy. We enable our customers to access the advantages of solar energy with little to no upfront costs to them through long-term contracts that generate recurring, predictable customer payments to us. We aim to provide best-in-class customer service and deploy technology that empowers our customers to take charge of their energy future.

Overview

We offer distributed solar energy — electricity generated by a solar energy system installed at customers’ locations — to residential customers based on 20-year contracts at prices below their current utility rates. Our customers pay little to no money upfront, typically realize savings of 15% to 30% relative to utility generated electricity immediately following system interconnection to the power grid and continue to benefit from guaranteed energy prices over the term of their contracts, insulating them against unpredictable increases in utility rates.

Our 20-year customer contracts generate predictable, recurring cash flows and establish a long-term relationship with homeowners. Through our investment funds, we own an interest in the solar energy systems we install and ownership of the solar energy systems allows us and the other fund investors to benefit from various local, state and federal incentives. Together, these cash flows and incentives facilitate our ability to obtain financing and to optimize our financial returns. Our sources of financing are designed to offset our direct installation costs and most, if not all, of our allocated overhead expenses. Our direct relationship with homeowners also facilitates our ability to control quality and provide high levels of customer service and provides us with an opportunity in the future to offer additional value-added products and services to our customers.

From our inception in May 2011 through June 30, 2014, we have experienced rapid growth, installing solar energy systems with an aggregate of 129.7 megawatts of capacity at more than 21,900 homes in seven states for an average solar energy system capacity of approximately 5.9 kilowatts. According to GTM Research, an industry research firm, we were the second largest installer of solar energy systems to the U.S. residential market with approximately 8% market share in 2013 and 9% in the first quarter of 2014, up from 1% in 2012, according to its ‘Q2 2014 PV Leaderboard’ report. We believe the key ingredients to our success include the following:

•	High growth industry with a significant addressable market. The market for residential distributed solar energy is growing rapidly and disrupting the traditional electricity market. According to GTM Research, an industry research firm, the U.S. residential solar energy market is expected to grow at a compound annual growth rate, or CAGR, of approximately 37% from 2012 through 2018. Residential distributed solar has currently penetrated less than 1% of its total addressable market in the United States.

•	Differentiated and highly scalable platform. We have developed an integrated approach to providing distributed solar energy where we fully control the lifecycle of our customers’ experience including the initial professional consultation, design and engineering process, installation and ongoing monitoring and service. We deploy our sales force on a neighborhood-by-neighborhood basis, which allows us to cultivate a geographically concentrated customer base that reduces our costs and increases our operating efficiency. We couple this model with repeatable and highly scalable processes to establish warehouse facilities, assemble and train sales and installation teams and open new offices. We believe that our processes enable us to expand rapidly within existing markets and into new markets. We also believe that our direct sales model and integrated approach represent a differentiated platform unique in the industry that accelerates our growth by maximizing sales effectiveness, delivering high levels of customer satisfaction and driving cost efficiency.

•	Long-term, highly visible, recurring cash flow. Our customers typically sign 20-year contracts for solar electricity generated by the system owned by us and pay us directly over the term of their contracts. These customer contracts generate recurring monthly customer payments. As of June 30, 2014, the average estimated nominal contracted payments for our customer contracts exceeded $30,000, and there is the potential for additional payments if customers choose to renew their contracts at the end of the term. The solar energy systems we install are eligible for investment tax credits, or ITCs, accelerated tax depreciation and other governmental incentives. We have historically financed the assets created by substantially all of these contracts through investment funds, which reduces our cost of capital to finance our operations.

We currently operate in Arizona, California, Hawaii, Maryland, Massachusetts, New Jersey and New York. We have chosen to initially introduce our solar energy systems in these states because the utility prices, sun exposure, climate conditions and regulatory policies in these states provide for the most compelling markets for distributed solar energy. We intend to continue our rapid growth by further increasing our presence in these existing markets and expanding our presence in other markets where distributed solar energy generation is an economically attractive alternative to purchasing power from utilities. Our standardized and efficient process for opening new offices enables us to begin operations quickly, and has in the past allowed us to obtain executed contracts within a day of opening a new office. During the 12 months ended June 30, 2014, we established 21 new sales offices in addition to the 16 sales offices in place as of June 30, 2013. The number of our active direct sellers grew from 153 to 489 over the same period.

As of the date of this prospectus, we have raised 10 investment funds to which investors such as banks and other large financial investors have committed to invest approximately $543 million which will enable us to install solar energy systems of total fair market value approximating $1.3 billion. As of the date of this prospectus, we had tax equity commitments to fund approximately 81 MWs of future deployments. We are currently in negotiations with financial investors to create additional investment funds in 2014. We also expect to create additional investment funds with financial investors and potentially with corporate investors, and may also use debt, equity or other financing strategies to fund our operations. To that end, in September 2014, we entered into an aggregation credit facility pursuant to which we may borrow up to an aggregate of $350 million and, subject to certain conditions, up to an aggregate of $200 million in additional borrowings. In addition in August and September 2014, we received non-binding letters of intent from four financial institutions on a several basis in amounts equaling up to $300 million in the aggregate. We estimate such investments would be sufficient to fund approximately 133 MWs of future deployments. It is contemplated that each of the potential investment funds would adopt the partnership structure and be on terms similar to those of our existing investment funds that have adopted such structure, which terms may include conditions on our ability to draw on the financing commitments made by these funds. Such letters of intent are non-binding and do not constitute a commitment to invest. Although we cannot be certain when, if ever, such investment documentation will be executed, our current expectation is that forward investment documentation will be executed within the last quarter of 2014 or the first quarter of 2015 to fund investments at various times throughout 2015 and 2016. If we are unable to consummate these investments or establish the other investment funds that we intend to pursue during this period, we will be required to obtain additional financing in order to continue to grow our business or finance the deployment of solar energy systems using cash on hand until such additional financing has been secured.

We were founded in 2011 when Vivint, Inc., our sister company, a residential security solutions and home automation services provider, recognized an opportunity to replicate its strong direct-to-home sales model in the solar energy market. Vivint, Inc. had approximately 850,000 subscribers as of June 30, 2014, and we believe that there will be a continued opportunity to leverage our relationship with Vivint to offer our solar energy systems to its customers in markets that we serve.

Market Opportunity

The market for residential distributed solar energy is growing rapidly. According to research compiled by GTM Research, 494 megawatts of capacity was installed within the U.S. residential solar energy market in 2012 and 3,258 megawatts of capacity is expected to be installed in 2018, representing a CAGR of approximately 37%. This market possesses significant growth opportunities as compared to the total U.S. electricity market, as distributed solar energy has penetrated less than 1% of its total addressable market in the residential sector. We believe that there is a significant opportunity for distributed solar energy to continue to displace electricity generated from fossil fuels in the residential market.

The following recent trends have made solar energy a cost effective power source for homeowners in an increasing number of markets:

•	Declining solar energy system costs. According to the Lawrence Berkeley National Laboratory, residential solar energy system costs decreased by 40% on a per watt basis from 2005 through 2012, or 7% annually, for solar installations with capacities of 10 kilowatts or less.

•	Rising retail electricity prices. Average U.S. retail electricity prices from the power grid increased at a 3.3% CAGR from 2005 to 2012, according to the Energy Information Administration. In many of the markets we currently serve, the utility rates have increased faster than the national average.

•	Lower cost of financing. Financing for distributed solar energy has become increasingly available, reducing the cost of capital for distributed solar energy system providers. According to Bloomberg New Energy Finance, renewable energy tax equity investment commitments in 2013 totaled $7.1 billion. Securitization represents an emerging financing strategy that also has the potential to contribute to the declining cost of capital trend.

The availability of various incentives has also contributed to the growth of U.S. residential solar installations:

•	Net Metering. Net metering allows a homeowner to pay his or her local traditional utility only for their power usage net of production from the solar energy system installed on his or her house, transforming the conventional relationship between customers and traditional utilities. In addition to benefitting the homeowner economically, net metering is consistent with policy objectives of reducing peak electricity load and offsetting other potential sources of generation.

•	Federal Investment Tax Credit. Solar energy system owners are currently allowed to claim a tax credit that is equal to 30% of the system’s eligible tax basis, which is generally the fair market value of the system. By statute, this tax credit is scheduled to decrease to 10% on January 1, 2017. Although this scheduled reduction in the ITC will likely adversely impact growth in the distributed solar energy market, decreasing system costs, combined with increasing retail utility rates, are expected to partially mitigate the impact of such reduction.

•	State and Local Incentives. A variety of state and local incentives have been available to incentivize distributed solar energy adoption. In some states, including Arizona, California, Massachusetts and New York, rebates are available for the installation of residential solar energy systems. As of March 2014, twenty-nine states and the District of Columbia had enacted policies that require minimum amounts of renewable energy generation and 16 states, including Arizona, Massachusetts and New York, had enacted policies specifically requiring a minimum amount of solar or distributed renewable energy generation. In some states there is a market for solar renewable energy certificates, or SRECs, which can be used by utilities to meet these requirements.

Increasing utility rates, decreasing solar energy system costs, the availability of incentives and the lower cost of financing now available to distributed solar energy installations have all contributed to reduce overall costs of distributed solar energy systems. As a result, a number of U.S. states are now achieving “grid parity,” the point at which the overall cost of retail distributed solar generated electricity matches the cost of retail utility generated electricity.

Our Approach

We secure financing that enables our customers to access solar energy for little to no upfront cost to them. The key elements of our integrated approach to providing distributed solar energy include:

•	Professional consultation. We deploy our direct-to-home sales force to provide in-person professional consultations to prospective customers to evaluate the feasibility of installing a solar energy system at their residence. Our sales closing and referral rates are enhanced by homeowners’ responsiveness to our direct-to-home, neighborhood-by-neighborhood outreach strategy.

•	Design and engineering. We have developed a streamlined process incorporating our proprietary software, which enables us to efficiently design and install a custom solar energy system that delivers significant customer savings. We continue to pursue technology innovation to integrate accurate system design into the initial in-person sales consultation as a competitive tool to enhance the customer experience and increase sales close rates.

•	Installation. We are a licensed contractor in every market we serve, and we are responsible for every customer installation. We manage the entire process from permitting through inspection to interconnection to the power grid, thereby making the system installation process simple and seamless for our customers. Controlling every aspect of the installation process allows us to minimize costs, ensure quality and deliver high levels of customer satisfaction.

•

Monitoring and service.    We monitor the performance of all of our solar energy systems, leveraging a combination of internally developed solutions as well as capabilities provided by our suppliers. Currently, most of our existing solar energy systems use Enphase Energy, Inc.’s communications gateway device paired with its monitoring service. We leverage the Enphase communications gateway and monitoring service to collect performance data and use this data to ensure we deliver quality operations and maintenance services for our solar energy systems.

•	Referrals. We believe that we generate a significant amount of sales through customer referrals. These referrals increase our neighborhood penetration rates, lower our customer acquisition costs and accelerate our growth. Our financial returns also benefit from the cost savings derived from increasing the density of installations in a neighborhood.

Our Strengths

We believe the following strengths position us well to capitalize on the expected growth in the distributed solar energy market:

•	Differentiated sales model. We deploy our sales force on a neighborhood-by-neighborhood basis, which allows us to cultivate a geographically concentrated customer base. We believe that this direct-to-home sales model improves sales effectiveness and reduces customer acquisition costs. We also believe this model reduces system installation costs given the efficiencies associated with working in a concentrated area.

•	Integration and operational efficiency. Our integrated approach to residential solar deployment coupled with our direct-to-home sales model enables us to ensure installation quality, reduce overall costs per system, enhance our competitiveness in existing and potential new markets and allows us to earn attractive financial returns on investment. We believe our cost structure, with its emphasis on variable compensation for our sales personnel and installers, allows us to offer homeowners competitive solar pricing and will continue to support rapid solar energy system installation growth.

•	Funding available to accelerate growth. As of the date of this prospectus, we have raised 10 investment funds to which investors such as banks and other large financial investors have committed to invest approximately $543 million which will enable us to install solar energy systems of total fair market value approximating $1.3 billion. As of the date of this prospectus, we had tax equity commitments to fund approximately 81 MWs of future deployments. We have developed strong, long-term relationships with leading tax equity and debt financing providers, several of whom have provided capital to us on multiple occasions, and we believe that these relationships position us well to raise additional financing.

•	Relationship with Vivint. Vivint, Inc., our sister company, had approximately 850,000 subscribers as of June 30, 2014, and we believe the opportunity to cross-sell to Vivint customers provides us with a competitive advantage by reducing customer acquisition costs and helping to accelerate our growth when we enter into new markets. Our relationship also allows continued utilization of best-practices for in-person sales techniques, process efficiencies between sales and equipment installation, and the latest technology innovations around customer care, data aggregation and deployment of adjacent, complementary technologies. We also expect to enter into an agreement with Vivint pursuant to which we will purchase internet gateway devices and energy management products from Vivint, which we believe will further enhance our value proposition.

•	Experienced management team. Our executive management team members have track records of leading successful growth businesses and public companies, and have extensive experience across a broad range of disciplines. We believe the strength of our management team is a key ingredient to our continued success and ability to execute our strategy.

Our Strategy

Our goal is to become the premier provider of distributed solar energy. Key elements of our strategy include:

•	Further penetrating our existing markets. We believe the markets in which we currently operate continue to be significantly underpenetrated, and we intend to increase our presence in these markets by introducing our solar energy systems into new neighborhoods and communities in states in which we already have operations. We intend to leverage our brand and existing customer base to grow in these markets at lower customer acquisition and installation costs relative to our competitors.

•	Expanding into new locations and commercial markets. To enlarge our addressable market, we plan to expand our presence to new states and are considering the option of expanding into markets outside of the residential market, such as the small business market. We have a track record of entering new markets quickly and efficiently. During the 12 months ended June 30, 2014, we established 21 new sales offices in addition to the 16 sales offices that were in place as of June 30, 2013.

•	Capitalizing on opportunities to increase sales and lower costs. We intend to capitalize on our opportunities to increase sales and lower costs through internal development initiatives, acquisitions and alternative financing structures. We anticipate making additional investments in new technologies related to our system design and installation and ongoing customer service practices. Such investments will enable us to continue to improve our operating efficiency, cost structure and customer satisfaction. In addition, our management team has significant experience in successfully integrating acquisitions into their businesses, and we believe there are opportunities to acquire related businesses, talent and technology to drive sales and lower costs. Additionally, we intend to lower our cost of capital through alternative financing sources such as securitization by pooling and transferring certain of our solar energy systems and associated customer contracts into special purpose entities, or SPEs, and subsequently issuing and selling interests in these SPEs as securities.

•	Building and leveraging strategic relationships. We plan to build and leverage strategic relationships with new and existing partners to, among other things, grow our business and drive cost reductions. For example, in addition to our direct sales channel, we are currently exploring opportunities to sell solar energy systems to customers through a number of distribution channels including relationships with homebuilders, home improvement stores, large construction, electrical and roofing companies and other third parties that have access to large numbers of potential customers.

Risks Associated with Our Business and the Offering

Our business and our ability to execute our strategy are subject to many risks. Before making a decision to invest in our common stock, you should carefully consider all of the risks and uncertainties described in the section of this prospectus captioned “Risk Factors” immediately following this prospectus summary and all of the other information in this prospectus. These risks include, but are not limited to the following:

•	we need to enter into substantial additional financing arrangements to facilitate our customers’ access to our solar energy systems, and if financing is not available to us on acceptable terms when needed, our ability to continue to grow our business would be materially adversely impacted;

•	a material reduction in the retail price of traditional utility generated electricity or electricity from other sources would harm our business, financial condition, results of operations and prospects;

•	electric utility industry policies and regulations may present technical, regulatory and economic barriers to the purchase and use of solar energy systems that may significantly reduce demand for electricity from our solar energy systems;

•	our business currently depends on the availability of rebates, tax credits and other financial incentives and the expiration, elimination or reduction of these rebates, credits or incentives, particularly the scheduled reduction in the ITC in 2017, could adversely impact our business;

•	we rely on net metering and related policies to offer competitive pricing to our customers in all of our current markets, and changes to net metering policies may significantly reduce demand for electricity from our solar energy systems;

•	our ability to remediate the material weakness in our internal control over financial reporting;

•	if we fail to manage our recent and future growth effectively, including attracting, training and retaining sales personnel and solar energy system installers, we may be unable to execute our business plan, maintain high levels of customer service or adequately address competitive challenges; and

•	our sponsor and its affiliates control us and their interests may conflict with ours or yours in the future.

Corporate Information and History

We were incorporated in Delaware in 2011 when Vivint, Inc., a residential security solutions and home automation services provider, with approximately 850,000 subscribers as of June 30, 2014, recognized an opportunity to replicate its strong and scalable direct-to-home selling model in the solar energy market. Vivint offers a fully integrated and remotely accessible residential services platform that offers subscribers a suite of products and services including interactive security, life-safety, energy management and home automation.

On November 16, 2012, investment funds affiliated with The Blackstone Group L.P. and certain co-investors, through 313 Acquisition LLC, acquired 100% of the equity interests of Vivint Solar, Inc. (then known as V Solar Holdings, Inc.) and Vivint. The acquisition was accomplished through certain mergers and related reorganization transactions pursuant to which each of Vivint and us became wholly owned subsidiaries of 313 Acquisition LLC, an entity wholly owned by Blackstone and its co-investors. Vivint Solar Holdings, Inc., our wholly owned subsidiary, wholly owns or partially owns a number of subsidiaries and other entities related to various solar energy system financing vehicles. Prior to this offering, we changed the name of this subsidiary to Vivint Solar Holdings, Inc. from Vivint Solar, Inc., our current name. 313 Acquisition LLC was formed to facilitate the acquisitions of Vivint and us. 313 Acquisition LLC is the selling stockholder in this offering. See the section of this prospectus captioned “Principal and Selling Stockholders.”

Our principal executive office is located at 3301 N. Thanksgiving Way, Suite 500, Lehi, Utah 84043. Our telephone number is (877) 404-4129. Our website address is www.vivintsolar.com. Information contained in, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus and you should not rely on any such information in making the decision whether to purchase our common stock.

Organizational Structure

The following chart summarizes our organizational structure and equity ownership immediately following the consummation of this offering. This chart is provided for illustrative purposes only and does not represent all legal entities affiliated with, or obligations of, our company.

Our Sponsor

Blackstone is one of the world’s leading investment and advisory firms. Blackstone’s alternative asset management businesses include the management of corporate private equity funds, real estate funds, hedge fund solutions, credit-oriented funds and closed-end mutual funds. Blackstone also provides various financial advisory services, including financial and strategic advisory, restructuring and reorganization advisory and fund placement services. Through its different investment businesses, as of June 30, 2014, Blackstone had assets under management of approximately $279 billion.

Immediately following this offering, 313 Acquisition LLC, which is controlled by our sponsor and its affiliates, will beneficially own approximately 78% of our common stock, or approximately 75% if the underwriters option to purchase additional shares is exercised in full. For a discussion of certain risks, potential conflicts and other matters associated with Blackstone’s control, see “Risk Factors—Risks Related to this Offering—We have elected to take advantage of the “controlled company” exemption to the corporate governance rules for NYSE-listed companies, which could make our common stock less attractive to some investors or otherwise harm our stock price” and “—Risks Related to this Offering—Our sponsor and its affiliates control us and their interests may conflict with ours or yours in the future.”

The Offering

Common stock offered by us	20,600,000 shares

Common stock to be outstanding after this offering	105,303,122 shares

Option to purchase additional shares from the selling stockholder	3,090,000 by the selling stockholder

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $320.4 million, based on the assumed initial public offering price of $17.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

Approximately $58.8 million of the net proceeds received by us from this offering will be used to repay borrowings incurred under revolving lines of credit with Vivint. We plan to use the remaining net proceeds that we receive in this offering for working capital and general corporate purposes. We may also use a portion of the net proceeds to acquire, license and invest in complementary products, technologies or businesses; however, we currently have no agreements or commitments to complete any such transaction. See “Use of Proceeds.”

We will not receive any proceeds from the sale of shares of common stock offered by the selling stockholder if the underwriters exercise their option to purchase additional shares from the selling stockholder in this offering.

Reserved Share Program	At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered by this prospectus for sale to business associates, friends and family of our officers, directors and Vivint service providers. Purchasers will be subject to a 180-day lock-up restriction with respect to any shares purchased through the reserved share program. If these persons purchase reserved shares it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

NYSE symbol	“VSLR”

Conflicts of Interest	Affiliates of Blackstone Advisory Partners L.P. control 313 Acquisition LLC, which owns in excess of 10% of our issued and outstanding common stock and, as the selling stockholder in this offering, may receive in excess of 5% of the net proceeds of this offering if the underwriters exercise their option to purchase additional shares in full. Because Blackstone Advisory Partners L.P. is an underwriter in this offering and its affiliates may receive more than 5% of the net proceeds of this offering and because affiliates of Blackstone Advisory Partners L.P. control in excess of 10% of our issued and outstanding common stock, Blackstone Advisory Partners L.P. is deemed to have a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA. Accordingly, this offering will be conducted in accordance with Rule 5121. Pursuant to FINRA Rule 5121, the appointment of a “qualified independent underwriter” is not required in connection with this offering as the members primarily responsible for managing the public offering do not have a conflict of interest, are not affiliates of any member that has a conflict of interest and meet the requirements of paragraph (c)(12)(E) of FINRA Rule 5121. See “Underwriting—Conflicts of Interest.”

The number of shares of our common stock to be outstanding immediately after this offering is based on 84,703,122 shares of our common stock outstanding as of June 30, 2014 after giving effect to the issuance and sale by us of 9,703,122 shares of common stock to 313 Acquisition LLC and two of our directors in August and September 2014 and excludes as of June 30, 2014:

•	9,728,681 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2014, pursuant to our 2013 Omnibus Incentive Plan and an option granted outside of such plan with substantially the same terms as those granted pursuant to such plan with a weighted-average exercise price of $1.10 per share;

•	320,000 shares of common stock issuable upon the exercise of options granted on July 7, 2014 at a weighted-average exercise price of $4.14 per share;

•	4,068,966 shares of common stock reserved for issuance under our 2013 Omnibus Incentive Plan, 4,058,823 of which are reserved for the settlement of awards granted based on achieving certain performance conditions under our long-term incentive plan pools as described in the section of this prospectus captioned “Executive Compensation—Employee Benefit Plans—Long-Term Incentive Plan,” as of June 30, 2014; and

•	8,800,000 shares of common stock reserved for future issuance under our 2014 Equity Incentive Plan on the date of this prospectus, and additional shares that become available under the plan pursuant to provisions thereof that provide for automatic annual increases in the number of shares reserved under the plan each year, as more fully described in the section of this prospectus captioned “Executive Compensation—Employee Benefit Plans—2014 Equity Incentive Plan.”

Except as otherwise indicated, all information in this prospectus assumes:

•	no exercise of outstanding options;

•	the filing and effectiveness of our amended and restated certificate of incorporation, which will occur immediately prior to the closing of this offering; and

•	no exercise by the underwriters of their option to purchase up to an additional 3,090,000 shares of common stock from the selling stockholder.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth summary historical consolidated financial and other data for the periods ended and at the dates indicated below. On November 16, 2012, we were acquired by our sponsor. We refer to the period from January 1, 2012 through November 16, 2012 as the Predecessor Period or Predecessor and the periods from November 17, 2012 through December 31, 2012, the year ended December 31, 2013, and the six months ended June 30, 2013 and 2014 as the Successor Periods or Successor. Our summary historical consolidated statement of operations data for the Predecessor Period, the period from November 17, 2012 to December 31, 2012 and the year ended December 31, 2013 presented in this table have been derived from our historical audited consolidated financial statements included elsewhere in this prospectus. The summary statements of operations data for each of the six-month periods ended June 30, 2013 and 2014 and the balance sheet data as of June 30, 2014 set forth below are derived from our unaudited quarterly consolidated financial statements included elsewhere in this prospectus and contain all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of our financial position and results of operations for the periods presented. See the section of this prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Basis of Presentation” for more information regarding the presentation of our consolidated financial statements. Operating results for the six-month periods are not necessarily indicative of results for a full financial year, or any other periods. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary financial data should be read in conjunction with the sections of this prospectus captioned “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Predecessor	Successor
	Period from January 1, through November 16, 2012	Period from November 17, though December 31, 2012	Year Ended December 31, 2013	Six Months Ended June 30, 2013	Six Months Ended June 30, 2014
			(Restated)	(Unaudited)
	(In thousands, except share and per share data)
Statement of Operations Data:
Revenue:
Operating leases and incentives	$183	$109	$5,864	1,793	$8,667
Solar energy system and product sales	157	—	306	132	1,398

Total revenue	340	109	6,170	1,925	10,065
Operating expenses:
Cost of revenue — operating leases and incentives	3,302	1,018	19,004	8,013	27,646
Cost of revenue — solar energy system and product sales	95	—	123	76	883
Sales and marketing	1,471	533	7,348	2,890	11,009
Research and development	—	—	—	—	972
General and administrative	7,789	971	16,438	4,832	26,106
Amortization of intangible assets	—	1,824	14,595	7,297	7,428

Total operating expenses(1)	12,657	4,346	57,508	23,108	74,044

Loss from operations	(12,317)	(4,237)	(51,338)	(21,183)	(63,979)
Interest expense	881	96	3,144	991	4,074
Other expense	240	44	1,865	522	1,165

Loss before income taxes	(13,438)	(4,377)	(56,347)	(22,696)	(69,218)
Income tax expense (benefit)	7	(1,074)	123	45	6,936

Net loss	(13,445)	(3,303)	(56,470)	(22,741)	(76,154)
Net loss attributable to non-controlling interests and redeemable non-controlling interests	(1,771)	(699)	(62,108)	(2,307)	(88,688)

	Predecessor	Successor
	Period from January 1, through November 16, 2012	Period from November 17, though December 31, 2012	Year Ended December 31, 2013	Six Months Ended June 30, 2013	Six Months Ended June 30, 2014
			(Restated)	(Unaudited)
	(In thousands, except share and per share data)
Net income available (loss attributable) to stockholder	(11,674)	(2,604)	5,638	(20,434)	12,534
Accretion to redemption value of Series B redeemable preferred stock	(20,000)	—	—	—	—

Net income available (loss attributable) to common stockholder	$(31,674)	$(2,604)	$5,638	$(20,434)	$12,534

Net income per share available (loss attributable) to common stockholder(2):
Basic	$(0.42)	$(0.03)	$0.08	$(0.27)	$0.17

Diluted	$(0.42)	$(0.03)	$0.07	$(0.27)	$0.16

Weighted-average shares used in computing net income per share available (loss attributable) to common stockholder(2):
Basic	75,000,000	75,000,000	75,000,000	75,000,000	75,000,000

Diluted	75,000,000	75,000,000	75,223,183	75,000,000	76,194,463

Pro forma net income per share available to common stockholders (unaudited) (3):
Basic			$0.09		$0.16

Diluted			$0.09		$0.16

Weighted-average shares used in computing pro forma net income per share available to common stockholders (unaudited)(3):
Basic			86,445,874		87,814,512

Diluted			86,669,057		89,008,975

(1)	In connection with the finalization of this offering, we re-evaluated the estimate of the fair value of our common stock for financial reporting purposes with respect to the stock options granted to our employees during the period from January 1, 2014 through the date of this prospectus. As a result of this re-evaluation we currently expect to record approximately $0.4 million of stock-based compensation expense across multiple operating expense line items for options granted in 2014 through the date of this prospectus, which includes approximately $0.3 million of incremental stock-based compensation expense, associated with option grants made in the six months ended June 30, 2014. We also expect to record approximately $14.8 million in compensation expense in general and administrative expenses in our third quarter 2014 financial statements with respect to the September sale of common stock to Alex Dunn and an entity affiliated with Todd Pedersen, which represents the aggregate difference between the $10.667 per share purchase price and $17.00, the midpoint of the price range set forth on the cover page of this prospectus.
(2)	See Note 18 to our audited consolidated financial statements for an explanation of the method used to calculate basic and diluted net income per share available (loss attributable) to common stockholder and the weighted-average number of shares used in the computation of the per share amounts.
(3)	The pro forma basic and diluted net income per share available to common stockholders have been calculated assuming (1) the issuance and sale by us of an aggregate of 9,703,122 shares of our common stock to 313 Acquisition LLC and two of our directors in August and September 2014, (2) the repayment in full of outstanding borrowings under our revolving lines of credit, related party, using proceeds from our initial public offering of $58.8 million and (3) the assumed issuance of shares of common stock weighted for the period that the debt to be repaid was outstanding as if these transactions had occurred as of January 1, 2013. This assumes net proceeds of $320.4 million based on the initial public offering price of $17.00, the midpoint of the price range set forth on the cover of the prospectus, after deducting $21.0 million in underwriter discounts and commissions and estimated offering expenses of $8.8 million. The table in footnote 3 to the Selected Consolidated Financial and Other Data on page 69 sets forth the computation of the pro forma basic and diluted net income per share available to common stockholders.

	As of June 30, 2014
	Actual	Pro Forma As Adjusted(1)
	(In thousands)
	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$25,230	$393,131
Solar energy systems, net	364,965	364,965
Total assets	566,250	935,651
Short-term debt	75,500	—
Long-term debt, net	—	78,300
Revolving lines of credit, related party	57,290	—
Redeemable non-controlling interests	104,342	104,342
Total equity	127,474	551,365

(1)	Gives effect to (a) the issuance and sale by us of an aggregate of 9,703,122 shares of our common stock to 313 Acquisition LLC and two of our directors in August and September 2014, (b) the incurrence of an aggregate of $87.0 million of term loan borrowings under our aggregation credit facility, net of discount of $8.7 million and the repayment of an aggregate of $75.5 million of term borrowings under our credit facility in September 2014, (c) the sale and issuance by us of 20,600,000 shares of common stock offered by this prospectus at an assumed initial public offering price of $17.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting $21.0 million in underwriting discounts and commissions and estimated offering expenses of $8.8 million and (d) the repayment of $57.3 million of borrowings outstanding as of June 30, 2014. Each $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share, would increase (decrease) each of cash and cash equivalents, total assets and total equity by approximately $19.4 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1,000,000 shares offered by us would increase (decrease) each of cash and cash equivalents, total assets and total equity by approximately $16.0 million, assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions. The pro forma as adjusted information discussed above is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering determined at pricing.

Key Operating Metrics:

We regularly review a number of metrics, including the following key operating metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions.

	Year Ended December 31,		Six Months Ended June 30,
	2012	2013	2013	2014
Solar energy system installations(1)	2,669	10,521	4,679	8,625
Megawatts installed(2)	14.4	58.0	24.4	56.8

	As of December 31,		As of June 30,
	2012	2013	2013	2014
Cumulative solar energy system installations(1)	2,775	13,296	7,454	21,921
Cumulative megawatts installed(2)	14.8	72.8	39.2	129.7
Estimated nominal contracted payments remaining (in millions)(3)	$89.2	$394.1	$223.3	$647.5
Estimated retained value under energy contracts (in millions)(4)	33.1	151.2	81.1	246.2
Estimated retained value of renewal (in millions)(4)	8.5	39.2	21.5	63.7
Estimated retained value (in millions)(4)	41.6	190.4	102.7	309.9
Estimated retained value per watt(5)	2.83	2.62	2.63	2.39

(1)	Includes the number of solar energy systems installed on customers’ premises. We track the number of solar energy system installations as of the end of a given period as an indicator of our historical growth and as an indicator of our rate of growth from period to period. For additional information about this metric, see the section of this prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Operating Metrics — Solar Energy System Installations.”

(2)	Megawatts installed represents the aggregate megawatt nameplate capacity of solar energy systems that have been installed during the applicable period. Cumulative megawatts installed represents the aggregate megawatt nameplate capacity of solar energy systems that have been installed. For additional information about this metric, see the section of this prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Operating Metrics — Megawatts Installed and Cumulative Megawatts Installed.”
(3)	Estimated nominal contracted payments remaining equals the sum of the remaining cash payments that our customers are expected to pay over the term of their agreements with us for systems installed as of the measurement date. For a power purchase agreement, we multiply the contract price per kilowatt-hour by the estimated annual energy output of the associated solar energy system to determine the estimated nominal contracted payments. For a customer lease, we include the monthly fees and upfront fee, if any, as set forth in the lease. For additional information about this metric, see the section of this prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Operating Metrics — Estimated Nominal Contract Payments Remaining.”
(4)	Estimated retained value represents the net cash flows, discounted at 6%, that we expect to receive from customers pursuant to long-term customer contracts net of estimated cash distributions to fund investors and estimated operating expenses for systems installed as of the measurement date. For purposes of the calculation, we aggregate the estimated retained value from the solar energy systems during the typical 20-year term of our contracts, which we refer to as estimated retained value under energy contracts, and the estimated retained value associated with an assumed 10-year renewal term following the expiration of the initial contract term, which we refer to as estimated retained value of renewal. To calculate estimated retained value of renewal, we assume all contracts are renewed at 90% of the contractual price in effect at the expiration of the initial term. For additional information about this metric, see the section of this prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Operating Metrics — Estimated Retained Value.”
(5)	Estimated retained value per watt is calculated by dividing the estimated retained value as of the measurement date by the aggregate nameplate capacity of solar energy systems under long-term customer contracts that have been installed as of such date, and is subject to the same assumptions and uncertainties as estimated retained value. For additional information about this metric, see the section of this prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Operating Metrics — Estimated Retained Value.”

RISK FACTORS

Investing in our common stock involves a substantial risk of loss. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to purchase shares of our common stock. If any of the following risks occurred, it could materially adversely affect our business, financial condition or operating results. In that case, the trading price of our common stock could decline, and you may lose part or all of your investment. See the section of this prospectus captioned “Special Note Regarding Forward-Looking Statements and Industry Data.”

Risks Related to our Business

We need to enter into substantial additional financing arrangements to facilitate our customers’ access to our solar energy systems, and if financing is not available to us on acceptable terms when needed, our ability to continue to grow our business would be materially adversely impacted.

Our future success depends on our ability to raise capital from third-party investors on competitive terms to help finance the deployment of our solar energy systems. We seek to minimize our cost of capital in order to maintain the price competitiveness of the electricity produced by, or the lease payments for, our solar energy systems. If we are unable to establish new investment funds when needed, or upon desirable terms, to enable our customers’ access to our solar energy systems with little to no upfront cost to them, we may be unable to finance installation of our customers’ systems or our cost of capital could increase, either of which would have a material adverse effect on our business, financial condition, results of operations and prospects. As of the date of this prospectus, we have raised 10 investment funds to which investors such as banks and other large financial investors have committed to invest approximately $543 million which will enable us to install solar energy systems of total fair market value approximating $1.3 billion. As of the date of this prospectus, we had tax equity commitments to fund approximately 81 MWs of future deployments, which we estimate to be sufficient to fund solar energy systems with a total fair market value of approximately $405 million. The contract terms in certain of our investment fund documents impose conditions on our ability to draw on financing commitments from the fund investors, including if an event occurs that could reasonably be expected to have a material adverse effect on the fund or on us. If we do not satisfy such conditions due to events related to our business or a specific investment fund or developments in our industry or otherwise, and as a result we are unable to draw on existing commitments, our inability to draw on such commitments could have a material adverse effect on our business, liquidity, financial condition and prospects.

To meet the capital needs of our growing business, we will need to obtain additional financing from new investors and investors with whom we currently have arrangements. If any of the financial institutions that currently provide financing decide not to invest in the future due to general market conditions, concerns about our business or prospects or any other reason, or decide to invest at levels that are inadequate to support our anticipated needs or materially change the terms under which they are willing to provide future financing, we will need to identify new financial institutions and companies to provide financing and negotiate new financing terms.

In the past, we have at times been unable to establish investment funds in accordance with our plans, due in part to the relatively limited number of investors attracted to such types of funds,

competition for such capital and the complexity associated with negotiating the agreements with respect to such funds. Delays in raising financing could cause us to delay entering into new markets and hiring additional personnel in support of our planned growth. Any future delays in capital raising could similarly cause us to delay deployment of a substantial number of solar energy systems for which we have signed power purchase agreements with customers. Our future ability to obtain additional financing depends on banks’ and other financing sources’ continued confidence in our business model and the renewable energy industry as a whole. It could also be impacted by the liquidity needs of such financing sources themselves. We face intense competition from a variety of other companies, technologies and financing structures for such limited investment capital. If we are unable to continue to offer a competitive investment profile, we may lose access to these funds or they may only be available to us on terms that are less favorable than those received by our competitors. For example, if we experience higher customer default rates than we currently experience in our existing investment funds, this could make it more difficult or costly to attract future financing. In our experience, there are a relatively small number of investors that generate sufficient profits and possess the requisite financial sophistication that can benefit from and have significant demand for the tax benefits that our investment funds can provide. Historically, in the distributed solar energy industry, investors have typically been large financial institutions and a few large, profitable corporations. Our ability to raise investment funds is limited by the relatively small number of such investors. Any inability to secure financing could lead us to cancel planned installations, could impair our ability to accept new customers and could increase our borrowing costs, any of which would have a material adverse effect on our business, financial condition, results of operations and prospects.

A material reduction in the retail price of traditional utility generated electricity or electricity from other sources would harm our business, financial condition, results of operations and prospects.

We believe that a significant number of our customers decide to buy solar energy because they want to pay less for electricity than what is offered by the traditional utilities. However, distributed residential solar energy has yet to achieve broad market adoption as evidenced by the fact that distributed solar has penetrated less than 1% of its total addressable market in the U.S. residential sector.

The customer’s decision to choose solar energy may also be affected by the cost of other renewable energy sources. Decreases in the retail prices of electricity from the traditional utilities or from other renewable energy sources would harm our ability to offer competitive pricing and could harm our business. The price of electricity from traditional utilities could decrease as a result of:

•	construction of a significant number of new power generation plants, including plants utilizing natural gas, nuclear, coal, renewable energy or other generation technologies;

•	relief of transmission constraints that enable local centers to generate energy less expensively;

•	reductions in the price of natural gas;

•	utility rate adjustment and customer class cost reallocation;

•	energy conservation technologies and public initiatives to reduce electricity consumption;

•	development of new or lower-cost energy storage technologies that have the ability to reduce a customer’s average cost of electricity by shifting load to off-peak times; and

•	development of new energy generation technologies that provide less expensive energy.

A reduction in utility electricity prices would make the purchase of electricity under our power purchase agreements or the lease of our solar energy systems less economically attractive. If the retail price of energy available from traditional utilities were to decrease due to any of these reasons, or other reasons, we would be at a competitive disadvantage, we may be unable to attract new customers and our growth would be limited.

Electric utility industry policies and regulations may present technical, regulatory and economic barriers to the purchase and use of solar energy systems that may significantly reduce demand for electricity from our solar energy systems.

Federal, state and local government regulations and policies concerning the electric utility industry, utility rate structures, interconnection procedures, and internal policies of electric utilities, heavily influence the market for electricity generation products and services. These regulations and policies often relate to electricity pricing and the interconnection of distributed electricity generation systems to the power grid. Policies and regulations that promote renewable energy have been challenged by traditional utilities and questioned by those in government and others arguing for less governmental spending and involvement in the energy market. To the extent that such views are reflected in government policy, the changes in such policies and regulations could adversely affect our results of operations, cost of capital and growth prospects.

In the United States, governments and the state public service commissions that determine utility rates continuously modify these regulations and policies. These regulations and policies could result in a significant reduction in the potential demand for electricity from our solar energy systems and could deter customers from entering into contracts with us. In addition, depending on the region, electricity generated by solar energy systems competes most effectively with the most expensive retail rates for electricity from the power grid, rather than the less expensive average price of electricity. Modifications to the utilities’ peak hour pricing policies or rate design, such as to a flat rate, would make our current products less competitive with the price of electricity from the power grid. For example, a shift in the timing of peak rates for utility-generated electricity to a time of day when solar energy generation is less efficient could make our solar energy system offerings less competitive and reduce demand for our offerings.

In addition, any changes to government or internal utility regulations and policies that favor electric utilities could reduce our competitiveness and cause a significant reduction in demand for our offerings or increase our costs or the prices we charge our customers. Certain jurisdictions have proposed allowing traditional utilities to assess fees on customers purchasing energy from solar energy systems or imposing a new charge that would disproportionately impact solar energy system customers who utilize net metering, either of which would increase the cost of energy to those customers and could reduce demand for our solar energy systems. For example, California has adopted and implemented Assembly Bill 327, which has directly revised the caps on net metering applicable to each utility in the state, and further mandates that the California Public Utilities Commission, or CPUC, study net metering and craft an updated program that may result in future charges being imposed on our customers in California. It is possible these charges could be imposed on not just future customers but our existing customers, causing a potentially significant consumer relations problem and harming our reputation and business. Due to the concentration of our business in California and Hawaii, which account for approximately 53% and 15% of our total installations as of June 30, 2014, respectively, any such changes in these markets would be particularly harmful to our business, results of operations and future growth.

Our business currently depends on the availability of rebates, tax credits and other financial incentives. The expiration, elimination or reduction of these rebates, credits or incentives could adversely impact our business.

Federal, state and local government bodies provide incentives to owners, end users, distributors, system integrators and manufacturers of solar energy systems to promote solar electricity in the form of rebates, tax credits and other financial incentives such as system performance payments, payments for renewable energy credits associated with renewable energy generation and exclusion of solar energy systems from property tax assessments. We rely on these governmental rebates, tax credits and other financial incentives to finance solar energy system installations. These incentives enable us to lower the price we charge customers for energy from, and to lease, our solar energy systems, helping to catalyze customer acceptance of solar energy with those customers as an alternative to utility provided power. However, these incentives may expire on a particular date, end when the allocated funding is exhausted or be reduced or terminated as solar energy adoption rates increase. These reductions or terminations often occur without warning. In addition, the financial value of certain incentives decrease over time. For example, the value of solar renewable energy credits, or SRECs, in a market tends to decrease over time as the supply of SREC producing solar energy systems installed in that market increases. If we overestimate the future value of these incentives, it could adversely impact our financial results.

The federal government currently offers a 30% investment tax credit, or the ITC, under Section 48(a) of the Internal Revenue Code for the installation of certain solar power facilities until December 31, 2016. By statute, the ITC is scheduled to decrease to 10% of the fair market value of a solar energy system on January 1, 2017, and the amounts that fund investors are willing to invest could decrease or we may be required to provide a larger allocation of customer payments to the fund investors as a result of this scheduled decrease. To the extent we have a reduced ability to raise investment funds as a result of this reduction, the rate of growth of installations of our residential solar energy systems would be negatively impacted. The ITC has been a significant driver of the financing supporting the adoption of residential solar energy systems in the United States and its scheduled reduction beginning in 2017, unless modified by an intervening change in law, will significantly impact the attractiveness of solar to these investors and potentially our business.

Applicable authorities may adjust or decrease incentives from time to time or include provisions for minimum domestic content requirements or other requirements to qualify for these incentives. Reductions in, eliminations or expirations of or additional application requirements for, governmental incentives could adversely impact our results of operations and ability to compete in our industry by increasing our cost of capital, causing us to increase the prices of our energy and solar energy systems and reducing the size of our addressable market. In addition, this would adversely impact our ability to attract investment partners and to form new investment funds and our ability to offer attractive financing to prospective customers.

We rely on net metering and related policies to offer competitive pricing to our customers in all of our current markets, and changes to net metering policies may significantly reduce demand for electricity from our solar energy systems.

Our business benefits significantly from favorable net metering policies in states in which we operate. Net metering allows a homeowner to pay his or her local electric utility only for their power usage net of production from the solar energy system, transforming the conventional relationship between customers and traditional utilities. Homeowners receive credit for the energy that the solar installation generates to offset energy usage at times when the solar installation is not generating energy. In states that provide for net metering, the customer typically pays for the net energy used or receives a credit against future bills at the retail rate if more energy is produced than consumed. In some states and utility territories, customers are also reimbursed by the electric utility for net excess generation on a periodic basis.

Forty-three states, Puerto Rico and the District of Columbia have adopted some form of net metering. Each of the states where we currently serve customers has adopted some form of a net metering policy. In 2013, however, net metering programs were subject to regulatory scrutiny in some states, such as Arizona, California, Colorado, Idaho and Louisiana. Generally, the programs were upheld in their current form, though some were subject to minor modification and others, including California, have been designated for additional regulatory review in the next few years. In California, for example, the current net metering rules, as applied to the state’s three large investor-owned utilities (San Diego Gas and Electric Company, Southern California Edison Company and Pacific Gas and Electric Company), would generally be grandfathered for a period of 20 years, but only for systems installed prior to the earlier of July 1, 2017 or the date the applicable utility reaches its statutory net metering cap. This net metering cap is measured based on the nameplate capacity of net metered systems within the applicable utility’s service territory. Currently, the net metering cap for the three large investor-owned utilities are: 607 megawatts for San Diego Gas and Electric Company; 2,240 megawatts for Southern California Edison Company; and 2,409 megawatts for Pacific Gas and Electric Company. Once the net metering cap is reached for one of the three investor-owned utilities, customers of that utility seeking to net meter will be required to take service under the new net metering tariff. As of June 30, 2014, none of these investor-owned utilities had reached 50% of its net metering cap. The statute providing the current caps also provides that, once the new net metering rules are effective, there will be no net metering caps applied to these utilities.

Once the current net metering tariff is no longer available in California, it is unclear whether net metering customers will enjoy the same rate of credit for exporting electricity to the grid and monthly fees that apply only to net metering customers could be imposed.

If net metering caps in certain jurisdictions are reached while they are still in effect, or if the value of the credit that customers receive for net metering is significantly reduced, future customers may be unable to recognize the same level of cost savings associated with net metering that current customers enjoy. The absence of favorable net metering policies or of net metering entirely, or the imposition of new charges that only or disproportionately impact customers that use net metering would significantly limit customer demand for our solar energy systems and the electricity they generate and could adversely impact our business, results of operations and future growth.

Technical and regulatory limitations may significantly reduce our ability to sell electricity from our solar energy systems in certain markets.

Technical and regulatory limits may curb our growth in certain key markets. For example, the Federal Energy Regulatory Commission, in promulgating the first form small generator interconnection procedures, recommended limiting customer-sited intermittent generation resources, such as our solar energy systems, to a certain percentage of peak load on a given electrical feeder circuit. Similar limits have been adopted by many states as a de facto standard and could constrain our ability to market to customers in certain geographic areas where the concentration of solar installations exceeds this limit. For example, Hawaiian electric utilities have adopted certain policies that limit distributed electricity generation in certain geographic areas. While these limits have constrained our growth in Hawaii, legislative and regulatory developments in Hawaii have generally allowed distributed electricity generation penetration beyond the electric utility imposed limitations. Future revisions, however, could result in limitations on deployment of solar energy systems in Hawaii, which accounted for approximately 15% of our total installations as of June 30, 2014 and would negatively impact our business. Furthermore, in certain areas, we benefit from policies that allow for expedited or simplified procedures related to connecting solar energy systems to the power grid. If such procedures are changed or cease to be available, our ability to sell the electricity generated by solar energy systems we install may be adversely impacted. As adoption of solar distributed generation rises along with the commercial operation of utility scale solar generation in key markets such as California, the amount of solar energy being fed into the power grid will surpass the amount planned for relative to the amount of aggregate demand. Some traditional utilities claim that in less than five years, solar generation resources may reach a level capable of producing an over-generation situation, which may require some solar generation resources to be curtailed to maintain operation of the grid. While the prospect of such curtailment is somewhat speculative, the adverse effects of such curtailment without compensation could adversely impact our business, results of operations and future growth.

We are not currently regulated as an electric utility under applicable law, but we may be subject to regulation as an electric utility in the future.

We are not regulated as an electric utility in any of the markets in which we currently operate. As a result, we are not subject to the various federal, state and local standards, restrictions and regulatory requirements applicable to traditional utilities. Any federal, state, or local regulations that cause us to be treated as an electric utility, or to otherwise be subject to a similar regulatory regime of commission-approved operating tariffs, rate limitations, and related mandatory provisions, could place significant restrictions on our ability to operate our business and execute our business plan by prohibiting, restricting or otherwise regulating our sale of electricity. If we were subject to the same state or federal regulatory authorities as public electric utilities in the United States or if new regulatory bodies were established to oversee our business in the United States, then our operating costs would materially increase.

Our business depends in part on the regulatory treatment of third-party owned solar energy systems.

Retail sales of electricity by non-utilities such as us face regulatory hurdles in some states and jurisdictions, including states and jurisdictions that we intend to enter where the laws and regulatory policies have not historically embraced competition to the service provided by the incumbent, vertically integrated electric utility. Some of the principal challenges pertain to whether non-customer owned systems qualify for the same levels of rebates or other non-tax incentives available for customer-owned solar energy systems, whether third-party owned systems are eligible at all for these incentives and whether third-party owned systems are eligible for net metering and the associated significant cost savings. Furthermore, in some states and utility territories third parties are limited in the way that they may deliver solar to their customers. In jurisdictions such as Arizona, Florida, Georgia, Iowa, Kentucky, North Carolina and Oklahoma and in Los Angeles, California, laws have been interpreted to prohibit the sale of electricity pursuant to our standard power purchase agreement, leading us and other residential solar energy system providers to use leases in lieu of power purchase agreements. Changes in law, reductions in, eliminations of or additional application requirements for, these benefits could reduce demand for our systems, adversely impact our access to capital and could cause us to increase the price we charge our customers for energy.

If the Internal Revenue Service makes a determination that the fair market value of our solar energy systems is materially lower than what we have reported in our fund tax returns, we may have to pay significant amounts to our investment funds, to our fund investors and/or the U.S. government. Such determinations could have a material adverse effect on our business, financial condition and prospects.

We report in our fund tax returns and we and our fund investors claim the ITC based on the fair market value of our solar energy systems. While the Internal Revenue Service has not audited the appraisals or fair market value determinations of any of our ITC investment funds to date, scrutiny with respect to fair market value determinations has increased industry-wide in recent years. If the Internal Revenue Service were to review the fair market value that we used to establish our basis for claiming ITCs on audit and determine that the ITCs previously claimed should be reduced, we would owe certain of our investment funds or our fund investors an amount equal to 30% of the investor’s share of the difference between the fair market value used to establish our basis for claiming ITCs and the adjusted fair market value determined by the Internal Revenue Service upon audit, plus any costs and expenses associated with a challenge to that fair market value, plus a gross up to pay for additional taxes. We could also be subject to tax liabilities, including interest and penalties based on our share of claimed ITCs. To date, we have not been required to make such payments under any of our investment funds.

Separate from the Internal Revenue Service fair market value determination for purposes of ITCs, the U.S. Treasury Department has issued subpoenas related to its cash grant program and reviewed the fair market value determinations of a number of other significant participants in residential solar investment funds. Although we were not a target of this investigation, after discussions with the U.S. Treasury Department in early 2013, we accepted approximately $2.5 million less in cash grant payments than we had originally anticipated, a reduction of approximately 12%, which reduction affected a single investment fund. Although we were not obligated to make any payments to the investor in such fund, this resulted in a reduction of the fund investor’s overall investment by approximately $1.0 million. We have no other existing cash grant investment funds as of the date of this prospectus, but if we were to enter into such funds in the future we may be required to engage in further discussions with, or otherwise be subject to investigation by, the U.S. Treasury Department in relation to applications for cash grants made by such funds.

Our ability to provide solar energy systems to customers on an economically viable basis depends on our ability to finance these systems with fund investors who require particular tax and other benefits.

Solar energy systems that began construction or satisfied a safe harbor by incurring eligible project costs prior to the end of 2011 were eligible to receive a 30% federal cash grant paid by the U.S. Treasury Department under Section 1603 of the “American Recovery and Reinvestment Act of 2009,” or the U.S. Treasury grant. Substantially all of our solar energy systems installed to date have been eligible for ITCs or U.S. Treasury grants, as well as accelerated depreciation benefits. We have relied on, and will continue to rely on, financing structures that monetize a substantial portion of those benefits and provide financing for our solar energy systems. If, for any reason, we were unable to continue to monetize those benefits through these arrangements, we may be unable to provide solar energy systems for new customers and maintain solar energy systems for new and existing customers on an economically viable basis.

The availability of this tax-advantaged financing depends upon many factors, including:

•	our ability to compete with other renewable energy companies for the limited number of potential investment fund investors, each of which has limited funds and limited appetite for the tax benefits associated with these financings;

•	the state of financial and credit markets;

•	changes in the legal or tax risks associated with these financings; and

•	non-renewal of these incentives or decreases in the associated benefits.

Solar energy system owners are currently allowed to claim a tax credit that is equal to 30% of the system’s eligible tax basis, which is generally the fair market value of the system. By statute, this tax credit is scheduled to decrease to 10% on January 1, 2017. Moreover, potential fund investors must remain satisfied that the structures we offer qualify for the tax benefits associated with solar energy systems available to these investors, which depends both on the investors’ assessment of tax law and the absence of any unfavorable interpretations of that law. Changes in existing law and interpretations by the Internal Revenue Service and the courts could reduce the willingness of fund investors to invest in funds associated with these solar energy system investments. We cannot assure you that this type of financing will be available to us. Alternatively, new investment fund structures or other financing mechanisms may become available, and if we are unable to take advantage of these fund structures and financing mechanisms it may place us at a competitive disadvantage. If, for any reason, we are unable to finance solar energy systems through tax-advantaged structures or if we are unable to realize or monetize depreciation benefits, or if we are otherwise unable to structure investment funds in ways that are both attractive to investors and allow us to provide desirable pricing to customers, we may no longer be able to provide solar energy systems to new customers on an economically viable basis. This would have a material adverse effect on our business, financial condition, results of operations and prospects.

Rising interest rates could adversely impact our business.

Changes in interest rates could have an adverse impact on our business by increasing our cost of capital. For example, rising interest rates would increase our cost of capital and may negatively impact our ability to secure financing on favorable terms needed to build our solar energy systems.

The majority of our cash flows to date have been from customer contracts that have been partially monetized under various investment fund structures. One of the components of this monetization is the present value of the payment streams from the customers who enter into these contracts. If the rate of return required by the fund investor rises as a result of a rise in interest rates, the present value of the customer payment stream and the total value that we are able to derive from monetizing the payment stream will each be reduced. Interest rates are at historically low levels, partially as a result of intervention by the U.S. Federal Reserve. The Federal Reserve has taken actions to begin the tapering off of this intervention and should these actions continue, it is likely that interest rates will rise, our costs of capital will increase and our ability to secure financing could be impeded. Rising interest rates could harm our business and financial condition.

Our investment funds contain arrangements which provide for priority distributions to fund investors until they receive their targeted rates of return. In addition, under the terms of certain of our investment funds, we may be required to make payments to the investors if certain tax benefits that are allocated to such investors are not realized as expected. Our financial condition may be adversely impacted if a fund is required to make these priority distributions for a longer period than anticipated to achieve the investors’ targeted rates of return or if we are required to make any tax related payments.

Our fund investors expect returns partially in the form of cash and, to enable such returns, our investment funds contain terms that contractually require the funds to make priority distributions to the fund investor, to the extent cash is available, until it achieves its targeted rate of return. The amounts of potential future distributions under these arrangements depends on the amounts and timing of receipt of cash flows into the investment fund, almost all of which is generated from customer payments related to solar energy systems that have been previously purchased (or leased, as applicable) by such fund. If such cash flows are lower than expected, the priority distributions to the investor may continue for longer than initially anticipated. Additionally, certain of our investment funds require that, under certain circumstances, we forego distributions from the fund that we are otherwise contractually entitled to so that such distributions can be redirected to the fund investor until it achieves the targeted return.

Our fund investors also expect returns partially in the form of tax benefits and, to enable such returns, our investment funds contain terms that contractually require us to make payments to the funds that are then used to make payments to the fund investor in certain circumstances so that the fund investor receives value equivalent to the tax benefits it expected to receive when entering into the transaction. The amounts of potential tax payments under these arrangements depend on the tax benefits that accrue to such investors from the funds’ activities.

Due to uncertainties associated with estimating the timing and amounts of these cash distributions and allocations of tax benefits to such investors, we cannot determine the potential maximum future impact on our cash flows or payments that we could have to make under these arrangements. We may agree to similar terms in the future if market conditions require it. Any significant payments that we may be required to make or distributions to us that are relinquished as a result of these arrangements could adversely affect our financial condition.

We may incur substantially more debt or take other actions that could restrict our ability to pursue our business strategies.

In September 2014, we entered into an aggregation credit facility pursuant to which we may borrow up to an aggregate of $350 million and, subject to certain conditions, up to an aggregate of $200 million in additional borrowings. We are also party to revolving lines of credit with Vivint that allow us to incur from time to time up to $70.0 million in revolver borrowings and as of June 30, 2014, approximately $18.5 million of borrowing capacity was remaining under the revolving lines of credit. The credit facility restricts our ability to dispose of assets, incur indebtedness, incur liens, pay dividends or make other distributions to holders of our capital stock, repurchase our capital stock, make specified investments or engage in transactions with our affiliates. We and our subsidiaries may incur substantial additional debt in the future and any debt instrument we enter into in the future may contain similar restrictions. In addition, certain of our affiliates, including Vivint, are and may in the future be restricted in engaging in transactions with us pursuant to the terms of the instruments governing indebtedness incurred by them. These restrictions could inhibit our ability to pursue our business strategies. Furthermore, if we default on one of our debt instruments, and such event of default is not cured or waived, the lenders could terminate commitments to lend and cause all amounts outstanding with respect to the debt to be due and payable immediately, which in turn could result in cross acceleration under other debt instruments. Our assets and cash flow may not be sufficient to fully repay borrowings under all of our outstanding debt instruments if some or all of these instruments are accelerated upon a default.

Furthermore, there is no assurance that we will be able to enter into new debt instruments on acceptable terms. If we are unable to satisfy financial covenants and other terms under existing or new instruments or obtain waivers or forbearance from our lenders or if we are unable to obtain refinancing or new financings for our working capital, equipment and other needs on acceptable terms if and when needed, our business would be adversely affected.

Our business is concentrated in certain markets, putting us at risk of region specific disruptions.

As of June 30, 2014, approximately 53% and 15% of our total installations were in California and Hawaii, respectively, and 21 of our 37 offices were located in these states. In addition, we expect much of our near-term future growth to occur in California, further concentrating our customer base and operational infrastructure. Accordingly, our business and results of operations are particularly susceptible to adverse economic, regulatory, political, weather and other conditions in such markets and in other markets that may become similarly concentrated.

It is difficult to evaluate our business and prospects due to our limited operating history.

Since our formation in 2011, we have focused our efforts exclusively on the sales, financing, engineering, installation, maintenance and monitoring of solar energy systems for residential customers. We may be unsuccessful in significantly broadening our customer base through installation of solar energy systems within our current markets or in new markets we may enter. Our limited operating history, combined with the rapidly evolving and competitive nature of our industry, may not provide an adequate basis for you to evaluate our operating and financial results and business prospects. In addition, we have limited insight into emerging trends that may adversely impact our business, prospects and operating results.

Additionally, due to our limited operating history, we do not have empirical evidence of the effect of our systems on the resale value of our customers’ houses. Due to the length of our customer contracts, the system deployed on a customer’s roof may be outdated prior to the expiration of the term of the customer contract reducing the likelihood of renewal of our contracts at the end of the 20-year term, and possibly increasing the occurrence of defaults. This could have an adverse effect on our business, financial condition, results of operations and cash flow. As a result, our limited operating history may impair our ability to accurately forecast our future performance and to invest accordingly.

A material weakness in our internal control over financial reporting relating to inadequate financial statement preparation and review procedures was identified in connection with the preparation of our consolidated financial statements and resulted in the restatement of certain of our financial statements.

In connection with the preparation, audits and interim reviews of our consolidated financial statements, we and our independent registered public accounting firm identified a material weakness in internal control over financial reporting. This material weakness was further evidenced by errors discovered during the preparation and review of our consolidated financial statements as of and for the six months ended June 30, 2014 which resulted in the restatement of our consolidated financial statements as of and for the year ended December 31, 2013 and as of and for the three months ended March 31, 2014. These errors included, but were not limited to: (1) incorrectly accounting for income taxes, (2) incorrect inputs in the HLBV method of attributing net income or loss to non-controlling interests and redeemable non-controlling interests and (3) the incorrect classification of paid-in-kind interest in our statement of cash flows.

Under standards established by the Public Company Accounting Oversight Board, a material weakness is a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis. This material weakness resulted from several control deficiencies.

Specifically and in addition to the errors that resulted in the restatement discussed above, we and our independent registered public accounting firm identified a number of material errors and other audit adjustments and determined that we did not design and implement sufficient controls and processes and did not have a sufficient number of qualified accounting and finance personnel. Additionally, the nature of our investment funds increases the complexity of our accounting for the allocation of net income (loss) between our stockholders and non-controlling interests under the HLBV method and the calculation of our tax provision. As we enter into additional investment funds, which may have contractual provisions different from those of our existing funds, the calculation under the HLBV method and the calculation of our tax provision could become increasingly complicated. This additional complexity could increase the chance that we experience additional errors in the future, particularly because we have a material weakness in internal controls. In addition, our need to devote our resources to addressing this complexity could delay or prolong our remediation efforts and thereby prolong the existence of the material weakness. As a result, we and our independent registered public accounting firm determined that we did not have adequate procedures and controls and adequate personnel to ensure that accurate financial statements could be prepared on a timely basis.

To remediate this material weakness, we believe that we must continue to add qualified accounting, finance and tax personnel, formalize and implement written policies and procedures for the review of account analyses, tax provisions, reconciliations and journal entries, and implement and improve systems to automate certain financial reporting processes and to improve efficiency and accuracy.

We have begun taking numerous steps and plan to take additional steps to remediate the underlying causes of the material weakness. The actions that we are taking are subject to ongoing senior management review as well as audit committee oversight. We cannot estimate how long it will take to remediate the material weakness, although we expect it will take at least a year and may take more than a year, and our initiatives may not prove to be successful in remediating this material weakness.

If in future periods we determine that this material weakness has not been remediated or we identify other material weaknesses in internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective, which could result in the loss of investor confidence. In addition, to date, the audit of our consolidated financial statements by our independent registered public accounting firm has included a consideration of internal control over financial reporting as a basis of designing their audit procedures, but not for the purpose of expressing an opinion on the effectiveness of our internal controls over financial reporting. When we cease to be an emerging growth company we will be required to have our independent registered accounting firm perform such an evaluation, and additional material weaknesses or other control deficiencies may be identified.

If we are unable to successfully remediate our current material weakness or avoid or remediate any future material weakness, our stock price may be adversely affected and we may be unable to maintain compliance with applicable stock exchange listing requirements.

We have incurred operating losses and may be unable to achieve or sustain profitability in the future.

We have incurred operating losses since our inception. We incurred net losses of $56.5 million and $76.2 million for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively. We expect to continue to incur net losses from operations as we increase our spending to finance the expansion of our operations, expand our installation, engineering, administrative, sales and marketing staffs, and implement internal systems and infrastructure to support our growth. In addition, as a public company, we will incur significant additional legal, accounting and other expenses that we did not incur as a private company. We do not know whether our revenue will grow rapidly enough to absorb these costs, and our limited operating history makes it difficult to assess the extent of these expenses or their impact on our operating results. Our ability to achieve profitability depends on a number of factors, including:

•	growing our customer base;

•	finding investors willing to invest in our investment funds;

•	maintaining and further lowering our cost of capital;

•	reducing the cost of components for our solar energy systems; and

•	reducing our operating costs by optimizing our sales, design and installation processes and supply chain logistics.

Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future.

Substantially all of our business is conducted primarily using one channel, direct-selling.

While we are in the process of evaluating different distribution channels, currently substantially all of our business is conducted using direct-selling. We compete against companies that sell solar energy systems to customers through a number of distribution channels, including homebuilders, home improvement stores, large construction, electrical and roofing companies and other third parties and companies that access customers through relationships with third parties in addition to other direct-selling companies. This single distribution channel may place us at a disadvantage with consumers who prefer to purchase products through these other distribution channels. Additionally, we are vulnerable to changes in laws related to direct marketing as regulations have limited unsolicited residential sales calls and may impose additional restrictions. If additional laws affecting direct marketing are passed in the markets in which we operate, it would take time to train our sales force to comply with such laws, and we may be exposed to fines or other penalties for violations of such laws. If we fail to compete effectively through our direct-selling efforts or are not successful in executing our strategy to sell our solar energy systems through other channels, our financial condition, results of operations and growth prospects will be adversely affected.

We are highly dependent on our ability to attract, train and retain an effective sales force.

The success of our direct-selling channel efforts depends upon the recruitment, retention and motivation of a large number of sales personnel to compensate for a high turnover rate among sales personnel, which is a common characteristic of a direct-selling business. For example, approximately 43% of the sales force on January 1, 2013, were no longer providing services to us by the end of the year. In order to grow our business, we need to recruit, train and retain sales personnel on a continuing basis. Historically, we have recruited a large portion of our sales personnel from our sister company, Vivint. In the future, we expect that we will need to recruit greater numbers of our sales personnel from other sources and we may be unable to successfully do so.

Sales personnel are attracted to direct-selling by competitive earnings opportunities and so direct-sellers typically compete for sales personnel by providing a more competitive earnings opportunity than that offered by the competition. Competitors devote substantial effort to determining the effectiveness of such incentives so that they can invest in incentives that are the most cost effective or produce the best return on incentive. For example, we have historically compensated our sales personnel on a commission basis, based on the size of the solar energy systems they sell. Some sales personnel may prefer a compensation structure that also includes a salary and equity incentive component. We may need to adjust our compensation model to include such components, and these adjustments could adversely impact our operating results and financial performance.

In addition to our sales compensation model, our ability to recruit, train and retain effective sales personnel could be harmed by additional factors, including:

•	any adverse publicity regarding us, our solar energy systems, our distribution channel, or our industry;

•	lack of interest in, or the technical failure of, our solar energy systems;

•	lack of a compelling product or income opportunity that generates interest for potential new sales personnel, or perception that other product or income opportunities are more attractive;

•	any negative public perception of our sales personnel and direct-selling businesses in general;

•	any regulatory actions or charges against us or others in our industry;

•	general economic and business conditions; and

•	potential saturation or maturity levels in a given market which could negatively impact our ability to attract and retain sales personnel in such market.

We are subject to significant competition for the recruitment of sales personnel from other direct-selling companies and from other companies that sell solar energy systems in particular. It is therefore continually necessary to innovate and enhance our direct-selling and service model as well as to recruit and retain new sales personnel. If we are unable to do so, our business will be adversely affected.

A failure to hire and retain a sufficient number of employees in key functions would constrain our growth and our ability to timely complete our customers’ projects.

To support our growth, we need to hire, train, deploy, manage and retain a substantial number of skilled installers and electricians in the relevant markets. Competition for qualified personnel in our industry is increasing, particularly for skilled electricians and other personnel involved in the installation of solar energy systems. We also compete with the homebuilding and construction industries for skilled labor. As these industries seek to hire additional workers, our cost of labor may increase. In addition, we compensate our installers and electricians based on the number of solar energy systems they install. Companies with whom we compete to hire installers may offer an hourly rate or equity incentive component, which certain installers may prefer. Shortages of skilled labor could significantly delay a project or otherwise increase our costs. While we do not currently have any unionized employees, we have expanded, and may continue to expand, into areas such as the Northeast, where labor unions are more prevalent. The unionization of our labor force could also increase our labor costs.

Because we are a licensed electrical contractor in every jurisdiction in which we operate, we are required to employ licensed electricians. As we expand into new markets, we are required to hire and/or contract with seasoned licensed electricians in order for the company to qualify for the requisite state and local licenses. Because of the high demand for these seasoned licensed electricians, these individuals currently or in the future may demand greater compensation. In addition, our inability to attract and retain these qualifying electricians may adversely impact our ability to continue operations in current markets or expand into new areas.

If we cannot meet our hiring, retention and efficiency goals, we may be unable to complete our customers’ projects on time, in an acceptable manner or at all. Any significant failures in this regard would materially impair our growth, reputation, business and financial results. If we are required to pay higher compensation than we anticipate, these greater expenses may also adversely impact our financial results and the growth of our business.

Historically, we have only provided our offerings to residential customers, which could put us at a disadvantage relative to companies who also compete in other markets.

We have historically only provided our offerings to residential customers. We compete with companies who sell solar panels in the commercial and government markets, in addition to the residential market. While we are considering the option of expanding into markets outside of the residential market, such as the small business market, and while we believe that in the future we may have opportunities to expand our operations into other markets, there are no assurances that our design and installation systems will work for non-residential customers or that we will be able to compete successfully with companies with historical presences in such markets. Additionally, there is intense competition in the residential solar energy market in the markets in which we operate. As new entrants continue to enter into these markets, we may be unable to gain or maintain market share and we may be unable to compete with companies that earn revenue in both the residential market and non-residential markets.

We face competition from traditional regulated electric utilities, from less-regulated third party energy service providers and from new renewable energy companies.

The solar energy and renewable energy industries are both highly competitive and continually evolving as participants strive to distinguish themselves within their markets and compete with large traditional utilities. We believe that our primary competitors are the traditional utilities that supply electricity to our potential customers. Traditional utilities generally have substantially greater financial, technical, operational and other resources than we do. As a result, these competitors may be able to devote more resources to the research, development, promotion and sale of their products or respond more quickly to evolving industry standards and changes in market conditions than we can. Traditional utilities could also offer other value-added products or services that could help them to compete with us even if the cost of electricity they offer is higher than ours. In addition, a majority of utilities’ sources of electricity is non-solar, which may allow utilities to sell electricity more cheaply than electricity generated by our solar energy systems.

We also compete with companies that are not regulated like traditional utilities but that have access to the traditional utility electricity transmission and distribution infrastructure pursuant to state and local pro-competitive and consumer choice policies. These energy service companies are able to offer customers electricity supply-only solutions that are competitive with our solar energy system options on both price and usage of renewable energy technology while avoiding the long-term agreements and physical installations that our current fund-financed business model requires. This may limit our ability to attract new customers, particularly those who wish to avoid long-term contracts or have an aesthetic or other objection to putting solar panels on their roofs.

We also compete with solar companies with business models that are similar to ours. In addition, we compete with solar companies in the downstream value chain of solar energy. For example, we face competition from purely finance driven organizations that acquire customers and then subcontract out the installation of solar energy systems, from installation businesses that seek financing from external parties, from large construction companies and utilities, and increasingly from sophisticated electrical and roofing companies. Some of these competitors specialize in the residential solar energy market, and some may provide energy at lower costs than we do. Further, some of our competitors are integrating vertically in order to ensure supply and to control costs. Many of our competitors also have significant brand name recognition and have extensive knowledge of our target markets. For us to remain competitive, we must distinguish ourselves from our competitors by offering an integrated approach that successfully competes with each level of products and services offered by our competitors at various points in the value chain. If our competitors develop an integrated approach similar to ours including sales, financing, engineering, manufacturing, installation, maintenance and monitoring services, this will reduce our marketplace differentiation.

As the solar industry grows and evolves, we will also face new competitors who are not currently in the market. Our industry is characterized by low technological barriers to entry and well-capitalized companies could choose to enter the market and compete with us. Our failure to adapt to changing market conditions and to compete successfully with existing or new competitors will limit our growth and will have a material adverse effect on our business and prospects.

Developments in alternative technologies or improvements in distributed solar energy generation may materially adversely affect demand for our offerings.

Significant developments in alternative technologies, such as advances in other forms of distributed solar power generation, storage solutions such as batteries, the widespread use or adoption of fuel cells for residential or commercial properties or improvements in other forms of centralized power production may materially and adversely affect our business and prospects in ways we do not currently anticipate. Any failure by us to adopt new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay deployment of our solar energy systems, which could result in product obsolescence, the loss of competitiveness of our systems, decreased revenue and a loss of market share to competitors.

We depend on a limited number of suppliers of solar energy system components and technologies to adequately meet anticipated demand for our solar energy systems. Due to the limited number of suppliers in our industry, the acquisition of any of these suppliers by a competitor or any shortage, delay, price change, imposition of tariffs or duties or other limitation in our ability to obtain components or technologies we use could result in sales and installation delays, cancellations and loss of market share.

We purchase solar panels, inverters and other system components from a limited number of suppliers, making us susceptible to quality issues, shortages and price changes. In 2013, Trina Solar Limited and Yingli Green Energy Americas, Inc. accounted for substantially all of our solar photovoltaic module purchases and Enphase Energy, Inc. accounted for all of our inverter purchases. If we fail to develop, maintain and expand our relationships with these or other suppliers, our ability to adequately meet anticipated demand for our solar energy systems may be adversely affected, or we may only be able to offer our systems at higher costs or after delays. If one or more of the suppliers that we rely upon to meet anticipated demand ceases or reduces production due to its financial condition, acquisition by a competitor or otherwise, is unable to increase production as industry demand increases or is otherwise unable to allocate sufficient production to us, it may be difficult to quickly identify alternate suppliers or to qualify alternative products on commercially reasonable terms, and our ability to satisfy this demand may be adversely affected. There are a limited number of suppliers of solar energy system components and technologies. While we believe there are other sources of supply for these products available, transitioning to a new supplier may result in additional costs and delays in acquiring our solar products and deploying our systems. These issues could harm our business or financial performance.

In addition, the acquisition of a component supplier or technology provider by one of our competitors could limit our access to such components or technologies and require significant redesigns of our solar energy systems or installation procedures and have a material adverse effect on our business. For example, the recent acquisition of Zep Solar, Inc., who sold us virtually all of the racking systems used in our hardware in 2013, by one of our competitors and the resulting limitation in our ability to acquire Zep Solar, Inc. products required us to redesign certain aspects of our systems to accommodate alternative racking hardware. While we are in the process of diversifying our racking providers, it is possible that sales and installation delays, cancellations and loss of market share may occur before we complete our transition to alternate suppliers. These risks are compounded by the fact that some of our investment funds require the use of designated equipment, and our inability to obtain any such required equipment could limit our ability to finance solar energy systems that we intend to place in those funds.

There have also been periods of industry-wide shortages of key components, including solar panels, in times of rapid industry growth. The manufacturing infrastructure for some of these components has a long lead-time, requires significant capital investment and relies on the continued availability of key commodity materials, potentially resulting in an inability to meet demand for these components. The solar industry is currently experiencing rapid growth and, as a result, shortages of key components, including solar panels, may be more likely to occur, which in turn may result in price increases for such components. Even if industry-wide shortages do not occur, suppliers may decide to allocate key components with high demand or insufficient production capacity to more profitable customers, customers with long-term supply agreements or customers other than us and our supply of such components may be reduced as a result.

Typically, we purchase the components for our solar energy systems on an as-needed basis and do not operate under long-term supply agreements. All of these purchases under these purchase orders are denominated in U.S. dollars. Since our revenue is also generated in U.S. dollars we are mostly insulated from currency fluctuations. However, since our suppliers often incur a significant amount of their costs by purchasing raw materials and generating operating expenses in foreign currencies, if the value of the U.S. dollar depreciates significantly or for a prolonged period of time against these other currencies this may cause our suppliers to raise the prices they charge us, which could harm our financial results. Since we purchase almost all of the solar photovoltaic modules we use from China, we are particularly exposed to exchange rate risk from increases in the value of the Chinese Renminbi. In addition, the U.S. government has recently imposed tariffs on solar cells manufactured in China and is investigating pricing practices concerning solar panels manufactured in China and Taiwan that contain solar cells produced in other countries, at the conclusion of which it could impose additional tariffs or duties. Any such tariffs or duties, or shortages, delays, price changes or other limitation in our ability to obtain components or technologies we use could limit our growth, cause cancellations or adversely affect our profitability, and result in loss of market share and damage to our brand.

Our operating results may fluctuate from quarter to quarter, which could make our future performance difficult to predict and could cause our operating results for a particular period to fall below expectations, resulting in a severe decline in the price of our common stock.

Our quarterly operating results are difficult to predict and may fluctuate significantly in the future. We have experienced seasonal and quarterly fluctuations in the past. However, given that we are an early-stage company operating in a rapidly growing industry, the true extent of these fluctuations may have been masked by our recent growth rates and thus may not be readily apparent from our historical operating results and may be difficult to predict. For example, the amount of revenue we recognize in a given period from our customer contracts is dependent in part on the amount of energy generated by solar energy systems under such contracts. As a result, revenue derived from power purchase agreements is impacted by seasonally shorter daylight hours in winter months. In addition, our ability to install solar energy systems is impacted by weather, as for example during the winter months in the Northeastern United States. Such delays can impact the timing of when we can install and begin to generate revenue from solar energy systems. As such, our past quarterly operating results may not be good indicators of future performance.

In addition to the other risks described in this “Risk Factors” section, the following factors could cause our operating results to fluctuate:

•	the expiration or initiation of any rebates or incentives;

•	significant fluctuations in customer demand for our offerings;

•	our ability to complete installations in a timely manner;

•	the availability and costs of suitable financing;

•	the amount and timing of sales of SRECs;

•	our ability to continue to expand our operations, and the amount and timing of expenditures related to this expansion;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments;

•	changes in our pricing policies or terms or those of our competitors, including traditional utilities; and

•	actual or anticipated developments in our competitors’ businesses or the competitive landscape.

For these or other reasons, the results of any prior quarterly or annual periods should not be relied upon as indications of our future performance. In addition, our actual revenue, key operating metrics and other operating results in future quarters may fall short of the expectations of investors and financial analysts, which could have an adverse effect on the trading price of our common stock.

Our business has benefited from the declining cost of solar panels, and our financial results may be harmed now that the cost of solar panels has stabilized and could increase in the future.

The declining cost of solar panels and the raw materials necessary to manufacture them has been a key driver in the price we charge for electricity and customer adoption of solar energy. According to industry experts, solar panel and raw material prices are not expected to continue to decline at the same rate as they have over the past several years. In addition, growth in the solar industry and the resulting increase in demand for solar panels and the raw materials necessary to manufacture them may also put upward pressure on prices. The resulting prices could slow our growth and cause our financial results to suffer. In addition, in the past we have purchased virtually all of the solar panels used in our solar energy systems from manufacturers based in China which have benefited from favorable governmental policies by the Chinese government. If this governmental support were to decrease or be eliminated, our ability to purchase these products on competitive terms or to access specialized technologies from China could be restricted. Even if this support were to continue, the U.S. government could impose additional tariffs on solar cells manufactured in China. In 2012, the U.S. government imposed anti-dumping tariffs on Chinese crystalline silicon photovoltaic cells on a manufacturer specific basis with rates ranging from approximately 18.3% to 250.0%, and applicable countervailing duty rates ranging from approximately 14.8% to 16.0%. In January 2014, the U.S. government broadened its investigation of Chinese pricing practices in this area to include solar panels and modules produced in China containing solar cells manufactured in other countries. On June 10, 2014, the U.S. government issued a preliminary determination of countervailing subsidies by China and has proposed duties ranging from 18.6% to 35.2% on Chinese solar companies importing certain solar products into the United States, including our solar panel suppliers. On July 25, 2014, the U.S. government issued a separate preliminary determination imposing antidumping duties on imports of certain solar products from China. Although the exact applicability remains unclear, these duties are at rates of 26.3% to 165% for affected Chinese products, including our solar panel supplier Trina Solar. The U.S. government issued a separate preliminary determination relating to imports of solar products from Taiwan, with duties at rates from 20.9% to 27.6% for affected Taiwanese products (although we do not currently purchase Taiwanese products). To the extent that the U.S. government makes a final determination that U.S. market participants experience harm from these Chinese pricing practices, such solar panels and modules could become subject to these or additional tariffs. These combined tariffs would make such solar cells less competitively priced in the United States, and the Chinese and Taiwanese manufacturers may choose to limit the amount of solar equipment they sell into the United States. As a result, it may be easier for solar cell manufacturers located outside of China or Taiwan to increase the prices of the solar cells they sell into the United States. If we are required to pay higher prices, accept less favorable terms or purchase solar panels or other system components from alternative, higher-priced sources, our financial results will be adversely affected.

The residual value of our solar energy systems at the end of the associated term of the lease or power purchase agreement may be lower than projected today and adversely affect our financial performance and valuation.

We intend to amortize the costs of our solar energy systems over 30 years for accounting purposes, which exceeds the period of the component warranties and the corresponding payment streams from our contracts with our customers. If we incur repair and maintenance costs on these systems after the warranties have expired and if they then fail or malfunction we will be liable for the expense of repairing these systems without a chance of recovery from our suppliers. In addition, we typically bear the cost of removing the solar energy systems at the end of the term of the customer contract if the customer does not renew his or her contract at the end of its term. Furthermore, it is difficult to predict how future environmental regulations may affect the costs associated with the removal, disposal or recycling of our solar energy systems. If the residual value of the systems is less than we expect at the end of the customer contract, after giving effect to any associated removal and redeployment costs, we may be required to accelerate all or some of the remaining unamortized costs. This could materially impair our future operating results and estimated retained value.

We act as the licensed general contractor for our customers and are subject to risks associated with construction, cost overruns, delays, regulatory compliance and other contingencies, any of which could have a material adverse effect on our business and results of operations.

We are a licensed contractor in every market we service and we are responsible for every customer installation. We are the general contractor, electrician, construction manager and installer for all our solar energy systems. We may be liable to customers for any damage we cause to their home, belongings or property during the installation of our systems. For example, we penetrate our customers’ roofs during the installation process and may incur liability for the failure to adequately weatherproof such penetrations following the completion of installation of solar energy systems. In addition, because the solar energy systems we deploy are high-voltage energy systems, we may incur liability for the failure to comply with electrical standards and manufacturer recommendations. Because our profit on a particular installation is based in part on assumptions as to the cost of such project, cost overruns, delays or other execution issues may cause us to not achieve our expected results or cover our costs for that project.

In addition, the installation of solar energy systems is subject to oversight and regulation in accordance with national, state and local laws and ordinances relating to building, fire and electrical codes, safety, environmental protection, utility interconnection and metering, and related matters. We also rely on certain of our employees to maintain professional licenses in many of the jurisdictions in which we operate, and our failure to employ properly licensed personnel could adversely affect our licensing status in those jurisdictions. It is difficult and costly to track the requirements of every authority having jurisdiction over our operations and our solar energy systems. Any new government regulations or utility policies pertaining to our systems, or changes to existing government regulations or utility policies pertaining to our systems, may result in significant additional expenses to us and our customers and, as a result, could cause a significant reduction in demand for our systems.

Compliance with occupational safety and health requirements and best practices can be costly, and noncompliance with such requirements may result in potentially significant monetary penalties, operational delays and adverse publicity.

The installation of solar energy systems requires our employees to work at heights with complicated and potentially dangerous electrical systems. The evaluation and modification of buildings as part of the installation process requires our employees to work in locations that may contain potentially dangerous levels of asbestos, lead, mold or other materials known or believed to be hazardous to human health. We also maintain a fleet of more than 350 trucks and other vehicles to support our installers and operations. There is substantial risk of serious injury or death if proper safety procedures are not followed. Our operations are subject to regulation under the U.S. Occupational Safety and Health Act, or OSHA, the U.S. Department of Transportation, or DOT, and equivalent state laws. Changes to OSHA or DOT requirements, or stricter interpretation or enforcement of existing laws or regulations, could result in increased costs. If we fail to comply with applicable OSHA regulations, even if no work-related serious injury or death occurs, we may be subject to civil or criminal enforcement and be required to pay substantial penalties, incur significant capital expenditures or suspend or limit operations. Because our installation employees are compensated on a per project basis, they are incentivized to work more quickly than installers that are compensated on an hourly basis. While we have not experienced a high level of injuries to date, this incentive structure may result in higher injury rates than others in the industry and could accordingly expose us to increased liability. In the past, we have had workplace accidents and received citations from OSHA regulators for alleged safety violations, resulting in fines. Any such accidents, citations, violations, injuries or failure to comply with industry best practices may subject us to adverse publicity, damage our reputation and competitive position and adversely affect our business.

Problems with product quality or performance may cause us to incur expenses, may lower the residual value of our solar energy systems and may damage our market reputation and adversely affect our financial results.

We agree to maintain the solar energy systems installed on our customers’ homes during the length of the term of our customer contracts, which is typically 20 years. We are exposed to any liabilities arising from the systems’ failure to operate properly and are generally under an obligation to ensure that each system remains in good condition during the term of the agreement. As part of our operations and maintenance work, we provide a pass-through of the inverter and panel manufacturers’ warranty coverage to our customers, which generally range from 10 to 25 years. One of these third-party manufacturers could cease operations and no longer honor these warranties, leaving us to fulfill these potential obligations to our customers or to our fund investors without underlying warranty coverage. In most of our investment funds, the fund itself would bear this cost; however, in certain funds we would bear this cost with respect to such major equipment. Even if the investment fund bears the direct expense of such replacement equipment, we could suffer financial losses associated with a loss of production from the solar energy systems.

Beginning in 2014, we began structuring some customer contracts as solar energy system leases. To be competitive in the market our solar energy system leases contain a performance guarantee in favor of the lessee. Leases with performance guarantees require us to refund money to the lessee if the solar energy system fails to generate the minimum amount of electricity in a 12-month period. We may also suffer financial losses associated with such refunds if a performance guarantee payment is triggered.

Although we have not had material claims in the past, we may incur material claims in the future. Our failure to accurately predict future claims could result in unexpected volatility in our financial condition. Because of the limited operating history of our solar energy systems, we have been required to make assumptions and apply judgments regarding a number of factors, including our anticipated rate of warranty claims, and the durability, performance and reliability of our solar energy systems. We have made these assumptions based on the historic performance of similar systems or on accelerated life cycle testing. Our assumptions could prove to be materially different from the actual performance of our systems, causing us to incur substantial expense to repair or replace defective solar energy systems in the future or to compensate customers for systems that do not meet their production guarantees. Equipment defects, serial defects or operational deficiencies also would reduce our revenue from power purchase agreements because the customer payments under such agreements are dependent on system production or require us to make refunds under the performance guarantees under our leases. Any widespread product failures or operating deficiencies may damage our market reputation and adversely impact our financial results.

We are responsible for providing maintenance, repair and billing on solar energy systems that are owned or leased by our investment funds on a fixed fee basis, and our financial performance could be adversely affected if our cost of providing such services is higher than we project.

We typically provide a five-year workmanship warranty to our investment funds for every system sold thereto. We are also generally obligated to cover the cost of maintenance, repair and billing on any solar energy systems that we sell or lease to our investment funds. We are subject to a maintenance services agreement under which we are required to operate and maintain the system, and perform customer billing services for a fixed fee that is calculated to cover our future expected maintenance and servicing costs of the solar energy systems in each investment fund over the term of the lease or power purchase agreement with the covered customers. If our solar energy systems require an above-average amount of repairs or if the cost of repairing systems were higher than our estimate, we would need to perform such repairs without additional compensation. If our solar energy systems, a majority of which are located in California and Hawaii, are damaged in the event of a natural disaster beyond our control, such as an earthquake, tsunami or hurricane, losses could be outside the scope of insurance policies or exceed insurance policy limits, and we could incur unforeseen costs that could harm our business and financial condition. We may also incur significant costs for taking other actions in preparation for, or in reaction to, such events. When required to do so under the terms of a particular investment fund, we purchase property and business interruption insurance with industry standard coverage and limits approved by the investor’s third-party insurance advisors to hedge against such risk, but such coverage may not cover our losses, and we have not acquired such coverage for all of our funds.

Product liability claims against us or accidents could result in adverse publicity and potentially significant monetary damages.

If one of our solar energy systems injured someone, then we could be exposed to product liability claims. In addition, it is possible that our products could injure our customer or third parties, or that our products could cause property damage as a result of product malfunctions, defects, improper installation, fire or other causes. We rely on our general liability insurance to cover product liability claims. Any product liability claim we face could be expensive to defend and divert management’s attention. The successful assertion of product liability claims against us could result in potentially significant monetary damages, penalties or fines, subject us to adverse publicity, damage our reputation and competitive position and adversely affect sales of our systems and other products. In addition, product liability claims, injuries, defects or other problems experienced by other companies in the residential solar industry could lead to unfavorable market conditions to the industry as a whole, and may have an adverse effect on our ability to attract new customers, thus affecting our growth and financial performance.

Failure by our component suppliers to use ethical business practices and comply with applicable laws and regulations may adversely affect our business.

We do not control our suppliers or their business practices. Accordingly, we cannot guarantee that they follow ethical business practices such as fair wage practices and compliance with environmental, safety and other local laws. A lack of demonstrated compliance could lead us to seek alternative suppliers, which could increase our costs and result in delayed delivery of our products, product shortages or other disruptions of our operations. Violation of labor or other laws by our suppliers or the divergence of a supplier’s labor or other practices from those generally accepted as ethical in the United States or other markets in which we do business could also attract negative publicity for us and harm our business.

Damage to our brand and reputation, or change or loss of use of our brand, would harm our business and results of operations.

We depend significantly on our reputation for high-quality products, best-in-class customer service and the brand name “Vivint Solar” to attract new customers and grow our business. If we fail to continue to deliver our solar energy systems within the planned timelines, if our offerings do not perform as anticipated or if we damage any of our customers’ properties or delay or cancel projects, our brand and reputation could be significantly impaired. Future technical improvements may allow us to offer lower prices or offer new technology to new customers; however, technical limitations in our current solar energy systems may prevent us from offering such lower prices or new technology to our existing customers. The inability of our current customers to benefit from technological improvements could cause our existing customers to lower the value they perceive our existing products offer and impair our brand and reputation.

We have focused particular attention on growing our direct sales force, leading us in some instances to take on candidates who we later determined did not fit our company culture. This has led to instances of customer complaints, some of which have affected our digital footprint on rating websites such as that for the Better Business Bureau. If we cannot manage our hiring and training processes to avoid these issues, our reputation may be harmed and our ability to attract new customers would suffer.

Given our past relationship with our sister company Vivint and the similarity in our names, customers may associate us with any problems experienced with Vivint, such as complaints with the Better Business Bureau. Because we have no control over Vivint, we may not be able to take remedial action to cure any issues Vivint has with its customers, and our brand and reputation may be harmed if we are mistaken for the same company.

In addition, if we were to no longer use, lose the right to continue to use, or if others use, the “Vivint Solar” brand, we could lose recognition in the marketplace among customers, suppliers and partners, which could affect our growth and financial performance, and would require financial and other investment, and management attention in new branding, which may not be as successful.

Marketplace confidence in our liquidity and long-term business prospects is important for building and maintaining our business.

Our financial condition, operating results and business prospects may suffer materially if we are unable to establish and maintain confidence about our liquidity and business prospects among consumers and within our industry. Our solar energy systems require ongoing maintenance and support. If we were to reduce operations, even years from now, buyers of our systems from years earlier might have difficulty in having us repair or service our systems, which remain our responsibility under the terms of our customer contracts. As a result, consumers may be less likely to purchase our solar energy systems now if they are uncertain that our business will succeed or that our operations will continue for many years. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, in order to build and maintain our business, we must maintain confidence among customers, suppliers and other parties in our liquidity and long-term business prospects. We may not succeed in our efforts to build this confidence.

If we fail to manage our recent and future growth effectively, we may be unable to execute our business plan, maintain high levels of customer service or adequately address competitive challenges.

We have experienced significant growth in recent periods with the cumulative capacity of our solar energy systems growing from 14.8 megawatts as of December 31, 2012 to 129.7 megawatts as of June 30, 2014, and we intend to continue to expand our business significantly within existing markets and in a number of new locations in the future. This growth has placed, and any future growth may place, a significant strain on our management, operational and financial infrastructure. In particular, we will be required to expand, train and manage our growing employee base and scale and otherwise improve our IT infrastructure in tandem with that headcount growth. Our management will also be required to maintain and expand our relationships with customers, suppliers and other third parties and attract new customers and suppliers, as well as manage multiple geographic locations.

In addition, our current and planned operations, personnel, IT and other systems and procedures might be inadequate to support our future growth and may require us to make additional unanticipated investment in our infrastructure. Our success and ability to further scale our business will depend, in part, on our ability to manage these changes in a cost-effective and efficient manner. If we cannot manage our growth, we may be unable to take advantage of market opportunities, execute our business strategies or respond to competitive pressures. This could also result in declines in quality or customer satisfaction, increased costs, difficulties in introducing new offerings or other operational difficulties. Any failure to effectively manage growth could adversely impact our business and reputation.

We may not realize the anticipated benefits of past or future acquisitions, and integration of these acquisitions may disrupt our business and management.

We acquired Solmetric Corporation in January 2014 and in the future we may acquire additional companies, project pipelines, products or technologies or enter into joint ventures or other strategic initiatives. We may not realize the anticipated benefits of this acquisition or any other future acquisition, and any acquisition has numerous risks. These risks include the following:

•	difficulty in assimilating the operations and personnel of the acquired company;

•	difficulty in effectively integrating the acquired technologies or products with our current technologies;

•	difficulty in maintaining controls, procedures and policies during the transition and integration;

•	disruption of our ongoing business and distraction of our management and employees from other opportunities and challenges due to integration issues;

•	difficulty integrating the acquired company’s accounting, management information and other administrative systems;

•	inability to retain key technical and managerial personnel of the acquired business;

•	inability to retain key customers, vendors and other business partners of the acquired business;

•	inability to achieve the financial and strategic goals for the acquired and combined businesses;

•	incurring acquisition-related costs or amortization costs for acquired intangible assets that could impact our operating results;

•	potential failure of the due diligence processes to identify significant issues with product quality, intellectual property infringement and other legal and financial liabilities, among other things;

•	potential inability to assert that internal controls over financial reporting are effective; and

•	potential inability to obtain, or obtain in a timely manner, approvals from governmental authorities, which could delay or prevent such acquisitions.

Mergers and acquisitions of companies are inherently risky and, if we do not complete the integration of acquired businesses successfully and in a timely manner, we may not realize the anticipated benefits of the acquisitions to the extent anticipated, which could adversely affect our business, financial condition or results of operations.

The loss of one or more members of our senior management or key employees may adversely affect our ability to implement our strategy.

We depend on our experienced management team, and the loss of one or more key executives could have a negative impact on our business. In particular, we are dependent on the services of our chief executive officer, Greg Butterfield. We also depend on our ability to retain and motivate key employees and attract qualified new employees. None of our key executives are bound by employment agreements for any specific term and we do not maintain key person life insurance policies on any of our executive officers. In addition, two-thirds of the outstanding options to purchase shares of our common stock granted to our key executives and other employees under our 2013 Omnibus Incentive Plan will vest if Blackstone receives a return on its invested capital at pre-established thresholds, subject to the employee’s continued service through the receipt of such return. While this offering would not itself constitute an event that would trigger vesting, subsequent sales by Blackstone of our common stock after we are public could result in the vesting of such options. As a result, the retention incentives associated with these options could lapse for all employees holding these options under our 2013 Omnibus Incentive Plan at the same time or times. This decrease in retention incentive could cause significant turnover after these options vest. We may be unable to replace key members of our management team and key employees if we lose their services. Integrating new employees into our team could prove disruptive to our operations, require substantial resources and management attention and ultimately prove unsuccessful. An inability to attract and retain sufficient managerial personnel who have critical industry experience and relationships could limit or delay our strategic efforts, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

The execution of our business plan and development strategy may be seriously harmed if integration of our senior management team is not successful.

Since August 2013, we have experienced and we may continue to experience significant changes in our senior management team. Specifically, eight members of our senior management team, including our chief executive officer and chief financial officer, have joined us since August 2013 and only one member of our senior management team has prior experience in the distributed solar energy industry. This lack of long-term experience working together and limited experience in the distributed solar energy industry may adversely impact our senior management team’s ability to effectively manage our business and accurately forecast our results, including revenue from our distributed solar energy systems and sales.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members and officers.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the listing requirements of the New York Stock Exchange, or NYSE, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results and maintain effective disclosure controls and procedures and internal control over financial reporting. To maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns which could harm our business and operating results. Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future which will increase our costs and expenses. Moreover, our independent registered public accounting firm identified a material weakness in our internal control over financial reporting in connection with the preparation, audits and interim reviews of our consolidated financial statements, and if we fail to remediate this material weakness or, in the future, we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

We also expect that being a public company will make it more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified executive officers and members of our board of directors, particularly to serve on our audit committee and compensation committee.

We may be subject to intellectual property rights claims by third parties, which are extremely costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.

Third parties, including our competitors, may own patents or other intellectual property rights that cover aspects of our technology or business methods. Such parties may claim we have misappropriated, misused, violated or infringed third party intellectual property rights, and, if we gain greater recognition in the market, we face a higher risk of being the subject of claims that we have violated others’ intellectual property rights. Any claim that we violate a third party’s intellectual property rights, whether with or without merit, could be time-consuming, expensive to settle or litigate and could divert our management’s attention and other resources. If we do not successfully settle or defend an intellectual property claim, we could be liable for significant monetary damages and could be prohibited from continuing to use certain technology, business methods, content or brands. To avoid a prohibition, we could seek a license from third parties, which could require us to pay significant royalties, increasing our operating expenses. If a license is not available at all or not available on reasonable terms, we may be required to develop or license a non-violating alternative, either of which could require significant effort and expense. If we cannot license or develop a non-violating alternative, we would be forced to limit or stop sales of our offerings and may be unable to effectively compete. Any of these results would adversely affect our business, results of operations, financial condition and cash flows. To deter other companies from making intellectual property claims against us or to gain leverage in settlement negotiations, we may be forced to significantly increase the size of our intellectual property portfolio through internal efforts and acquisitions from third parties, both of which could require significant expenditures. However, a robust intellectual property portfolio may provide little or no deterrence, particularly for patent holding companies or other patent owners that have no relevant product revenues.

We use “open source” software in our solutions, which may restrict how we distribute our offerings, require that we release the source code of certain software subject to open source licenses or subject us to possible litigation or other actions that could adversely affect our business.

We currently use in our solutions, and expect to continue to use in the future, software that is licensed under so-called “open source,” “free” or other similar licenses. Open source software is made available to the general public on an “as-is” basis under the terms of a non-negotiable license. We currently combine our proprietary software with open source software but not in a manner that we believe requires the release of the source code of our proprietary software to the public. We do not plan to integrate our proprietary software with open source software in ways that would require the release of the source code of our proprietary software to the public, however, our use and distribution of open source software may entail greater risks than use of third-party commercial software. Open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. In addition, if we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of sales. We may also face claims alleging noncompliance with open source license terms or infringement or misappropriation of proprietary software. These claims could result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our software, any of which would have a negative effect on our business and operating results. In addition, if the license terms for open source software that we use change, we may be forced to re-engineer our solutions, incur additional costs or discontinue the sale of our offerings if re-engineering could not be accomplished on a timely basis. Although we monitor our use of open source software to avoid subjecting our offerings to unintended conditions, few courts have interpreted open source licenses, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our offerings. We cannot guarantee that we have incorporated open source software in our software in a manner that will not subject us to liability, or in a manner that is consistent with our current policies and procedures.

The installation and operation of solar energy systems depends heavily on suitable solar and meteorological conditions. If meteorological conditions are unexpectedly unfavorable, the electricity production from our solar energy systems may be substantially below our expectations and our ability to timely deploy new systems may be adversely impacted.

The energy produced and revenue and cash receipts generated by a solar energy system depend on suitable solar, atmospheric and weather conditions, all of which are beyond our control. Furthermore, components of our systems, such as panels and inverters, could be damaged by severe weather, such as hailstorms or lightning. Although we maintain insurance to cover for many such casualty events, our investment funds would be obligated to bear the expense of repairing the damaged solar energy systems, sometimes subject to limitations based on our ability to successfully make warranty claims. Our economic model and projected returns on our systems require us to achieve certain production results from our systems and, in some cases, we guarantee these results for both our consumers and our investors. If the systems underperform for any reason, our financial results could suffer. Sustained unfavorable weather also could delay our installation of solar energy systems, leading to increased expenses and decreased revenue and cash receipts in the relevant periods. Weather patterns could change, making it harder to predict the average annual amount of sunlight striking each location where we install a solar energy system. This could make our solar energy systems less economical overall or make individual systems less economical. Any of these events or conditions could harm our business, financial condition, results of operations and prospects.

Disruptions to our solar monitoring systems could negatively impact our revenues and increase our expenses.

Our ability to accurately charge our customers for the energy produced by our solar energy systems depends on customers maintaining a broadband internet connection so that we may receive data regarding solar energy systems production from their home networks. We could incur significant expenses or disruptions of our operations in connection with failures of our solar monitoring systems, including failures of our customers’ home networks that would prevent us from accurately monitoring solar energy production. In addition, sophisticated hardware and operating system software and applications that we procure from third parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of our systems. The costs to us to eliminate or alleviate viruses and bugs, or any problems associated with failures of our customers’ home networks could be significant, and the efforts to address these problems could result in interruptions, delays or cessation of service that may impede our sales, distribution or other critical functions. We have in the past experienced periods where some of our customers’ networks have been unavailable and, as a result, we have been forced to estimate the production of their solar energy systems. Such estimates may prove inaccurate and could cause us to underestimate the power being generated by our solar energy systems and undercharge our customers, thereby harming our results of operations.

We are exposed to the credit risk of our customers.

Our solar energy customers purchase energy or lease solar energy systems from us pursuant to one of two types of long-term contracts: a power purchase agreement or a lease. The power purchase agreement and lease terms are typically for 20 years, and require the customer to make monthly payments to us. Accordingly, we are subject to the credit risk of our customers. As of June 30, 2014, the average FICO score of our customers was approximately 750. As of June 30, 2014, customer defaults, in the aggregate, have been immaterial; however, we expect that the risk of customer defaults will increase as we grow our business. Due to the immaterial amount of customer defaults, our reserve for this exposure is minimal and our future exposure may exceed the amount of such reserves.

The Office of the Inspector General of the U.S. Department of Treasury has issued subpoenas to a number of significant participants in the rooftop solar energy installation industry and may take further action based on this ongoing investigation or for other reasons.

In July 2012, other companies that are significant participants in both the solar industry and the U.S. Treasury grant program received subpoenas from the U.S. Department of Treasury’s Office of the Inspector General to deliver certain documents in their possession related to their applications for U.S. Treasury grants and communications with certain other solar development companies or certain firms that appraise solar energy property for U.S. Treasury grant application purposes. The Inspector General is working with the Civil Division of the U.S. Department of

Justice to investigate the administration and implementation of the U.S. Treasury grant program, including possible misrepresentations concerning the fair market value of the solar power systems submitted in grant applications by companies in the solar industry. While we have not been a direct target of this investigation to date, given our participation in the U.S. Treasury grant program, the Inspector General or the Department of Justice could broaden the investigation to include us. If it were broadened to include us, the period of time necessary to resolve the investigation would be uncertain, and the matter could require significant management and financial resources that could otherwise be devoted to the operation of our business. The Department of Justice could also decide to bring a civil action to recover amounts it believes were improperly paid to us. If it were successful in asserting this action, it could have a material adverse effect on our business, liquidity, financial condition and prospects.

A failure to comply with laws and regulations relating to our interactions with current or prospective residential customers could result in negative publicity, claims, investigations, and litigation, and adversely affect our financial performance.

Our business substantially focuses on contracts and transactions with residential customers. We must comply with numerous federal, state and local laws and regulations that govern matters relating to our interactions with residential consumers, including those pertaining to privacy and data security, consumer financial and credit transactions, home improvement contracts, warranties, and door-to-door solicitation. These laws and regulations are dynamic and subject to potentially differing interpretations, and various federal, state and local legislative and regulatory bodies may expand current laws or regulations, or enact new laws and regulations, regarding these matters. Changes in these laws or regulations or their interpretation could dramatically affect how we do business, acquire customers, and manage and use information we collect from and about current and prospective customers and the costs associated therewith. We strive to comply with all applicable laws and regulations relating to our interactions with residential customers. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Our non-compliance with any such law or regulations could also expose the company to claims, proceedings, litigation and investigations by private parties and regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect our business. We have incurred, and will continue to incur, significant expenses to comply with such laws and regulations, and increased regulation of matters relating to our interactions with residential consumers could require us to modify our operations and incur significant additional expenses, which could have an adverse effect on our business, financial condition and results of operations.

Any unauthorized access to, or disclosure or theft of personal information we gather, store or use could harm our reputation and subject us to claims or litigation.

We receive, store and use personal information of our customers, including names, addresses, e-mail addresses, credit information and other housing and energy use information. We also store and use personal information of our employees. In addition, we currently utilize certain shared information and technology systems with Vivint. We take certain steps in an effort to protect the security, integrity and confidentiality of the personal information we collect, store or transmit, but there is no guarantee that inadvertent or unauthorized use or disclosure will not occur or that third parties will not gain unauthorized access to this information despite our efforts. Because techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, we and our suppliers or vendors, including Vivint, may be unable to anticipate these techniques or to implement adequate preventative or mitigation measures.

Unauthorized use or disclosure of, or access to, any personal information maintained by us or on our behalf, whether through breach of our systems, breach of the systems of our suppliers or vendors, including Vivint, by an unauthorized party, or through employee or contractor error, theft or misuse, or otherwise, could harm our business. If any such unauthorized use or disclosure of, or access to, such personal information were to occur, our operations could be seriously disrupted and we could be subject to demands, claims and litigation by private parties, and investigations, related actions, and penalties by regulatory authorities. In addition, we could incur significant costs in notifying affected persons and entities and otherwise complying with the multitude of federal, state and local laws and regulations relating to the unauthorized access to, or use or disclosure of, personal information. Finally, any perceived or actual unauthorized access to, or use or disclosure of, such information could harm our reputation, substantially impair our ability to attract and retain customers and have an adverse impact on our business, financial condition and results of operations.

We are involved, and may become involved in the future, in legal proceedings that, if adversely adjudicated or settled, could adversely affect our financial results.

We are, and may in the future become, party to litigation. For example, in December 2013 one of our former sales representatives filed a class-action lawsuit on behalf of himself and all similarly situated plaintiffs against us in the Superior Court of the State of California, County of San Diego. This action alleges certain violations of the California Labor Code and the California Business and Professions Code based on, among other things, alleged improper classification of sales representatives and sales managers, failure to pay overtime compensation, failure to provide meal periods, failure to provide accurate itemized wage statements, failure to pay wages on termination and failure to reimburse expenses. The complaint seeks unspecified damages including penalties and attorneys’ fees in addition to wages and overtime. On or about January 24, 2014, we filed an answer denying the allegations in the complaint and asserting various affirmative defenses. While we intend to defend against this action vigorously, the ultimate outcome of this case is presently not determinable as it is in a preliminary phase. We may become party to similar types of disputes in other jurisdictions. In general, litigation claims can be expensive and time consuming to bring or defend against and could result in settlements or damages that could significantly affect financial results and the conduct of our business. It is not possible to predict the final resolution of the litigation to which we currently are or may in the future become party, and the impact of certain of these matters on our business, prospects, financial condition, liquidity, results of operations and cash flows.

Risks Related to our Relationship with Vivint

Vivint provides us with certain key services for our business. If Vivint fails to perform its obligations to us or if we do not find appropriate replacement services, we may be unable to perform these services or implement substitute arrangements on a timely and cost-effective basis on terms favorable to us.

We have historically relied on the technical, administrative and operational support of Vivint to run our business. In addition, Vivint has made available to us revolving lines of credit in the aggregate amount of up to $70.0 million. Some of the Vivint resources we are using include office space, information and technology resources and systems, purchasing services, operational and fleet services and marketing services. In addition, historically we have recruited a majority of our sales personnel from Vivint. In conjunction with this offering, we are in the process of separating our operations from those of Vivint and either creating our own financial, administrative, operational and other support systems or contracting with third parties to replace Vivint’s systems and services that will not be provided to us under the terms of the transition services agreement between us and Vivint described in the section of this prospectus captioned “Certain Relationships and Related Party Transactions—Agreements with Vivint—Expected Agreements with Vivint—Transition Services Agreement.” The implementation of new software support systems requires significant management time, support and cost, and there are inherent risks associated with implementing, developing, improving and expanding our core systems. We cannot be sure that these systems will be fully or effectively implemented on a timely basis, if at all. If we do not successfully implement these systems, our operations may be disrupted and our operating results could be harmed. In addition, the new systems may not operate as we expect them to, and we may be required to expend significant resources to correct problems or find alternative sources for performing these functions.

In order to successfully transition to our own systems, services and service providers and operate as a stand-alone business, we will enter into various agreements with Vivint in connection with the consummation of this offering. See the section of this prospectus captioned “Certain Relationships and Related Party Transactions—Agreements with Vivint—Expected Agreements with Vivint.” These include a master framework agreement providing the overall terms of the relationship and a transition services agreement detailing various information technology and back office support services that Vivint will provide. Vivint will provide each service until we agree that support from Vivint is no longer required for that service. The services provided under the transition services agreement may not be sufficient to meet our needs and we may not be able to replace these services at favorable costs and on favorable terms, if at all. Any failure or significant downtime in our own financial or administrative systems or in Vivint’s financial or administrative systems during the transition period and any difficulty in separating our operations from Vivint’s operations and integrating newly developed or acquired services into our business could result in unexpected costs, impact our results or prevent us from paying our suppliers and employees and performing other technical, administrative and operations services on a timely basis and could materially harm our business, financial condition, results of operations and cash flows.

Our historical financial information may not be representative of future results as a stand-alone public company.

The historical financial information we have included in this prospectus does not necessarily reflect what our financial position, results of operations or cash flows would have been had we operated separately from Vivint during the historical periods presented. The historical costs and expenses reflected in our consolidated financial statements include charges to certain corporate functions historically provided to us by Vivint. We and Vivint believe these charges are reasonable reflections of the historical utilization levels of these services in support of our business, however, these charges may not include all of the expenses that would have been incurred had we operated separately from Vivint during the historical periods presented. As a result, our historical financial information is not necessarily indicative of our future results of operations, financial position, cash flows or costs and expenses.

Our inability to resolve any disputes that arise between us and Vivint with respect to our past and ongoing relationships may adversely affect our financial results, and such disputes may also result in claims for indemnification.

Disputes may arise between Vivint and us in a number of areas relating to our past and ongoing relationships, including the following:

•	intellectual property, labor, tax, employee benefits, indemnification and other matters arising from our separation from Vivint;

•	employee retention and recruiting;

•	our ability to use, modify and enhance the intellectual property that we have licensed from Vivint;

•	business combinations involving us;

•	pricing for shared and transitional services;

•	exclusivity arrangements;

•	the nature, quality and pricing of products and services Vivint agrees to provide to us; and

•	business opportunities that may be attractive to both Vivint and us.

In conjunction with this offering, we are entering into certain agreements with Vivint as set forth in the section of this prospectus captioned “Certain Relationships and Related Party Transactions—Agreements with Vivint—Expected Agreements with Vivint.” Pursuant to the terms of the Non-Competition Agreement we are entering into with Vivint, we and Vivint each define our areas of business and our competitors, and agree not to directly or indirectly engage in the other’s business for three years. Such agreement may limit our ability to pursue attractive opportunities that we may have otherwise pursued.

Additionally, such agreement prohibits, for a period of five years, either Vivint or us from soliciting for employment any member of the other’s executive or senior management team, or any of the other’s employees who primarily manage sales, installation or services of the other’s products and services. The commitment not to solicit those employees lasts for 180 days after such employee finishes employment with us or Vivint. Historically we have recruited a majority of our sales personnel from Vivint. This agreement may require us to obtain personnel from other sources, and may limit our ability to continue scaling our business if we are unable to do so.

Pursuant to the terms of the Marketing and Customer Relations Agreement we are entering into with Vivint, we and Vivint are required to compensate one another for sales leads that result in sales. Vivint may direct sales leads to other solar companies in markets in which we have not entered. However, once we enter a market, Vivint must exclusively direct to us all leads for customers and potential customers with an interest in solar. Vivint’s ability to sell leads to other solar providers in markets where we are not currently operating may adversely affect our ability to scale rapidly if we subsequently enter into such market as many of Vivint’s customers with solar inclinations may have already been referred to another solar company by the time we enter into such market.

We may not be able to resolve any potential conflicts relating to these agreements or otherwise, and even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party. In addition, we will have indemnification obligations under the intercompany services agreements we will enter into with Vivint, and disputes between us and Vivint may result in claims for indemnification. However, we do not currently expect that these indemnification obligations will materially affect our potential liability compared to what it would be if we did not enter into these agreements with Vivint.

Risks Related to this Offering

An active, liquid and orderly trading market for our common stock may not develop, our stock price may be volatile, and you may be unable to sell your shares at or above the offering price you paid.

Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The initial public offering price for our common stock will be determined by negotiations between us, the selling stockholder and representatives of the underwriters and may not be indicative of prices that will prevail in the trading market after the offering closes. The market price of our common stock could be subject to wide fluctuations in response to many risk factors listed in this section and others beyond our control, including:

•	changes in laws or regulations applicable to our industry or offerings;

•	additions or departures of key personnel;

•	the failure of securities analysts to cover our common stock after this offering;

•	actual or anticipated changes in expectations regarding our performance by investors or securities analysts;

•	price and volume fluctuations in the overall stock market;

•	volatility in the market price and trading volume of companies in our industry or companies that investors consider comparable;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	our ability to protect our intellectual property and other proprietary rights;

•	sales of our common stock by us or our stockholders;

•	the expiration of contractual lock-up agreements;

•	litigation or disputes involving us, our industry or both;

•	major catastrophic events; and

•	general economic and market conditions.

Further, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. In addition, the stock prices of many renewable energy companies have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may cause the market price of our common stock to decline. If the market price of our common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment and may lose some or all of your investment.

In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

As an emerging growth company within the meaning of the Securities Act, we will utilize certain modified disclosure requirements, and we cannot be certain if these reduced requirements will make our common stock less attractive to investors.

We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies” including, but not limited to, not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We have in this prospectus utilized, and we plan in future filings with the SEC to continue to utilize, the modified disclosure requirements available to emerging growth companies. As a result, our stockholders may not have access to certain information they may deem important.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

We could remain an ‘‘emerging growth company’’ for up to five years, or until the earliest of (1) the last day of the first fiscal year in which our annual gross revenue exceeds $1 billion, (2) the date that we become a ‘‘large accelerated filer’’ as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Our stock price could decline due to the large number of outstanding shares of our common stock eligible for future sale.

Sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Upon completion of this offering, we will have 105,303,122 outstanding shares of common stock based on the number of shares outstanding as of June 30, 2014 after giving effect to the issuance and sale by us of an aggregate of 9,703,122 shares of our common stock to 313 Acquisition LLC and two of our directors in August and September 2014 and assuming no exercise of outstanding options after June 30, 2014. The shares sold pursuant to this offering will be immediately tradable without restriction, excluding any shares sold under our reserved share program. We, the selling stockholder and all of our directors and officers, as well as the other holders of substantially all shares of our common stock outstanding immediately prior to the completion of this offering, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock until 180 days following the date of this prospectus, except with the prior written consent of the representatives of the underwriters. After the expiration of the 180 day restricted period, these shares may be sold in the public market in the United States, subject to prior registration in the United States, if required, or reliance upon an exemption from U.S. registration, including, in the case of shares held by affiliates or control persons, compliance with the volume restrictions of Rule 144. Participants in the reserved share program, which provides for the sale of up to 5% of the shares offered by this prospectus, have agreed to similar restrictions for 180 days following the date of this prospectus, which restrictions may be waived with the prior written consent of the representatives of the underwriters.

Number of Shares and % of Total Outstanding	Date Available for Sale into Public Markets
19,570,000 or 18.6%	Immediately after this offering (comprised of the shares sold in this offering other than shares sold as part of the reserved share program).

85,733,122 or 81.4%	From time to time after the date 180 days after the date of this prospectus due to contractual obligations and lock-up agreements, upon expiration of their respective holding periods under Rule 144. However, the underwriters can waive the provisions of these lock-up agreements and allow these stockholders to sell their shares at any time, provided their respective holding periods under Rule 144 have expired.

In addition, 676,467 shares reserved for future issuance under our Long-Term Incentive Plan will issue, vest and be immediately tradable without restriction on the date that is six months after the closing of this offering. An additional 2,705,889 shares reserved for future issuance under our Long-Term Incentive Plan will issue, vest and be immediately tradable without restriction at the later of (1) the date our sponsor and its affiliates achieve a specified return on their invested capital and (2) the date that is six months after the closing of this offering. On the date that is 18-months after the closing of this offering, 676,467 shares reserved for future issuance under our Long-Term Incentive Plan will issue, vest and be immediately tradable without restriction. For more information regarding the shares reserved under our Long Term Incentive Plan see the section of this prospectus under the caption “Shares Eligible for Future Sale.”

Further, options to purchase 9,728,681 shares remained outstanding as of June 30, 2014, one-third of which are subject to ratable time-based vesting over a five year period and will become immediately tradable once vested. The remaining two-thirds are subject to vesting upon certain performance conditions and the achievement of certain investment return thresholds by 313 Acquisition LLC and will vest and become immediately tradable as follows: (1) one-half of the shares vest (a) if 313 Acquisition LLC receives cash proceeds with respect to its holdings of our common stock in an amount that equals $250 million more than its cumulative investment in our common stock (which amount shall be equal to $75 million plus any amounts invested after November 16, 2012) or (b) if 240 days after the completion of this offering, our aggregate equity market capitalization exceeds $1 billion and (2) one-half of the shares vest when 313 Acquisition LLC receives cash proceeds with respect to its holdings of our common stock in an amount that equals $500 million more than its cumulative investment in our common stock (which amount shall be equal to $75 million plus any amounts invested after November 16, 2012).

Following the date that is 180 days after the completion of this offering, stockholders owning an aggregate of 84,703,122 shares will be entitled, under contracts providing for registration rights, to require us to register shares of our common stock owned by them for public sale in the United States, subject to the restrictions of Rule 144. In addition, we intend to file a registration statement to register the approximately 22,917,647 shares previously issued or reserved for future issuance under our equity compensation plans and agreements. Upon effectiveness of that registration statement, subject to the satisfaction of applicable exercise periods and, in certain cases, lock-up agreements with the representatives of the underwriters referred to above, the shares of common stock issued upon exercise of outstanding options will be available for immediate resale in the United States in the open market. Sales of our common stock as restrictions end or pursuant to registration rights may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales also could cause our stock price to fall and make it more difficult for you to sell shares of our common stock.

Our sponsor and its affiliates control us and their interests may conflict with ours or yours in the future.

Immediately following this offering, 313 Acquisition LLC, which is controlled by our sponsor and its affiliates, will beneficially own approximately 78% of our common stock, or 75% if the underwriters exercise their option to purchase additional shares in full. Moreover, under our organizational documents and the stockholders agreement with 313 Acquisition LLC that will be in effect by the completion of this offering, for so long as our existing owners and their affiliates retain significant ownership of us, we will agree to nominate to our board individuals designated by our sponsor, whom we refer to as the sponsor directors. In addition, for so long as 313 Acquisition LLC continues to own shares representing a majority of the total voting power, we will agree to nominate to our board individuals appointed by Summit Partners and Todd Pedersen. Even when our sponsor and its affiliates and certain of its co-investors cease to own shares of our stock representing a majority of the total voting power, for so long as our sponsor and its affiliates continue to own a significant percentage of our stock our sponsor will still be able to significantly influence the composition of our board of directors and the approval of actions requiring stockholder approval. In addition, under the stockholders agreement, affiliates of our sponsor will have consent rights with respect to certain actions involving our company, provided a certain aggregate ownership threshold is maintained collectively by our sponsor and its affiliates, together with Summit Partners, Todd Pedersen and Alex Dunn and their respective affiliates. Accordingly, for such period of time, our sponsor and certain of its co-investors will have significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers. In particular, for so long as our sponsor and its affiliates continue to own a significant percentage of our stock, our sponsor will be able to cause or prevent a change of control of our company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our company. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of common stock as part of a sale of our company and ultimately might affect the market price of our common stock.

Our sponsor and its affiliates engage in a broad spectrum of activities, including investments in the energy sector. In the ordinary course of their business activities, our sponsor and its affiliates may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. For example, affiliates of our sponsor regularly invest in utility companies that compete with solar energy and renewable energy companies such as ours. In addition, affiliates of our sponsor own interests in one of the largest solar power developers in India and may in the future make other investments in solar power, including in the United States. Our certificate of incorporation will provide that none of our sponsor, any of its affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. Our sponsor also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, our sponsor may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.

We have elected to take advantage of the “controlled company” exemption to the corporate governance rules for NYSE-listed companies, which could make our common stock less attractive to some investors or otherwise harm our stock price.

Because we qualify as a “controlled company” under the corporate governance rules for NYSE-listed companies, we are not required to have a majority of our board of directors be independent, nor are we required to have a compensation committee or an independent nominating function. In light of our status as a controlled company, in the future we could elect not to have a majority of our board of directors be independent or not to have a compensation committee or nominating and governance committee. Accordingly, should the interests of 313 Acquisition LLC or our sponsor differ from those of other stockholders, the other stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance rules for NYSE-listed companies. Our status as a controlled company could make our common stock less attractive to some investors or otherwise harm our stock price.

Our management will have broad discretion over the use of the proceeds from this offering and may not apply the proceeds of this offering in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds we receive from this offering and you will be relying on its judgment regarding the application of these proceeds. We expect to use the net proceeds from this offering as described under the section of this prospectus captioned “Use of Proceeds.” However, management may not apply the net proceeds of this offering in ways that increase the value of your investment.

Provisions in our certificate of incorporation, bylaws, stockholders agreement and under Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Our certificate of incorporation, bylaws and stockholders agreement contain provisions that could depress the trading price of our common stock by discouraging, delaying or preventing a change of control of our company or changes in our management that the stockholders of our company may believe advantageous. These provisions include:

•	establishing a classified board of directors so that not all members of our board of directors are elected at one time;

•	authorizing “blank check” preferred stock that our board of directors could issue to increase the number of outstanding shares to discourage a takeover attempt;

•	limiting the ability of stockholders to call a special stockholder meeting;

•	limiting the ability of stockholders to act by written consent;

•	providing that the board of directors is expressly authorized to make, alter or repeal our bylaws;

•	establishing advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings;

•	requiring our sponsor to consent to certain actions, as described under the section of this prospectus captioned “Certain Relationships and Related Party Transactions—Agreements with Our Sponsor—Stockholders Agreement,” for so long as our sponsor, Summit Partners, Todd Pedersen and Alex Dunn or their respective affiliates collectively own, in the aggregate, at least 30% of our outstanding shares of common stock;

•	the removal of directors only for cause and only upon the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class, if Blackstone and its affiliates beneficially own, in the aggregate, less than 30% in voting power of the stock of the Company entitled to vote generally in the election of directors; and

•	that certain provisions may be amended only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the

Company entitled to vote thereon, voting together as a single class, if Blackstone and its affiliates beneficially own, in the aggregate, less than 30% in voting power of the stock of the Company entitled to vote generally in the election of directors.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to management. Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and elsewhere in this prospectus contain forward-looking statements. Forward-looking statements include all statements that are not historical facts and can be identified by words such as: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” and similar expressions that convey uncertainty of future events or outcomes, although not all forward-looking statements contain these words.

These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this prospectus include, but are not limited to, statements about:

•	federal, state and local regulations and policies governing the electric utility industry;

•	the regulatory regime for our offerings and for third-party owned solar energy systems;

•	technical limitations imposed by operators of the power grid;

•	the continuation of tax rebates, credits and incentives, including changes to the rates of the ITC beginning in 2017;

•	the calculation of estimated nominal contracted payments remaining, retained value, and certain other metrics based on forward-looking projections;

•	the price of utility-generated electricity and electricity from other sources;

•	our ability to finance the installation of solar energy systems;

•	our ability to sustain and manage growth;

•	our ability to further penetrate existing markets, expand into new markets and expand into markets for non-residential solar energy systems;

•	our relationship with Vivint and our sponsor;

•	our expected use of proceeds from this offering;

•	our ability to manage our supply chain;

•	the cost of solar panels and the residual value of solar panels after the expiration of our customer contracts;

•	our ability to maintain our brand and protect our intellectual property; and

•	our expectations regarding remediation of the material weakness in our internal control over financial reporting.

In addition, you should refer to the “Risk Factors” section of this prospectus for a discussion of other important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Further, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all, or as predictions of future events. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

This prospectus contains market data and industry forecasts that were obtained from industry publications. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $320.4 million from our sale of the 20,600,000 shares of common stock offered by us in this offering, based upon an assumed initial public offering price of $17.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting $21.0 million in estimated underwriting discounts and commissions and estimated offering expenses of $8.8 million to be paid by us.

Each $1.00 increase or decrease in the assumed initial public offering price of $17.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, net proceeds to us from the offering by approximately $19.4 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting an incremental $1.2 million in underwriting discounts and commissions. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1,000,000 shares in the number of shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $16.0 million, assuming the assumed initial public offering price remains the same, and after deducting an incremental $1.0 million in underwriting discounts and commissions.

We will not receive any of the proceeds from the sale of common stock by the selling stockholder pursuant to the underwriters’ option to purchase additional shares, although we will bear the costs, other than the underwriting discounts and commissions, associated with the sale of these shares.

Approximately $58.8 million of the net proceeds received by us from this offering will be used to repay revolver borrowings incurred under revolving lines of credit with Vivint. We plan to use the remaining net proceeds that we receive in this offering for working capital and general corporate purposes. We may also use a portion of the net proceeds to acquire, license and invest in complementary products, technologies or businesses; however, we currently have no agreements or commitments to complete any such transaction.

As of June 30, 2014, we had an aggregate of $57.3 million in debt outstanding under the revolving lines of credit referred to above, which we incurred for working capital purposes. Such borrowings currently accrue interest at a rate of 7.5% or 12% per year and mature on January 1, 2016 and January 1, 2017 respectively, unless, in each case, the maturity is accelerated as a result of a change of control or an event of default.

Our management will have broad discretion in the application of the net proceeds that we receive in this offering, and investors will be relying on the judgment of our management regarding the treatment of these proceeds. Pending the uses described above, we plan to invest the net proceeds that we receive in this offering in short-term and intermediate-term investment-grade interest-bearing securities, such as certificates of deposit, commercial paper, money market accounts or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid any dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. In addition, the terms of our future debt instruments may prohibit us from paying cash dividends on our common stock. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws and provisions of our debt instruments and organizational documents, after taking into account our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2014 on an actual basis, and a pro forma as adjusted basis to reflect (1) the issuance and sale by us of an aggregate of 9,703,122 shares of our common stock to 313 Acquisition LLC and two of our directors in August and September 2014, (2) the incurrence of an aggregate of $87.0 million of term loan borrowings under our aggregation credit facility, net of discount of $8.7 million, and the repayment of an aggregate of $75.5 million of term borrowings under our credit facility in September 2014, (3) the filing and effectiveness of our certificate of incorporation immediately prior to the closing of this offering, (4) our sale of 20,600,000 shares of common stock in this offering at an assumed initial public offering price of $17.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting $21.0 million in underwriting discounts and commissions and estimated offering expenses of $8.8 million and (5) our receipt of the net proceeds from that sale after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and the application of such proceeds, including the repayment of $57.3 million of borrowings outstanding as of June 30, 2014.

You should read this table together with the sections of this prospectus captioned “Selected Consolidated Financial and Other Data,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2014
	Actual	Pro Forma As Adjusted(1)
	(In thousands except share and per share data)
Cash and cash equivalents	$25,230	$393,131

Short-term debt	$75,500	$—
Long-term debt, net	—	78,300
Capital lease obligations	7,661	7,661
Revolving lines of credit, related party	57,290	—
Redeemable non-controlling interests	104,342	104,342
Stockholders’ equity:
Preferred stock, $0.01 par value per share; no shares authorized, issued or outstanding, actual; 10,000,000 shares authorized, no shares issued and outstanding, pro forma as adjusted	—	—
Common stock, $0.01 par value per share; 100,000,000 shares authorized, 75,000,000 shares issued and outstanding, actual; 1,000,000,000 shares authorized, 105,303,122 shares issued and outstanding, pro forma as adjusted	750	1,053
Additional paid-in capital	75,984	514,416
Retained earnings	15,568	724,000

Total stockholders’ equity	92,302	516,193
Non-controlling interests	35,172	35,172

Total equity	127,474	551,365

Total capitalization	$372,267	$741,668

(1)

Each $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share, the mid point of the price range set forth on the cover page of this prospectus, would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity, total equity and total capitalization by approximately $19.4 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting an incremental $1.2 million in underwriting discounts and commissions. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1,000,000 shares in the number of shares offered by us would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity, total equity and total capitalization by approximately $16.0 million, assuming that the assumed initial price to public remains the same, and after deducting an incremental $1.0 million in underwriting discounts and commissions. The pro forma as adjusted information discussed above is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering determined at pricing.

The actual number of shares of common stock to be outstanding following this offering is based on 84,703,122 shares of common stock outstanding as of June 30, 2014 after giving effect to the issuance and sale by us of 9,703,122 shares of common stock to 313 Acquisition LLC and two of our directors in August and September, 2014 and excludes as of June 30, 2014:

•	9,728,681 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2014, pursuant to our 2013 Omnibus Incentive Plan and an option granted outside of such plan with substantially the same terms as those granted pursuant to such plan with a weighted-average exercise price of $1.10 per share;

•	320,000 shares of common stock issuable upon the exercise of options granted on July 7, 2014 at a weighted-average exercise price of $4.14 per share;

•	4,068,966 shares of common stock reserved for issuance under our 2013 Omnibus Incentive Plan, 4,058,823 of which are reserved for the settlement of awards granted based on achieving certain performance conditions under our long-term incentive plan pools as described in the section of this prospectus captioned “Executive Compensation—Employee Benefit Plans—Long-Term Incentive Plan,” as of June 30, 2014; and

•	8,800,000 shares of common stock reserved for future issuance under our 2014 Equity Incentive Plan on the date of this prospectus, and additional shares that become available under the plan pursuant to provisions thereof that provide for automatic annual increases in the number of shares reserved under the plan, as more fully described in the section of this prospectus captioned “Executive Compensation—Employee Benefit Plans—2014 Equity Incentive Plan.”

DILUTION

Investors purchasing our common stock in this offering will experience immediate and substantial dilution in the pro forma as adjusted net tangible book value of their shares of common stock. Dilution in pro forma as adjusted net tangible book value represents the difference between the initial public offering price of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after the offering.

Historical net tangible book value per share represents our total tangible assets (total assets less intangible assets) less total liabilities and redeemable non-controlling interests divided by the number of shares of outstanding common stock. After giving effect to (1) the issuance and sale by us of 9,703,122 shares of our common stock in August and September 2014, (2) the filing and effectiveness of our certificate of incorporation immediately prior to the closing of this offering, (3) the issuance of 20,600,000 shares of common stock in this offering, (4) the receipt of the net proceeds from the sale of shares of common stock in this offering by us at an assumed initial public offering price of $17.00 per share (the midpoint of the price range set forth on the cover of this prospectus), after deducting $21.0 million in underwriting discounts and commissions and estimated offering expenses of $8.8 million and (5) the repayment of $58.8 million of borrowings as described in the section of this prospectus captioned “Use of Proceeds”, the pro forma as adjusted net tangible book value as of June 30, 2014 would have been approximately $489.4 million, or $4.65 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $2.66 per share to existing stockholders and an immediate dilution of $12.35 per share to new investors purchasing common stock in this offering.

The following table illustrates this dilution on a per share basis to new investors.

Assumed initial public offering price per share		$17.00
Historical net tangible book value per share as of June 30, 2014 adjusted for the equity issuances in August and September 2014, the drawdown of $87.0 million in September 2014, less applicable fees and expenses, and the repayment of the short-term debt.	$1.99
Increase in net tangible book value per share attributable to investors participating in this offering	2.66

Pro forma as adjusted net tangible book value per share, as adjusted to give effect to this offering		4.65

Dilution per share to investors participating in this offering		$12.35

Each $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share would increase (decrease) total consideration paid by new investors by approximately $19.4 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting an incremental $1.2 million in underwriting discounts and commissions. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares offered by us would increase (decrease) total consideration paid by new investors by $16.0 million, assuming that the assumed initial public offering price remains the same, and after deducting an incremental $1.0 million in underwriting discounts and commissions.

The following table summarizes, on a pro forma as adjusted basis as of June 30, 2014, the differences between the number of shares of common stock purchased from us, the total consideration and the weighted-average price per share paid by existing stockholders and by investors participating in this offering at an assumed initial public offering price of $17.00 per share, after deducting $21.0 million in underwriting discounts and commissions and estimated offering expenses of $8.8 million (in thousands, except share and per share amounts):

	Shares Purchased		Total Consideration		Weighted - Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	84,703,122	80.4%	$195,081	37.8%	$2.30
Investors participating in this offering	20,600,000	19.6	320,388	62.2	15.55

Total	105,303,122	100%	$515,469	100%	4.90

If the underwriters’ option to purchase additional shares is exercised in full, sales by the selling stockholder in this offering will reduce the number of shares held by the existing stockholder to 81,613,122 shares, or approximately 77.5% of the total shares of our common stock outstanding after this offering and increase the number of shares purchased by new investors to 23,690,000 shares, or approximately 22.5% of the total shares of our common stock outstanding after this offering.

The actual number of shares of common stock to be outstanding following this offering is based on 84,703,122 shares of common stock outstanding as of June 30, 2014 after giving effect to the issuance and sale by us of an aggregate of 9,703,122 shares of common stock to 313 Acquisition LLC and two of our directors in August and September, 2014, and excludes:

•	9,728,681 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2014, pursuant to our 2013 Omnibus Incentive Plan and an option granted outside of such plan with substantially the same terms as those granted pursuant to such plan with a weighted-average exercise price of $1.10 per share;

•	320,000 shares of common stock issuable upon the exercise of options granted on July 7, 2014 at a weighted-average exercise price of $4.14 per share;

•	4,068,966 shares of common stock reserved for issuance under our 2013 Omnibus Incentive Plan, 4,058,823 of which are reserved for the settlement of awards granted based on achieving certain performance conditions under our long-term incentive plan pools as described in the section of this prospectus captioned “Executive Compensation—Employee Benefit Plans—Long-Term Incentive Plan,” as of June 30, 2014; and

•	8,800,000 shares of common stock reserved for future issuance under our 2014 Equity Incentive Plan on the date of this prospectus, and additional shares that become available under the plan pursuant to provisions thereof that provide for automatic annual increases in the number of shares reserved under the plan, as more fully described in the section of this prospectus captioned “Executive Compensation—Employee Benefit Plans—2014 Equity Incentive Plan.”

To the extent that new options are issued under the equity benefit plans or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth selected historical consolidated financial and other data for the periods ended and at the dates indicated below. On November 16, 2012, we were acquired by our sponsor. We refer to the period from January 1, 2012 through November 16, 2012 as the Predecessor Period or Predecessor and the periods from November 17, 2012 through December 31, 2012, the year ended December 31, 2013, and the six months ended June 30, 2013 and 2014 as the Successor Periods or Successor. Our selected historical consolidated statement of operations data for the Predecessor Period, the period from November 17, 2012 to December 31, 2012 and the year ended December 31, 2013 presented in this table and the balance sheet data as of December 31, 2012 and 2013 have been derived from our historical audited consolidated financial statements included elsewhere in this prospectus. The statements of operations data for each of the six-month periods ended June 30, 2013 and 2014 and the balance sheet data as of June 30, 2014 set forth below are derived from our unaudited quarterly consolidated financial statements included elsewhere in this prospectus and contain all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of our financial position and results of operations for the periods presented. See the section of this prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Basis of Presentation” for more information regarding the presentation of our consolidated financial statements. Operating results for the six-month periods are not necessarily indicative of results for a full financial year, or any other periods. Our historical results are not necessarily indicative of the results that may be expected in the future. The following selected financial data should be read in conjunction with the sections of this prospectus captioned “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Predecessor	Successor
	Period from January 1, through November 16, 2012	Period from November 17, though December 31, 2012	Year Ended December 31, 2013	Six Months Ended June 30, 2013	Six Months Ended June 30, 2014
			(Restated)	(Unaudited)
	(In thousands, except share and per share data)

Statement of Operations Data:
Revenue:
Operating leases and incentives	$183	$109	$5,864	$1,793	$8,667
Solar energy system and product sales	157	—	306	132	1,398

Total revenue	340	109	6,170	1,925	10,065
Operating expenses:
Cost of revenue — operating leases and incentives	3,302	1,018	19,004	8,013	27,646
Cost of revenue — solar energy system and product sales	95	—	123	76	883
Sales and marketing	1,471	533	7,348	2,890	11,009
Research and development	—	—	—	—	972
General and administrative	7,789	971	16,438	4,832	26,106
Amortization of intangible assets	—	1,824	14,595	7,297	7,428

Total operating expenses(1)	12,657	4,346	57,508	23,108	74,044

Loss from operations	(12,317)	(4,237)	(51,338)	(21,183)	(63,979)
Interest expense	881	96	3,144	991	4,074
Other expense	240	44	1,865	522	1,165

Loss before income taxes	(13,438)	(4,377)	(56,347)	(22,696)	(69,218)
Income tax expense (benefit)	7	(1,074)	123	45	6,936

Net loss	(13,445)	(3,303)	(56,470)	(22,741)	(76,154)
Net loss attributable to non-controlling interests and redeemable non-controlling interests	(1,771)	(699)	(62,108)	(2,307)	(88,688)

	Predecessor	Successor
	Period from January 1, through November 16, 2012	Period from November 17, though December 31, 2012	Year Ended December 31, 2013	Six Months Ended June 30, 2013	Six Months Ended June 30, 2014
			(Restated)	(Unaudited)
	(In thousands, except share and per share data)
Net income available (loss attributable) to stockholder	(11,674)	(2,604)	5,638	(20,434)	12,534
Accretion to redemption value of Series B redeemable preferred stock	(20,000)	—	—	—	—

Net income available (loss attributable) to common stockholder	$(31,674)	$(2,604)	$5,638	$(20,434)	$12,534

Net income per share available (loss attributable) to common stockholder(2):
Basic	$(0.42)	$(0.03)	$0.08	$(0.27)	$0.17

Diluted	$(0.42)	$(0.03)	$0.07	$(0.27)	$0.16

Weighted-average shares used in computing net income per share available (loss attributable) to common stockholder(2):
Basic	75,000,000	75,000,000	75,000,000	75,000,000	75,000,000

Diluted	75,000,000	75,000,000	75,223,183	75,000,000	76,194,463

Pro forma net income per share available to common stockholders (unaudited)(3):
Basic			$0.09		$0.16

Diluted			$0.09		$0.16

Weighted-average shares used in computing pro forma net income per share available to common stockholders (unaudited)(3):
Basic			86,445,874		87,814,512

Diluted			86,669,057		89,008,975

(1)	In connection with the finalization of this offering, we re-evaluated the estimate of the fair value of our common stock for financial reporting purposes with respect to the stock options granted to our employees during the period from January 1, 2014 through the date of this prospectus. As a result of this re-evaluation we currently expect to record approximately $0.4 million of stock-based compensation expense across multiple operating expense line items for options granted in 2014 through the date of this prospectus, which includes approximately $0.3 million of incremental stock-based compensation expense, associated with option grants made in the six months ended June 30, 2014. We also expect to record approximately $14.8 million in compensation expense in general and administrative expenses in our third quarter 2014 financial statements with respect to the September sale of common stock to Alex Dunn and an entity affiliated with Todd Pedersen, which represents the aggregate difference between the $10.667 per share purchase price and $17.00, the midpoint of the price range set forth on the cover page of this prospectus.
(2)

See Note 18 to our audited consolidated financial statements for an explanation of the method used to calculate basic and diluted net income per share available (loss attributable) to common stockholder and the weighted-average number of shares used in the computation of the per share amounts.

(3)	The pro forma basic and diluted net income per share available to common stockholders have been calculated assuming (1) the issuance and sale by us of an aggregate of 9,703,122 shares of common stock to 313 Acquisition LLC and two of our directors in August and September, 2014, (2) the repayment in full of outstanding borrowings under our revolving lines of credit, related party, using proceeds from our initial public offering of $57.3 million and (3) the assumed issuance of shares of common stock weighted for the period that the debt to be repaid was outstanding as if these transactions had occurred as of January 1, 2013. This assumes net proceeds of $320.4 million based on the initial public offering price of $17.00, the midpoint of the price range set forth on the cover of the prospectus, after deducting $21.0 million in underwriter discounts and commissions and estimated offering expenses of $8.8 million. The pro forma adjustment to eliminate the interest expense is equal to the actual interest expense recorded in the respective periods related to all borrowings under our revolving lines of credit, related party. The following table sets forth the computation of the pro forma basic and diluted net income per share available to common stockholders:

	Year Ended December 31, 2013	Six Months Ended June 30, 2014
	(In thousands, except share and per share amounts)
Numerator:
Net income available to common stockholders	5,638	12,534
Pro forma adjustment to eliminate the interest expense on outstanding borrowings to be repaid with the proceeds from the initial public offering	2,930	2,877
Pro forma adjustment to reflect the tax effect at the statutory rate	(1,026)	(1,007)

Net income available to common stockholders for pro forma earnings per share computation, basic and diluted	$7,543	$14,404

Denominator:
Weighted-average shares used in computing net income per share available to common stockholders, basic	75,000,000	75,000,000
Pro forma adjustment to reflect shares issued to 313 Acquisition LLC in August and September 2014	9,703,122	9,703,122
Pro forma adjustment to reflect shares issued in this offering used to repay outstanding borrowings	1,742,752	3,111,390

Weighted-average shares used in computing pro forma net income per share available to common stockholders, basic	86,445,874	87,814,512

Weighted-average shares used in computing net income per share available to common stockholders, diluted	75,223,183	76,194,463
Pro forma adjustment to reflect shares issued to 313 Acquisition LLC in August and September 2014	9,703,122	9,703,122
Pro forma adjustment to reflect shares issued in this offering used to repay outstanding borrowings	1,742,752	3,111,390

Weighted-average shares used in computing pro forma net income per share available to common stockholders, diluted	86,669,057	89,008,975

Pro forma net income per share available to common stockholders:
Basic	$0.09	$0.16

Diluted	$0.09	$0.16

	As of December 31,		As of June 30,
	2012	2013	2014
		(Restated)	(Unaudited)
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$11,650	$6,038	$25,230
Solar energy systems, net	47,089	188,058	364,965
Total assets	132,087	297,707	566,250
Revolving lines of credit, related party	15,000	41,412	57,290
Short-term debt	—	—	75,500
Redeemable non-controlling interests	17,741	73,265	104,342
Total equity	71,323	80,621	127,474

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes to those statements included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this prospectus.

Overview

We offer distributed solar energy to residential customers based on long-term contracts at prices below their current utility rates. Our customer focus, neighborhood-driven direct-to-home sales model, brand and operational efficiency have driven our rapid growth in solar energy installations. We believe our continued growth is disrupting the traditional electricity market by satisfying customers’ demand for increased energy independence and less expensive, more socially responsible electricity generation.

The following is a chronology of some of our key corporate milestones:

•	we were founded in May 2011 when Vivint, Inc., a residential security solutions and home automation services provider with approximately 850,000 subscribers as of June 30, 2014, recognized an opportunity to replicate its strong direct-to-home sales model in the solar energy market, and in July 2011 we installed our first solar energy system;

•	in 2012, we installed an aggregate of 2,669 solar energy systems, which reflects an average of 51 solar energy system installations per week and as of December 31, 2012, we had installed solar energy systems with an aggregate of 14.8 megawatts of capacity to 2,775 homes in four states;

•	in 2013, we installed an aggregate of 10,521 solar energy systems, which reflects an average of 202 solar energy system installations per week and as of December 31, 2013, we had installed solar energy systems with an aggregate of 72.8 megawatts of capacity to 13,296 homes in six states;

•	for the six months ended June 30, 2014, we installed an aggregate of 8,625 solar energy systems, which reflects an average of 332 solar energy system installations per week and as of June 30, 2014, we had installed solar energy systems with an aggregate of 129.7 megawatts of capacity to more than 21,900 homes in seven states;

•	in January 2014, we acquired Solmetric Corporation, a developer of photovoltaic installation software products, to enable us to install higher quality distributed solar energy systems in less time and at a lower cost;

•	in September 2014, we entered in to an aggregation credit facility pursuant to which we may incur up to an aggregate of $350 million in term loan borrowing and, subject to certain conditions, up to an aggregate of $200 million in additional borrowings; and

•	as of the date of this prospectus, we have raised investment funds to which investors had committed an aggregate of approximately $543 million.

We sell the electricity that our solar energy systems produce through long-term power purchase agreements or we lease our solar energy systems through long-term leases. Prior to the first quarter of 2014, all of our long-term customer contracts were structured as power purchase agreements. In the first quarter of 2014, we began offering leases to residential customers in connection with our entry into the Arizona market. In some jurisdictions, such as Arizona, Florida, Georgia, Iowa, Kentucky, North Carolina, Oklahoma and in Los Angeles, California, laws have been interpreted to prohibit the sale of electricity pursuant to our standard power purchase agreement. In such jurisdictions, however, a customer may lease a solar system so we and other residential solar providers enter into leases in lieu of power purchase agreements. Under either contract type, we install our solar energy system at our customer’s home and bill the customer monthly. In the power purchase agreement structure, we charge customers a fee per kilowatt hour based on the amount of electricity the solar energy system actually produces. In the lease structure, the customer’s monthly payment is fixed based on a calculation that takes into account expected solar energy generation. We provide our lease customers a production guarantee, under which we agree to make a payment at the end of each year to the customer if the solar energy system does not meet the guaranteed production level in the prior 12-month period. The power purchase agreement and lease terms are typically for 20 years, and virtually all the prices that we charge to our customers are subject to pre-determined annual fixed percentage price escalations as specified in the customer contract. Most of our current customer contracts contain price escalators ranging from 2.9% to 3.9% annually. We do not believe that either form of long-term customer contract is materially more advantageous to us than the other.

Our ability to offer long-term customer contracts depends in part on our ability to finance the installation of the solar energy systems by monetizing the resulting customer receivables and investment tax credits, accelerated tax depreciation and other incentives related to the solar energy systems. A number of market participants in our industry monetize federal tax credits through a variety of structured investments, also known as “tax equity.” Tax equity investments are generally structured as non-recourse project financings. In the context of the distributed solar energy market, tax equity investors make an upfront advance payment to a sponsor through an investment fund in exchange for a share of the tax attributes and cash flows emanating from an underlying portfolio of solar energy systems. In these tax equity investments, the U.S. federal tax attributes offset taxes that otherwise would have been payable on the investors’ other operations. As of the date of this prospectus, we have raised 10 investment funds to which investors such as banks and other large financial investors have committed to invest approximately $543 million. These commitments will enable us to install solar energy systems of total fair market value (as determined at the time of such investment) of approximately $1.3 billion, of which approximately $913 million has been installed. As of the date of this prospectus, we had tax equity commitments to fund approximately 81 MWs of future deployments. We are currently in negotiations with financial investors to create additional investment funds in 2014. We also expect to create additional investment funds with financial investors and potentially with corporate investors, and may also use debt, equity or other financing strategies to fund our operations. To that end, in August 2014 and September 2014, we received non-binding letters of intent from four financial institutions on a several basis in amounts equaling up to $300 million in the aggregate. We estimate such investments would be sufficient to fund approximately 133 MWs of future deployments. It is contemplated that each of the potential investment funds would adopt the partnership structure described above and be on terms similar to those of our existing investment funds that have adopted such structure, which terms may include conditions on our ability to draw on the financing commitments made by these funds. Such letters of intent are non-binding and do not constitute a commitment to invest. Although we cannot be certain when, if ever, such investment documentation will be executed, our current expectation is that forward investment documentation will be executed within the last quarter of 2014 or the first quarter of 2015 to fund investments at various times throughout 2015 and 2016. If we are unable to consummate these investments or establish the other investment funds that we intend to pursue during this period, we will be required to obtain additional financing in order to continue to grow our business or finance the deployment of solar energy systems using cash on hand until such additional financing has been secured.

We compete mainly with traditional utilities. In the markets we serve, our strategy is to price the energy we sell below prevailing retail electricity rates. As a result, the price our customers pay to buy energy from us varies depending on the state where the customer is located and the local traditional utility. In markets that are also served by other distributed solar energy system providers, the price we charge also depends on customer price sensitivity, the need to offer a compelling financial benefit and the price other solar energy companies charge in the region.

Components and direct labor comprise the substantial majority of the costs of our solar energy systems. We have adopted a commission-based compensation model for our sales force and a piece-rate compensation model for our installation personnel to allow us to operate our business with relatively low fixed costs. Under U.S. generally accepted accounting principles, or GAAP, the cost of revenue from our long-term customer contracts is comprised of the depreciation of the cost of the solar energy systems, which are depreciated for accounting purposes over 30 years, and the amortization of initial direct costs, which are amortized over 20 years. Cost of revenue under long-term customer contracts is also comprised of warehouse rent, utilities, fleet vehicle executory costs and the indirect costs related to the design, installation and interconnection of solar energy systems, such as personnel costs not directly associated to a solar energy system installation, which are not capitalized. For tax purposes, we utilize an accelerated depreciation schedule for our systems of six years.

Investment Funds

Our long-term customer contracts provide for recurring customer payments and the related solar energy systems are eligible for investment tax credits, accelerated tax depreciation, bonus depreciation (to the extent available under prior applicable law) and other government incentives. Our financial strategy is to monetize these benefits at the lowest cost of capital available. We share the economic benefit of this lower cost of capital with our customers by lowering the price they pay for electricity generated by the solar energy systems. We have established different types of investment funds with fund investors to implement our asset monetization strategy, including partnerships and inverted lease structures. We call these arrangements our investment funds. Fund investors recognize these as high-quality assets with a relatively low loss rate because these recurring customer payments are paid by individuals with high credit scores and generate attractive returns for investors due to the availability of investment tax credits, accelerated depreciation and certain other government incentives. As of June 30, 2014, the average FICO score of our customers was approximately 750. We contribute or sell the solar energy systems, customer contracts, and associated rights to the investment funds and receive cash and an equity interest in the fund. Depending on the nature of the investment fund, cash may be contributed to the investment fund by the investor upfront or in stages based on milestones associated with the design, construction or interconnection status of the solar energy systems. The cash contributed by the fund investor is used by the investment fund to purchase the solar energy systems developed by us. The investment funds own the solar energy systems, customer contracts and associated rights, and the monthly payments from customers are made directly to the investment funds. While typically the investment funds do not have express limits on their terms, the economic modeling of the funds is generally tied to the 20-year terms of the underlying customer agreements. We expect to receive ongoing cash distributions from the investment funds out of a portion of these monthly customer payments during operation of the solar energy systems. We use the cash received from the investment funds to cover our variable and fixed costs associated with installing the related solar energy systems. In the future, in addition to or in lieu of monetizing the value through investment funds, we may use debt, equity or other financing strategies to fund our operations. The allocation of the economic benefits (including incentives) among us and the fund investors and related accounting varies depending on the structure. Fund investors and their related investment committees have different levels of experience with particular fund structures. We negotiate with the fund investors and may be willing to accommodate a fund structure which best matches their experience while also providing us with the most attractive cost of capital.

As of the date of this prospectus, six of our investment funds were partnership structures. Under partnership structures, we and our fund investors contribute cash into a partnership company. The partnership uses this cash to acquire solar energy systems developed by us and sells energy from such systems to customers or directly leases the solar energy systems to customers. Prior to the fund investor receiving its contractual targeted rate of return on its investment, the fund investor receives substantially all of the value attributable to the long-term recurring customer payments, investment tax credits, accelerated tax depreciation and, in some cases, other government incentives. The target rate of return varies by investment fund. Typically fund investors require an after tax rate of return ranging from 7% to 13%, however, in certain circumstances fund investors have historically required rates of return up to 20%. After the fund investor receives a contractual targeted rate of return on its investment, we receive substantially all of the value attributable to the long-term recurring customer payments and the other incentives.

As of the date of this prospectus, four of our investment funds were inverted lease structures. Under our existing inverted lease structure, we and the fund investor set up a multi-tiered investment vehicle that is comprised of two partnership entities which facilitate the pass through of the tax benefits to the fund investors. In this structure we contribute solar energy systems to an “owner” partnership entity in exchange for interests in the owner partnership and the fund investors contribute cash to a “tenant” partnership in exchange for interests in the tenant partnership which in turn makes an investment in the owner partnership entity in exchange for interests in the owner partnership. The owner partnership distributes the cash contributions received from the tenant partnership to our wholly owned subsidiary that contributed the projects to the owner partnership. The owner partnership leases the contributed solar energy systems to the tenant partnership under a master lease, and the tenant partnership pays the owner partnership rent for those systems. The tenant partnership sells energy from the solar energy systems to customers and collects payments from the customers, or leases solar energy systems to customers and collects payments from the customers. Customer payments made to the tenant partnership are used to pay expenses (including fees to us), make master lease rent payments and pay preferred return distributions to the fund investor. The owner partnership distributes cash to us and the tenant partnership. As the tenant partnership is an investor in the owner partnership, this allows the fund investors to receive the tax benefits associated with investment tax credits as well as benefits associated with accelerated tax depreciation and operating losses associated with the ownership of the assets. Under our existing inverted lease structure inverted lease structure, a substantial portion of the value generated by the solar energy systems is provided to the fund investor for a specified period of time, which is generally based upon the period of time corresponding to the expiry of the recapture period associated with the investment tax credits. After that point in time, we receive substantially all of the value attributable to the long-term recurring customer payments and the other incentives.

The diagram below is an illustrative depiction of the typical relationships between the entities involved in our current inverted lease structures. The entity labeled “Vivint Solar Provider, LLC” is a wholly-owned indirect subsidiary responsible for providing operations and maintenance service to our investment funds. The entity labeled “Vivint Solar Developer, LLC” is our wholly-owned indirect subsidiary responsible for customer acquisition and installation of the solar energy systems prior to the systems being transferred to an investment fund. The entity labeled “Vivint Solar Manager, LLC” is a wholly-owned indirect subsidiary formed for each of these inverted lease investment funds to serve as fund manager in the applicable fund’s tenant partnership and owner partnership.

Compared to the partnership structure, our existing inverted lease structure in and of itself does not generally result in materially different overall economics to us or to the investor. However, given that the tenant partnership owns less than 100% interest in the assets, the fund investor in our existing inverted lease structures will be allocated less depreciation than in our existing partnership structure. The economics are negotiated on a fund-by-fund basis to meet the investor’s targeted return and other market terms. In the inverted lease structure, the aggregate amount of cash that we expect to receive (both distributions from the “owner” partnership and the fees paid to us) is, for an investment fund with similar overall economics, approximately the same as the aggregate amount of cash we would expect to receive from distributions in the partnership structure. The frequency of distributions, and the amount of each distribution, varies by fund and fund structure.

We have determined that we are the primary beneficiary in these partnership and inverted lease structures for accounting purposes. Accordingly, we consolidate the assets and liabilities and operating results of these partnerships in our consolidated financial statements. We recognize the fund investors’ share of the net assets of the investment funds as non-controlling interests and redeemable non-controlling interests in our consolidated balance sheets. Please see the section of this prospectus captioned “—Components of Results of Operations—Net Income Available (Loss Attributable) to Stockholders” for further discussion regarding how we attribute net income (loss) to the fund investors. We recognize the amounts that are contractually payable to these investors in each period as distributions to non-controlling interests and redeemable non-controlling interests in our consolidated statements of redeemable preferred stock, redeemable non-controlling interests and equity. Our statements of cash flows reflect cash received from these fund investors as proceeds from investment by non-controlling interests and redeemable non-controlling interests. Our statements of cash flows also reflect cash paid to these fund investors as distributions paid to non-controlling interests and redeemable non-controlling interests. We reflect any unpaid distributions to these fund investors as distributions payable to non-controlling interests and redeemable non-controlling interests in our consolidated balance sheets.

The terms and conditions of each investment fund vary significantly by investor and by fund. In our investment funds, the investor commitments range in size from approximately $9 million to $100 million, which allows us to finance portfolios of solar energy systems with a total fair market value (as determined at the time of such investment) ranging from approximately $40 million to approximately $235 million. The fund investor is only required to invest the committed capital if we achieve specified project development milestones within a specified time frame. Our investment funds also require that we meet certain capital deployment deadlines. If we fail to use all of a fund investor’s committed capital by any such deadline, we may be required to pay a fee for failure to utilize the committed capital. Through the date of this prospectus, we have not been required to pay any such fees. Our rights to receive cash distributions or other payments from the investment funds vary widely depending on a variety of factors, including the investment fund structure, the terms and conditions of the specific investment fund and the performance and composition of the investment fund portfolio of solar energy systems. We typically have an option to acquire all of the equity interests that our fund investors hold in the investment funds approximately six years after the last solar energy system in each investment fund is operational. In some of our earlier investment funds, the fund investor can require us to purchase its equity interest if we do not exercise our option to acquire the investor’s equity interest. If either of these options are exercised, then we are typically required to pay at least the fair market value of the fund investor’s equity interest. Following any such exercise we would receive 100% of the customer payments for the remainder of the term of the customer contracts. In the event these purchase options are not exercised, we are projected to receive greater than 75% of customer payments through the end of the term of the customer contract.

Key Operating Metrics

We regularly review a number of metrics, including the following key operating metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions. Some of our key operating metrics are estimates. These estimates are based on our management’s beliefs and assumptions and on information currently available to management. Although we believe that we have a reasonable basis for each of these estimates, we caution you that these estimates are based on a combination of assumptions that may not prove to be accurate over time, particularly given that a number of them involve estimates of cash flows up to 30 years in the future. Underperformance of the solar energy systems, payment defaults by our customers, cancellation of signed contracts, competition from other distributed solar energy companies, development in the distributed solar energy market and the energy market more broadly, technical innovation or other factors described under the section of this prospectus captioned “Risk Factors” could cause our actual results to differ materially from our calculations. Furthermore, while we believe we have calculated these key metrics in a manner consistent with those used by others in our industry, other companies may in fact calculate these metrics differently than we do now or in the future, which would reduce their usefulness as a comparative measure.

Solar Energy System Installations

We track the number of solar energy systems installed on customers’ premises as of the end of a given period as an indicator of our historical growth and as an indicator of our rate of growth from period to period.

The following table sets forth the number of solar energy systems we have installed during the periods presented:

	Year Ended December 31,		Six Months Ended June 30,
	2012	2013	2013	2014
Installations	2,669	10,521	4,679	8,625

The following table sets forth the number of cumulative solar energy systems we have installed as of the dates presented:

	As of December 31,		As of June 30,
	2012	2013	2013	2014
Cumulative installations	2,775	13,296	7,454	21,921

Megawatts Installed and Cumulative Megawatts Installed

We track the electricity-generating nameplate capacity of our solar energy systems as measured in megawatts. Because the size of solar energy systems varies greatly, we believe that tracking the aggregate megawatt nameplate capacity of the systems is an indicator of our growth rate. We track megawatts installed in a given period as an indicator of asset growth in the period and cumulative megawatts installed as of the end of a given period as an indicator of our historical growth.

Megawatts installed represents the aggregate megawatt nameplate capacity of solar energy systems that have been installed during the applicable period. Cumulative megawatts installed represents the aggregate megawatt nameplate capacity of solar energy systems that have been installed.

The following sets forth the megawatt nameplate capacity of solar energy systems we have installed during the periods presented:

	Year Ended December 31,		Six Months Ended June 30,
	2012	2013	2013	2014
Megawatts installed	14.4	58.0	24.4	56.8

The following sets forth the cumulative megawatts we have installed as of the dates presented:

	As of December 31,		As of June 30,
	2012	2013	2013	2014
Cumulative megawatts installed	14.8	72.8	39.2	129.7

Estimated Nominal Contracted Payments Remaining

Our long-term customer contracts create recurring customer payments over the 20-year term of the customer contract. We use a portion of the value created by these contracts that we refer to as “nominal contracted payments,” together with the value attributable to investment tax credits, accelerated depreciation, solar renewable energy certificates, or SRECs, state tax benefits and rebates, to cover the fixed and variable costs associated with installing solar energy systems.

We track the estimated nominal contracted payments remaining of our long-term customer contracts for installed systems as of specified dates. Estimated nominal contracted payments remaining equals the sum of the remaining cash payments that our customers are expected to pay over the term of the agreements with us for systems installed as of the measurement date. Estimated nominal contracted payments remaining does not reflect potential customer defaults or cancellations as such amounts have been de minimis to date. For a power purchase agreement, we multiply the contract price per kilowatt-hour by the estimated annual energy output of the associated solar energy system to determine the estimated nominal contracted payments. For a customer lease, we include the monthly fees and upfront fee, if any, as set forth in the lease. The estimated nominal contracted payments remaining for a particular power purchase agreement or lease decline as the payments are made. Estimated nominal contracted payments include value attributable to long-term customer contracts that are owned by our investment funds. Currently, fund investors have contractual rights to a portion of these nominal contracted payments.

Estimated nominal contracted payments remaining is a reporting metric forecasted as of specified dates. It is a forward-looking number, and we use judgment in developing the assumptions used to calculate it. The primary assumption in the calculation is the annual energy output of the associated solar energy systems, which is estimated based on typical annual sun hours given the system’s location, nameplate production capacity of the system, and estimated declines in the solar equipment productivity over the life of the system. Those assumptions may not prove to be accurate over time.

The following table sets forth, with respect to our long-term customer contracts, the estimated nominal contracted payments remaining as of the end of each period presented:

	As of December 31,		As of June 30,
	2012	2013	2013	2014
	(In millions)
Estimated nominal contracted payments remaining	$89.2	$394.1	$223.3	$647.5

In addition to the nominal contracted payments, our long-term customer contracts provide us with a post-contract renewal opportunity. Because our solar energy systems have an estimated life of 30 years, they will continue to have a useful life after the 20-year term of the long-term customer contract. At the end of the original contract term, we intend to offer our customers renewal contracts at a then-determined price. The solar energy systems will already be installed on the customer’s home, which we believe will facilitate customer acceptance of our renewal offer and result in limited additional costs to us.

Estimated Retained Value

Estimated retained value and estimated retained value per watt are key operating metrics because these amounts reflect the net cash flows we expect to receive from customers pursuant to long-term customer contracts and represent valuable future revenue streams created by our operations, but which are not yet recognized on our financial statements. Management and public investors consider these metrics to be important because they represent value created by us that is not yet recognized in our financial statements.

Estimated retained value represents the cash flows, discounted at 6%, that we expect to receive from customers pursuant to long-term customer contracts net of estimated cash distributions to fund investors and estimated operating expenses for systems installed as of the measurement date. For purposes of the calculation, we aggregate the estimated retained value from the solar energy systems during the typical 20-year term of our contracts, which we refer to as estimated retained value under energy contracts, and the estimated retained value associated with an assumed 10-year renewal term following the expiration of the initial contract term, which we refer to as estimated retained value of renewal.

Estimated retained value under energy contract considers the net cash flows during the initial 20-year term of our long-term customer contracts, and is based on the solar energy systems under long-term customer contracts that have been installed as of the measurement date. Estimated retained value under energy contract is defined as the forecasted net present value, discounted at 6%, of estimated nominal contracted payments remaining, net of estimated cash payments we believe we will be obligated to distribute to tax equity investors, and estimated expenses. All such estimated expenses associated with the operations, maintenance, and administrative activities of the solar energy systems are subtracted for the purpose of calculating estimated retained value. The anticipated expenses include accounting, reporting, audit, insurance, maintenance and repairs. These costs vary by investment fund based on the requirements of the particular fund and are estimated as a cost per watt or as a specific dollar amount. In aggregate we estimate these expenses to range from $0.60 to $0.80 per watt over the contract period and assumed renewal period. We also include the replacement cost of inverters, which have a 10 to 20-year warranty, with an estimated 2% annual price decline from current pricing. Our other costs and exposure related to this equipment is mainly covered by the applicable product’s warranty, which generally meet or exceed the life of the contract. Aside from the inverter replacement costs, we expect to incur routine operating costs which are mainly administrative in nature and estimated on our experience in the normal course of business. Expected distributions to fund investors vary between the different funds and are based on individual fund contract provisions. These distributions are estimated based on contracted rates, expected sun hours, and the production capacity of the solar equipment installed.

Estimated retained value of renewal is the forecasted net present value, discounted at 6%, of payments we would receive during an assumed 10-year renewal term following the expiration of the initial contract term, net of the same amounts described in estimated retained value under energy contract. To calculate estimated retained value of renewal, we assume all contracts are renewed at 90% of the contractual price in effect at expiration of the initial term. Such calculation is based on the solar energy systems under long-term customer contracts that have been installed as of the measurement date.

	As of December 31,		As of June 30,
	2012	2013	2013	2014
	(In millions)
Estimated retained value under energy contract	$ 33.1	$151.2	$81.1	$246.2
Estimated retained value of renewal	8.5	39.2	21.5	63.7
Estimated retained value	41.6	190.4	102.7	309.9

Estimated retained value per watt is calculated by dividing the estimated retained value as of the measurement date by the aggregate nameplate capacity of solar energy systems under long-term customer contracts that have been installed as of such date. We have chosen to initially introduce our solar energy systems in states where utility rates, climate conditions and regulatory policies provide for the most compelling market for distributed solar energy. Although we believe there are many other markets that have attractive economics for us, estimated retained value per watt will decrease over time because these markets are not as attractive as the ones in which we currently operate. We may experience disproportionate growth in markets that offer attractive incentives such as SRECs, the value of which is not reflected in estimated retained value. In addition, the estimated retained value associated with commercial and industrial solar energy systems is typically less than that for residential solar energy systems. To the extent we expand into the commercial and industrial market, estimated retained value per watt will also be adversely affected. Furthermore, other companies may calculate estimated retained value per watt (or a similar metric) differently than we do, which reduces its usefulness as a comparative measure.

	As of December 31,		As of June 30,
	2012	2013	2013	2014
Estimated retained value per watt	$2.83	$2.62	$2.63	$2.39

Estimated retained value and estimated retained value per watt are reporting metrics forecasted as of specified dates. They are forward-looking numbers and we use judgment in developing the assumptions used to calculate them. Those assumptions may not prove to be accurate over time.

We consider a discount rate of 6% to be appropriate based on recent market transactions that demonstrate that a portfolio of residential solar customer contracts is an asset class that can be securitized successfully on a long term basis, with a coupon of less than 5%. Estimated retained value of renewal assumes all contracts are renewed at 90% of the contractual price in effect at expiration of the initial term. We consider this to be appropriate based on the life expectancy of the equipment, which extends beyond the initial contract term, and the belief that customers will continue to receive value from the energy generated by the solar energy systems as compared to purchasing energy from utilities, assuming utility rates for residential electricity continue to increase at their historical pace. The tables below provide a range of estimated retained value amounts if different default, discount and renewal rate assumptions were used.

Estimated retained value and estimated retained value per watt amounts do not consider the impact of other events that could adversely affect the cash flows generated by the solar energy system during the contract term and anticipated renewal period. These events could include, but are not limited to, non-payment of obligated amounts by the customer, declines in utility rates for residential electricity or early contract termination by the customer as a result of the customer purchasing the solar energy system in connection with the sale of the home on which the solar energy system is installed. To date, such early terminations have been immaterial to our business.

Factors Affecting Our Performance

Availability of Capital

Our future success depends on our ability to raise capital from third-party investors on competitive terms to help finance the deployment of our residential solar energy systems. There are a limited number of potential investment fund investors and the competition for these investments is intense. The principal tax credit on which fund investors in our industry rely is the ITC. By statute, the ITC is scheduled to decrease to 10% of the fair market value of a solar energy system on January 1, 2017 from 30% today, and the amounts that fund investors are willing to invest could decrease or we may be required to provide a larger allocation of customer payments to the fund investors as a result of this scheduled decrease. For certain of our investment funds, we are contractually required under certain circumstances to make payments to a fund investor so that the fund investor receives value equivalent to the tax benefits it expected to receive when entering into the transaction. For additional information regarding our investment funds see the section of this prospectus captioned “—Liquidity and Capital Resources—Sources of Funds—Investment Fund Commitments.” In addition, with funds that adopt a partnership structure, we contribute a portion of the cash that is used to acquire solar energy systems. We intend to create additional investment funds with financial investors and potentially with corporate investors, we will also use debt, equity or other financing strategies to fund our operations, including our obligations to make contributions to investment funds. Such other financing strategies may increase our cost of capital.

Government Incentives

Our cost of capital, the price we can charge for electricity, the cost of our systems and the demand for residential distributed solar energy is impacted by a number of federal, state and local government incentives and regulations, including: tax credits, particularly the ITC; tax abatements; rebate programs; net metering; and to a lesser extent, cash grants, particularly the U.S. Treasury grant program. While we have received U.S. Treasury grants with respect to some of the solar energy systems that we have installed in the past, we have no other existing cash grant investment funds as of the date of this prospectus. If we were to enter into cash grant funds in the future we may be required to engage in further discussions with, or otherwise be subject to investigation by, the U.S. Treasury Department in relation to applications for cash grants made by such funds. In addition, these programs have on occasion been challenged by incumbent utilities and questioned by those in government and others arguing for less governmental spending and involvement in the energy market. To the extent that such views are reflected in government policy, the reduction of such incentives could adversely affect our results of operations, cost of capital and growth prospects.

Cost of Solar Energy Systems

Since our inception, the cost of solar panels and the components necessary to manufacture them has declined, which has been a key driver in the price we charge for electricity and customer adoption of solar energy. We have purchased substantially all of the solar panels used in our solar energy systems from manufacturers based in China which have benefited from favorable governmental policies and subsidies by the Chinese government. More recently, solar panel and component prices have stabilized and could increase in the future. In January 2014, the U.S. government broadened its investigation of Chinese pricing practices in this area to include solar panels and modules produced in China containing solar cells manufactured in other countries, such as Taiwan. On June 10, 2014, the U.S. government issued a preliminary determination of countervailing subsidies by China and has proposed duties ranging from 18.6% to 35.2% on Chinese solar companies importing certain solar products into the United States, including our solar panel suppliers. On July 25, 2014, the U.S. government issued a separate preliminary determination imposing antidumping duties on imports of certain solar products from China. Although the exact applicability remains unclear, these duties are at rates of 26.3% to 165% for affected Chinese products, including our solar panel supplier Trina Solar. The U.S. government issued a separate preliminary determination relating to imports of solar products from Taiwan, with duties at rates from 20.9% to 27.6% for affected Taiwanese products (although we do not currently purchase Taiwanese products). To the extent that the U.S. government makes a final determination that U.S. market participants experience harm from these Chinese pricing practices, such solar panels and modules could become subject to these or additional tariffs. These combined tariffs would make such solar cells less competitively priced in the United States, and the Chinese and Taiwanese manufacturers may choose to limit the amount of solar equipment they sell into the United States. As a result, it may be easier for solar cell manufacturers located outside of China or Taiwan to increase the prices of the solar cells they sell into the United States. The cost of other components, such as inverters, racking systems and other electrical equipment, may also vary from period to period. If solar energy system costs begin to increase, whether as a result of these tariffs or because of the removal of government subsidies, we may be forced to pass these costs on to our customers and the value proposition for customers would decrease. Alternatively, our financial results would decrease if we did not pass these costs on to our customers.

Expansion into New Markets

We currently operate in Arizona, California, Hawaii, Maryland, Massachusetts, New Jersey and New York. We have chosen to initially introduce our solar energy systems in these states because the utility prices, sun exposure, climate conditions and regulatory policies in these states provide for the most compelling market for distributed solar energy. We believe that these states remain significantly underpenetrated. Accordingly, we intend to further penetrate these markets by introducing our solar energy systems into new neighborhoods and communities in states where we already have operations.

In recent years, the combination of declining solar energy system costs and increasing retail electricity prices have made distributed solar energy a cost effective power source for homeowners in an increasing number of markets. We plan to enlarge our addressable market by expanding into new states that present attractive economics for us and homeowners. We believe our scalable approach to entering new geographic markets significantly accelerates the time required for us to effectively sell in a particular market after establishing a new office.

During 2014 we plan to open at least 20 new offices in states in which we currently have operations and new states into which we are expanding.

Additionally, we are considering the option of expanding into markets outside of the residential market. These markets may include small businesses such as community retailers as well as larger retailers and manufacturers. Upon determination of our strategy with respect to commercial customers, we would pursue similar debt, equity, and other financing strategies consistent with our approach in the residential market, including creating investment funds, to help finance such systems.

Sales Channels

We employ a direct-to-home sales model because we believe it improves sales effectiveness. Currently, we ask potential customers to sign long-term customer contracts at no upfront cost to them and prior to us conducting a formal assessment of the home, designing a system, obtaining permits and other actions required prior to installation. As may be expected with a direct sales model, a large number of potential customers who sign long-term customer contracts ultimately elect not to have a system installed or the potential customers fail to meet our underwriting standards. We believe there are opportunities to improve the rate at which potential customers ultimately move forward through system installation, including by conducting the formal assessment of the home or installing a control panel on the day the contract is signed, or requiring potential customers to commit to a modest upfront fee that would be credited against payments under our contracts with them. We are currently evaluating such changes to determine if they can improve our signing to installation rate.

In addition to direct sales, we are currently exploring opportunities to sell solar energy systems to customers through a number of distribution channels, including relationships with home builders, large construction, electrical and roofing companies and other third parties such as home improvement stores that have access to large numbers of potential customers. We believe that such initiatives will contribute to our revenue growth. The potential impact of these initiatives on our financial results, however, is uncertain because while the price per kilowatt we can charge may be lower, we expect to benefit from more favorable cost structures by virtue of the larger nature of the installations.

Operations as a Stand-Alone Company

We rely on the administrative and operational support of Vivint, Inc. to run our business. Some of the Vivint resources we are using include office space, information and technology resources and systems, purchasing services, operational and fleet services and marketing services. In addition, Vivint has made available to us lines of credit providing for up to $70.0 million in revolver borrowings.

The historical financial information we have included in this prospectus does not necessarily reflect what our financial position, results of operations, cash flows or costs and expenses would have been had we operated separately from Vivint during the historical periods presented. The historical costs and expenses reflected in our consolidated financial statements include charges to certain corporate functions historically provided to us by Vivint. We and Vivint believe these charges are reasonable reflections of the historical utilization levels of these services in support of our business. Although we have made and are continuing to make investments to support our near and longer-term growth as a fully independent company, we will continue to have an ongoing relationship with Vivint which will provide services such as office space, information and technology resources and systems, purchasing services, operational and fleet services and marketing services, pursuant to a transition services agreement. Our continued expansion may exceed the capacity that Vivint is able to provide under the terms of such agreement. If Vivint is unable to satisfy its obligations thereunder on a timely basis, we may face difficulties in providing these services internally or implementing acceptable, substitute arrangements with third-party providers. As we obtain separate technologies and services, we may incur additional costs which may impact our operating results.

Sale of Common Stock

In August 2014, we issued and sold 2,671,875 shares of our common stock to 313 Acquisition LLC for $10.667 per share for aggregate proceeds of $28.5 million. In September 2014, we issued and sold an aggregate of 7,031,247 additional shares of our common stock to 313 Acquisition LLC, Alex Dunn and an entity affiliated with Todd Pedersen for $10.667 per share for aggregate proceeds of $75.0 million. However, as discussed in the section of this prospectus captioned “—Critical Accounting Policies and Estimates—Stock-Based Compensation,” in connection with the preparation of our financial statements for the six months ended June 30, 2004, we re-evaluated the estimate of the fair value of our common stock for financial reporting purposes in light of our progress with respect to the offering contemplated by this prospectus and the establishment of the price range set forth on the cover of this prospectus and determined that a straight line interpolation from the $2.93 fair value estimate as of December 31, 2013 suggested by an independent third party common stock valuation and the midpoint of the preliminary price range set forth on the cover page of this prospectus as of September 17, 2014 was an appropriate method of re-evaluating the fair value of our common stock for each of the equity transactions completed between January 1, 2014 and September 17, 2014, including the sale of common stock. As to the shares sold to 313 Acquisition LLC, we expect that the difference between the estimated fair value as of each of the closing dates and the purchase price will be recorded as an aggregate return of capital of $43.4 million within additional paid-in capital. As to the shares sold to Alex Dunn and the entity affiliated with Todd Pedersen, we expect to record approximately $14.8 million in compensation expense within general and administrative expense.

Basis of Presentation

The consolidated financial statements included within this prospectus are presented for the periods from January 1, 2012 through November 16, 2012, which we refer to as the Predecessor Period or Predecessor, as the context requires and November 17, 2012 through December 31, 2012, the year ended December 31, 2013, and the six months ended June 30, 2013 and 2014, which we refer to as the Successor Periods or Successor, as the context requires. In connection with our acquisition by 313 Acquisition LLC, which we refer to as the Acquisition, our assets and liabilities were adjusted to fair value on the closing date of the Acquisition by application of push-down accounting. Due to the change in the basis of accounting resulting from the Acquisition, the consolidated financial statements for the Predecessor Period and the Successor Periods are not comparable.

Components of Results of Operations

Revenue

We classify and account for long-term customer contracts as operating leases. We consider the proceeds from solar energy system rebate incentives offered by certain state and local governments to form part of the payments under our operating leases and recognize such payments as revenue over the contract term. We record revenue from our operating leases over the term of our long-term customer contracts, which is typically 20 years. We also apply for and receive SRECs in certain jurisdictions for power generated by our solar energy systems. We generally recognize revenue related to the sale of SRECs upon delivery. The market for SRECs is extremely volatile and sellers are often able to obtain better unit pricing by selling a large quantity of SRECs. As a result, we may sell SRECs infrequently, at opportune times and in large quantities and the timing and volume of our SREC sales may lead to fluctuations in our quarterly results. During 2013, approximately 5% of our revenue was attributable to SREC sales and less than 1% of our revenue was attributable to state and local rebates and incentives. During the six months ended June 30, 2014, approximately 8% of our revenue was attributable to SREC sales and 1% of our revenue was attributable to state and local rebates and incentives. On occasion we have sold solar energy systems for cash. In these instances, the revenue is recognized upon the solar energy system passing inspection by the responsible city department. Subsequent to our acquisition of Solmetric Corporation in the first quarter of 2014, we began recognizing revenue related to the sale of photovoltaic installation software products and devices, a portion of which consists of post-contract customer support.

Operating Expenses

Cost of Revenue

Cost of operating leases and incentives is comprised of the depreciation of the cost of the solar energy systems, which are depreciated for accounting purposes over 30 years, the amortization of initial direct costs, which are amortized over the term of the long-term customer contract, warehouse rent, utilities, fleet vehicle executory costs and the indirect costs related to the processing, account creation, design, installation and interconnection of solar energy systems, such as personnel costs not directly associated to a solar energy system installation, which are not capitalized. Under our direct sales model, a vast majority of payments to our direct sales personnel consist of commissions attributable to long-term customer contract acquisition. Capitalized initial direct costs consist of these commissions and other customer acquisition expenses. The cost of operating leases and incentives related to the sales of SRECs is limited to broker fees which are only paid in connection with certain transactions. Accordingly, the sale of SRECs in a quarter favorably impacts our operating results for that period. In future periods, we anticipate that the cost of operating leases and incentives revenue will continue to increase in dollar amount along with our operating leases and incentive revenue as we continue to expand sales coverage.

Cost of solar energy system and product sales consists of direct and indirect material and labor costs for solar energy systems. It also consists of materials, personnel costs, depreciation, facilities costs, other overhead costs, and infrastructure expenses associated with the manufacturing of the photovoltaic installation software products and devices.

Sales and Marketing Expenses

Sales and marketing expenses include personnel costs such as salaries, benefits, bonuses, sales commissions and stock-based compensation for our corporate sales and marketing employees and exclude costs related to our direct sales personnel which are accounted for as cost of revenue. Sales and marketing expenses also include advertising, promotional and other marketing-related expenses, certain allocated corporate overhead costs related to facilities and information technology, travel and professional services. In future periods, we anticipate sales and marketing costs to increase significantly in absolute dollars but remain relatively constant as a percentage of revenue as we continue to grow our headcount for sales employees and undertake new marketing initiatives to continue to grow our business.

Research and Development

Research and development expense is comprised primarily of salaries and benefits and other costs related to the development of photovoltaic installation software products and devices. Our software development costs to date have not been significant and therefore have not been capitalized. Research and development costs are charged to expense when incurred. In future periods we anticipate research and development costs to remain relatively stable in absolute dollars.

General and Administrative Expenses

General and administrative expenses include personnel costs such as salaries, bonuses and stock-based compensation, professional fees related to legal, human resources and accounting and structured finance services. General and administrative expenses also include certain allocated corporate overhead costs related to facilities and information technology, travel and professional services. We expect that general and administrative expenses will increase on an absolute basis and as a percentage of revenue to support the growth in our business and as a result of the additional costs we will incur as we continue to build a corporate infrastructure separate from Vivint, in addition to the additional costs of being a public reporting company and the costs related to managing an increasing number of investment fund arrangements. Our historical financial results include charges for the use of services provided by Vivint centralized departments and shared facilities. These costs were based on the actual cost incurred by Vivint without mark-up. The charges to us may not be representative of what the costs would have been had we operated separately from the Vivint businesses during the periods presented, however, we believe the amounts charged are representative of the incremental cost to Vivint to provide these services to us. In future periods we expect to continue to use certain of these services, such as office space, information and technology resources and systems, purchasing services, operational and fleet services and marketing services, from Vivint as part of the transition services agreement, which provides that we will be charged based upon the actual costs incurred.

Amortization of Intangible Assets

We recorded intangible assets at their fair value of $43.8 million as of the date of the Acquisition. Such intangible assets are being amortized over their estimated useful life of three years. In addition, we recorded finite-lived intangible assets of $3.7 million with useful lives ranging from five to ten years as part of the acquisition of Solmetric Corporation in January 2014. We also recorded $2.1 million related to in-process research and development which are subject to amortization upon completion of the project or impairment if the project is subsequently abandoned.

Non-Operating Expenses

Interest Expense

Interest expense primarily consists of the interest charges associated with our indebtedness and the interest component of capital lease obligations. In the future we may incur additional indebtedness to fund our operations and our interest expense would correspondingly increase.

Other Expense

Other expense consists of interest and penalties primarily associated with employee payroll withholding tax payments which were not paid in a timely manner.

Provision for Income Taxes

We are subject to taxation in the United States, where all our business is conducted.

Our effective tax rates differ from the statutory rate primarily due to changes in the valuation allowance on our deferred taxes, state taxes, transactions with non-controlling interests and redeemable non-controlling interests, tax credits and nondeductible expenses. Our tax expense (benefit) is composed primarily of state and local minimum taxes paid, intercompany gains, tax credits and net operating losses that are being carried forward to future tax periods.

As of June 30, 2014, we had approximately $4.5 million of federal and $4.5 million of state net operating loss carryforwards, or collectively the NOLs, available to offset future taxable income, if any, which expire in varying amounts from 2031 through 2034 for federal and state tax purposes if unused. It is possible that we will not generate taxable income in time to use these NOLs before their expiration. In addition, under Section 382 of the Internal Revenue Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change federal NOLs to offset future taxable income. We have not yet completed a Section 382 analysis to determine if an ownership change will occur as a result of this offering. Until such analysis is completed, we cannot be sure that the full amount of the existing federal NOLs will be available, even if we generate taxable income before their expiration.

Net Income Available (Loss Attributable) to Stockholder

We determine the net income available (loss attributable) to stockholder by deducting from net loss the net loss attributable to non-controlling interests and redeemable non-controlling interests. The net loss attributable to non-controlling interests and redeemable non-controlling interests represents the investment fund investors’ allocable share in the results of operations of the investment funds, which we consolidate.

We have determined that the legal provisions in the contractual arrangements of the investment funds represent substantive profit-sharing arrangements, where the allocation to the partners differ from the stated ownership percentages. We have further determined that the appropriate methodology for attributing income and loss to the non-controlling interests and redeemable non-controlling interests each period is a balance sheet approach using the HLBV method. Under the HLBV method, the amounts of income and loss attributed to the non-controlling interests and redeemable non-controlling interests in the consolidated statements of operations reflect changes in the amounts the fund investors would hypothetically receive at each balance sheet date under the liquidation provisions of the contractual agreements of these funds, assuming the net assets of the respective investment funds were liquidated at recorded amounts determined in accordance with GAAP. The fund investors’ interest in the results of operations of these investment funds is determined as the difference in the non-controlling interests and redeemable non-controlling interests’ claim under the HLBV method at the start and end of each reporting period, after taking into account any capital transactions between the fund and the fund investors. For all of our investment funds, the application of HLBV is performed consistently, however, the results of that application and its impact on the income or loss allocated between us and the non-controlling interests and redeemable non-controlling interests depend on the respective funds’ specific contractual liquidation provisions. For all of our investment funds, the HLBV results are generally affected by, among other factors, the tax attributes allocated to the fund investors including tax bonus depreciation and investment tax credits or U.S. Treasury grants in lieu of the investment tax credits, the amount of preferred returns that have been paid to the fund investors by the investment funds, and the allocation of tax income or losses in a liquidation scenario.

Regardless of the investment fund structure, the contractual liquidation provisions of our existing funds provide that the allocation percentages between us and the investor change, or “flip,” under certain circumstances. Prior to the point at which the allocation percentage flips, the investor is entitled to receive most of the value generated by the solar energy systems; afterwards, we are entitled to receive most of the value. The difference between our current inverted lease structures and our current partnership structures that drives a significant impact on our results from the application of the HLBV method is how the flip point is determined. The result of this difference is described in detail in the following paragraphs.

For our existing investment funds which have adopted the partnership structure, the flip point is tied to the achievement of the fund investor’s targeted rate of return. The receipt of tax benefits by the fund investor count towards the achievement of such target, which reduces the amount distributable to the fund investor in a hypothetical liquidation under these funds’ contractual liquidation provisions. This results in a net loss attributable to the fund investor in the period in which these tax benefits are received as a result of our application of the HLBV method.

For our existing investment funds which have adopted the inverted lease structure, the flip point is typically tied to the passage of a period of time that corresponds to the expiration of the recapture period associated with ITCs. An investor in a fund with an inverted lease fund structure will receive tax benefits similar to an investor in a fund that has adopted a partnership structure; however, unlike the partnership investment fund structure, the receipt of tax benefits by the fund investor does not impact the amount distributable to the fund investor in a hypothetical liquidation under these funds’ contractual liquidation provisions. At the flip point, which typically corresponds to the end of the ITC recapture period, the fund investor’s claims on the net assets of the investment fund generally decreases. This is expected to result in a net loss attributable to the fund investor in the period when the flip occurs as a result of our application of the HLBV method.

These differences are a result of the specific contractual provisions for each of our existing funds and are not necessarily indicative of terms for our future partnership or inverted lease structures. Future investment funds may contain different features than those that we currently employ and, as a result, would not necessarily impact the HLBV calculation and resulting allocation of net income or loss in the same way that our existing funds do. For example, we may in the future enter into partnership structures in which the flip is based on the passage of time, and we would expect such funds to impact the HLBV calculation in ways that more closely resemble the impact of our current inverted lease funds than our current partnership funds.

The HLBV calculation for both fund structures is also impacted by the difference between the cash received by us from the investment funds and the carrying value of the solar energy systems contributed to the investment funds. The purchase price paid for solar energy systems by an investment fund is based on the fair market value, as determined by an independent appraiser. As the Company consolidates the subsidiary that develops the solar energy systems as well as the investment fund, the sales of the solar energy systems are considered transactions under common control and therefore reflected at their historical cost (i.e., their carryover basis). Cash received in excess of the installed purchased solar energy systems’ carryover basis is treated as deemed distributions from the investment fund to the Company. In most cases, any excess of the purchase price over the carryover basis of the solar energy systems would result in allocations of income to us.

The HLBV calculation for both fund structures may also be affected by the timing of an investor’s cash contribution to the investment fund relative to the timing of the contribution or sale of the solar energy systems to the applicable investment fund. A portion of the solar energy systems purchased by, or contributed to, an investment fund are not installed at the time of purchase or contribution and therefore do not have any carryover basis allocated to them. Our wholly-owned subsidiary has an obligation to purchase, install, and provide the solar energy system equipment to an investment fund for any in-progress projects that were previously purchased by such fund. If our wholly-owned subsidiary does not ultimately provide the investment fund with the solar energy systems that it purchased, it is required to refund the purchase price to the investment fund. In these specific cases, we determined that the portion of the cash purchase price paid by an investment fund that relates to in-progress projects should be recorded as a receivable by the investment fund (i.e., representing the investment fund’s right to receive solar panels and related equipment for solar energy systems that are installed after the project is purchased by the investment fund). Given that our subsidiary controls the investment fund, we have accounted for the receivable balance (i.e., the entire cash balance paid to our subsidiary for the purchased, uninstalled solar energy systems) as a reduction in the investment fund’s members’ equity in accordance with GAAP. Initially, this results in the allocation of losses amongst the partners, primarily to the fund investor, because the GAAP equity balance is less than the tax capital account. When such solar energy systems are subsequently installed, the systems are recorded at their carryover basis as a common control transaction and the receivable balance is eliminated. With the elimination of the receivable, the investment fund’s member’s equity is increased to the extent of the carrying amount of the assets contributed which results in the reversal of a portion of the prior allocation of losses. In most cases, the reversal of such losses occurs within a short period of time, approximately three months. As discussed above, the difference between the receivable balance eliminated (i.e., the cash received for such solar energy systems) and the carryover basis of the installed solar energy systems is treated as deemed distributions from the investment fund to the Company, and as a result that portion of the prior allocation of losses is not reversed over time.

If the redemption value of our redeemable non-controlling interests exceeds their carrying value after attribution of income or loss under the HLBV method in any period, we will make an additional attribution of income to our redeemable non-controlling interests such that their carrying value will at least equal the redemption value.

We apply the HLBV method consistently across our investment funds; however, the impact on non-controlling interests and redeemable non-controlling interests may vary significantly period-to-period depending on the structure of the funds we enter into, the contractual liquidation provisions of such investment funds, the age of such investment funds and the timing of an investor’s cash contribution to the investment fund relative to the timing of the contribution or sale by us of the solar energy system to the applicable investment fund.

Results of Operations

We believe that a discussion of the results of operations for a partial year versus a full year would not be meaningful. We have therefore set forth a discussion comparing the results of operations for the year ended December 31, 2013 to the results of operations of the Successor Period from November 17, 2012 through December 31, 2012, combined with the results of operations of the Predecessor Period from January 1, 2012 through November 16, 2012. We have also provided a discussion comparing the results of operations for the six months ended June 30, 2014 to the results of operations for the six months ended June 30, 2013, both of which occurred in the Successor Period. The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. Certain financial information for the Successor Period is not comparable to the Predecessor Period due to the change in basis of accounting as a result of the Acquisition. This information includes, but may not be limited to, amortization expense, Acquisition transaction expenses and accretion to redemption value.

The following table sets forth selected consolidated statements of operations data for each of the periods indicated.

	Predecessor	Successor
	Period from January 1, through November 16, 2012	Period from November 17, through December 31, 2012	Year Ended December 31, 2013	Six Months Ended June 30
				2013	2014
			(Restated)
			(In thousands)
Revenue:
Operating leases and incentives	$183	$109	$5,864	$1,793	$8,667
Solar energy system and product sales	157	—	306	132	1,398

Total revenue	340	109	6,170	1,925	10,065
Operating expenses:
Cost of revenue—operating leases and incentives	3,302	1,018	19,004	8,013	27,646
Cost of revenue—solar energy system and product sales	95	—	123	76	883
Sales and marketing	1,471	533	7,348	2,890	11,009
Research and development	—	—	—	—	972
General and administrative	7,789	971	16,438	4,832	26,106
Amortization of intangible assets	—	1,824	14,595	7,297	7,428

Total operating expenses	12,657	4,346	57,508	23,108	74,044

Loss from operations	(12,317)	(4,237)	(51,338)	(21,183)	(63,979)
Interest expense	881	96	3,144	991	4,074
Other expense	240	44	1,865	522	1,165

Loss before income taxes	(13,438)	(4,377)	(56,347)	(22,696)	(69,218)
Income tax expense (benefit)	7	(1,074)	123	45	6,936

Net loss	(13,445)	(3,303)	(56,470)	(22,741)	(76,154)
Net loss attributable to non-controlling interests and redeemable non-controlling interests	(1,771)	(699)	(62,108)	(2,307)	(88,688)

Net income available (loss attributable) to stockholder	(11,674)	(2,604)	5,638	(20,434)	12,534
Accretion to redemption value of Series B redeemable preferred stock	(20,000)	—	—	—	—

Net income available (loss attributable) to common stockholder	$(31,674)	$(2,604)	$5,638	$(20,434)	$12,534

Comparison of Six Months Ended June 30, 2013 and 2014

Revenue

	Six Month Ended June 30,		$ Change 2013 to 2014
	2013	2014
	(In thousands)
Total revenue	$1,925	$10,065	$8,140

The $8.1 million increase in total revenue was primarily attributable to an increase of $6.2 million related to operating lease and incentives as the number of installed solar energy systems in service increased significantly for the six months ended June 30, 2014 compared to the same period in 2013. In addition, revenue from the sale of SRECs increased $0.7 million for the six months ended June 30, 2014 compared to the same period in 2013. Finally, subsequent to our acquisition of Solmetric Corporation in January 2014, we recognized revenue of $1.3 million related to the sale of photovoltaic installation software products and devices in the six months ended June 30, 2014.

Operating Expenses

	Six Month Ended June 30,		$ Change 2013 to 2014
	2013	2014
	(In thousands)
Operating expenses:
Cost of revenue—operating leases and incentives	$8,013	$27,646	$19,633
Cost of revenue—solar energy system and product sales	76	883	807
Sales and marketing	2,890	11,009	8,119
Research and development	—	972	972
General and administrative	4,832	26,106	21,274
Amortization of intangible assets	7,297	7,428	131

Total operating expenses	$23,108	$74,044	$50,936

Cost of Revenue.    The $19.6 million increase in cost of revenue—operating leases and incentives was primarily due to a $12.1 million increase in indirect costs related to the design, installation and interconnection of solar energy systems to the power grid that were expensed in the period and a $2.4 million increase in depreciation and amortization of solar energy systems, consistent with the significant growth in revenue over these periods. The facility and information technology expenses related to our agreements with Vivint and allocated to cost of revenue—operating leases and incentives increased by $2.5 million due to our increased headcount as well as increased square footage utilized by our employees. Other factors contributing to the increase in these expenses were the increase in travel costs related to design and installation activities of $1.2 million and the increases in fleet vehicle maintenance, insurance, warehouse and other related costs of $1.3 million. The $0.8 million increase in cost of revenue—solar energy system and product sales in the six months ended June 30, 2014 was primarily due to the costs of photovoltaic installation software products.

Sales and Marketing Expense.    The $8.1 million increase in sales and marketing expense was attributable to our continued efforts to grow our business by entering into new markets,

opening new sales offices in various locations and increased hiring of sales and marketing personnel. Specifically, the higher expense level was attributable to increased compensation and benefits expense of $4.6 million, increased costs related to advertising, promotional and other marketing-related expenses of $2.8 million, increased travel expenses of $0.7 million and increased facility and information technology expenses allocated to sales and marketing related to our agreement with Vivint of $0.1 million.

Research and Development Expense.    The $1.0 million increase in research and development expense was attributable to photovoltaic installation software product and device development during the six months ended June 30, 2014. Prior to the acquisition of Solmetric Corporation in January 2014, we did not incur any research and development expenses.

General and Administrative Expense.    The $21.3 million increase in general and administrative expenses primarily resulted from a $13.9 million increase in professional service fees driven primarily from costs related to our anticipated initial public offering and preparations to become a public reporting company. In addition, compensation and benefits increased $6.2 million as we added headcount to support our growth, new corporate office computer equipment and software increased by $0.2 million, information technology expenses related to our agreement with Vivint allocated to general and administrative expenses increased by $0.3 million, and banking service charges increased by $0.2 million.

Amortization of Intangible Assets.    In connection with the Acquisition, we recorded intangible assets at their fair value of $43.8 million as of the date of the Acquisition for which amortization of $7.3 million is reflected in each of the six months ended June 30, 2013 and 2014. Additionally, as part of the acquisition of Solmetric Corporation in January 2014, we recorded additional intangible assets at their fair value of $5.8 million, of which $3.7 million is subject to amortization. The $0.1 million increase in amortization of intangible assets in the six months ended June 30, 2014 is a result of these acquired Solmetric intangible assets.

Non-Operating Expenses

	Six Month Ended June 30,		$ Change 2013 to 2014
	2013	2014
	(In thousands)
Interest expense	$991	$4,074	$3,083
Other expense	522	1,165	643

Interest Expense.    The $3.1 million increase in interest expense was primarily the result of additional borrowings. Of the $3.1 million increase, $2.1 million related to our revolving lines of credit with Vivint and $1.2 million related to the Bank of America, N.A. term loan credit facility entered into in May 2014, $0.7 million of which were loan fees. These increases were partially offset by a decrease of $0.2 million in interest expense related to the revolving line of credit that was terminated in June 2013.

Other Expense.    The $0.6 million increase in other expenses during the six months ended June 30, 2014 as compared to the prior period was comprised primarily of interest and penalties associated with payroll taxes from 2012 and 2013 that were not paid in a timely manner.

Net Loss Attributable to Non-Controlling Interests and Redeemable Non-Controlling Interests

	Six Month Ended June 30,		$ Change 2013 to 2014
	2013	2014
	(In thousands)
Net loss attributable to non-controlling interests and redeemable non-controlling interests	$(2,307)	$(88,688)	$(86,381)

The allocation of net loss to non-controlling interests and redeemable non-controlling interests as a percentage of our total net loss was 10% and 116% for the six months ended June 30, 2013 and 2014. The increase in net loss attributable to non-controlling interests and redeemable non-controlling interests was mainly due to the $88.4 million loss allocation from funds into which we sold assets. Due to the increase in the number of investment funds, loss allocations from funds into which we sold assets for the six months ended June 30, 2014 are greater compared to the six months ended June 30, 2013. These loss allocations are partially offset by a $2.0 million decrease in net loss attributable to redeemable non-controlling interests. Losses that are allocated to the fund investors under the HLBV method relate to hypothetical liquidation losses resulting from differences between the net assets of the investment fund and the partners’ respective tax capital accounts in the investment fund. Specifically, a large portion of the total loss allocated to the non-controlling interests was caused by a significant liquidation loss for a new fund which experienced differences between the GAAP net equity and the tax capital accounts due to the investment fund’s purchase of a large number of solar energy systems that were not yet installed. Losses to the fund investors were also driven by a reduction in certain fund investors’ claims on net assets due to the election of the partnership to take bonus depreciation allowances under Internal Revenue Code Section 179, as well as the receipt of ITCs which were primarily allocated to fund investors.

Comparison of Predecessor Period Ended November 16, 2012, Successor Period Ended December 31, 2012 and Year Ended December 31, 2013

Amounts in the “$ Change 2012 to 2013” column equal results of operations for the year ended December 31, 2013 less combined results of operations for the Successor Period from November 17, 2012 through December 31, 2012 and the results of operations for the Predecessor Period from January 1, 2012 through November 16, 2012.

Revenue

	Predecessor	Successor
	Period from January 1, through November 16, 2012	Period from November 17, through December 31, 2012	Year Ended December 31, 2013	$ Change 2012 to 2013
		(In thousands)
Total revenue	$340	$109	$6,170	$5,721

The $5.7 million increase in total revenue was primarily attributable to an increase of $5.2 million related to operating leases and incentives as the number of installed solar energy systems in service increased significantly from 2012 to 2013. In addition, sales of SRECs increased to $0.3 million in 2013 from $15,000 in 2012, and was recognized within operating leases and incentives revenue. We also had an increase of $0.1 million in solar energy system sales.

Operating Expenses

	Predecessor	Successor
	Period from January 1, through November 16, 2012	Period from November 17, through December 31, 2012	Year Ended December 31, 2013	$ Change 2012 to 2013
			(Restated)
	(In thousands)
Operating expenses:
Cost of revenue—operating leases and incentives	$3,302	$1,018	$19,004	$14,684
Cost of revenue—solar energy system and product sales	95	—	123	28
Sales and marketing	1,471	533	7,348	5,344
General and administrative	7,789	971	16,438	7,678
Amortization of intangible assets	—	1,824	14,595	12,771

Total operating expenses	$12,657	$4,346	$57,508	$40,505

Cost of Revenue.    The $14.7 million increase in cost of revenue—operating leases and incentives was primarily due to a $9.4 million increase in indirect costs related to the design, installation and interconnection of solar energy systems to the power grid that were expensed in the period and a $1.9 million increase in depreciation and amortization of solar energy systems, consistent with the significant growth in revenue over these periods. The facility and information technology expenses related to our agreements with Vivint and allocated to cost of revenue increased by $1.8 million due to our increased headcount as well as increased square footage utilized by our employees. Warehouse and other related costs increased by $1.1 million. We also experienced a $0.3 million increase in fleet vehicle maintenance and insurance and a $0.3 million increase in travel costs related to design and installation activities.

Sales and Marketing Expense.    The $5.3 million increase in sales and marketing expense was attributable to our continued efforts to grow our business by entering into new markets, opening new sales offices in various locations and increased hiring of sales and marketing personnel. Specifically, the higher expense level was attributable to increased compensation and benefits expense of $3.0 million, increased costs related to advertising, promotional and other related expenses of $2.0 million and increased travel expenses of $0.4 million.

General and Administrative Expense.    The $7.7 million increase in general and administrative expenses primarily resulted from a $5.1 million increase in compensation and benefits as we increased headcount to support our growth. In addition, professional service fees increased by $3.8 million, office supplies and postage increased by $0.6 million, information technology related to our agreement with Vivint allocated to general and administrative expenses increased by $0.4 million, insurance costs increased by $0.4 million, travel expenses increased by $0.4 million and banking service charges increased by $0.2 million. These increases were partially offset by Acquisition-related costs consisting of $2.7 million of special retention bonuses and other payments to employees and $1.0 million of transaction fees that were expensed in the Predecessor Period which did not occur in the Successor Periods.

Amortization of Intangible Assets.    In connection with the Acquisition, we recorded intangible assets at their fair value of $43.8 million as of the date of the Acquisition for which amortization is reflected in the Successor Periods ended December 31, 2012 and 2013.

Non-Operating Expenses

	Predecessor	Successor
	Period from January 1, through November 16, 2012	Period from November 17, through December 31, 2012	Year Ended December 31, 2013	$ Change 2012 to 2013
	(In thousands)
Interest expense	$881	$96	$3,144	$2,167
Other expense	240	44	1,865	1,581

Interest Expense.    The increase in interest expense was primarily the result of additional borrowings under our revolving lines of credit with Vivint.

Other Expense.    The increase in other expenses was comprised primarily of interest and penalties associated with payroll taxes that were not paid in a timely manner in 2012 and 2013.

Income Tax Expense (Benefit)

	Predecessor	Successor
	Period from January 1, through November 16, 2012	Period from November 17, through December 31, 2012	Year Ended December 31, 2013	$ Change 2012 to 2013
			(Restated)
	(In thousands)
Income tax expense (benefit)	$7	$(1,074)	$123	$1,190

Income Tax Expense (Benefit).    The $1.2 million increase in income tax expense (benefit) was a result of an increase in taxable income resulting from adjustments for permanent items, such as increases in losses attributable to non-controlling interests and redeemable non-controlling interests, intercompany sales, tax credits and other nondeductible expenses.

Net Loss Attributable to Non-Controlling Interests and Redeemable Non-Controlling Interests

	Predecessor	Successor
	Period from January 1, through November 16, 2012	Period from November 17, through December 31, 2012	Year Ended December 31, 2013	$ Change 2012 to 2013
			(Restated)
	(In thousands)
Net loss attributable to non-controlling interests and redeemable non-controlling interests	$(1,771)	$(699)	$(62,108)	$(59,638)

The allocation of net loss to non-controlling interests and redeemable non-controlling interests as a percentage of our total net loss was 13%, 21%, and 110% for the Predecessor Period and the Successor Periods ended December 31, 2012 and 2013. The increase in net loss attributable to non-controlling interests and redeemable non-controlling interests was mainly due to the $57.5 million loss allocation from funds into which we were selling assets. The losses to the fund investors for the period ending December 31, 2013 are primarily driven by a reduction in certain fund investors’ claims on net assets due to the election of the partnership to take bonus depreciation allowances under Internal Revenue Code Section 179, as well as the receipt of investment tax credits which were primarily allocated to fund investors.

Accretion to Redemption Value of Series B Redeemable Preferred Stock

	Predecessor	Successor
	Period from January 1, through November 16, 2012	Period from November 17, through December 31, 2012	Year Ended December 31, 2013	$ Change 2012 to 2013
	(In thousands)
Accretion to redemption value of Series B redeemable preferred stock	$(20,000)	$—	$—	$20,000

Immediately prior to the Acquisition, we had 8,342 shares of Series B redeemable preferred stock outstanding. Due to the change in control upon the Acquisition, we recorded $20.0 million to accrete Series B redeemable preferred stock to redemption value in relation to the redemption of such preferred stock in the Predecessor Period. We do not expect to incur similar charges in future periods as we no longer have redeemable preferred stock outstanding after the Acquisition.

Quarterly Results of Operations

The following tables set forth our unaudited quarterly consolidated statements of operations data for each of the six quarters in the 18 month period ended June 30, 2014. We have prepared the quarterly data on a consistent basis with the audited consolidated financial statements included in this prospectus. In the opinion of management, the financial information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data. This information should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for a full year or any future period.

	Three Months Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014	June 30, 2014
					(Restated)
			(In thousands)
Revenue:
Operating leases and incentives	$568	$1,225	$2,123	$1,948	$2,863	$5,804
Solar energy system and product sales	24	108	151	23	644	754

Total revenue	592	1,333	2,274	1,971	3,507	6,558
Operating expenses:
Cost of revenue — operating leases and incentives	3,617	4,396	4,811	6,180	11,187	16,459
Cost of revenue — solar energy system and product sales	15	61	32	15	398	485
Sales and marketing	1,217	1,673	2,105	2,353	5,219	5,790
Research and development	—	—	—	—	472	500
General and administrative	1,796	3,036	5,135	6,471	12,354	13,752
Amortization of intangible assets	3,649	3,648	3,649	3,649	3,737	3,691

Total operating expenses	10,294	12,814	15,732	18,668	33,367	40,677

Loss from operations	(9,702)	(11,481)	(13,458)	(16,697)	(29,860)	(34,119)
Interest expense	425	566	963	1,190	1,401	2,673
Other expense	168	354	541	802	888	277

Loss before income taxes	(10,295)	(12,401)	(14,962)	(18,689)	(32,149)	(37,069)
Income tax expense (benefit)	485	(440)	31	47	4,394	2,542

Net loss	(10,780)	(11,961)	(14,993)	(18,736)	(36,543)	(39,611)
Net loss attributable to non-controlling interests and redeemable non-controlling interests	(2,121)	(186)	(37,848)	(21,953)	(43,584)	(45,104)

Net income available (loss attributable) to common stockholder	$(8,659)	$(11,775)	$22,855	$3,217	$7,041	$5,493

Quarterly Trends

Revenue

Operating leases and incentives revenue has generally increased quarter over quarter as a result of our continued increase in the number of installations of solar energy systems under power purchase agreements in new and existing markets. Operating leases and incentives revenue in the three months ended December 31, 2013 was lower than the preceding quarter due to the impact of seasonally shorter daylight hours in the winter.

Revenue from solar energy system and product sales fluctuated in 2013 as we only sold solar energy systems on occasion. Revenue from solar energy system and product sales in the first two quarters of 2014 is primarily from sales of photovoltaic installation software products and devices subsequent to our acquisition of Solmetric Corporation in January 2014.

Operating Expenses

Cost of operating leases and incentives revenue, which is comprised mainly of depreciation, has increased quarter over quarter primarily as a result of the increase in the number of installed solar energy systems under lease and power purchase agreements.

Cost of revenue from solar energy system and product sales has increased quarter over quarter primarily as a result of increased sales of photovoltaic installation software products and devices subsequent to our acquisition of Solmetric Corporation in January 2014.

Sales and marketing expenses have increased quarter over quarter as we have continued to increase our headcount for sales employees and undertake new marketing initiatives to continue to grow our business.

General and administrative expenses have increased quarter over quarter as a result of additional headcount and expenditures in order to support the growth of our business as well as the additional costs of preparing to be a public reporting company.

Amortization of intangible assets increased in the first two quarters of 2014 due to the finite-lived intangible assets of $3.7 million which we recorded as part of the acquisition of Solmetric Corporation in January 2014.

Non-Operating Expenses

Interest expense increased quarter over quarter due to additional borrowings in order to support our growth.

Other expense consists mainly of interest and penalties primarily associated with employee payroll withholding tax payments which were not paid in a timely manner. The decrease in other expense in the second quarter of 2014 was the result of our resolving the cause of such late employee payroll withholding tax payments.

Net Loss Attributable to Non-controlling Interests and Redeemable Non-controlling Interests

As discussed in the section of this prospectus captioned “—Components of Results of Operations,” we apply the HLBV method in a consistent manner to all of our investment funds; however, as seen in the quarterly trend, the impact on non-controlling interests and redeemable non-controlling interests varies significantly period-to-period depending on the structure of the funds we enter into, the contractual liquidation provisions of such investment funds, the age of such investment funds and the timing of an investor’s cash contribution to the investment fund relative to the timing of the contribution or sale by us of the solar energy system to the applicable investment fund.

Seasonality

We have experienced seasonal fluctuations in our operations. For example, the amount of revenue we recognize in a given period from power purchase agreements is dependent in part on the amount of energy generated by solar energy systems under such contracts. As a result, operating leases and incentives revenue is impacted by seasonally shorter daylight hours in winter months. In addition, our ability to install solar energy systems is impacted by weather. For example, we have limited ability to install solar energy systems during the winter months in the Northeastern United States. Such delays can impact the timing of when we can install and begin to generate revenue from solar energy systems. However, given that we are an early stage company operating in a rapidly growing industry, the true extent of these fluctuations may have been masked by our recent growth rates and thus may not be readily apparent from our historical operating results and may be difficult to predict. As such, our historical operating results may not be indicative of future performance.

Liquidity and Capital Resources

As of June 30, 2014, we had cash and cash equivalents of $25.2 million, which consisted principally of cash and time deposits with high-credit-quality financial institutions. Since inception, we have financed our operations primarily from investment fund arrangements that we have formed with fund investors and, to a lesser extent, from borrowings. Our principal uses of cash are funding our operations, including the costs of acquisition and installation of solar energy systems, satisfaction of our obligations under our debt instruments and other working capital requirements. Our business model requires substantial outside financing arrangements to grow the business and facilitate the deployment of additional solar energy systems. Since we invest our available cash into purchases of new solar energy systems, our working capital balance was negative as of June 30, 2014. As we continue to grow our business, we anticipate that our negative working capital balance will also grow. The solar energy systems that are operational typically generate a positive return rate, however, in order to grow, we are dependent on financing from outside parties. If financing is not available to us on acceptable terms, if and when needed, we may be required to reduce planned spending, which could have a material adverse effect on our operations. While there can be no assurances, we anticipate raising additional required capital from new and existing investors. We believe our cash and cash equivalents, investment fund commitments, projected investment fund contributions and available borrowings as further described below will be sufficient to meet our anticipated cash needs for at least the next 12 months. However, due to our rapid growth and business expansion, combined with the outlay of significant upfront capital costs, the liquidity provided from this offering may be necessary to provide additional funding depending on our ability to secure adequate future financing and the rate at which our business continues to expand.

Sources of Funds

Investment Fund Commitments

As of the date of this prospectus, we have raised 10 investment funds to which investors such as banks and other large financial investors have committed to invest approximately $543 million. These commitments will enable us to install solar energy systems of total fair market value (as determined at the time of such investment) of approximately $1.3 billion, of which approximately $913 million has been installed. The undrawn committed capital for these funds is approximately $165 million, which includes approximately $46 million in payments that will be received from fund investors upon interconnection to the respective utility grid of solar energy systems that have already been allocated to investment funds. As of the date of this prospectus, we had tax equity commitments to fund approximately 81 MWs of future deployments. We are currently in negotiations with financial investors to create additional investment funds in 2014. We also expect to create additional investment funds with financial investors and potentially with corporate investors, and may also use debt, equity or other financing strategies to fund our operations. To that end, in August and September 2014, we received non-binding letters of intent from four financial institutions on a several basis in amounts equaling up to $300 million in the aggregate. We estimate such investments would be sufficient to fund approximately 133 MWs of future deployments. It is contemplated that each of the potential investment funds would adopt the partnership structure and be on terms similar to those of our existing investment funds that have adopted such structure, which terms may include conditions on our ability to draw on the financing commitments made by these funds. Such letters of intent are non-binding and do not constitute a commitment to invest. Although we cannot be certain when, if ever, such investment documentation will be executed, our current expectation is that forward investment documentation will be executed within the last quarter of 2014 or the first quarter of 2015 to fund investments at various times throughout 2015 and 2016. If we are unable to consummate these investments or establish the other investment funds that we intend to pursue during this period, we will be required to obtain additional financing in order to continue to grow our business or finance the deployment of solar energy systems using cash on hand until such additional financing has been secured. We assign to our investment funds long-term customer contracts and related economic benefits associated with solar energy systems in accordance with the criteria of the specific funds. Upon such allocation and upon our satisfaction of the conditions precedent to drawing upon such commitments, we are able to draw down on the investment fund commitments. The conditions precedent to funding vary across our investment funds, but generally require that we have entered into a contract with the customer, that the customer meets certain credit criteria, that the solar energy system is expected to be eligible for the ITC, that we have a recent appraisal from an independent appraiser establishing the fair market value of the system and that the property is in an approved state. All of the capital contributed by our fund investors into the investment funds is, depending on the investment fund structure, either paid to us to acquire solar energy systems or distributed to us following our contribution of solar energy systems to the investment fund. Some fund investors have additional criteria that are specific to those investment funds. Once received by us, these proceeds are generally used for working capital to develop and deliver solar energy systems but may be used for any purpose.

Debt Instruments

Aggregation Credit Facility.    In September 2014, we entered into an aggregation credit facility with an initial lender commitment of up to $350 million with certain financial institutions for which Bank of America, N.A. is acting as administrative agent. The aggregation credit facility provides that, upon the satisfaction of certain conditions, we may incur up to an aggregate of $200 million of additional term loan borrowings.

Prepayments are permitted under the aggregation credit facility, and the principal and accrued interest on any outstanding loans mature on March 12, 2018. Under the aggregation credit facility, interest on borrowings accrues at a floating rate equal to (1) a margin that varies between 3.25% during the period during which we may incur borrowings and 3.50% after such period plus either of (2)(a) LIBOR or (b) the greatest of (i) the Federal Funds Rate plus 0.5%, (ii) the administrative agent’s prime rate and (iii) LIBOR plus 1%.

The borrower under the aggregation credit facility is Vivint Solar Financing I, LLC, one of our indirect wholly owned subsidiaries, that in turn holds our interests in the managing members in our existing investment funds. These managing members guarantee the borrower’s obligations under the aggregation credit facility. In addition, Vivint Solar Holdings, Inc., has pledged its interests in the borrower, and the borrower has pledged its interests in the guarantors as security for the borrower’s obligations under the aggregation credit facility. The aggregation credit facility includes customary covenants, including covenants that restrict, subject to certain exceptions, the borrower’s and the guarantors’ ability to incur indebtedness, incur liens, make investments, make fundamental changes to their business, dispose of assets, make certain types of restricted payments or enter into certain related party transactions. Among other restrictions, the aggregation credit facility provides that the borrower may not incur any indebtedness other than that related to the aggregation credit facility or in respect of permitted swap agreements, and that the guarantors may not incur any indebtedness other than that related to the aggregation credit facility or as permitted under existing investment fund transaction documents. These restrictions do not impact our ability to enter into investment funds, including those that are similar to those we have entered into previously. As of the date of this prospectus, we had incurred an aggregate of $87.0 million in term loan borrowings under this agreement, of which we used approximately $75.7 million to repay the outstanding principal and accrued and unpaid interest under the May 2014 credit facility, and had remaining borrowing capacity of $263 million.

Our aggregation credit facility also contains certain customary events of default. If an event of default occurs, lenders under the aggregation credit facility will be entitled to take various actions, including the acceleration of amounts due under the aggregation credit facility and foreclosure on the interests of the borrower and the guarantors that have been pledged to the lenders.

Credit Facility.    In May 2014, we entered into a term loan credit facility with certain financial institutions for which Bank of America, N.A. was acting as administrative agent, under which we incurred an aggregate principal amount of $75.5 million in term loan borrowings. Under the credit facility, interest on borrowings accrued at a floating rate based on (1) LIBOR plus a margin equal to 4%, or (2) a rate equal to 3% plus the greatest of (a) the Federal Funds Rate plus 0.5%, (b) the administrative agent’s prime rate and (c) LIBOR plus 1%.

The credit facility included customary covenants, including covenants that restrict, subject to certain exceptions, our ability to incur indebtedness, incur liens, make investments, make fundamental changes to our business, dispose of assets, make certain types of restricted payments or enter into certain related party transactions. As of June 30, 2014, we were in compliance with such covenants. The credit facility permitted prepayments without premium, and in September 2014 we repaid the outstanding term loan borrowings and accrued and unpaid interest under the credit facility with proceeds from the aggregation credit facility.

Related Party Revolving Lines of Credit.    In December 2012, we entered into a Subordinated Note and Loan Agreement with Vivint, pursuant to which we may incur up to $20.0 million in revolver borrowings. Interest accrues on these borrowings at 7.5% per year and accrued interest is paid-in-kind through additions to the principal amount on a semi-annual basis. Such additions to the principal amount do not reduce borrowing capacity under the revolving lines of credit. In December 2012, we incurred $15.0 million in revolver borrowings and in January through May 2013, we incurred an additional $5.0 million in revolver borrowings. In July 2013, we amended this agreement to provide for a maturity date of January 1, 2016. As of June 30, 2014, we had borrowed $20.0 million in aggregate under this agreement and as such did not have any remaining borrowing capacity available under this agreement.

In May 2013, we entered into a separate Subordinated Note and Loan Agreement with Vivint, pursuant to which we may incur up to $20.0 million in revolver borrowings. From May 2013 through December 2013, we incurred $18.5 million in revolver borrowings under the agreement. Accrued interest is paid-in-kind through additions to the principal amount on a semi-annual basis and interest accrued on these borrowings at 12% per year through November 2013 and 20% per year in December 2013. In January 2014, we amended and restated the agreement, pursuant to which we may incur up to an additional $30.0 million in revolver borrowings. In addition, the amendment provides that the interest on all borrowings under the agreement will accrue at a rate of 12% per year for the remaining term of the agreement. In April 2014, we amended the agreement to provide for a maturity date of January 1, 2017. In January 2014, we incurred an additional $13.0 million in revolver borrowings under the agreement. As of June 30, 2014, we had $35.0 million outstanding under such agreement, inclusive of paid-in-kind and accrued interest, and we had an aggregate of $18.5 million in borrowing capacity available under such agreement.

While prepayments are permitted under both of the loan agreements, the principal amount and accrued interest of each of the loans under the loan agreements is due upon the earliest to occur of (1) a change of control, (2) an event of default and (3) January 1, 2016 in the case of the first agreement or January 1, 2017 in the case of the second agreement. Our obligations to these lenders with respect to the loans are subordinate to our guaranty obligations to our investment funds. Neither of these loan agreements limit our ability to incur additional indebtedness.

Terminated Revolving Line of Credit.    In July 2012, we entered into a credit agreement with a financial institution. The credit agreement provided for a senior secured credit facility in aggregate principal amount of $15.0 million and which accrued interest at LIBOR plus 10% annually. In 2012, we incurred $6.5 million in debt under such agreement. We repaid all borrowings under and terminated this agreement in June 2013.

Sale of Equity Securities

In August and September 2014, we issued and sold an aggregate of 9,703,122 shares of common stock to 313 Acquisition LLC, Alex Dunn and an entity affiliated with Todd Pedersen for $10.667 per share for aggregate gross proceeds of $103.5 million. If at any time prior to the earlier of (1) the offering contemplated by this prospectus and (2) September 3, 2015, we issue or sell shares of our common stock or any equivalents that would entitle the holder of such securities to acquire shares of our common stock in one or more transactions to an unrelated third party at a price per share of less than $10.667, then we must issue a number of additional shares of common stock to the holder of such securities equal to (1) the aggregate purchase price paid by the original purchaser divided by such lesser purchase price less (2) the aggregate number of shares purchased by the original purchaser. We obtained such financing to fund our growing operations without altering our existing plans and to bolster our financial condition in advance of this offering.

Use of Funds

Our principal uses of cash are funding our operations, including the costs of acquisition and installation of solar energy systems and other working capital requirements. Over the past two years, our revenue and operating expenses have increased from year to year due to the significant growth of our business. Currently, our capital expenditures excluding our solar energy systems are minimal, however, we anticipate that our capital expenditures will increase as we continue to grow our business.

We expect our operating cash requirements to increase in the future as we increase sales and marketing activities to expand into new markets and increase sales coverage in markets in which we currently operate. In addition, the agreements governing each of our investment funds include options that, when exercised, either require us to purchase, or allow us to elect to purchase, our fund investor’s interest in the investment fund. Generally, these options are exercisable for a set period of time beginning upon the later of (1) five to six years after the date on which the last solar energy system included in the fund has been placed into service, or (2) the date on which the fund investor achieves a specified return on their investment, or (3) any longer period of time during which the tax credits received by the funds could be subject to recapture. The purchase price for the fund investor’s interest varies by fund, but is generally the greater of a specified amount, which ranges from approximately $0.7 million to $7.0 million, or the fair market value of such interest at the time the option is exercised, or an amount which causes the fund investor to achieve a specified return on investment. No options have been exercised or become exercisable to date, however, such options are expected to become exercisable in the future and the exercise of one or more options could require us to expend significant funds. Regardless of whether these options are exercised, we will need to raise financing to support our operations, and such financing may not be available to us on acceptable terms, or at all. If we are unable to raise financing when needed, our operations and ability to execute our business strategy could be adversely affected. We may seek to raise financing through the sale of equity, equity-linked securities or the incurrence of indebtedness. Additional equity or equity-linked financing may be dilutive to our stockholders. If we raise funding through the incurrence of indebtedness, such indebtedness would have rights that are senior to holders of our equity securities and could contain covenants that restrict our operations.

Historical Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Predecessor	Successor
	Period from January 1, through November 16, 2012	Period from November 17, through December 31, 2012	Year Ended December 31, 2013	Six Months Ended June 30,
				2013	2014
			(Restated)
			(In thousands)
Consolidated cash flow data:
Net cash used in operating activities	$(2,890)	$(1,209)	$(20,873)	$(5,772)	$(58,217)
Net cash used in investing activities	(15,308)	(8,014)	(127,522)	(49,798)	(164,047)
Net cash provided by financing activities	18,113	20,873	142,783	43,920	241,456

Net (decrease) increase in cash and cash equivalents	$(85)	$11,650	$(5,612)	$(11,650)	$19,192

Operating Activities

For the six months ended June 30, 2014, we had a net cash outflow from operations of $58.2 million. The cash outflow primarily resulted from our net loss of $76.2 million and increases in prepaid tax asset of $23.8 million, accounts receivable of $1.7 million, prepaid and other current assets of $8.9 million and other non-current assets of $6.3 million as well as decreases in accrued compensation of $3.4 million and accounts payable to related parties of $0.8 million. The cash outflow was primarily offset by non-cash items such as $10.5 million of depreciation and amortization, $35.9 million of deferred income taxes, $2.9 million of non-cash interest expense, $0.8 million of stock-based compensation, $0.7 million of amortized deferred financing costs and increases in accounts payable of $5.1 million, accrued and other current liabilities of $6.1 million and deferred revenue of $0.7 million.

For the six months ended June 30, 2013, we had a net cash outflow from operations of $5.8 million. This cash outflow primarily resulted from our net loss of $22.7 million, increases in prepaid tax asset of $3.4 million and accounts receivable and other current assets of $2.1 million. The cash outflow was partially offset by non-cash items such as $8.0 million of depreciation and amortization, $2.4 million of deferred income taxes, $0.8 million of non-cash interest expense and increases in accounts payable of $3.4 million, accounts payable to related parties of $0.7 million, accrued compensation of $4.1 million, accrued and other current liabilities of $2.8 million and deferred revenue of $0.3 million.

In 2013, we had a net cash outflow from operations of $20.9 million. This cash outflow primarily resulted from our net loss of $56.5 million and increases in prepaid tax asset of $30.7 million, accounts receivable and other current assets of $4.1 million and other non-current assets of $0.7 million, partially offset by non-cash items such as depreciation and amortization of $16.6 million, deferred income taxes of $30.9 million and stock-based compensation of $0.3 million. The net cash outflow was also offset by increases in accrued compensation of $10.4 million, $2.9 million of non-cash interest expense, accounts payable to related parties of $2.6 million, accounts payable of $1.4 million, accrued and other current liabilities of $4.6 million and deferred revenue of $1.3 million.

In the Successor Period ended December 31, 2012, we had a net cash outflow from operations of $1.2 million. This cash outflow primarily resulted from our net loss of $3.3 million as well as a $1.1 million non-cash deferred income tax decrease, partially offset by non-cash items such as depreciation and amortization of $1.8 million and $0.8 million of allocated expenses from Vivint which were accounted for as capital contributions.

In the Predecessor Period, we had a net cash outflow from operations of $2.9 million primarily resulting from our net loss of $13.4 million partially offset by allocated expenses from Vivint which were accounted for as capital contributions totaling $4.0 million, increases in accrued and other current liabilities of $4.8 million and accounts payable to related parties of $1.7 million.

Investing Activities

For the six months ended June 30, 2014, we used $164.0 million in investing activities of which $150.4 million was associated with the design, acquisition and installation of solar energy systems, $12.0 million was related to the acquisition of Solmetric, $1.6 million was related to the change in restricted cash associated with our term loan credit facility entered into in May 2014 and $0.1 million was related to the purchase of property, partially offset by receipt of $0.2 million of U.S. Treasury grants associated with the solar energy systems.

For the six months ended June 30, 2013, we used $49.8 million in investing activities of which $53.0 million was related to the design, acquisition and installation of solar energy systems and $3.5 million was related to the change in restricted cash associated with the guaranty agreements with fund investors partially offset by receipt of $6.7 million of U.S. Treasury grants associated with the solar energy systems.

In 2013, we used $127.5 million in investing activities, $134.1 million of which was related to the design, acquisition and installation of solar energy systems partially offset by receipt of $10.1 million of U.S. Treasury grants associated with the solar energy systems. In addition, amounts held as restricted cash related to guarantees we have provided for certain investment funds increased by $3.5 million.

In the Successor Period ended December 31, 2012, we used $8.0 million in investing activities, $11.1 million of which was related to the design, acquisition and installation of solar energy systems offset by receipt of $3.1 million of U.S. Treasury grants associated with the solar energy systems.

In the Predecessor Period, we used $15.3 million in investing activities, $18.3 million of which was related to the design, acquisition and installation of solar energy systems partially offset by $3.2 million of U.S. Treasury grants received associated with these solar energy systems.

Financing Activities

For the six months ended June 30, 2014, we generated $241.5 million from financing activities primarily comprised of $157.4 million in proceeds from investments by various fund investors and paid distributions to fund investors of $1.9 million. In addition, we received $114.0 million and repaid $101.0 million under our revolving lines of credit with related parties and received $75.5 million under our term loan credit facility entered into in May 2014. We also repaid $1.1 million on our capital lease obligation and paid $1.4 million of deferred offering costs.

For the six months ended June 30, 2013, we generated $43.9 million from financing activities primarily resulting from $22.4 million and $23.5 million in proceeds from investments by various fund investors and revolving lines of credit from a related party, respectively, and paid distributions to fund investors of $0.9 million. In addition, we repaid $2.0 million on our revolving line of credit with a third party and $0.4 million on our capital lease obligation and received capital contributions from 313 Acquisition LLC of $1.4 million.

In 2013, we generated $142.8 million from financing activities primarily resulting from $123.2 million in proceeds from investments by various fund investors and paid distributions to fund investors of $2.3 million. During 2013, we received $83.5 million and repaid $60.0 million under our revolving lines of credit with related parties. Additionally, we also repaid $1.0 million on our capital lease obligation and $2.0 million on our revolving line of credit with a third party and received capital contributions from 313 Acquisition LLC of $1.4 million.

In the Successor Period ended December 31, 2012, we generated $20.9 million from financing activities. We generated $8.1 million in proceeds from investments by various fund investors partially offset by distributions paid to fund investors of $0.3 million. We received an additional $15.0 million and repaid $4.5 million under our revolving lines of credit with related parties. We also received $2.5 million on our revolving line of credit with a third party.

In the Predecessor Period, we generated $18.1 million from financing activities of which $5.0 million was proceeds from the issuance of redeemable preferred stock. In addition, we generated $9.2 million in proceeds from investments by various fund investors and received $4.0 million under our revolving line of credit with a third party.

Contractual Obligations

Set forth below is information concerning our contractual commitments and obligations as of December 31, 2013:

	Payments Due by Period(1)(2)(3)
	Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years	Total
	(In thousands)
Revolving lines of credit, related party	$—	$21,444	$19,968	$—	$41,412
Distributions payable to non-controlling interests and redeemable non-controlling interests(4)	1,620	—	—	—	1,620
Capital lease obligations and interest	1,508	2,466	156	—	4,130
Operating lease obligations(5)	1,176	1,106	59	—	2,341

Total	$4,304	$25,016	$20,183	$—	$49,503

(1)	Does not include amounts related to redemption options held by fund investors. The redemption price for the fund investors’ interest in the respective fund is equal to the sum of: (a) any unpaid, accrued priority return, and (i) the greater of: (x) a fixed price and (b) the fair market value of such interest at the date the option is exercised. Due to uncertainties associated with estimating the timing and amount of the redemption price, we cannot determine the potential future payments that we could have to make under these redemption options. As of December 31, 2013, the fund investors have contributed an aggregate of $140.7 million into the funds. For additional information, see Note 10 to our consolidated financial statements included elsewhere in this prospectus.

(2)	Does not include amounts related to the $75.5 million term loan credit facility, entered into in May 2014, with certain financial institutions for which Bank of America, N.A. is acting as administrative agent. Prepayments are permitted under the credit facility, and the principal and accrued interest on any outstanding loans mature on December 15, 2014. For additional information, see Note 11 to our consolidated financial statements included elsewhere in this prospectus. All funds under this facility were fully drawn as of June 30, 2014.
(3)	Does not include amounts related to the $350 million aggregation credit facility entered into in September 2014 with certain financial institutions for which Bank of America, N.A. is acting as administrative agent. Prepayments are permitted under the aggregation credit facility, and the principal and accrued interest on any outstanding loans mature on March 12, 2018. For additional information, see Note 20 to our consolidated financial statements included elsewhere in this prospectus. As of September 17, 2014, we had incurred an aggregate of $87.0 million in term loan borrowings under this aggregation credit facility.
(4)	Does not include any potential contractual obligations that may arise as a result of the contractual guarantees we have made with certain investors in our investment funds. The amounts of any potential payments we may be required to make depend on the amount and timing of future distributions to the relevant fund investors and the investment tax credits that accrue to such investors from the funds’ activities. Due to uncertainties associated with estimating the timing and amounts of distributions and likelihood of an event that may trigger repayment of any forfeiture or recapture of investment tax credits to such investors, we cannot determine the potential maximum future payments that we could have to make under these guarantees. As a result of these guarantees, as of December 31, 2013, we were required to hold a minimum balance of $5.0 million in the aggregate, which is classified as restricted cash, non-current on our consolidated balance sheet.
(5)	Does not include payments we will make under non-cancelable leases we entered into in May and September 2014 in anticipation of relocating our corporate office space to Lehi, Utah. We expect to make payments under these leases of approximately $0.2 million for the remainder of 2014, beginning in September 2014 when the lease terms commence, $1.2 million for 2015 and $3.1 million to $3.6 million per year from 2016 to 2020.

Off-Balance Sheet Arrangements

We include in our consolidated financial statements all assets and liabilities and results of operations of investment fund arrangements that we have entered into. We do not have any off-balance sheet arrangements.

Internal Control Over Financial Reporting

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in connection with the preparation, audits and interim reviews of our consolidated financial statements, we and our independent registered public accounting firm identified a material weakness in internal control over financial reporting. Under standards established by the Public Company Accounting Oversight Board of the United States, a material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

Specifically, we and our independent registered public accounting firm identified a number of material errors and other audit adjustments in connection with the preparation, audits and interim reviews of our consolidated financial statements which resulted in the restatement of our consolidated financial statements as of and for the year ended December 31, 2013 and as of and for the three months ended March 31, 2014. As a result, we and our independent registered public accounting firm determined that a material weakness in our internal controls over financial reporting continued to exist as of June 30, 2014.

As of December 31, 2013 and through June 30, 2014, we did not design and implement sufficient controls and processes and did not have a sufficient number of qualified accounting, finance and tax personnel. Additionally, the nature of our investment funds increases the complexity of our accounting for the allocation of net income (loss) between our stockholders and non-controlling interests under the HLBV method and the calculation of our tax provision. As we enter into additional investment funds, which may have contractual provisions different from those of our existing funds, the calculation under the HLBV method and the calculation of our tax provision could become increasingly complicated. This additional complexity could increase the chance that we experience additional errors in the future, particularly because we have a material weakness in internal controls. In addition, our need to devote our resources to addressing this complexity could delay or prolong our remediation efforts and thereby prolong the existence of the material weakness. As a result, we and our independent registered public accounting firm determined that we did not have adequate procedures and controls and adequate number of personnel to ensure that accurate financial statements could be prepared on a timely basis.

We have begun taking numerous steps and plan to take additional steps to remediate the underlying causes of the material weakness. In November 2013, we hired a new chief financial officer and a new vice president of finance and in January 2014, we hired a new corporate controller as well as additional finance and accounting personnel since January 2014, which significantly increases our finance and accounting team’s experience in GAAP and financial reporting for publicly traded companies. We are also in the process of formalizing and implementing written policies and procedures for the review of account analyses, reconciliations and journal entries. In January 2014, we engaged third-party consultants to provide support over our accounting and financial reporting process including assisting us with our evaluation of complex technical accounting matters. In addition, we expect to retain consultants to advise us on making further improvements to our internal controls over financial reporting. We believe that these additional resources will enable us to broaden the scope and quality of our controls relating to the oversight and review of financial statements and our application of relevant accounting policies. Furthermore, we plan to implement and improve systems to automate certain financial reporting processes and to improve efficiency and accuracy. However, these remediation efforts are still in process and have not yet been completed. Because of this material weakness, there is heightened risk that a material misstatement of our annual or quarterly financial statements will not be prevented or detected. We plan to complete this remediation process as quickly as possible. Although we expect it will take at least a year, we cannot estimate how long it will take to remediate this material weakness. In addition, the remediation steps we have taken, are taking and expect to take may not effectively remediate the material weakness, in which case our internal control over financial reporting would continue to be ineffective. We cannot guarantee that we will be able to complete our remedial actions successfully. Even if we are able to complete these actions successfully, these measures may not adequately address our material weakness and may take more than a year to complete. In addition, it is possible that we will discover additional material weaknesses in our internal control over financial reporting or that our existing material weakness will result in additional errors in or restatements of our financial statements.

Upon the completion of this offering, we will be required to disclose changes made in our internal controls and procedures on a quarterly basis. We will be required to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting commencing with the filing of our second annual report on Form 10-K. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. In addition, our independent registered public accounting firm will have to opine on the effectiveness of our internal control over financial reporting beginning at the date we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may issue a report that is adverse if such firm is not satisfied with the level at which our controls are documented, designed, operated or reviewed. As a result, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff. Our remediation efforts may not enable us to avoid a material weakness in the future. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future.

The restatement of certain of our financial statements referred to above was the result of errors that included, but were not limited to: (1) incorrectly accounting for income taxes, (2) incorrect inputs in the HLBV method of attributing net income or loss to non-controlling interests and redeemable non-controlling interests and (3) the incorrect classification of paid-in-kind interest in our statement of cash flows. Additionally, other immaterial errors and reclassifications were made to conform to the current presentation.

The corrections to our accounting for certain taxable gains realized on the sales of solar energy systems to our investment funds resulted in our recording a prepaid tax asset of $30.7 million (net of amortization of $0.5 million), an income tax payable of $3.0 million shown in the line item accrued and other current liabilities and a reduction to deferred tax assets of $28.2 million (reflected as a component of deferred tax liability, net), as of December 31, 2013. The corrections also resulted in our recording a prepaid tax asset of $41.2 million (net of amortization of $0.9 million), an income tax payable of $3.0 million shown in the line item accrued and other current liabilities and a reduction to deferred tax assets of $38.2 million (reflected as a component of deferred tax liability, net), as of March 31, 2014. Additionally, income tax expense increased by $0.5 million for the year ended December 31, 2013 and by $0.4 million for the three months ended March 31, 2014.

Corrections for income taxes also included corrections related to the accounting for certain tax credits for solar energy systems that were placed in service in Hawaii and related to the calculation of federal investment tax credits. The Company will receive a cash refund for the Hawaii tax credits which are treated similarly to Treasury grants and result in a decrease to the cost basis of the solar energy systems, net of $2.1 million with a corresponding increase to other receivables included in prepaid expense and other current assets as of December 31, 2013. As of March 31, 2014, this change resulted in a decrease to the cost basis of the solar energy systems of $2.4 million, net of amortization of $0.1 million, with a corresponding increase to other receivables included in prepaid expense and other current assets. Additionally, the recognition of the federal investment tax credits decreased income tax expense by $4.5 million and increased deferred tax assets by $2.8 million as of and for the year ended December 31, 2013. The recognition of the investment tax credits decreased income tax expense by $0.8 million and increased deferred tax assets by $3.6 million as of and for the three months ended March 31, 2014.

Correcting the inputs to the HLBV method resulted in a decrease in net loss attributable to non-controlling interests and redeemable non-controlling interests by $1.1 million and $7.7 million and corresponding decreases in net income attributable to common stockholders for the year ended December 31, 2013 and for the three months ended March 31, 2014, respectively. In addition, non-controlling interests increased by $1.5 million and $8.9 million and redeemable non- controlling interests decreased by $0.5 million and $0.1 million as of December 31, 2013 and March 31, 2014, respectively.

The reclassification of paid-in-kind interest accrued under our revolving lines of credit with Vivint on our statement of cash flows resulted in a $2.9 million and $1.4 million increase in non-cash interest expense included in cash flows from operating activities and a $2.9 million and $1.4 million decrease in proceeds from revolving lines of credit, related party included in cash flows from financing activities for the year ended December 31, 2013 and for the three months ended March 31, 2014, respectively.

In addition to the above, we also identified and corrected certain other immaterial errors related to solar energy systems, net, stock-based compensation, accrued compensation and income tax expense. We have reclassified certain amounts in prior-period financial statements to align with the presentation of the consolidated financial statements as of and for the six months ended June 30, 2014. Specifically, we have reclassified certain amounts from sales and marketing and general and administrative to cost of revenue—operating leases and incentives and distributions payable to redeemable non-controlling interests to accrued and other current liabilities.

Quantitative and Qualitative Disclosures about Market Risk

Our exposure to market risk for changes in interest rates relates primarily to our cash and cash equivalents and our indebtedness.

As of June 30, 2014, we had cash and cash equivalents of $25.2 million. Our cash equivalents are money market accounts and time deposits with maturities of three months or less at the time of purchase. Our primary exposure to market risk on these funds is interest income sensitivity, which is affected by changes in the general level of the interest rates in the United States. However, because of the short-term nature of the instruments in our portfolio, a sudden change in market interest rates would not be expected to have a material impact on our consolidated financial statements.

In May 2014, we incurred an aggregate principal amount of $75.5 million in term borrowings under our credit facility, which borrowings accrue interest at floating rates. Currently, interest on such borrowings accrues at approximately 4.2%. If such borrowings had been outstanding as of December 31, 2013 and remained outstanding for all of 2014, the effect of a hypothetical 10% change in our floating interest rate on these borrowings would increase or decrease interest expense by approximately $0.3 million on an annual basis.

In September 2014, we entered into an aggregation credit facility that currently provides for the incurrence of up to $350 million of term loan borrowings, which borrowings accrue interest at floating rates. As of the date of this prospectus, we had incurred an aggregate of $87.0 million of term loan borrowings under such facility, which currently accrues interest at a rate of 3.8%. If the aggregation facility had been fully drawn at December 31, 2013 and remained outstanding for all of 2014, the effect of a hypothetical 10% change in our floating interest rate on these borrowings would increase or decrease interest expense by approximately $1.3 million on an annual basis.

All of our operations are in the United States and all purchases of our solar energy system components are denominated in U.S. dollars. However, our suppliers often incur a significant amount of their costs by purchasing raw materials and generating operating expenses in foreign currencies. If the value of the U.S. dollar depreciates significantly or for a prolonged period of time against these currencies (particularly the Chinese Renminbi), our suppliers may raise the prices they charge us, which could harm our financial results.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. GAAP require us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, cash flows and related footnote disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates. Our future consolidated financial statements will be affected to the extent that our actual results materially differ from these estimates.

We believe that the assumptions and estimates associated with our principles of consolidation, revenue recognition, solar energy systems, net, performance guarantees, impairment of long-lived assets, goodwill impairment analysis, stock-based compensation, provision for income taxes and non-controlling interests and redeemable non-controlling interests have the greatest potential impact on our consolidated financial statements. Therefore, we consider these to be our critical accounting policies and estimates.

Principles of Consolidation

We consider each of our investment funds to be a separate variable interest entity, or VIE. We use a qualitative approach in assessing the consolidation requirement for these VIEs. This approach focuses on determining whether we have the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance and whether we have the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE. All of these determinations involve significant management judgments and estimates. We have determined that we are the primary beneficiary in all of our operational VIEs. We evaluate our relationships with the VIEs on an ongoing basis to ensure that we continue to be the primary beneficiary. All intercompany transactions and balances have been eliminated in consolidation.

Revenue Recognition

We sell the electricity that our solar energy systems produce through long-term power purchase agreements or we lease our solar energy systems through long-term leases. Prior to the first quarter of 2014, all of our long-term customer contracts were structured as power purchase agreements. In the first quarter of 2014, we began offering leases to residential customers in connection with our entry into the Arizona market. None of our leased solar energy systems had been placed in service as of June 30, 2014, and therefore no amounts were recorded in the period. On occasion, we have sold solar energy systems and photovoltaic installation software products and devices. We also derive a portion of our revenue from sales of SRECs. We recognize revenue when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery or performance has occurred; (3) the sales price is fixed or determinable; and (4) collectability is reasonably assured.

Operating Leases and Incentives Revenue

Through June 30, 2014, we primarily generated revenue from power purchase agreements with residential customers, under which the customer agrees to purchase all of the power generated by the solar energy system for the 20-year term of the power purchase agreement. In the power purchase agreement structure, we charge a fixed fee per kilowatt hour based on the amount of electricity the solar energy system actually produces, with an annual fixed percentage price escalation to address the impact of inflation and utility rate increases over the period of the contract. Customers have not historically paid any money upfront.

We have determined that these power purchase agreements should be accounted for as operating leases after evaluating the following lease classification criteria: whether there is a transfer of ownership or bargain purchase option at the end of the lease, whether the lease term is greater than 75% of the useful life, or whether the present value of minimum lease payments exceeds 90% of the fair value at lease inception.

Because our customers are charged based upon the actual amount of power generated at rates specified under the contracts, we consider customer payments under the power purchase agreements to be contingent lease payments which are excluded from minimum lease payments used for purposes of assessing the lease classification criteria above. Accordingly, we recognize customer payments as earned, assuming the other revenue recognition criteria discussed above are met.

We also apply for and receive upfront rebates offered by certain state and local governments on behalf of our customers for systems installed on certain of our customers’ premises. We consider these rebates to be minimum lease payments which are generally recognized on a straight-line basis over the life of the power purchase agreement.

We apply for and receive SRECs in certain jurisdictions for power generated by our solar energy systems. We generally recognize revenue related to the sale of SRECs upon delivery, assuming the other revenue recognition criteria have been met.

Operating leases and incentives revenue is recorded net of sales tax collected.

In the first quarter of 2014, we began offering legal-form leases to customers in connection with our entry into the Arizona market. The customer agreements are structured as legal-form leases due to local regulations that can be read to prohibit the sale of electricity pursuant to our standard power purchase agreement. Pursuant to the lease agreements, the customers’ monthly payment is a pre-determined amount calculated based on the expected solar energy generation and includes an annual fixed percentage price escalation (to address the impact of inflation and utility rate increases) over the period of the contracts, which are 20 years. We provide our lease customers a production guarantee, under which we agree to make a payment at the end of each year to the customer if the solar energy systems do not meet the guaranteed production level in the prior 12-month period. As of June 30, 2014, no systems related to customer agreements structured as legal-form leases were placed in service and as such, we have not recognized any revenue related to these leases.

Solar Energy System and Product Sales

Revenue from solar energy system sales is recognized upon delivery of the solar energy system, which we consider to have occurred when the solar energy system has passed inspection by the responsible city department, assuming the other revenue recognition criteria have been met.

As a result of the Solmetric acquisition, we now enter into revenue arrangements that may consist of multiple elements. Our typical multiple-element arrangements involve sales of (1) photovoltaic installation hardware devices containing software essential to the hardware product’s functionality, or the photovoltaic device, and (2) stand alone software, both including the implied right for the customer to receive post-contract customer support, or PCS, with the purchase of our products.

For sales of photovoltaic devices, we allocate revenue between (1) the photovoltaic device and (2) PCS using the relative selling price method. Because we have not sold these deliverables separately, vendor-specific objective evidence of fair value, or VSOE, is not available. Additionally, we are unable to reliably determine the selling prices of similar competitor products and upgrades on a stand alone basis to determine third-party evidence of selling price. As such, the allocation of revenue is based on our best estimate of selling price, or BESP. The objective of BESP is to determine the price at which we would transact a sale if the product or service was sold on a stand-alone basis.

We determine BESP for a product or service by considering multiple factors including, but not limited to, market conditions, competitive landscape, internal costs, gross margin objectives and pricing practices. The determination of BESP is made through consultation with and formal approval by our management, taking into consideration our marketing strategy.

Our process for determining BESPs involves management’s judgment and considers multiple factors that may vary over time depending upon the unique facts and circumstances related to each deliverable. Should future facts and circumstances change, our BESPs and the future rate of related amortization for PCS related to future sales of photovoltaic devices could change. Factors subject to change include the PCS provided, the estimated value of PCS, the estimated or actual costs incurred to provide PCS, and the estimated period PCS is expected to be provided.

The consideration allocated to the delivered photovoltaic device is recognized at the time of shipment provided that the four general revenue recognition criteria discussed above have been met. The consideration allocated to the PCS is deferred and recognized ratably over the four year estimated life of the devices and the period during which the related PCS is expected to be provided.

For sales of software with PCS, revenue is recognized based on software revenue recognition accounting guidance. Because we are not able to determine VSOE for the PCS, the only undelivered element of the arrangement, revenue from the entire arrangement is recognized ratably over four years, which is the expected life of the software and the period during which the related PCS is expected to be provided.

U.S. Treasury Grants and Investment Tax Credits

Certain solar energy systems remain eligible to receive U.S. Treasury grants in lieu of investment tax credits under Section 1603 of the American Recovery and Reinvestment Act of 2009, as amended by the Tax Relief Unemployment Insurance Reauthorization and Job Creation Act of December 2010. Prior to the installation of such eligible systems, we submit an application to receive a grant. After installation is complete and the solar energy system is interconnected to the power grid, we will request disbursement of the funds, which are typically based on 30% of the tax basis of eligible solar energy systems. Once we have been notified that the U.S. Treasury Department has approved the disbursement of the grant proceeds for a solar energy system, we record a reduction in the basis of the solar energy system in the amount of cash to be received at the grant approval date. A catch-up adjustment to reduce depreciation expense is recorded in the period in which the grant is approved by the U.S. Treasury Department to recognize the portion of the grant that matches proportionally the depreciation for the period between when the solar energy systems are interconnected to the power grid and when the grants are approved by the U.S. Treasury Department. Such catch-up adjustments have not been significant to date. For the solar energy systems which are not eligible to receive U.S. Treasury grants, we will apply for and receive investment tax credits under Section 48(a) of the Internal Revenue Code. The amount for the investment tax credit is equal to 30% of the value of eligible solar property.

We determine the fair market value of the solar energy systems using valuation techniques that, consistent with industry practice, consider various factors, such as the cost of producing the solar energy systems, the estimated price that could be obtained in the market from the sale of the solar energy systems and the present value of the economic benefits expected to be generated by the solar energy systems, determine the fair market values of such systems. We then present the fair market value to the U.S. Treasury Department when we apply for grants or to the IRS for purposes of claiming investment tax credits.

We receive minimal allocations of investment tax credits as the majority of such credits are allocated to the fund investor. Some of our investment funds obligate us to make certain fund investors whole for losses that the investors may suffer in certain limited circumstances resulting from the disallowance or recapture of investment tax credits as a result of the IRS assessment of the fair value of such systems. We have concluded that the likelihood of a recapture event is remote and consequently have not recorded any liability in the consolidated financial statements for any potential recapture exposure.

Solar Energy Systems, Net

Solar energy systems are stated at cost, less accumulated depreciation and amortization. As in the section captioned “—U.S. Treasury Grants” above, we also applied for and received U.S. Treasury grants related to our solar energy systems. We record the U.S. Treasury grants as a reduction in the basis of the solar energy systems at the approval date of the grant. This accounting treatment results in decreased depreciation expense related to these solar energy systems over their useful lives.

Depreciation and amortization expense is calculated using the straight-line method over the estimated useful lives of the respective assets as follows:

Useful Lives
System equipment costs	30 Years
Initial direct costs related to solar energy systems	Lease term (20 years)

We commence depreciation of our solar energy systems once the respective systems have been installed and interconnected to the power grid.

The determination of the useful lives of assets included within solar energy systems involves significant management judgment.

Solar Energy Performance Guarantees

Under our customer agreements that are structured as legal-form leases, we agree to make payments at the end of each year to our customers if the solar energy systems do not meet the guaranteed production level in the prior 12-month period. As of June 30, 2014, we had not placed in service any leased solar energy systems. Accordingly, we had not recorded any liabilities relating to these guarantees in this period.

Impairment of Long-Lived Assets and Indefinite-Lived Intangible Assets

The carrying amounts of our long-lived assets, including solar energy systems, property and intangible assets subject to depreciation and amortization, are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable or that the useful life is shorter than originally estimated. Factors that we consider in deciding when to perform an impairment review include significant negative industry or economic trends, and significant changes or planned changes in our use of the assets. Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate over its remaining life. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. If the useful life is shorter than originally estimated, we amortize the remaining carrying value over the new shorter useful life. No impairment of any long-lived assets was identified for any of the periods presented.

We will assess (or test) indefinite-lived intangible assets that were acquired as part of the acquisition of Solmetric Corporation for impairment on an annual basis, or whenever events or changes in circumstances indicate that the fair value is less than its carrying value. To test these intangible assets for impairment, we compare the fair value of the indefinite-lived asset with its carrying amount. In the event the carrying value exceeds the fair value of the assets, the assets are written down to their fair value. There has been no impairment of indefinite-lived intangible assets during any of the periods presented.

Goodwill Impairment Analysis

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the net tangible and identifiable intangible assets acquired. We have goodwill recorded on our books as a result of push-down accounting from 313 Acquisition LLC applied as of the Acquisition date and our acquisition of Solmetric Corporation in January 2014. We have determined that we operate as one reporting unit. We perform our annual impairment test of goodwill as of October 1st of each fiscal year or whenever events or circumstances change or occur that would indicate that goodwill might be impaired. Triggering events that may indicate impairment include, but are not limited to, a significant adverse change in the business climate, unanticipated competition, loss of key personnel, significant changes in the manner we use the acquired assets or the strategy for the overall business, significant negative industry or economic trends or significant underperformance relative to historical operations or projected future results of operations. In conducting the impairment test, we first assess qualitative factors, including those stated previously, to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. If the qualitative step is not passed, we perform a two-step impairment test whereby in the first step we must compare the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds its fair value, we perform the second step of the goodwill impairment test to determine the amount of impairment. The second step, measuring the impairment loss, compares the implied fair value of the goodwill with the carrying value of the goodwill. Any excess of the goodwill carrying value over the implied fair value is recognized as an impairment loss. We determined the two-step goodwill impairment test was not necessary based on the results of our qualitative assessment as of October 1, 2013.

Stock-Based Compensation

We have granted options at an exercise price per share not less than what the board of directors had determined was the fair market value per share of our underlying common stock on each date of grant. The common stock valuations were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Because our common stock is not currently publicly traded, the board of directors exercises significant judgment in determining the fair value of our common stock. Changes in judgments could have a material impact on our results of operations and financial position. Following completion of this offering and so long as our common stock is publicly traded, estimates regarding the fair value of our common stock will not be necessary.

The board of directors is comprised of a majority of non-employee directors that we believe have the relevant experience and expertise to determine a fair value of our common stock on each respective grant date. In the absence of a public trading market for our common stock, the board of directors, with input from management, considered numerous objective and subjective factors to determine the common stock’s fair value as of the date of each option grant, including our operating and financial performance, financial condition, current business conditions and projections, the market performance of companies in the industry in which we compete, the hiring of key personnel and the availability of tax equity and debt financing.

In connection with the preparation of our financial statements for the year ended December 31, 2013, we re-evaluated the estimate of the fair value of our common stock for financial reporting purposes. As part of that re-evaluation, we engaged a third-party valuation specialist to assist us in the valuation of our common stock as of September 30, 2013 and December 31, 2013 on a retrospective basis. The methodology used in connection with such valuation was a guideline public company approach which involved applying a revenue multiple derived from a number of comparable public companies to our revenue forecasts. As a result of applying this different methodology and following an assessment of our progress at each relevant date, for financial reporting purposes the fair value per common share for each of the options granted in September 2013 and October 2013 was adjusted.

In connection with the finalization of this offering, we re-evaluated the estimate of the fair value of our common stock for financial reporting purposes in light of our progress with respect to the offering contemplated by this prospectus and the establishment of the price range set forth on the cover of this prospectus and adjusted the fair value per share for each of the options granted in 2014. In conducting such re-evaluation, we determined that there was no single event that caused the increase in the fair value of our common stock. Given our rapid growth and improvement in our prospects enabled by additional completed and potential tax equity, debt and equity financings, we determined that a straight line interpolation from the $2.93 fair value estimate as of December 31,

2013 suggested by the common stock valuation described in the immediately preceding paragraph and the midpoint of the preliminary price range as of September 17, 2014 was an appropriate method of re-evaluating the fair value of our common stock for each of the stock-based compensation and other equity transactions completed between January 1, 2014 and September 17, 2014. Based on this re-evaluation, we expect to record incremental stock-based compensation for the six months ended June 30, 2014 of approximately $266,000 in our third quarter 2014 financial statements.

The table below lists all grants of options to purchase our common stock made from January 1, 2013 through the date of this prospectus.

Grant Date	Number of Shares Underlying Options	Exercise Price Per Share	Fair Value Per Common Share for Financial Reporting Purposes at Grant Date	Intrinsic Value of Stock option
July 12, 2013	3,141,178	$ 1.00	$1.00	$—
August 19, 2013	644,118	1.00	1.00	—
September 3, 2013	3,529,412	1.00	1.47	0.47
September 25, 2013	264,706	1.00	1.47	0.47
January 24, 2014	2,278,677	1.30	4.29	2.99
January 31, 2014	220,588	1.30	4.69	3.39
February 11, 2014	661,765	1.30	5.25	3.95
July 7, 2014	320,000	4.14	13.57	9.43

Expense related to stock-based compensation granted to employees is measured and recognized in the financial statements based on the fair value of the awards granted. The fair value of each stock-based award is estimated on the grant date using the Black-Scholes-Merton option-pricing model. The stock-based compensation expense, net of forfeitures, is recognized on an accelerated attribution basis over the requisite service period of an award, which is generally the award’s vesting period.

Stock-based compensation expense for equity instruments issued to non-employees is recognized based on the estimated fair value of the equity instrument. The fair value of the non- employee awards is subject to remeasurement at each reporting period until services required under the arrangement are completed, which is the vesting date.

Use of the Black-Scholes-Merton option-pricing model requires the input of highly subjective assumptions, including (1) the fair value of the underlying common stock, (2) the expected term of the option, (3) the expected volatility of the price of our common stock, (4) risk-free interest rates and (5) the expected dividend yield of our common stock. The assumptions used in the option-pricing model represent our best estimates. These estimates involve inherent uncertainties and the application of our judgment. If factors change and different assumptions are used, our stock-based compensation expense could be materially different in the future.

These assumptions and estimates are as follows:

•	Fair Value of Common Stock. Because our common stock is not yet publicly traded, the fair value of common stock must be estimated. The fair values of the common stock underlying our stock-based awards were determined by our board of directors, which considered numerous objective and subjective factors to determine the fair value of common stock at each grant date.

•	Expected Term. The expected term represents the period that our option awards are expected to be outstanding. We utilized the simplified method in estimating the expected term of options granted. The simplified method deems the term to be the average of the time to vesting and the contractual life of the options. We also considered additional factors including the expected lives used by a peer group of companies within the industry that we consider to be comparable to our business.

•	Expected Volatility. As we do not have a trading history for our common stock, the expected stock price volatility is derived from the average historical stock volatilities of a peer group of public companies within our industry that we consider to be comparable to our business over a period equivalent to the expected term of the stock-based grants.

•	Risk-Free Interest Rate. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the option’s expected term.

•	Dividend Yield. We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future. Consequently, we used an expected dividend yield of zero.

A summary of the significant assumptions used to estimate the fair value of equity awards during the Predecessor Period and the Successor Periods ended December 31, 2012 and December 31, 2013 and June 30, 2013 and 2014 were as follows:

	Predecessor	Successor
	Period from January 1, through November 16, 2012	Period from November 17, through December 31, 2012	Year Ended December 31, 2013	Six Months Ended June 30,
				2013	2014
Expected term (in years)	6.3	—	6.3	—	6.2
Volatility	67.0%	—	80.0%	—	87.1%
Risk-free interest rate	1.2%	—	1.7%	—	1.9%
Dividend yield	0.0%	—	0.0%	—	0.0%

In addition to assumptions used in the Black-Scholes-Merton option-pricing model, we must also estimate a forfeiture rate to calculate the stock-based compensation expense for our awards. Our forfeiture rate is based on an analysis of our actual forfeitures since the adoption of our equity award plan. We routinely evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover and expectations of future option exercise behavior. Changes in the estimated forfeiture rate can have a significant impact on our stock-

based compensation expense as the cumulative effect of adjusting the forfeiture rate is recognized in the period the forfeiture estimate is changed. If a revised forfeiture rate is higher than the previously estimated forfeiture rate, an adjustment is made that will result in a decrease to the stock-based compensation expense recognized in the financial statements. If a revised forfeiture rate is lower than the previously estimated forfeiture rate, an adjustment is made that will result in an increase to the stock-based compensation expense recognized in the financial statements.

We will continue to use judgment in evaluating the expected term, expected volatility and forfeiture rate related to our stock-based compensation expense on a prospective basis. As we continue to accumulate additional data related to our common stock, we may have refinements to the estimates of our expected volatility, expected terms and forfeiture rates, which could materially impact our future stock-based compensation expense as it relates to the future grants of our stock-based awards.

We recorded stock-based compensation expense of $0.2 million, $0, $0.3 million, $0 and $0.8 million in the Predecessor Period and the Successor Periods ended December 31, 2012 and 2013 and the six months ended June 30, 2013 and 2014. In future periods, we expect stock-based compensation expense to increase, due in part to our existing unrecognized stock-based compensation expense and as we grant additional stock-based awards to continue to attract and retain our service providers.

From July 2013 to June 2014, we issued stock options to purchase 9,728,681 shares of common stock with time and performance conditions. These awards had an aggregate grant date fair value of $13.6 million to be recognized as stock-based compensation expense over the expected term. As of June 30, 2014 we had $14.6 million of unrecognized stock-based compensation expense related to the outstanding time and performance conditions awards. The aggregate grant date fair value and unrecognized stock-based compensation expense amounts reflect the re-valuation of the fair value of our common stock as discussed above. The time-based awards are expected to be recognized over a weighted average period of 2.6 years. No compensation expense has been recorded for awards with performance conditions as it is not probable that the performance conditions will be achieved. The fair value of our company has risen over the past year; because the fair value of the underlying stock is an important factor in valuing stock options, the compensation expense associated with option grants will rise in 2014 as we continue to grant additional options to our employees.

Provision for Income Taxes

We account for income taxes under an asset and liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax reporting purposes, net operating loss carryforwards and other tax credits measured by applying currently enacted tax laws. A valuation allowance is provided when necessary to reduce deferred tax assets to an amount that is more likely than not to be realized.

We sell solar energy systems to the investment funds. As the investment funds are consolidated by us, the gain on the sale of the solar energy systems is not recognized in the consolidated financial statements. However, this gain is recognized for tax reporting purposes. Since these transactions are intercompany sales for book purposes, any tax expense incurred related to these intercompany sales is deferred and recorded as a prepaid tax asset and amortized over the estimated useful life of the underlying solar energy systems which has been estimated to be 30 years.

We determine whether a tax position is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. We use a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained upon tax authority examination, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

Our policy is to include interest and penalties related to unrecognized tax benefits, if any, within the provision for taxes in the consolidated statements of operations.

Non-Controlling Interests and Redeemable Non-Controlling Interests

Our non-controlling interests and redeemable non-controlling interests represent fund investors’ interests in the net assets of certain investment funds, which we consolidate, that we have entered into in order to finance the costs of solar energy systems under long-term customer contracts. We have determined that the provisions in the contractual arrangements of the investment funds represent substantive profit-sharing arrangements, which gives rise to the non-controlling interests and redeemable non-controlling interests. We have further determined that the appropriate methodology for attributing income and loss to the non-controlling interests and redeemable non-controlling interests each period is a balance sheet approach using the HLBV method. Under the HLBV method, the amounts of income and loss attributed to the non-controlling interests and redeemable non-controlling interests in the consolidated statements of operations reflect changes in the amounts the fund investors would hypothetically receive at each balance sheet date under the liquidation provisions of the contractual agreements of these funds, assuming the net assets of these respective investment funds were liquidated at recorded amounts. The fund investors’ interest in the results of operations of these investment funds is determined as the difference in the non-controlling interests and redeemable non-controlling interest’s claim under the HLBV method at the start and end of each reporting period, after taking into account any capital transactions between the fund and the fund investors.

Attributing income and loss to the non-controlling interests and redeemable non-controlling interests under the HLBV method requires the use of significant assumptions and estimates to calculate the amounts that fund investors would receive upon a hypothetical liquidation. Changes in these assumptions and estimates can have a significant impact on the amount that fund investors would receive upon a hypothetical liquidation.

We classify certain non-controlling interests with redemption features that are not solely within our control outside of permanent equity on our consolidated balance sheets. Redeemable non-controlling interests are reported using the greater of their carrying value at each reporting date as determined by the HLBV method or their estimated redemption value in each reporting period.

Estimating the redemption value of the redeemable non-controlling interests requires the use of significant assumptions and estimates. Changes in these assumptions and estimates can have a significant impact on the calculation of the redemption value.

Emerging Growth Company Status

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

Recent Accounting Pronouncements

On May 28, 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for us on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. We are evaluating the effect that ASU 2014-09 will have on our consolidated financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the standard on our ongoing financial reporting.

BUSINESS

Overview

We offer distributed solar energy — electricity generated by a solar energy system installed at or near customers’ locations — to residential customers based on 20-year contracts at prices below their current utility rates. Our customers pay little to no money upfront, typically realize savings of 15% to 30% relative to utility-generated electricity immediately following system interconnection to the power grid and continue to benefit from guaranteed energy prices over the term of their contracts, insulating them against unpredictable increases in utility rates.

Our 20-year customer contracts generate predictable, recurring cash flows and establish a long-term relationship with homeowners. Through our investment funds, we own an interest in the solar energy systems we install and ownership of the solar energy systems allows us and the other fund investors to benefit from various local, state and federal incentives. Together, these cash flows and incentives facilitate our ability to obtain financing and to optimize our financial returns on investment. These cash flows are not impacted if a customer decides to move or sell the home prior to the end of the customer contract term because the customer contracts allow our customers to transfer their obligations to the new home buyer (subject to a creditworthiness determination). If the home buyer is not creditworthy or does not wish to assume the customer’s obligations, the contract allows us to require the customer to purchase the system. Our sources of financing are designed to offset our direct installation costs and most, if not all, of our allocated overhead expenses. Our direct relationship with homeowners also facilitates our ability to control quality and provide high levels of customer service and provides us with an opportunity to offer additional value-added products and services to our customers.

From our inception in May 2011 through June 30, 2014, we have experienced rapid growth, installing solar energy systems with an aggregate of 129.7 megawatts of capacity at more than 21,900 homes in seven states for an average solar energy system capacity of approximately 5.9 kilowatts. According to GTM Research, an industry research firm, we were the second largest installer of solar energy systems to the U.S. residential market with approximately 8% market share in 2013 and 9% in the first quarter of 2014 up from 1% in 2012, according to its ‘Q2 2014 PV Leaderboard’ report. We believe the key ingredients to our success include the following:

•	High growth industry with a significant addressable market. The market for residential distributed solar energy is growing rapidly and disrupting the traditional electricity market. According to GTM Research, an industry research firm, the U.S. residential solar energy market is expected to grow at a compound annual growth rate, or CAGR, of approximately 37% from 2012 through 2018. Residential distributed solar has currently penetrated less than 1% of its total addressable market in the United States.

•

Differentiated and highly scalable platform.    We have developed an integrated approach to providing distributed solar energy where we fully control the lifecycle of our customers’ experience including the initial professional consultation, design and engineering process, installation and ongoing monitoring and service. We deploy our sales force on a neighborhood-by-neighborhood basis, which allows us to cultivate a geographically concentrated customer base that reduces our costs and increases our operating efficiency. We couple this model with repeatable and highly scalable processes to establish warehouse facilities, assemble and train sales and installation teams and open new offices. We believe that our processes enable us to expand rapidly within existing markets and into new markets. We also believe that our direct sales model and integrated approach represent a differentiated platform, unique in the industry that accelerates our growth by maximizing sales effectiveness, delivering high levels of customer satisfaction and driving cost efficiency.

•	Long-term, highly visible, recurring cash flow. Our customers typically sign 20-year contracts for solar electricity generated by the system owned by us and pay us directly over the term of their contracts. These customer contracts generate recurring monthly customer payments. As of June 30, 2014, the average estimated nominal contracted payment for our customer contracts exceeded $30,000, and there is the potential for additional payments if customers choose to renew their contracts at the end of the term. The solar energy systems we install are eligible for investment tax credits, or ITCs, accelerated tax depreciation and other governmental incentives. We have historically financed the assets created by substantially all of these contracts through investment funds, which reduces our cost of capital to finance our operations.

As of the date of this prospectus, we have raised 10 investment funds to which investors such as banks have committed to invest approximately $543 million which will enable us to install solar energy systems of total fair market value approximating $1.3 billion. As of the date of this prospectus, we had tax equity commitments to fund approximately 81 MWs of future deployments, which we estimate to be sufficient to fund solar energy systems with a total fair market value of approximately $405 million. We intend to create additional investment funds with financial investors and potentially with corporate investors, and may also use debt, equity or other financing strategies to fund our operations.

We were founded in 2011 when Vivint, Inc., our sister company and a residential security solutions and home automation services provider, recognized an opportunity to replicate its strong direct-to-home sales model in the residential solar energy market. Vivint, Inc. had approximately 850,000 subscribers as of June 30, 2014, and we believe there will be a continued opportunity to leverage our relationship with Vivint to offer our solar energy systems to its customers in markets that we serve.

Market Opportunity

The market for residential distributed solar energy is growing rapidly and disrupting the traditional electricity market. According to research compiled by GTM Research, an industry research firm, 494 megawatts of capacity was installed within the U.S. residential solar energy market in 2012 and 2,135 megawatts of capacity is expected to be installed in 2016, the final year of the 30% federal investment tax credit, or ITC, for residential solar installations. In 2018, one year after the ITC is currently scheduled to decrease to 10%, 3,258 megawatts of capacity is expected to be installed within the U.S. residential solar energy market, representing a CAGR of approximately 37% from 2012. This market possesses significant growth opportunities as compared to the total U.S. electricity market, as distributed solar has penetrated less than 1% of its total addressable market in the residential sector. We believe that there is a significant opportunity for distributed solar energy to increasingly displace traditional retail electricity generated from fossil fuels.

In recent years, declining solar energy system costs and increasing retail electricity prices have made distributed solar energy a cost effective power source for homeowners in an increasing number of markets. According to the Lawrence Berkeley National Laboratory, residential solar energy system costs decreased by 40% on a per watt basis from 2005 through 2012, or 7% annually for solar installations with capacities of 10 kilowatts or less. This trend, driven by the increased global production of solar panels and the resulting economies of scale, increased government incentives and declining solar panel raw material costs, has served to greatly increase the affordability of residential solar energy systems and benefit distributed solar providers.

Installed Prices of Residential PV Systems (10kW or less) as a Percent of Price in 2005

Source: Lawrence Berkeley National Laboratory

Over this same period, average U.S. retail electricity prices from the power grid increased at a 3.3% CAGR, according to the Energy Information Administration, or EIA. As retail electricity prices increase, the number of markets in which distributed solar energy generation is an economically viable alternative for utility customers is expected to increase and we expect the relative economics of distributed solar energy in those markets to continue to improve. In many of the markets we currently serve, the utility rates have increased faster than the national average. States that rely heavily on oil-fired energy generation, such as Hawaii, have seen energy prices increase significantly as the price of oil has increased. Other factors, including investments in aging infrastructure, plant retirement, declining load and regulatory obligations and production requirements, are contributing to an increase in retail electric prices in select markets. For example, from 2007 to 2012, according to the U.S. Energy Information Administration, utility rates increased 12% nationwide while over the same period rates in Hawaii and Arizona increased 55% and 17%, respectively. More broadly, in the past 20 years, the combined average residential utility rate in our top markets of California and Hawaii has doubled.

Average Residential Retail Utility Rates, 2005 to 2012

(Cents/kWh)

Source: Energy Information Administration

Net metering is one of several key incentives that have enabled the growth of distributed solar in the United States. Net metering allows a homeowner to pay his or her local traditional utility only for their power usage net of production from the solar energy system installed on his or her roof, transforming the conventional relationship between customers and traditional utilities. Homeowners receive credit for the energy that the solar installation generates, and are reimbursed by the utility for excess generation in some utility markets. In states that allow for net metering, the customer typically pays for the net energy used or receives a credit against future bills at the retail rate if more energy is produced than consumed. Forty-three states, Puerto Rico and the District of Columbia have adopted some form of net metering. According to the EIA, the total number of net metered customers in the United States has grown at a CAGR of approximately 48%, from approximately 19,000 households in 2005 to approximately 300,000 households in 2012. Despite this rapid growth, in 2012 only 0.2% of all grid-connected households were engaged in some form of net metering. In 2013, however, net metering programs were subject to regulatory scrutiny in Arizona, California, Colorado, Idaho and Louisiana. Regulators in these states have considered imposing limits on the aggregate capacity of net metering generation, reducing the rate that net metering customers are paid for the power that they deliver back to the grid, whether the owner of a leased solar energy system is subject to property tax on the solar energy system and allegations that homeowners with net metered solar systems shift the costs of maintaining the electric grid onto non-solar ratepayers. Despite these considerations, regulators have generally upheld the programs in their current form, though some were subject to minor modification and others, including California, have been designated for additional review in the next few years.

Tax incentives, such as the ITC, accelerated depreciation and state incentives have also facilitated rapid growth in U.S. solar energy system installations. Solar energy system owners are generally allowed to claim a tax credit that is equal to 30% of the system’s eligible tax basis, which is generally the fair market value of the system. By statute, this tax credit is scheduled to decrease to 10% of the fair market value of a solar energy system on January 1, 2017. Although this scheduled reduction in the ITC will likely adversely impact growth in the distributed solar energy market, decreasing system costs, combined with increasing retail utility rates as described above, are expected to partially mitigate the impact of such reduction. In addition, industry sources have suggested that the reduction in the ITC in 2017 may be stepped down gradually over time, which we believe would further mitigate the impact of such reduction. The economics of purchasing a solar energy system are also improved by eligibility for accelerated depreciation, also known as the modified accelerated cost recovery system, or MACRS, depreciation which allows for the depreciation of equipment according to an accelerated schedule set forth by the Internal Revenue Service. The acceleration of depreciation creates a valuable tax benefit that reduces the overall cost of the solar energy system and increases the return on investment.

A number of market participants in our industry monetize federal tax credits through a variety of structured investments, also known as “tax equity.” Tax equity investments are generally structured as investments with limited recourse to us. In the context of the distributed solar energy market, tax equity investors make an upfront advance payment to a sponsor through an investment facility in exchange for a share of the tax attributes and cash flows emanating from an underlying portfolio of solar energy systems. In these tax equity investments, the U.S. federal tax attributes offset taxes that otherwise would have been payable on the investors’ other operations.

According to Bloomberg New Energy Finance, renewable energy tax equity investment commitments in 2013 totaled $7.1 billion. In recent years, renewable energy tax equity investment has shifted towards solar and away from other renewable energy investments such as wind, with solar accounting for 54% of 2013 renewable energy tax equity investment relative to 28% in 2012.

Additional financing alternatives for distributed solar energy have become increasingly available as the industry has developed. Securitization, which is the practice of pooling rights with respect to a large number of underlying contracts, such as power purchase agreements and leases, and selling interests in such pools as securities, represents an emerging financing strategy. Access to the capital markets through securitization may assist the solar energy market in achieving greater liquidity and provide an advantageous cost of capital to decrease further the cost of solar installations.

Increasing utility rates, decreasing component costs, the availability of incentives and the lower cost of financing have all contributed to reduce overall costs of distributed solar energy systems. As a result, a number of U.S. states are now achieving “grid parity,” the point at which the overall cost of solar-generated electricity matches the cost of utility-generated electricity. It is expected that the United States will achieve grid parity between 2014 and 2017. This prediction is based on a comparison of the estimated levelized cost of electricity in the solar photovoltaic market and the cost of grid generated retail electricity. The levelized cost of electricity in the solar photovoltaic market takes into account system costs, financing costs, insurance, operations and maintenance, depreciation and government incentives. The below graph shows the “Low Case,” “High Case” and “Base Case” scenarios, each based on varying assumptions. Specifically the three scenarios vary the estimates by increasing and decreasing capital costs per megawatt by 5%, the capacity factor by one percent and the discount rate by 1.5%.

Solar Photovoltaic Market, The US Levelized Cost Of Electricity (LCOE) Comparison with Retail Electricity Prices, 2011-2025

Source: Solar Photovoltaic Power Market to 2020, page 288, GBI Research, 2011.

Our Approach

We secure financing that enables our customers to access solar energy for little to no upfront cost to them. The key elements of our integrated approach to providing distributed solar energy include:

•	Professional consultation. We deploy our direct-to-home sales force to provide in-person professional consultations to prospective customers to evaluate the feasibility of installing a solar energy system at their residence. Our sales closing and referral rates are enhanced by homeowners’ responsiveness to our direct-to-home, neighborhood-by-neighborhood outreach strategy.

•	Design and engineering. We have developed a streamlined process that enables us to efficiently design and install a custom solar energy system that delivers significant customer savings. This process, which incorporates proprietary software, standardized templates and data derived from on-site surveys, allows us to design each system to comply with complex and varied state and local regulations and optimize system performance on a per panel basis. We continue to pursue technology innovation to integrate accurate system design into the initial in-person sales consultation as a competitive tool to enhance the customer experience and increase sales close rates.

•	Installation. We are a licensed contractor in every market we serve and are responsible for every customer installation. Once we complete the system design, we obtain all necessary building permits and begin installation. Upon completion, we schedule all required inspections and arrange for interconnection to the power grid. By directly handling these logistics, we control quality and make the system installation process simple and seamless for our customers. During every step of this process, we keep our customers apprised of the project status with regular updates from our account representatives. Controlling every aspect of the installation process allows us to minimize costs, ensure quality and deliver high levels of customer satisfaction. In addition, we compensate our installation personnel on a piece-rate basis such that they are only paid upon successful installation, which we have found further enhances both efficiency and quality.

•	Monitoring and service. We monitor the performance of all of our solar energy systems, leveraging a combination of internally developed solutions as well as capabilities provided by our suppliers. Currently, most of our existing solar energy systems use Enphase Energy, Inc.’s communications gateway device paired with its monitoring service. We leverage the Enphase communications gateway and monitoring service to collect performance data and use this data to ensure we deliver quality operations and maintenance services for our solar energy systems. If services are required, our neighborhood driven strategy enables rapid response times.

•	Referrals. We believe that our commitment to creating the best possible experience for our customers along with our concentrated geographic deployment strategy has generated a significant amount of sales through customer referrals. These referrals increase our neighborhood penetration rates, lower our customer acquisition costs and accelerate our growth. Our financial returns also benefit from the cost savings derived from increasing the density of installations in a neighborhood. We have found that customer referrals increase in relation to our penetration of a particular market.

Our Strengths

We believe the following strengths position us well to capitalize on the expected growth in the distributed solar energy market:

•	Differentiated sales model. We deploy our sales force on a neighborhood-by-neighborhood basis, which allows us to cultivate a geographically concentrated customer base. We believe that this direct-to-home sales model improves sales effectiveness and reduces customer acquisition costs. We also believe this model reduces system installation costs given the efficiencies associated with working in a concentrated area.

•	Integration and operational efficiency. Our integrated approach to residential solar deployment coupled with our direct-to-home sales model enables us to ensure installation quality, reduce overall costs per system, enhance our competitiveness in existing and potential new markets and allows us to earn attractive financial returns on investment. We believe our cost structure, with its emphasis on variable compensation for our sales personnel and installers, allows us to offer homeowners competitive solar pricing and will continue to support rapid solar energy system installation growth.

•	Funding available to accelerate growth. We finance the capital investment required for solar energy system installations primarily through investment funds we have formed with tax equity investors and, to a lesser extent, debt financing. As of the date of this prospectus, we have raised 10 investment funds to which investors such as banks and other large financial investors have committed to invest approximately $543 million which will enable us to install solar energy systems of total fair market value approximating $1.3 billion. As of the date of this prospectus, we had tax equity commitments to fund approximately 81 MWs of future deployments, which we estimate to be sufficient to fund solar energy systems with a total fair market value of approximately $405 million. In September 2014, we entered into an aggregation credit facility pursuant to which we may borrow up to an aggregate of $350 million and, subject to certain conditions, up to an aggregate of $200 million in additional borrowings. We have developed strong, long-term relationships with leading tax equity and debt financing providers, several of whom have provided capital to us on multiple occasions, and we believe that these relationships position us well to raise additional financing.

•	Relationship with Vivint. Vivint, Inc., our sister company, had approximately 850,000 subscribers as of June 30, 2014, and we believe the opportunity to cross-sell to Vivint customers provides us with a competitive advantage by reducing customer acquisition costs and helping to accelerate our growth when we enter into new markets. We also benefit from the fact that experienced Vivint, Inc. sales and customer services representatives often see positions at Vivint Solar as a natural progression after completing one or more summer sales seasons with Vivint, Inc. This source of experienced personnel further accelerates our growth and entry into new markets. Our relationship also allows continued utilization of best-practices for in-person sales techniques, process efficiencies between sales and equipment installation, and the latest technology innovations around customer care, data aggregation and deployment of adjacent, complementary technologies. We also expect to enter into an agreement with Vivint pursuant to which we will purchase internet gateway devices and energy management products from Vivint which we believe will further enhance our value proposition.

•	Experienced management team. Our executive management team members have track records of leading successful growth businesses and public companies, and have extensive experience across a broad range of disciplines, including sales, structured finance, engineering, legal and government affairs. We believe the strength of our management team is a key ingredient to our continued success and ability to execute our strategy.

Our Strategy

Our goal is to become the premier provider of distributed solar energy. Key elements of our strategy include:

•	Further penetrating our existing markets. While we have chosen to initially introduce our solar energy systems in states whose utility prices, sun exposure, climate conditions and regulatory policies provide for the most compelling market for distributed solar energy, we believe even those states are still significantly underpenetrated. Accordingly, we intend to increase our presence in these markets by introducing our solar energy systems into new neighborhoods and communities in states in which we already have operations. We intend to leverage our brand and existing customer base to grow in these markets at lower customer acquisition and installation costs relative to our competitors.

•	Expanding into new locations and commercial markets. To enlarge our addressable market, we plan to expand our presence to new states and are considering the option of expanding into markets outside of the residential market, such as the small business market. We are making investments to introduce our solar energy systems into the residential market in other states that we believe present attractive economics for us and homeowners. We have a track record of entering new markets quickly and efficiently. During the 12 months ended June 30, 2014, we established 21 new sales offices to sell to residential customers in addition to the 16 sales offices as of June 30, 2013.

•	Capitalizing on opportunities to increase sales and lower costs. We intend to capitalize on our opportunities to increase sales and lower costs through internal development initiatives, acquisitions and alternative financing structures. We anticipate making additional investments in new technologies related to our system design and installation and ongoing customer service practices. Such investments will enable us to continue to improve our operating efficiency, cost structure and customer satisfaction. In addition, our management team has significant experience in successfully integrating acquisitions into their businesses, and we believe there are opportunities to acquire related businesses, talent and technology to drive sales and lower costs.

•	Building and leveraging strategic relationships. We plan to build and leverage strategic relationships with new and existing partners to grow our business and drive cost reductions. For example, in addition to our direct sales channel, we are currently exploring opportunities to sell solar energy systems to customers through a number of distribution channels including relationships with homebuilders, home improvement stores, large construction, electrical and roofing companies and other third parties that have access to large numbers of potential customers. Our ongoing relationship with Vivint, will give us continued attractive cross-selling opportunities and we expect to benefit from Blackstone’s network of strategic relationships. Additionally, we intend to lower our cost of capital through alternative financing sources such as securitization by pooling and transferring certain of our solar energy systems and associated customer contracts into special purpose entities, or SPEs, and subsequently issuing and selling interests in these SPEs as securities.

Customer Contracts

As of June 30, 2014, the average FICO score of our customers was approximately 750. Our solar energy customers purchase energy or lease solar energy systems from us pursuant to one of two types of long-term contracts: a power purchase agreement or a lease. Prior to the first quarter of 2014, all of our long-term contracts were structured as power purchase agreements. In the first quarter of 2014, we began offering leases in connection with our entry into the Arizona market. In the power purchase agreement structure, we charge customers a fee per kilowatt hour based on the amount of electricity the solar energy system actually produces. In the lease structure, the customer’s monthly payment is fixed based on a calculation that takes into account expected solar energy generation. The lease includes a production guarantee under which we agree to make a payment to the customer if his or her leased system does not meet the guaranteed production level. The power purchase agreement and lease terms are typically for 20 years, and all of the prices that we charge to our customers are subject to pre-determined annual fixed percentage price escalations as specified in the customer contract. Most of our current customer contracts contain price escalators ranging from 2.9% to 3.9% annually. Since January 2014, substantially all of our customer contracts contain an annual price escalator of 2.9%. Over the term of the agreement, we operate the system and agree to maintain it in good condition. Customers who buy energy from us under power purchase agreements or leases are covered by our workmanship warranty equal to the length of the term of these agreements.

Sales and Marketing

We place our integrated residential solar energy systems through a scalable sales organization that uses a direct-to-home sales model. We believe that a high-touch, customer-focused selling process is important before, during and after the sale of our products to maximize our sales success. The members of our sales force typically reside and work within the market they serve. We believe we also generate a significant amount of sales through customer referrals. We have found that customer referrals increase in relation to our penetration in a particular market and shortly after entering a new market become an increasingly effective way to market our solar energy systems. In addition to direct sales, we are currently exploring opportunities to sell solar energy systems to customers through a number of distribution channels, including relationships with home builders, home improvement stores, large construction, electrical and roofing companies and other third parties that have access to large numbers of potential customers.

We establish a sales office in each market that we enter. A typical sales team may consist of 15 to 20 sales representatives, depending on the sales region, which we refer to as sales managers, and one to two district managers. Sales managers are typically recruited by district managers. Historically, we have recruited a majority of our sales personnel from our sister company, Vivint, Inc., although increasingly we are recruiting sales personnel from other sources. These sales teams are supported by approximately 30 installation technicians and an operations manager. There are also regional managers who generally oversee 10 to 20 sales offices. During the 12 months ended June 30, 2014, we established 21 sales offices.

Our sales managers participate in a comprehensive training program, which includes operating as a team in existing markets prior to deployment to newly established offices. We believe this approach significantly accelerates the time we can effectively sell in a particular market after establishing a new office, and has in the past allowed us to obtain executed contracts within a day of opening a new office. Our sales managers also receive ongoing training throughout the year.

We train our sales managers on sales techniques and applicable laws and regulations. We also train our sales managers to customize their consultative presentation according to the individual homeowner, based on guidelines and principles outlined in our training materials. We provide sales managers with real-time data on potential customers through a proprietary application provided to our sales managers to help them to sell in an efficient manner. Through the application, a sales manager can pre-screen potential customers directly from his or her mobile device, view maps of the sales area and track data for current and potential customers.

Operations and Suppliers

We purchase solar panels directly from multiple manufacturers. As of June 30, 2014, our primary solar panel suppliers were Trina Solar Limited, Yingli Green Energy Americas, Inc. and Canadian Solar, Inc. In 2013, Trina Solar Limited and Yingli Green Energy Americas, Inc. accounted for substantially all of our solar photovoltaic module purchases and Enphase Energy, Inc. accounted for substantially all of our inverter purchases. Historically, we procured racking systems primarily from Zep Solar, Inc., which was acquired by one of our competitors in 2013. In 2014, we began diversifying our racking providers. We have successfully transitioned away from using racking systems procured from Zep Solar, Inc., although we currently have a limited inventory remaining in certain of our markets which we are using primarily as replacement parts on service calls. Once that inventory is gone, we will no longer use any racking systems from Zep Solar, Inc. We believe that our new racking system providers will be able to meet all of our needs going forward, and we do not expect any interruption to our business as a result of, or following, this transition.

If we fail to develop, maintain and expand our relationships with these or other suppliers, our ability to meet anticipated demand for our solar energy systems may be adversely affected, or we may only be able to offer our systems at higher costs or after delays. If one or more of the suppliers that we rely upon to meet anticipated demand ceases or reduces production due to its financial condition, acquisition by a competitor or otherwise, it may be difficult to quickly identify alternate suppliers or to qualify alternative products on commercially reasonable terms, and our ability to satisfy this demand may be adversely affected.

We screen all suppliers and components based on expected cost, reliability, warranty coverage, ease of installation and other ancillary costs. We typically enter into master contract arrangements with our major suppliers that define the general terms and conditions of our purchases, including warranties, product specifications, indemnities, delivery and other customary terms. We typically purchase solar panels, inverters and racking on an as-needed basis from our suppliers at then prevailing prices pursuant to purchase orders issued under our master contract arrangements.

The declining cost of solar panels and the raw materials necessary to manufacture them has been a key driver in the price we charge for electricity and customer adoption of solar energy. According to industry experts, solar panel and raw material prices are not expected to continue to decline at the same rate as they have over the past several years. The resulting prices could slow our growth and cause our financial results to suffer. In addition, in the past we have purchased virtually all of the solar panels used in our solar energy systems from manufacturers based in China which have benefited from favorable governmental policies by the Chinese government. If this governmental support were to decrease or be eliminated, our ability to purchase these products on competitive terms or to access specialized technologies from China could be restricted. Even if this support were to continue, the U.S. government could impose tariffs on solar cells manufactured in China. In 2012, the U.S. government imposed anti-dumping tariffs on Chinese crystalline silicon photovoltaic cells on a manufacturer specific basis with rates ranging from approximately 18.3% to 250.0%, and applicable countervailing duty rates ranging from approximately 14.8% to 16.0%. In January 2014, the U.S. government recently broadened its investigation of Chinese pricing practices in this area to include solar panels and modules produced in China containing solar cells manufactured in other countries, such as Taiwan. On June 10, 2014, the U.S. government issued a preliminary determination of countervailing subsidies by China and has proposed duties ranging from 18.6% to 35.2% on Chinese solar companies importing certain solar products into the United States, including our solar panel suppliers. On July 25, 2014, the U.S. government issued a separate preliminary determination imposing antidumping duties on imports of certain solar products from China. Although the exact applicability remains unclear, these duties are at rates of 26.3% to 165.0% for affected Chinese products, including our solar panel supplier Trina Solar. The U.S. government issued a separate preliminary determination relating to imports of solar products from Taiwan, with duties at rates from 20.9% to 27.6% for affected Taiwanese products (although we do not currently purchase Taiwanese products). To the extent that the U.S. government makes a final determination that U.S. market participants experience harm from these Chinese and Taiwanese pricing practices, such solar panels and modules could become subject to these or additional tariffs. These combined tariffs would make such solar cells less competitively priced in the United States, and the Chinese and Taiwanese manufacturers may choose to limit the amount of solar equipment they sell into the United States. As a result, it may be easier for solar cell manufacturers located outside of China or Taiwan to increase the prices of the solar cells they sell into the United States. If we are required to pay higher prices, accept less favorable terms, or purchase solar panels or other system components from alternative, higher-priced sources, our financial results may be adversely affected.

We generally source the other products related to our solar energy systems, such as fasteners, wiring and electrical fittings, through a variety of distributors.

We currently operate in Arizona, California, Hawaii, Maryland, Massachusetts, New Jersey and New York. Our corporate headquarters are located in Utah. We manage inventory through our local warehouses and maintain a fleet of more than 350 trucks and other vehicles to support our installers and operations. This operational scale is fundamental to our business, as our field teams completed approximately 1,438 residential installations per month during the six month period ending June 30, 2014, while our project management teams simultaneously manage thousands of projects as they move through the stages of engineering, permitting, installation, maintenance and monitoring.

In the past we did not offer an express warranty to our power purchase agreement customers but we are obligated under those contracts to maintain the solar energy systems in good condition for the term of the contract, usually 20 years. We also do not offer a performance guarantee to our power purchase agreement customers as such customers pay only for the energy the system actually produces.

We currently offer an installation warranty that the solar energy systems under our customer contracts will be free from material defects in design and workmanship for the term of the contract as well as a warranty on roof penetrations in compliance with applicable state or local law.

Some jurisdictions require solar energy system leases to contain a performance guarantee in favor of the lessee. Leases with performance guarantees require us to refund money to the lessee if the solar energy system fails to generate the minimum amount of electricity in a given term, as specified in the lease. We offer performance guarantees in certain leasing-only markets such as Arizona. In these markets, we compensate customers if their systems produce less energy than the guaranteed amount in any given year by making a payment to customers with under-performing systems.

We further offer a range of warranties on our solar energy systems to our investment funds. All of our systems feature a workmanship warranty during which we are obligated, at our cost and expense, to correct defects in our installation work, which depending on the particular investment fund, is for a period of either five or ten years. Generally our maintenance obligations to our investment funds do not include the cost of panels, inverters or racking, should such major components require replacement. The cost of such components are borne instead by the applicable fund, although we are obligated to install such equipment as part of our services covered by the agreed maintenance services fee. However, in certain of our investment funds, we bear the cost of such replacement equipment in addition to the cost of its installation. This obligation is satisfied by Vivint Solar Provider, LLC, which provides operations and maintenance services to each of our investment funds. As part of Vivint Solar Provider’s operations and maintenance work, we provide a pass-through of the inverter and panel manufacturers’ warranty coverage to our customers, which generally range from 10 to 25 years. Some of our investment funds require us to provide a back-stop of the manufacturers’ obligations under these warranties. We also provide ongoing service and repair during the entire term of the customer relationship, regardless of whether or not such repairs are covered by our or a manufacturer’s warranty. Costs associated with such ongoing service and repair have not been material.

Competition

We believe that our primary competitors are the traditional utilities that supply electricity to our potential customers. We compete with these traditional utilities primarily based on price (cents per kilowatt hour), predictability of future prices (by providing pre-determined annual price escalations) and the ease by which customers can switch to electricity generated by our solar energy systems. We believe that we compete favorably with traditional utilities based on these factors in the states where we offer our solar power purchase and solar energy leasing services.

We also compete with companies that are not regulated like traditional utilities but that have access to the traditional utility electricity transmission and distribution infrastructure pursuant to state and local pro-competitive and consumer choice policies and with solar companies with business models that are similar to ours, such as SolarCity Corporation. We believe that we compete favorably with these companies based on our customer service, including our speed from signing a customer agreement to installation, our in-house installation, operations and maintenance teams, and a results-focused back office that quickly and efficiently addresses customer inquiries.

In addition, we compete with solar companies in the downstream value chain of solar energy. For example, we face competition from purely finance driven organizations that acquire customers and then subcontract out the installation of solar energy systems, from installation businesses that seek financing from external parties, from large construction companies and utilities and increasingly from sophisticated electrical and roofing companies. These distributed energy competitors typically work in contractual arrangements with third parties, leaving the customer in the position of having to deal with different companies for different aspects of their solar energy systems. We believe that we compete favorably with these companies because we offer an integrated approach to residential solar energy systems, which includes in-house sales, financing, engineering, installation, maintenance and monitoring. Many of our competitors offer only a subset of the services we provide. Aside from simple cost efficiency, we offer distinct practical benefits as an all-in-one provider such as providing a single point of contact and accountability for our offerings during the relationship with our customers. Further, we are not dependent on installation subcontractors, enabling us to better scale our business while maintaining quality control.

Technology; Intellectual Property

As of June 30, 2014, we, through our wholly owned subsidiary Solmetric Corporation, or Solmetric, had five patents and six pending applications with the U.S. Patent and Trademark Office. These patents and applications relate to shade and site analysis. Our issued patents start expiring in 2026. While we do not currently have an extensive patent portfolio, we intend to file additional patent applications as we innovate through our research and development efforts.

Solmetric is best known for the “SunEye” hardware and “PV Designer” software product lines. Solmetric’s products are fundamental to our solar installation efforts and give us more accurate solar energy assessments during the pre-install process and fast and accurate performance testing during commissioning and operations and management. The SunEye is a handheld electronic tool that provides shade analysis. PV Designer allows layout and energy production estimates for the optimum photovoltaic design on a customer’s home.

As part of our strategy, we plan to continue to expand our technological capabilities through targeted acquisitions such as Solmetric, licensing technology and intellectual property from third parties, joint development relationships with partners and suppliers and other strategic initiatives as we strive to offer the industry’s best operational efficiency, performance prediction, operations and management.

Government Regulation and Incentives

Government Regulation

We are not regulated as a public utility in the United States under applicable national, state or other local regulatory regimes where we conduct business.

To operate our systems we obtain interconnection permission from the applicable local primary electric utility. Depending on the size of the solar energy system and local law requirements, interconnection permission is provided by the local utility and us and/or our customer. In almost all cases, interconnection permissions are issued on the basis of a standard process that has been pre-approved by the local public utility commission or other regulatory body with jurisdiction over net metering procedures. As such, no additional regulatory approvals are required once interconnection permission is given. We maintain a utility administration function, with primary responsibility for engaging with utilities and ensuring our compliance with interconnection rules.

Our operations are subject to stringent and complex federal, state and local laws, including regulations governing the occupational health and safety of our employees and wage regulations. For example, we are subject to the requirements of the federal Occupational Safety and Health Act, as amended, or OSHA, the U.S. Department of Transportation, or DOT, and comparable state laws that protect and regulate employee health and safety. We strive to maintain compliance with applicable OSHA, DOT and similar government regulations; however, as discussed in the section captioned “Risk Factors—Compliance with occupational safety and health requirements and best practices can be costly, and noncompliance with such requirements may result in potentially significant monetary penalties, operational delays and adverse publicity,” there have been instances in which we experienced workplace accidents and received citations from regulators, resulting in fines. Such instances have not materially impacted our business or relations with our employees.

Government Incentives

Federal, state and local government bodies provide incentives to owners, end users, distributors, system integrators and manufacturers of solar energy systems to promote solar energy in the form of rebates, tax credits and other financial incentives such as system performance payments, payments for renewable energy credits associated with renewable energy generation and exclusion of solar energy systems from property tax assessments. These incentives enable us to lower the price we charge customers for energy from, and to lease, our solar energy systems, helping to catalyze customer acceptance of solar energy as an alternative to utility-provided power.

The Federal government currently offers a 30% investment tax credit under Section 48(a) of the Internal Revenue Code, or the ITC, for the installation of certain solar power facilities until December 31, 2016. By statute, this tax credit is scheduled to decrease to 10% on January 1, 2017, and we expect the reduction in the ITC to negatively impact the availability of tax equity financing and the economics of distributed solar energy financed using tax equity structures.

Solar energy systems that began construction or satisfied a safe harbor by incurring eligible project costs prior to the end of 2011 were eligible to receive a 30% federal cash grant paid by the U.S. Treasury Department under Section 1603 of the “American Recovery and Reinvestment Act of 2009,” or the U.S. Treasury grant, in lieu of the ITC. While we have received U.S. Treasury grants with respect to some of the solar energy systems that we have installed in the past, with limited exceptions, the U.S. Treasury grant program has ended and so we do not expect to receive U.S. Treasury grants in the future. In another of our financing arrangements, we will install solar energy systems using, in part, equipment that qualifies under the U.S. Treasury grant program. We will sell those systems to the investor, who will apply to receive the U.S. Treasury grants as the sole owner of such system.

The economics of purchasing a solar energy system are also improved by eligibility for accelerated depreciation, also known as the modified accelerated cost recovery system, or MACRS, depreciation which allows for the depreciation of equipment according to an accelerated schedule set forth by the Internal Revenue Service. The acceleration of depreciation creates a valuable tax benefit that reduces the overall cost of the solar energy system and increases the return on investment.

Approximately half of the states offer a personal and/or corporate investment or production tax credit for solar energy that is additive to the ITC. Further, more than half of the states, and many local jurisdictions, have established property tax incentives for renewable energy systems that include exemptions, exclusions, abatements and credits.

Many state governments, traditional utilities, municipal utilities and co-operative utilities offer a rebate or other cash incentive for the installation and operation of a solar energy system or energy efficiency measures. Capital costs or “up-front” rebates provide funds to solar customers based on the cost, size or expected production of a customer’s solar energy system. Performance-based incentives provide cash payments to a system owner based on the energy generated by their solar energy system during a pre-determined period, and they are paid over that time period.

Many states also have adopted procurement requirements for renewable energy production. Thirty states and the District of Columbia have adopted a renewable portfolio standard that requires regulated utilities to procure a specified percentage of total electricity delivered to customers in the state from eligible renewable energy sources, such as solar energy systems, by a specified date. To prove compliance with such mandates, utilities must surrender renewable energy certificates, or SRECs to the applicable authority. Solar energy system owners such as our investment funds often are able to sell SRECs to utilities directly or in SREC markets.

Workforce

As of June 30, 2014, we had a total workforce of 2,288, including 527 service providers in sales and marketing, 667 employees in operations, 981 employees in installation, 92 employees in general and administrative and 21 employees in research and development. Our sales and marketing headcount includes 489 active direct sellers and 38 employees. We consider a direct sales person to be active if they completed at least four customer pre-surveys in the prior four weeks. Our operations personnel work primarily in installation, design and account management. Our general and administrative personnel work primarily in finance, business development, capital markets and human resources. Our research and development team is supplemented by additional personnel that we share with Vivint, Inc. through a shared services agreement. None of our service providers are represented by a labor union and we consider relations with our workers to be good.

Facilities

Our corporate headquarters and executive offices are currently located in Lehi, Utah, where we occupy approximately 37,229 square feet of office space. We recently entered into a lease with TCO-Canyon Park, LLC for 90,675 square feet of office space located in Orem, Utah. We also recently entered into a lease with T-Stat One, LLC for approximately 120,000 square feet of office space which will replace our current corporate headquarters and executive offices once renovations are completed in late 2015 or early 2016. Our other locations include warehouses in Arizona, California, Hawaii, Maryland, Massachusetts, New Jersey and New York.

We lease all of our facilities and we do not own any real property. We believe that our current facilities are adequate to meet our ongoing needs and that, if we require additional space, we will be able to obtain additional facilities on commercially reasonable terms.

Legal Proceedings

In the normal course of business, we may from time to time be named as a party to various legal claims, actions and complaints. It is impossible to predict with certainty whether any resulting liability would have a material adverse effect on our financial position, results of operations or cash flows.

On or about December 26, 2013, Andrew Chavez, one of our former sales representatives, on behalf of himself and a purported class, filed a complaint for unspecified damages, injunctive relief and restitution in the Superior Court of the State of California in and for the County of San Diego against Vivint Solar Developer, LLC, one of our subsidiaries, and unnamed John Doe defendants. This action alleges certain violations of the California Labor Code and the California Business and Professions Code based on, among other things, alleged improper classification of sales representatives and sales managers, failure to pay overtime compensation, failure to provide meal periods, failure to provide accurate itemized wage statements, failure to pay wages on termination and failure to reimburse expenses. The complaint also seeks penalties of an unspecified amount associated with the alleged violations, interest on all economic damages and reasonable attorneys’ fees and costs. In addition, the complaint requests an injunction, which would enjoin us from similar violations of California’s Labor Code and Business and Professions Code, and restitution of costs to Chavez and the purported class members under California’s unfair competition law. On or about January 24, 2014, we filed an answer denying the allegations in the complaint and asserting various affirmative defenses. The parties are currently engaged in limited discovery and have agreed to participate in mediation on September 26, 2014. Although we cannot predict with certainty the ultimate resolution of this suit, we do not believe it will have a material adverse effect on our business, results of operations, cash flows or financial condition.

In addition, our sister company Vivint recently made us aware that the U.S. Attorney’s office for the State of Utah is engaged in an investigation that Vivint believes relates to certain political contributions made by some of Vivint’s executive officers that are our directors and some of Vivint’s employees. We have no reason to believe that we, our executive officers or employees are targets of such investigation.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages and positions of our executive officers and directors as of September 15, 2014:

Name	Age	Position
Executive Officers
Gregory S. Butterfield	55	Chief Executive Officer and President, Director
Dana C. Russell	52	Chief Financial Officer and Executive Vice President
L. Chance Allred	36	Vice President, Sales
Paul S. Dickson	29	Vice President, Operations
Dwain A. Kinghorn	48	Chief Strategy and Innovations Officer
Shawn J. Lindquist	44	Chief Legal Officer, Executive Vice President and Secretary
Thomas G. Plagemann	51	Executive Vice President, Capital Markets

Non-Employee Directors
David F. D’Alessandro(3)	63	Director
Alex J. Dunn	43	Director
Bruce McEvoy(1)(2)	37	Director
Todd R. Pedersen(3)	45	Director
Joseph S. Tibbetts, Jr.(1)	61	Director
Joseph F. Trustey(1)(2)	52	Director
Peter F. Wallace(2)(3)	39	Chairman

Key Employees
Chris A. Lundell.	53	Chief Marketing Officer
Jan E. Newman	54	Vice President, Business Development
Daniel L. Rock	34	Vice President, Installation
Tessa White	47	Vice President, Human Capital

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Governance Committee

Executive Officers

Gregory S. Butterfield has served as our Chief Executive Officer and President since September 2013 and as a member of our board of directors since March 2014. From 2008 to 2013, Mr. Butterfield was a managing partner at SageCreek Partners, a business consulting firm. Mr. Butterfield has served as a director for RES Software, Inc., an information technology automation company, Needle, Inc., an ecommerce company, Omniture, Inc., an online marketing and web analytics company, Utah Valley University and Utah’s Technology Council. Mr. Butterfield was also the group president of Symantec Corporation, a computing security, storage and systems management company, and president and chief executive officer of Altiris, Inc., a software company. Mr. Butterfield led Altiris to eight consecutive years of revenue growth, took it public and eventually sold it to Symantec Corporation for nearly $1 billion. In 2008, Mr. Butterfield was invited to the World Economic Forum as a technology pioneer and was inducted into Utah’s Technology Hall of Fame in 2009. He was also the winner of the 2002 Ernst & Young Entrepreneur of the Year Award. Mr. Butterfield holds a B.S. in business management - finance from Brigham Young University. Mr. Butterfield has specific attributes that qualify him to serve as a member of our board of directors, including his experience taking a company public and his experience as a director of both public and private companies.

Dana C. Russell has served as our Chief Financial Officer and Executive Vice President since November 2013. From January 2013 to November 2013, Mr. Russell was the chief financial officer of Allegiance, Inc. a software company. Mr. Russell was an independent contractor, providing financial services and business consulting to a number of privately held organizations and individuals from May 2011 to December 2012. From June 2006 through April 2011, Mr. Russell was the senior vice president and chief financial officer of Novell, Inc., a publicly traded software and services company, which was acquired by The Attachmate Group, Inc. From July 1994 to June 2006, Mr. Russell held positions at Novell including, interim chief financial officer, vice president of finance, treasurer and corporate controller. He had broad responsibility overseeing financial and accounting functions as well as investor relations, tax, information services and technology, risk management, corporate development and facilities. Prior to 1994, Mr. Russell held other high-level accounting and finance positions at high tech companies and also worked as an auditor at PricewaterhouseCoopers LLP, a multinational professional services firm. Mr. Russell holds a master’s degree in accounting from Weber State University and holds a CPA license in the State of Utah.

L. Chance Allred has served as our Vice President of Sales since March 2012. From September 2006 to March 2012, Mr. Allred served as a founding partner and vice president of sales for Platinum Protection, LLC, a home security solutions company. From March 2000 to October 2006, Mr. Allred served in various positions for Vivint, Inc., a home automation and security company and our sister company. Mr. Allred holds a B.A. in marketing from Southern Utah University.

Paul S. Dickson, a member of our founding management team, has served as our Vice President of Operations since November 2013. From May 2011 to November 2013, Mr. Dickson served as our Vice President of Financing. Prior to joining our founding team, Mr. Dickson served as the director of smart grid and energy management for Vivint, Inc. from December 2010 to May 2011. From May 2007 to December 2010, Mr. Dickson co-founded and served as the president and chief executive officer of Meter Solutions Pros, LLC, an energy management and smart-grid business acquired by Vivint, Inc. Mr. Dickson holds a B.A. in public relations from Brigham Young University.

Dwain A. Kinghorn has served as our Chief Strategy and Innovations Officer since March 2014. From July 2008 to March 2014, Mr. Kinghorn served as a partner for SageCreek Partners, a business consulting firm. From April 2007 to July 2008, Mr. Kinghorn served as a vice president for Symantec Corporation, a computing security, storage and systems management company. From October 2000 to April 2007, Mr. Kinghorn served as the chief technology officer for Altiris, Inc., a software company. From May 1994 to September 2000, Mr. Kinghorn served as the founder and chief executive officer for Computing Edge, a systems management server company. From May 1989 to May 1994, Mr. Kinghorn served as a program manager for Microsoft Corporation, a computer software and electronics company. Mr. Kinghorn holds a B.S. in electrical and computer engineering from Brigham Young University.

Shawn J. Lindquist has served as our Chief Legal Officer, Executive Vice President and Secretary since February 2014. From February 2010 to February 2014, Mr. Lindquist served as chief legal officer, executive vice president and secretary of Fusion-io, Inc., a leading provider of flash memory solutions for application acceleration, which was acquired by SanDisk Corporation in July 2014. From 2005 through January 2010, Mr. Lindquist served as chief legal officer, senior vice president and secretary of Omniture, Inc., an online marketing and web analytics company, through the completion and integration of the merger of Omniture with Adobe Systems Incorporated. Prior to Omniture, Mr. Lindquist was a corporate and securities attorney at Wilson Sonsini Goodrich & Rosati, the leading legal advisor to technology, life sciences and other growth enterprises worldwide. Mr. Lindquist also previously served as in-house corporate and mergers and acquisitions counsel for Novell, Inc., a software and services company, and as vice president and general counsel of a privately held, venture-backed company. Mr. Lindquist has also served as an adjunct professor of law at the J. Reuben Clark Law School at Brigham Young University. Mr. Lindquist holds a B.S. in business management - finance and a J.D. from Brigham Young University.

Thomas G. Plagemann has served as our Executive Vice President, Capital Markets since October 2013. Mr. Plagemann previously served as the head of energy, U.S. corporate & investment banking for Santander Global Banking & Markets from May 2012 to October 2013, and the global head of project finance and transaction execution at First Solar, Inc., a solar company from March 2011 to May 2012. Mr. Plagemann formed and served as the President of Grand Avenue Capital LLC from September 2010 through February 2011. From September 2009 to July 2010, Mr. Plagemann served as the head of mergers and acquisitions for the wind division of Infigen Energy Limited, a wind energy company. From September 2004 to September 2009, Mr. Plagemann served as the managing director of tax equity and energy investment at American International Group, Inc., an insurance and financial services company. Mr. Plagemann also has held positions at General Electric Capital Corporation and Deutsche Bank, and has served as a member of the board of directors of Solar Energy Industries Association since 2013. Mr. Plagemann holds a B.A. from the University of Minnesota and a master’s degree in international affairs from Columbia University.

Chris A. Lundell has served as our Chief Marketing Officer since October 2013. From March 2013 to September 2013, Mr. Lundell was the vice president of worldwide sales at EveryoneSocial.com, a social marketing platform. From October 2011 to December 2012, Mr. Lundell served as the president of the Americas for NEXThink, Inc., a systems management company. From August 2010 to October 2011, Mr. Lundell served as the chief marketing officer and chief operations officer for DOMO Technologies, Inc. (formerly Corda), where he was responsible for growing enterprise business intelligence and software business. From June 2004 to July 2010, Mr. Lundell served as vice president and general manager of the Asia Pacific operations of LANDesk Software Inc., an enterprise information technology solutions company. Prior to LANDesk, Mr. Lundell worked in various sales and marketing leadership roles at Novell, Inc., a software and services company. He has more than 25 years of experience in sales and marketing leadership management. Mr. Lundell holds a B.S. in business management - finance and an M.B.A. from Brigham Young University.

Jan E. Newman has served as our Vice President of Business Development since October 2013. Mr. Newman currently serves as a member of the board of directors for numerous private companies. From January 2010 to October 2013, Mr. Newman was a partner at SageCreek Partners, a business consulting firm. From April 2006 to January 2010, Mr. Newman served as a mission president for The Church of Jesus Christ of Latter-day Saints. From 1998 to 2006, Mr. Newman was founder and vice president of Altiris, Inc., a software company. From February 1996 to August 1998, Mr. Newman served as the founder and chief executive officer of KeyLabs,

Inc., a third party software and technology testing and validation company. From March 1990 to February 1994, Mr. Newman served as the Executive Vice President for Novell, Inc., a software and services company. Mr. Newman holds a B.A. in French with a minor in computer science from Brigham Young University.

Daniel L. Rock, a member of our founding management team, has served as our Vice President of Installation since April 2011. From April 2002 through April 2011, Mr. Rock held several positions for Vivint, Inc., including operations manager and regional technician manager. In these positions, he managed hundreds of technicians, overseeing all aspects of training and licensing. Mr. Rock holds a B.A. in business management from Utah State University.

Tessa White has served as our Vice President of Human Capital since February 2014. From 2012 to 2014, Ms. White served as a Human Resources consultant for numerous fast-growth companies and growth equity firms such as Aviacode Incorporated, a cloud based medical solutions company and Progressive Finance, a financial services company. Prior to that, from 2009 to 2012, Ms. White served as vice president of human resources for HealthEquity, Inc., the oldest and largest dedicated health savings trustee in America. Her experience also includes a career as vice president of human capital for Ingenix, a division of United HealthGroup, Inc., which is a Fortune 50 company. Ms. White attended Utah State University as a journalism major.

Non-Employee Directors

David F. D’Alessandro has served as a member of our board of directors since August 2013. Since 2010, Mr. D’Alessandro has served as chairman of the board of directors of SeaWorld Entertainment, Inc. Mr. D’Alessandro also serves on the boards of directors of several private companies, including Vivint. He served as chairman, president and chief executive officer of John Hancock Financial Services, Inc. from 2000 to 2004, having served as president and chief operating officer of the same entity from 1996 to 2000, and guided it through a merger with ManuLife Financial Corporation in 2004. Mr. D’Alessandro served as president and chief operating officer of ManuLife in 2004. He is a former partner of the Boston Red Sox. A graduate of Syracuse University, he holds honorary doctorates from three colleges and serves as vice chairman of Boston University. Mr. D’Alessandro has specific attributes that qualify him to serve as a member of our board of directors, including his experience as a director of a newly public company.

Alex J. Dunn is a founder of Vivint Solar and has served as a member of our board of directors since November 2012. He also served as our Interim Chief Executive Officer from April 2013 through September 2013 and as our Chief Operating Officer from August 2011 to January 2013. Mr. Dunn has served as the president of Vivint, Inc. since November 2012 and previously served as chief operating officer for Vivint Inc. from January 2008 through September 2012. He served as vice president of business development for Vivint, Inc. from August 2005 until December 2007. Mr. Dunn also serves on the board of directors of Vivint. Before joining Vivint, Inc., he served as the deputy chief of staff to Governor Mitt Romney in Massachusetts. Mr. Dunn holds a B.S. in sociology from Brigham Young University. Mr. Dunn has specific attributes that qualify him to serve as a member of our board of directors, including having founded the company, his historical knowledge of our company and his experience with the direct-to-home sales model.

Bruce McEvoy has served as a member of our board of directors since November 2012. Mr. McEvoy is a Managing Director in the private equity group at Blackstone. Before joining

Blackstone in 2006, Mr. McEvoy worked at General Atlantic from 2002 to 2004, and was a consultant at McKinsey & Company from 1999 to 2002. Mr. McEvoy currently serves on the board of directors of GCA Services Group, Inc., Performance Food Group Company, RGIS Inventory Specialists, SeaWorld Entertainment, Inc., Catalent Inc. and Vivint. Mr. McEvoy was formerly a director of DJO Orthopedics and Vistar Corporation. Mr. McEvoy graduated from Princeton University and Harvard Business School. Mr. McEvoy has specific attributes that qualify him to serve as a member of our board of directors, including his experience in private equity and his experience as a director of other public companies.

Todd R. Pedersen is a founder of Vivint Solar and has served as a member of our board of directors since November 2012 and served as our Chief Executive Officer from August 2011 through January 2013. Mr. Pedersen founded Vivint, and our sister company, in 1999 and currently serves as its chief executive officer. Mr. Pedersen also serves on the board of directors of Vivint. Mr. Pedersen was named the Ernst & Young Entrepreneur of the Year 2010 in the services category for the Utah Region. Mr. Pedersen has specific attributes that qualify him to serve as a member of our board of directors, including his historical knowledge of our company and his experience with the direct-to-home sales model.

Joseph S. Tibbetts, Jr. has served as a member of our board of directors since August 2014. Mr. Tibbetts has served as the senior vice president and chief financial officer for Sapient Corporation, a publicly traded global services company since October 2006. He began serving as Sapient Corporation’s treasurer in December 2012 and was reappointed as Sapient Corporation’s chief accounting officer in June 2013, a role he previously held from 2009 to 2012. In addition to being Sapient Corporation’s chief financial officer, Mr. Tibbetts also served as Sapient Corporation’s managing director—SapientNitro Asia Pacific, for a period of approximately 18 months ending in 2012. Prior to joining Sapient Corporation, Mr. Tibbetts was the chief financial officer of Novell, Inc. from February 2003 to June 2006 and, prior to that, he held a variety of senior financial management positions at Charles River Ventures, Lightbridge, Inc., and SeaChange International, Inc. Mr. Tibbetts was also formerly a partner with Price Waterhouse LLP. Mr. Tibbetts holds a B.S. in business administration from the University of New Hampshire. Mr. Tibbetts has specific attributes that qualify him to serve as a member of our board of directors, including his experience as an executive officer of several public companies and his experience as a director of both public and private companies.

Joseph F. Trustey has served as a member of our board of directors since November 2012. Mr. Trustey is a managing director at Summit Partners, which he joined in 1992. Prior to joining Summit Partners, he worked as a consultant for Bain & Co., and as a captain in the U.S. Army. Mr. Trustey currently serves on the board of directors of numerous private companies. He has previously served on the board of directors for two public companies. Mr. Trustey received a B.A. in chemical engineering from the University of Notre Dame and an M.B.A. from Harvard Business School. Mr. Trustey has specific attributes that qualify him to serve as a member of our board of directors, including his experience as director of other public companies.

Peter F. Wallace has served as a member of our board of directors since November 2012 and chairman of the board since March 2014. Mr. Wallace is a senior managing director in the private equity group at Blackstone, which he joined in 1997. Mr. Wallace serves on the board of directors of AlliedBarton Security Services LLC, GCA Services Group, Inc., Michaels Stores, Inc., SeaWorld Entertainment, Inc., Vivint and the Weather Channel Companies. Mr. Wallace was

formerly a director of Crestwood Midstream Partners LP, New Skies Satellites Holdings Ltd. and Pelmorex Media, Inc. Mr. Wallace received a B.A. in government from Harvard College. Mr. Wallace has specific attributes that qualify him to serve as a member of our board of directors, including his experience in private equity and his experience as a director of other public companies.

Messrs. Pedersen and Trustey were elected to our board pursuant to the terms of the governing documents of 313 Acquisition LLC.

Board Composition

Our business and affairs are managed under the direction of our board of directors. Following the completion of this offering, we expect our board of directors to initially consist of eight directors, of whom Messrs. D’Alessandro, Tibbetts and Trustey will be independent. As of the completion of this offering, our certificate of incorporation and bylaws will provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms, as follows:

•	Our Class I directors will be Greg Butterfield, Joseph S. Tibbetts, Jr. and Todd Pederson, and their terms will expire at the annual meeting of stockholders to be held in 2015.

•	Our Class II directors will be Bruce McEvoy, Joseph Trustey and David D’Alessandro, and their terms will expire at the annual meeting of stockholders to be held in 2016.

•	Our Class III directors will be Peter Wallace and Alex Dunn, and their terms will expire at the annual meeting of stockholders to be held in 2017.

Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. Each director’s term continues until the election and qualification of his successor or his earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

In addition, we intend to enter into a stockholders agreement with 313 Acquisition LLC in connection with this offering. This agreement will grant affiliates of our sponsor, affiliates of Summit Partners and Todd Pedersen the right to designate nominees to our board of directors subject to the maintenance of certain ownership requirements in us. See the section of this prospectus “Certain Relationships and Related Party Transactions—Agreements with Our Sponsor—Stockholders Agreement” for additional information.

Board Leadership Structure

Our board of directors is led by the non-executive chairman. The chief executive officer position is separate from the chairman position. We believe that the separation of the chairman and chief executive officer positions is appropriate corporate governance for us at this time.

Role of Board in Risk Oversight

Our board of directors has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by our audit committee. Our audit committee represents the board of directors by periodically reviewing our accounting, reporting and financial practices, including the integrity of our consolidated financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal and internal audit functions, the audit committee reviews and discusses all significant areas of our business and summarizes for the board of directors all areas of risk and the appropriate mitigating factors. In addition, our board of directors receives periodic detailed operating performance reviews from management.

Controlled Company Exemption

After the completion of this offering, affiliates of Blackstone will continue to beneficially own more than 50% of our common stock and voting power. As a result, (1) under the terms of the Stockholders Agreement, Blackstone will be entitled to nominate at least a majority of the total number of directors comprising our board of directors (see the section of this prospectus captioned “Certain Relationships and Related Party Transactions—Agreements with Our Sponsor—Stockholders Agreement”) and (2) we will be a “controlled company” within the meaning of the NYSE corporate governance standards. Under the NYSE corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (4) the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees. Following this offering, we intend to utilize these exemptions. As a result, following this offering, we will not have a majority of independent directors on our board of directors; and we will not have a nominating and corporate governance committee or a compensation committee that is composed entirely of independent directors. Also, such committees will not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements. In the event that we cease to be a “controlled company,” we will be required to comply with these provisions within the transition periods specified in the NYSE corporate governance rules.

Board Committees

After the completion of this offering, the standing committees of our board of directors will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may from time to time establish other committees. Pursuant to the stockholders agreement, for so long as we qualify as a “controlled company” under NYSE listing standards and subject to applicable law, our sponsor has the right to designate a majority of the members of any committee of our board of directors. If we do not qualify as a

“controlled company” under NYSE listing standards, our sponsor has the right, subject to applicable stock exchange listing standards and applicable law, to designate one member to each of the committees of our board of directors or such greater number of members that is as nearly proportionate to our sponsor’s representation on our board of directors as possible.

Our president and chief executive officer and other executive officers will regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of our board of directors provides appropriate risk oversight of our activities given the controlling interests held by Blackstone.

Audit Committee

The members of our audit committee are Messrs. McEvoy, Tibbetts and Trustey. Our audit committee chairperson, Mr. Tibbetts, is our audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the rules of the NYSE. Our board of directors has determined that each of Messrs. Tibbetts and Trustey satisfy the requirements for independence and financial literacy under the rules and regulations of the NYSE and the SEC. The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our board of directors in overseeing and monitoring:

•	the quality and integrity of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications and independence;

•	the performance of our internal audit function; and

•	the performance of our independent registered public accounting firm.

Our board of directors has adopted a written charter for the audit committee that will be available on our website upon the completion of this offering.

Compensation Committee

The members of our compensation committee are Messrs. Wallace, McEvoy and Trustey. Mr. Wallace is the chairperson of our compensation committee. The purpose of the compensation committee is to assist our board of directors in discharging its responsibilities relating to:

•	setting our compensation program and compensation of our executive officers and directors;

•	monitoring our incentive and equity-based compensation plans; and

•	preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.

Our board of directors has adopted a written charter for the compensation committee that will be available on our website upon the completion of this offering.

Nominating and Governance Committee

The members of our nominating and governance committee are Messrs. D’Alessandro, Pedersen and Wallace. Mr. D’Alessandro is the chairperson of our nominating and governance committee. The purpose of our nominating and corporate governance committee will be to assist our board of directors in discharging its responsibilities relating to:

•	identifying individuals qualified to become new directors, consistent with criteria approved by the board of directors, subject to the stockholders agreement with 313 Acquisition LLC;

•	reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of stockholders;

•	identifying directors qualified to fill vacancies on any of our board committees and recommending that the board of directors appoint the identified member or members to the applicable committee, subject to the stockholders agreement with 313 Acquisition LLC;

•	reviewing and recommending to the board of directors corporate governance principles applicable to us;

•	overseeing the evaluation of the board of directors and management; and

•	handling such other matters that are specifically delegated to the committee by the board of directors from time to time.

Our board of directors has adopted a written charter for the nominating and corporate governance committee that will be available on our website upon completion of this offering.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee. We are parties to certain transactions with Blackstone described in the section of this prospectus captioned “Certain Relationships and Related Party Transactions—Agreements with Our Sponsor.”

Non-Employee Director Compensation

Except as described below, our non-employee directors do not currently receive and have not in the past received any equity or cash compensation for their services as directors or as board committee members.

In July 2013, an affiliate of Mr. D’Alessandro received equity awards in the form of 500,000 Class B units of 313 Acquisition LLC, which we refer to as the Class B Units, under the 313 Acquisition LLC Unit Plan. Historically, Mr. D’Alessandro has not been compensated directly by us for his service on our board of directors; however, from and after the date on which the registration statement of which this prospectus forms a part is declared effective, Mr. D’Alessandro will be eligible to participate in the outside director compensation policy described below.

The Class B Units are divided into three equal vesting portions, a time-vesting portion, a 2.0x exit-vesting portion, and a 3.0x exit-vesting portion.

•	Time-Vesting Units: On July 18, 2014, the 12-month anniversary of the date Mr. D’Alessandro began providing services to Vivint, 20% of the Class B units will vest, subject to Mr. D’Alessandro’s continued service as a board member of Vivint through such date. Thereafter, an additional 20% of the Class B units will vest every year until the option is fully vested, subject to continued service as a board member of Vivint through each vesting date. Notwithstanding the foregoing, the time-vesting Class B units will become fully vested upon a change of control, as defined in the securityholders agreement, that occurs while Mr. D’Alessandro is still serving as a board member of Vivint.

•	2.0x Exit-Vesting Units: The 2.0x exit-vesting Class B Units vest if Blackstone receives cash proceeds in respect of its Class A units in Vivint, Inc. equal to (1) a return equal to 2.0x Blackstone’s cumulative invested capital in respect of the Class A units and (2) an annual internal rate of return of at least 20% on Blackstone’s cumulative invested capital in respect of its Class A units, subject to Mr. D’Alessandro’s continued service as a board member of Vivint through each vesting date.

•	3.0x Exit-Vesting Units: The 3.0x exit-vesting Class B Units vest if Blackstone receives cash proceeds in respect of its Class A units in Vivint, Inc. equal to (1) a return equal to 3.0x Blackstone’s cumulative invested capital in respect of the Class A units and (2) an annual internal rate of return of at least 25% on Blackstone’s cumulative invested capital in respect of its Class A units, subject to Mr. D’Alessandro’s continued service as a board member of Vivint through each vesting date.

If Mr. D’Alessandro ceases to serve on the board of directors of Vivint, all unvested time-vesting Class B units will be forfeited, and a percentage of the exit-vesting Class B units will be forfeited with such percentage equal to (1) 100%, if his service ceases prior to July 31, 2014, (2) 80%, if his service ceases prior to July 31, 2015, (3) 60%, if his service ceases prior to July 31, 2016, (4) 40%, if his service ceases prior to July 31, 2017, (5) 20%, if his service ceases prior to July 31, 2018 and (6) 0%, if his service ceases on or after July 31, 2018.

As a condition to receiving such Class B units, Mr. D’Alessandro was required to enter into a subscription agreement and become a party to the limited liability company agreement of 313 Acquisition LLC and a securityholders agreement. These agreements generally govern his rights with respect to the Class B units and contain certain rights and obligations of the parties thereto with respect to vesting, governance, distributions, indemnification, voting, transfer restrictions and rights, including put and call rights, tag-along rights, drag-along rights, registration rights and rights of first refusal, and certain other matters.

The compensation committee has retained Frederic W. Cook & Co., Inc., or F.W. Cook, a compensation advisory firm, to provide recommendations on director compensation following this offering based on an analysis of market data compiled from certain public technology companies. Based on the recommendation of F.W. Cook, on June 24, 2014, our compensation committee recommended, and our board approved, an outside director compensation policy that will become applicable to all of our non-employee directors upon the effective date of the registration statement of which this prospectus forms a part. This policy was amended on September 15, 2014. The terms of the director compensation policy are described below.

Each non-employee director will be eligible to receive the following cash compensation, which will be paid quarterly in arrears on a prorated basis. Messrs. McEvoy, Trustey and Wallace have waived their right to receive cash compensation under this policy.

Annual retainer	$55,000
Annual retainer for audit committee chairperson	30,000
Annual retainer for audit committee member	10,000
Annual retainer for compensation committee chairperson	15,000
Annual retainer for compensation committee member	7,500
Annual retainer for nominating and governance committee chairperson	10,000
Annual retainer for nominating and governance committee member	5,000

In addition, other than as set forth below, each non-employee director will be granted an annual restricted stock unit award with a fair value equal to $130,000 on the date of each of our annual stockholder meetings. Messrs. Dunn, McEvoy, Pedersen, Trustey and Wallace have waived their right to receive equity compensation under this policy. Any person who becomes a non-employee director will receive a restricted stock unit award with a value equal to $130,000 multiplied by a fraction, the numerator of which is the number of months between the grant date and the anticipated month of our next annual stockholder meeting and the denominator of which is 12. For these purposes, the anticipated month of our next annual stockholder meeting is May 2015 and thereafter on the anniversary month of our last annual stockholder meeting preceding the grant date. The number of shares subject to the restricted stock unit awards will be determined by the closing price of our shares on the grant date of such award. Each restricted stock unit award will vest as to 100% of the underlying shares on the earlier of the first anniversary of the date of grant or the date of our next annual stockholder meeting first occurring after the date of grant, subject to continued service as a board member through such date. In the event of a change of control, each non-employee director will fully vest in his or her restricted stock units awards.

Following the adoption of our outside director compensation policy, we agreed to provide Messrs. D’Alessandro and Tibbetts with the same cash fees that will become payable to our other non-employee directors under the outside director compensation policy once it becomes effective. After the policy is effective, each director will receive the cash fees under the policy. In addition, Messrs. D’Alessandro and Tibbetts each will receive an initial award of 12,200 restricted stock units and 10,200 restricted stock units, respectively. The size of each award is based on the award each director would have received in connection with his joining our board of directors in April 2014 and August 2014, respectively, under the outside director compensation policy had it been effective as of their start dates. Each of these awards will become effective on the effective date of the registration statement on Form S-8 under the Securities Act we intend to file following completion of this offering and will vest on the day prior to the next annual meeting of our stockholders following our initial public offering, in each case, subject to the holder’s continued service on our board of directors.

In September 2014, we issued and sold an aggregate of 2,343,748 shares of common stock to Alex Dunn and an entity affiliated with Todd Pedersen for $10.667 per share for aggregate gross proceeds of $25.0 million. As discussed in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock-Based Compensation,” we re-evaluated the estimate of the fair value of our common stock for financial reporting purposes in light of our progress with respect to the offering contemplated by this prospectus and the establishment of the price range set forth on the cover of this prospectus. In conducting such re-evaluation, we determined that there was no single event that caused the increase in the fair value of our common stock. Given our rapid growth and improvement in our prospects enabled by additional completed and potential tax equity, debt and equity financings, we determined that a straight line interpolation from the $2.93 fair value estimate as of December 31, 2013 suggested by the common stock valuation discussed in the section of this prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock-Based Compensation” and the midpoint of the preliminary price range as of September 17, 2014 was an appropriate method of re-evaluating the fair value of our common stock for each of the equity transactions completed between January 1, 2014 and September 17, 2014, including the sale of securities to Alex Dunn and an entity affiliated with Todd Pedersen. Based on this re-evaluation, we expect to record approximately $14.8 million in compensation expense with respect to such sales for the three months ended September 30, 2014, which represents the aggregate difference between the $10.667 per share purchase price and $17.00, the midpoint of the price range set forth on the cover page of this prospectus.

Code of Business Conduct and Ethics

We will adopt a written code of business conduct and ethics that will apply to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. Following this offering, a copy of the code will be posted on the investor section of our website, www.vivintsolar.com. The inclusion of our website in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

EXECUTIVE COMPENSATION

General Compensation Philosophy

Our general executive compensation philosophy is to provide programs that attract, motivate, reward and retain highly qualified executives and motivate them to pursue our corporate objectives while encouraging the creation of long-term value for our stockholders. We evaluate and reward our executive officers through compensation intended to motivate them to identify and capitalize on opportunities to grow our business and maximize stockholder value over time. We strive to provide an executive compensation program that is market competitive, rewards achievement of our business objectives and is designed to provide a foundation of fixed compensation (base salary) and a significant portion of performance-based compensation (short-term and long-term incentive opportunities) that are intended to align the interests of executives with those of our stockholders.

2013 Summary Compensation Table

The following table summarizes the compensation that we paid for the year ended December 31, 2013 to our principal executive officers, each of our two other most highly compensated executive officers and another former executive officer who would have been one of the two most highly compensated executive officer had he remained employed with us through December 31, 2013 (collectively, “named executive officers”). We refer to these officers in this prospectus as our named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)(11)		Non-Equity Incentive Plan Compensation ($)(12)	All Other Compensation($)		Total ($)
Gregory S. Butterfield	2013	144,231	(1)	—		2,505,883		64,658	—		2,714,772
Chief Executive Officer and President
Thomas Plagemann	2013	59,231	(2)	525,000	(3)	187,941		—			772,172
Executive Vice President, Capital Markets
Chance Allred	2013	200,000		50,000	(4)	426,176	(5)	80,000	—		756,176
Vice President, Sales
Todd Pedersen(6)	2013	—		—		—		—	—		—
Former Chief Executive Officer and Current Director
Alex Dunn(7)	2013	—		—		—		—	—		—
Former Chief Executive Officer and Current Director
Tanguy Serra(8)	2013	103,569		—		—		—	4,846	(9)	108,415
Former Chief Executive Officer
Brendon Merkley(10)	2013	204,623		—		669,706		—	—		874,329
Former Chief Operating Officer

(1)	Mr. Butterfield was hired in September of 2013. This amount represents a pro-rated amount of his $500,000 base salary.
(2)	Mr. Plagemann was hired in October of 2013. This amount represents a pro-rated amount of his $350,000 base salary.
(3)	This amount represents a signing bonus.
(4)	This amount represents a one-time performance reward bonus.
(5)	Includes an option to purchase 617,647 shares of common stock granted to a trust established by Mr. Allred. Such option was granted outside of the 2013 Omnibus Plan; however, its terms are substantially similar to those of options granted under such plan.

(6)	Mr. Pedersen served as our chief executive officer from August 22, 2011 to January 24, 2013. Mr. Pedersen currently serves as one of our directors. He also serves as chief executive officer of Vivint, Inc. We did not compensate Mr. Pedersen for his role as our chief executive officer; however pursuant to an arrangement between us and Vivint, Inc., 25% of Mr. Pedersen’s Vivint, Inc. salary and bonus of $1.0 million in 2013 was allocated to us and we paid Vivint Inc. $250,000 in respect thereof.
(7)	Mr. Dunn served as our chief operating officer from August 2011 to January 2013 and as our chief executive officer from April 1, 2013 to September 3, 2013. Mr. Dunn currently serves as one of our directors. He also serves as president of Vivint, Inc. We did not compensate Mr. Dunn for his role as our chief executive officer; however, pursuant to an arrangement between us and Vivint, Inc., 25% of Mr. Dunn’s Vivint, Inc. salary and bonus of $1.0 million in 2013 was allocated to us and we paid Vivint Inc. $250,000 in respect thereof.
(8)	Mr. Serra served as our chief executive officer from January 24, 2013 to April 1, 2013.
(9)	This amount represents taxable automobile reimbursement of $4,846.
(10)	Mr. Merkley served as our chief operating officer in 2013 until his employment with us terminated in November 2013.
(11)	Amounts shown in this column do not reflect dollar amounts actually received by our named executive officers. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted, computed in accordance with the provisions of FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 14 to our consolidated financial statements included in this prospectus. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. All options granted to Mr. Merkley returned to the 2013 Omnibus Incentive Plan upon the termination of his employment with us. Each award was determined and approved by our board of directors in its discretion.
(12)	The amounts reported in the Non-Equity Incentive Plan Compensation column for 2013 represent the amount earned and payable under the 2013 bonus plan based on each named executive officer’s target bonus opportunity as set forth in his offer letter and pro-rated for the number of days he was employed with us in 2013. These amounts were paid in 2014.

Outstanding Equity Awards at December 31, 2013

The following table shows grants of stock options outstanding at December 31, 2013 held by each of our named executive officers.

Name	Grant Date	Vesting Start Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Gregory S. Butterfield	09/03/13	09/03/13	—	1,176,470	(1)	2,352,942	(2)	1.00	09/03/23
Thomas G. Plagemann	10/15/13	10/15/13	—	88,235	(1)	176,471	(2)	1.00	10/15/23
Chance Allred	8/19/13	11/16/12	41,176	164,705	(1)	411,765	(2)	1.00	8/19/23

(1)	The shares subject to the stock option vest over a five-year period in equal annual amounts, subject to the option holder maintaining his status as our employee through each vesting date. Upon a change of control, 100% of the unvested shares subject to the stock option vests and become immediately exercisable.
(2)	The shares subject to the stock option vest as follows, subject to the option holder maintaining his status as our employee through each vesting date: (a) 1/2 of the shares vest (i) if 313 Acquisition LLC receives cash proceeds with respect to its holdings of our common stock in an amount that equals $250 million more than its cumulative investment in our common stock or (ii) if we complete a public offering and after 240 days our aggregate equity market capitalization exceeds one billion dollars and (b) 1/2 of the shares vest when 313 Acquisition LLC receives cash proceeds with respect to its holdings of our common stock in an amount that equals $500 million more than its cumulative investment in our common stock.

Named Executive Officer Employment Arrangements

Gregory S. Butterfield

We have entered into a confirmatory employment letter with Gregory S. Butterfield, our chief executive officer and president. The confirmatory employment letter does not have a specific term and provides that Mr. Butterfield is an at-will employee. Mr. Butterfield’s current annual base salary is $500,000, and he is eligible for annual target incentive payments equal to 40% of his base salary.

Thomas Plagemann

We entered into an employment agreement letter with Thomas Plagemann, our executive vice president, capital markets, effective as of October 15, 2013. The employment agreement has a five-year term and provides that Mr. Plagemann is an at-will employee. Mr. Plagemann’s current annual base salary is $350,000, and he is eligible for annual target incentive payments equal to 0.15% of tax equity financing raised by us.

Chance Allred

We have entered into a confirmatory employment letter with Chance Allred, our vice president, sales. The confirmatory employment letter does not have a specific term and provides that Mr. Allred is an at-will employee. Mr. Allred’s current annual base salary is $206,000, and he is eligible for annual target incentive payments equal to 40% of his base salary. A trust established by Mr. Allred was granted an option to purchase 617,647 shares of our common stock in August 2013. Although such grant was made outside of the 2013 Omnibus Plan, the provisions of such option are substantially similar to options granted pursuant to such plan.

Todd Pedersen and Alex Dunn

We have not entered into employment agreements with our former chief executive officers Todd Pedersen or Alex Dunn; however, as described in the footnotes to the “Summary Compensation Table” above, 25% of the cost of the 2013 salary and bonus paid by Vivint, Inc. to each of Messrs. Pedersen and Dunn in 2013 was allocated to, and paid by, us. In 2013, we paid Vivint, Inc. $250,000 in respect of each of Messrs. Pedersen’s and Dunn’s Vivint, Inc. salary and bonus, or an aggregate of $500,000. This arrangement will not be applicable in 2014 or future periods. For more information regarding this arrangement, and Messrs. Pedersen’s and Dunn’s employment with Vivint, Inc., see the section of this prospectus captioned “Certain Relationships and Related Party Transactions—Agreements with Vivint—Arrangement Regarding Vivint, Inc. Executive Officers.”

Named Executive Officer Severance and Change of Control Benefits

We have entered into agreements with certain key executives, including Messrs. Butterfield, Plagemann and Allred, to provide assurances of specified severance benefits to such executives whose employment is subject to involuntary termination. We believe that it is imperative to provide such individuals with severance benefits upon such involuntary terminations of employment to secure their continued dedication to their work, without the distraction of the negative economic consequences of potential termination.

Mr. Butterfield’s Severance Benefits

In June 2014, we entered into an involuntary termination protection agreement with Mr. Butterfield that provides for the severance benefits described below.

If Mr. Butterfield’s employment is terminated either by us without “cause” (other than by reason of death or “disability”) or by Mr. Butterfield for “good reason” (as such terms are defined in his Agreement), and in each case the termination occurs outside of the period beginning six months prior to and ending 18 months following a “change of control” (as defined in his Agreement, and such period, the “Change of Control Period”), Mr. Butterfield will receive the following severance benefits:

•	an amount equal to 1.5x the sum of (1) Mr. Butterfield’s base salary rate as then in effect and (2) (a) if Mr. Butterfield has been employed with us for at least one year as of the date of his termination, the average of performance bonuses paid to Mr. Butterfield for each year Mr. Butterfield was employed by us during the three-year period immediately preceding the date of Mr. Butterfield’s termination or (b) if Mr. Butterfield has been employed with us for less than one year as of the date of his termination, Mr. Butterfield’s target annual performance bonus in effect for the fiscal year in which the termination occurs, which will be paid to Mr. Butterfield in equal installments over a period of 18 months following the date of termination;

•	an amount equal to the pro-rata portion of the annual bonus paid to Mr. Butterfield in respect of the fiscal year ending immediately prior to the fiscal year in which Mr. Butterfield’s employment is terminated, which will be paid to Mr. Butterfield in equal installments over a period of 18 months following the date of termination; and

•	continuing payments to reimburse Mr. Butterfield for COBRA continuation coverage for a period of up to 18 months, or, if such reimbursements would result in an excise tax, a lump sum payment of $36,000 in lieu of such reimbursements.

If Mr. Butterfield’s employment is terminated either by us without cause (other than by reason of death or disability) or by Mr. Butterfield for good reason, and in each case the termination occurs during the Change of Control Period, Mr. Butterfield will receive the following severance benefits:

•	a lump sum payment of an amount equal to 3.0x (or 2.0x if the termination occurs after the third anniversary of the effective date of this offering) the sum of (1) Mr. Butterfield’s base salary rate as then in effect and (2) (a) if Mr. Butterfield has been employed with us for at least one year as of the date of his termination of employment, the average of performance bonuses paid to Mr. Butterfield for each year Mr. Butterfield was employed by us during the 3-year period immediately preceding the date of Mr. Butterfield’s termination, or (b) if Mr. Butterfield has been employed with us for less than one year as of the date of his termination, Mr. Butterfield’s target annual performance bonus in effect for the fiscal year in which the termination occurs;

•	a lump sum payment equal to the pro-rata portion of the annual performance bonus that would have been paid to Mr. Butterfield had Mr. Butterfield been employed by us for the entire fiscal year in which Mr. Butterfield’s employment was terminated, based on actual performance for such fiscal year and assuming that any performance objectives that are based on individual performance are achieved at target levels;

•	100% of Mr. Butterfield’s then-outstanding equity awards will immediately vest and become exercisable and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at target levels; and

•	continuing payments to reimburse Mr. Butterfield for COBRA continuation coverage for a period of up to 18 months, or lump sum payment of $36,000 in lieu of such reimbursements.

In order to receive the severance benefits, Mr. Butterfield must sign and not revoke a release of claims in our favor and comply with certain restrictive covenants relating to noncompetition, nonsolicitation, and nondisparagement for a period of twelve months following the date of his termination.

In the event any of the payments provided for under this agreement or otherwise payable to Mr. Butterfield would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax under Section 4999 of the Internal Revenue Code, he would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to such executive. This agreement does not require us to provide any tax gross-up payments.

Mr. Plagemann’s Severance Benefits

Pursuant to the employment agreement between us and Mr. Plagemann, if Mr. Plagemann’s employment is terminated by us without “cause” (other than as a result of death or “disability”) or by Mr. Plagemann for “good reason” (each defined in Mr. Plagemann’s employment agreement), Mr. Plagemann will receive a lump sum cash payment equal to the sum of (1) 100% of Mr. Plagemann’s most recent base salary, (2) $750,000 and (3) a cash payment equal to the costs of providing COBRA continuation coverage for Mr. Plagemann and his dependents for 12 months.

In order to receive the severance benefits under his employment agreement, Mr. Plagemann must sign and not revoke a release of claims in our favor and comply with the restrictive covenants in his employment agreement.

Mr. Allred’s Severance Benefits

We have entered into an involuntary termination protection agreement with Mr. Allred that provides for the severance benefits described below.

If Mr. Allred’s employment is terminated either by us without “cause” (other than by reason of death, or “disability”) or by Mr. Allred for “good reason” (as such terms are defined in his agreement), and in each case the termination occurs outside of the change of control period, Mr. Allred will receive the following severance benefits:

•	an amount equal to 1.0x the sum of (1) Mr. Allred’s base salary rate as then in effect, plus (2)(a) if Mr. Allred has been employed with us for at least one year as of the date of his termination of employment, the average of performance bonuses paid to Mr. Allred for each year Mr. Allred was employed by us during the three-year period immediately preceding the date of Mr. Allred’s termination or (b) if Mr. Allred has been employed with us for less than one year as of the date of his termination of employment, Mr. Allred’s target annual performance bonus in effect for the fiscal year in which the termination occurs, which will be paid to Mr. Allred in equal installments over a period of 18 months;

•	an amount equal to the pro-rata portion of the annual bonus paid to Mr. Allred in respect of the fiscal year ending immediately prior to the fiscal year in which Mr. Allred’s employment is terminated, which will be paid to Mr. Allred in equal installments over a period of 18 months following the date of termination; and

•	continuing payments to reimburse Mr. Allred for COBRA continuation coverage for a period of up to 12 months, or if such reimbursements would result in an excise tax, a lump sum payment of $24,000 in lieu of such reimbursements.

If Mr. Allred’s employment is terminated either by us without cause (other than by reason of death, or disability) or by Mr. Allred for good reason, and in each case the termination occurs during the change of control period, Mr. Allred will receive the following severance benefits:

•	a lump sum payment of an amount equal to 2.0x (or 1.5x, if the termination occurs after the third anniversary of the effective date of this offering) the sum of (1) Mr. Allred’s base salary rate as then in effect, plus (2)(a) if Mr. Allred has been employed with us for at least one year as of the date of his termination of employment, the average of performance bonuses paid to Mr. Allred for each year Mr. Allred was employed by us during the 3-year period immediately preceding the date of Mr. Allred’s termination or (b) if Mr. Allred has been employed with us for less than one year as of the date of his termination of employment, Mr. Allred’s target annual performance bonus in effect for the fiscal year in which the termination occurs;

•	a lump sum payment equal to the pro-rata portion of the annual performance bonus that would have been paid to Mr. Allred had Mr. Allred been employed by us for the entire fiscal year in which Mr. Allred’s employment was terminated, based on actual performance for such fiscal year and assuming that any performance objectives that are based on individual performance are achieved at target levels;

•	100% acceleration of Mr. Allred’s then-outstanding equity awards will immediately vest and become exercisable and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at target levels; and

•	continuing payments to reimburse Mr. Allred for COBRA continuation coverage for a period of up to 18 months, or a lump sum payment of $36,000 in lieu thereof.

In order to receive the severance benefits, Mr. Allred must sign and not revoke a release of claims in our favor and comply with certain restrictive covenants relating to noncompetition, nonsolicitation, and nondisparagement for a period of 12 months following the date of his termination.

In the event any of the payments provided for under this agreement or otherwise payable to Mr. Allred would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax under Section 4999 of the Internal Revenue Code, he would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to such executive. This agreement does not require us to provide any tax gross-up payments.

Employee Benefit Plans

2014 Equity Incentive Plan

General

Our board of directors adopted, and we expect our stockholders will approve, our 2014 Equity Incentive Plan. Subject to stockholder approval, the 2014 Equity Incentive Plan will become effective upon the business day immediately prior to the effective date of the registration statement of which this prospectus forms a part, and is not expected to be utilized until after the completion of this offering. Our 2014 Equity Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and any of our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.

Authorized Shares

A total of 8,800,000 shares of our common stock are reserved for issuance pursuant to the 2014 Equity Incentive Plan, of which no awards are issued and outstanding. In addition, the shares reserved for issuance under our 2014 Equity Incentive Plan will be increased by any shares that otherwise would be returned to the 2013 Omnibus Incentive Plan (as defined below) as the result of the expiration or termination of options (provided that the maximum number of shares that may be added to the 2014 Equity Incentive Plan pursuant to this provision is 14,117,647 shares). The number of shares available for issuance under the 2014 Equity Incentive Plan will also include an annual increase on the first day of each year beginning in 2015, equal to the least of:

•	8,800,000 shares;

•	4% of the outstanding shares of common stock as of the last day of the immediately preceding fiscal year; and

•	such other amount as our board of directors may determine.

Administration

Our compensation committee will administer our 2014 Equity Incentive Plan after the completion of the offering. In the case of options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, the committee will consist of two or more “outside directors” within the meaning of Section 162(m).

Subject to the provisions of our 2014 Equity Incentive Plan, the administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon exercise. The administrator also has the authority to amend existing awards to reduce their exercise price, to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered in exchange for awards with a higher or lower exercise price.

Stock Options

The exercise price of options granted under our 2014 Equity Incentive Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns 10% of the total combined voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. Subject to the provisions of our 2014 Equity Incentive Plan, the administrator determines the term of all other options.

After the termination of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her award agreement to the extent that the option is vested on the date of termination. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months following the termination of service. An option may not be exercised later than the expiration of its term. However, if the exercise of an option is prevented by applicable law, the exercise period may be extended under certain circumstances.

Stock Appreciation Rights

Stock appreciation rights may be granted under our 2014 Equity Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Subject to the provisions of our 2014 Equity Incentive Plan, the administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant. After the termination of service of an employee, director or consultant, his or her stock appreciation right will be subject to the same exercise limitations as options described above.

Restricted Stock

Awards of restricted stock may be granted under our 2014 Equity Incentive Plan, which are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares granted and may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us). The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units

Awards of restricted stock units may be granted under our 2014 Equity Incentive Plan, which are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. The administrator determines the terms and conditions of restricted stock units including the number of units granted, the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. The administrator, in its sole discretion may accelerate the time at which any restrictions will lapse or be removed.

Performance Units and Performance Shares

Awards of performance units and performance shares may be granted under our 2014 Equity Incentive Plan, which are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof.

Non-Employee Directors. Our 2014 Equity Incentive Plan provides that all non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under the 2014 Equity Incentive Plan. Our 2014 Equity Incentive Plan provides that in any given year a non-employee director will not receive (1) cash-settled awards having a grant date fair value greater than $400,000; and (2) stock-settled awards having a grant date fair value greater than $400,000, in each case, as determined under generally accepted accounting principles.

Please see “Management—Non-Employee Director Compensation” for a description of our non-employee director compensation policy.

Non-Transferability of Awards

Unless the administrator provides otherwise, our 2014 Equity Incentive Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Merger or Change in Control

Our 2014 Equity Incentive Plan provides that in the event of a merger or “change in control,” as defined in the 2014 Equity Incentive Plan, each outstanding award will be treated as the administrator determines, including that each outstanding award will be continued by the successor corporation or its parent or subsidiary. The administrator is not required to treat all awards similarly. If there is no continuation of outstanding awards, the awards will fully vest, all restrictions will lapse, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and the awards will become fully exercisable. The administrator will provide notice to the recipient that he or she has the right to exercise the option and stock appreciation right as to all of the shares subject to the award, all restrictions on restricted stock will lapse, and all performance goals or other vesting requirements. If the service of an outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options, stock appreciation rights, and restricted stock units, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock will lapse and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels, and all other terms and conditions met.

Forfeiture and Clawback

All awards granted under the 2014 Equity Incentive Plan will be subject to recoupment under any clawback policy that we are required to adopt under applicable law. In addition, the administrator may provide in an award agreement that the recipient’s rights, payments, and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events. In the event of any accounting restatement, the recipient of an award may be required to repay a portion of the proceeds received in connection with the settlement of an award earned or accrued under certain circumstances.

Amendment; Termination

Our 2014 Equity Incentive Plan will automatically terminate in 2024, unless we terminate it sooner. The administrator has the authority to amend, suspend, or terminate our 2014 Plan provided such action does not impair the existing rights of any participant.

2013 Omnibus Incentive Plan

General

The 2013 Omnibus Incentive Plan was adopted by the board of directors and approved by our stockholders in July 2013, and most recently amended in January 2014. Under the Plan, we may grant stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards and performance compensation awards to our current and prospective directors, officers, employees, consultants, advisors and other service providers.

A maximum of 13,500,000 shares of common stock are authorized for issuance under the 2013 Omnibus Incentive Plan, subject to adjustment in the case of certain events, as described in more detail below. The 2013 Omnibus Incentive Plan will be terminated in connection with this offering, and accordingly no shares will be available for issuance under the 2013 Omnibus Incentive Plan following the completion of this offering. The 2013 Omnibus Incentive Plan will continue to govern outstanding awards granted thereunder. As of June 30, 2014, options to purchase 9,728,681 shares of our common stock remained outstanding under our 2013 Omnibus Incentive Plan and the option granted to the trust established by Mr. Allred (which have provisions substantially similar to those granted under the 2013 Omnibus Plan) at a weighted-average exercise price of approximately $1.10 per share. There also have been 4,058,823 shares of common stock reserved for issuance under the 2013 Omnibus Incentive Plan for settling awards under the Long Term Incentive Plan, or LTIP.

Shares of common stock delivered in settlement of awards granted under the 2013 Omnibus Incentive Plan may be authorized and unissued shares, shares held in our treasury, shares purchased on the open market or by private purchase or a combination of the foregoing.

Purpose

The 2013 Omnibus Incentive Plan is designed to provide a means through which we may attract and retain key personnel and to provide a means whereby our directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) can acquire an equity interest in our company or be paid incentive compensation, including incentive compensation measured by reference to the value of shares of our common stock, thereby strengthening their commitment to the welfare of our company and aligning their interests with our stockholders.

Administration

Our board of directors (or such other committee designated by our board, including, without limitation, the full board of directors), which is referred to herein as the “committee,” administers the 2013 Omnibus Incentive Plan. Following the completion of this offering, the compensation committee of our board or directors (or a subcommittee of that committee to the extent required to comply with Rule 16b-3 promulgated under the Exchange Act and Section 162(m) of the Internal Revenue Code, in each case to the extent applicable to us at the time of any action) will administer it. The committee has sole and plenary authority to: (1) designate participants in the 2013 Omnibus Incentive Plan, (2) determine the type, size and other terms and conditions of awards, (3) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the 2013 Omnibus Incentive Plan and any instrument or agreement relating to, or award granted under, the 2013 Omnibus Incentive Plan, (4) establish, amend, suspend or waive any rules and regulations and appoint such agents as it may deem appropriate for the proper administration of the 2013 Omnibus Incentive Plan and (5) make any other determination and take any other action deemed necessary or desirable for the administration of the 2013 Omnibus Incentive Plan. Unless otherwise prohibited by applicable law, rules or regulations, the committee may delegate any or all of the powers or responsibilities to any person or persons it determines, including, one or more of our officers.

Eligible Persons

Our employees (excluding, generally, those covered by a collective bargaining agreement), directors, officers, consultants and advisors (and prospective employees, directors, officers, consultants and advisors) are eligible to receive awards under the 2013 Omnibus Incentive Plan at the discretion of the committee.

Limitation on Awards

No more than 14,117,647 shares of our common stock may be delivered in the aggregate pursuant to the exercise of tax-qualified or incentive stock options. In addition, awards granted under the 2013 Omnibus Incentive Plan are, subject to adjustment in the case of certain events, as described in more detail below, subject to the following limitations:

•	grants of options or stock appreciation rights in respect of no more 2,250,000 shares of our common stock may be made to any individual participant during any single fiscal year;

•	no more than 2,250,000 shares of our common stock may be delivered in respect of performance compensation awards denominated in shares of our common stock to any individual participant for a single fiscal year during an applicable performance period (or with respect to each single fiscal year in the event an applicable performance period extends beyond a single fiscal year), or in the event such share denominated performance compensation award is paid in cash, other securities, other awards or other property, no more than the fair market value of such shares of the common stock on the last day of the applicable performance period;

•	the maximum number of shares of our common stock granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year, may not exceed $2,000,000 in total value; and

•	the maximum amount that can be paid to any individual participant for a single fiscal year during an applicable performance period (or with respect to each single fiscal year in the event an applicable performance period extends beyond a single fiscal year) pursuant to a performance compensation award denominated in cash is $2,000,000.

Types of Awards

Stock Options.  The committee may grant options to purchase shares of our common stock to eligible persons. Options may be either “incentive stock options,” as defined in Section 422(b) of the Internal Revenue Code, or options which do not meet the requirements of Section 422(b) of the Internal Revenue Code, referred to as non-qualified stock options.

The term of each option is specified in the applicable award agreement but may not exceed ten years from the date of grant (or five years from the date of grant in the case of incentive stock options held by certain individuals), except that following a public offering if a non-qualified stock option would expire at a time when trading of the common stock is prohibited by our insider trading policy (or any “blackout period” imposed by us), the term will automatically be extended to the 30th day following the end of such period. At the end of its term, an option will expire, but may also expire earlier upon certain terminations of employment or service. Options will become vested and exercisable as specified in the applicable award agreement. An offeree will not be permitted to exercise an option in a manner which the committee determines would violate applicable laws or applicable rules and regulations of any securities exchange on which our securities are listed and traded.

The aggregate purchase price is the per share exercise price multiplied by the number of shares the offeree is purchasing. The applicable per share exercise price is specified in the award agreement and may not be less than the fair market value of one share of the common stock on the date of grant (or in the case of incentive stock options held by certain individuals, 110% of such fair market value). An offeree may pay the aggregate exercise price by any means specified in the applicable award agreement. An offeree will not have any rights to dividends or other rights of a stockholder with respect to shares of common stock subject to such option until the offeree has given written notice of exercise of such option, paid in full for such shares and, if applicable, has satisfied any other conditions imposed by the committee pursuant to the 2013 Omnibus Incentive Plan.

If the offeree violates a restrictive covenant or engages in competitive activity, each as described in the offeree’s award agreement, all options will immediately terminate and expire.

Stock Appreciation Rights

The committee may grant stock appreciation rights relating to the common stock to eligible persons, which may either be alone or in tandem with an option grant.

The term of each stock appreciation right is specified in the applicable award agreement but may not exceed ten years from the date of grant, except that following a public offering, if a stock appreciation right would expire at a time when trading of the common stock is prohibited by our insider trading policy (or any “blackout period” imposed by us), the term will automatically be extended to the 30th day following the end of such period. At the end of its term, a stock appreciation right will expire, but may also expire earlier upon certain terminations of employment or service, as described in more detail below. Stock appreciation rights will become vested and exercisable as specified in the applicable award agreement.

Subject to certain conditions, the committee may in its sole discretion substitute, without the offeree’s consent, stock appreciation rights for non-qualified stock options to purchase the same number of shares at the same exercise price as the substituted stock appreciation rights.

Restricted Stock and Restricted Stock Unit Awards

The committee may grant to eligible persons both shares of restricted stock or restricted stock units (which generally represent the right to receive, upon the expiration of the applicable restricted period, one share of the common stock, or, in its sole discretion of the committee, the cash value thereof (or any combination thereof)).

If the offeree receives a grant of restricted stock, subject to the other provisions of the 2013 Omnibus Incentive Plan, the offeree will generally have the rights and privileges of a stockholder as to such restricted stock (except, that if the lapsing of restrictions with respect to such restricted stock is contingent on satisfaction of performance conditions other than or in addition to the passage of time, any dividends payable on such shares of restricted stock will be retained, and delivered without interest to the offeree when the restrictions on such shares lapse).

If the offeree receives a grant of restricted stock units, the offeree will not have the rights and privileges of a stockholder unless or until the restricted stock unit is settled in common stock. However, if provided in the applicable award agreement, the offeree may be entitled to dividend equivalent payments, which will be reserved and be payable at the same time as the underlying restricted stock units are settled.

The restricted period with respect to restricted stock and restricted stock units will be set forth in an applicable award agreement and will lapse in such manner and on such date or dates determined by the committee.

Other Stock-Based Awards

The committee also may issue or grant unrestricted common stock, rights to receive grants of awards at a future date, or other awards denominated in our common shares alone or in tandem with other awards in such amounts as the committee may determine from time to time in its sole discretion. The terms applicable to these other stock-based awards will be set forth in the applicable award agreement.

Performance Compensation Awards

The committee has the authority to designate any award granted under the 2013 Omnibus Incentive Plan as a performance compensation award intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, to the extent applicable to us following our initial public offering. The committee also has the authority to make an award of a cash bonus and designate such bonus as a performance compensation award intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, to the extent applicable to us following a public offering.

In connection with any performance compensation award, the committee has the sole discretion to select the length of the applicable performance period, the type(s) of awards, the performance criteria that will be used to establish the applicable performance goal(s), the manner of calculating the performance criteria it selects to use for such performance goal(s), and the kind(s) and/or level(s) of the performance goal(s) that is (are) to apply. The performance criteria that will be used to establish the applicable performance goal(s) may be based on the attainment of specific levels of performance by our company (and/or one or more affiliates, divisions or operational and/or business units, product lines, brands, business segments, administrative departments or any combination of the foregoing) and will be limited to those listed in the 2013 Omnibus Incentive Plan. The committee may also specify adjustments or modifications to be made to the calculation of a performance goal for a performance period, based on and in order to appropriately reflect the certain extraordinary and non-recurring events.

In determining the actual amount of an individual’s performance compensation award, the committee retains the discretion to reduce or eliminate the amount of the performance compensation award earned in the performance period through the use of negative discretion consistent with Section 162(m) of the Internal Revenue Code, to the extent applicable to us following a public offering.

Amendment

The committee may generally amend, alter, or suspend the 2013 Omnibus Incentive Plan in accordance with its terms.

Non-Transferability of Awards

An award granted under the 2013 Omnibus Incentive Plan will not be transferable or assignable by the offeree except by will or by the laws of descent and distribution.

Adjustment in the Event of Changes in Capitalization and Certain Other Events

In the event of certain capital events affecting us or unusual or nonrecurring events (including, without limitation, a change in control) affecting us, or our consolidated financial statements, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, then the committee will make any such necessary or appropriate adjustments in such manner as it may deem equitable, including without limitation, any or all of the following:

•	adjusting any or all of (1) the aggregate number of shares reserved for issuance under the 2013 Omnibus Incentive Plan, or any other limit applicable under the 2013 Omnibus

Incentive Plan with respect to the number of awards which may be granted, (2) the number of shares of our common stock or other securities (or number and kind of other securities or other property) which may be delivered in respect of awards or with respect to which awards may be granted and (3) the terms of any outstanding award;

•	providing for a substitution or assumption of awards (or awards of an acquiring company), accelerating the exercisability of, lapse of restrictions on, or termination of, awards or providing for a period of time to exercise outstanding awards prior to the occurrence of such event (and any such award not so exercised will terminate upon the occurrence of such event); and

•	cancelling any one or more outstanding awards and causing to be paid to the holders of vested awards the value of such awards, if any, as determined by the committee.

Forfeiture and Clawback

The committee may provide in an award agreement that it has the sole discretion to cancel an award and require repayment by the offeree of any gain realized (or any amounts in excess of the amount the offeree should have received) on the vesting or exercise of such award if the offeree violates a non-competition, non-solicitation or non-disclosure covenant or agreement or if the offeree engages in certain activities that are adverse to our interests (including fraud or conduct that leads to a financial restatement) or constitute “cause,” as determined by the committee in its sole discretion. In addition, all awards are generally subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law.

Long-Term Incentive Plan

In July 2013, our board of directors approved the 2013 Long-term Incentive Plan, or the LTIP, that is comprised of six long-term incentive pools, each an LTIP Pool. The purpose of the LTIP is to attract and retain key service providers and strengthen their commitment to us by providing incentive compensation measured by reference to the value of the shares of our common stock. Eligible participants include nonemployees comprised of direct sales personnel who sell the solar energy system contracts, employees that install and maintain the solar energy systems and employees that help us recruit new employees.

Under the LTIP, each participant is eligible to earn a portion of the respective LTIP Pool based on the extent of achievement of certain pre-established performance objectives relating to the installation of solar energy systems as of a determination date. On a determination date, a participant’s share of the LTIP Pool is equal to the number of credits that the participant received for achieving the performance objectives as of the determination date measured against the total number of credits that all participants under that LTIP Pool received as of the determination date, subject to certain adjustments as described in the LTIP. Each LTIP specifies the formula for accruing credits under an LTIP Pool based on achieving the performance metrics. If a participant’s service terminates prior to a determination date, then his or her right to payment under the LTIP Pool generally will be forfeited for all subsequent determination dates, and any credits accrued as of the termination date shall not be used for purposes of calculating the payments for any other participant in that LTIP Pool.

The determination date(s) and payment terms under each LTIP Pool (other than the LTIP Pool for certain employees that help us recruit new employees) are:

•	Initial Public Offering: following the closing of a public offering of our common stock pursuant to a registration statement, which shall include the closing of the offering pursuant to the registration statement of which this prospectus is made a part, a payment shall be made on the dates that are six months and 18 months following the closing each attributable to one-sixth of the LTIP Pool, measured as of such date, and the dates in which certain performance hurdles described in the LTIP are achieved at least six months following the closing each attributable to one-third of the LTIP Pool, measured as of such date. On each payment date, a participant’s portion of the LTIP Pool will be settled in a number of common shares issued under the 2013 Omnibus Incentive Plan with a fair market value as of the determination date equal to the value of such participant’s allocable portion of the LTIP Pool, subject to certain share restrictions described in the LTIP.

•	Change of Control: On a change of control, a participant’s portion of the LTIP Pool will be established, and may be subject to reduction if the change of control does not result in the satisfaction of certain performance hurdles described in the LTIP. Each participant’s resulting payment will be made in three equal installments 30 days, nine months, and 18 months each following the closing. The form of payment will be cash, shares of our common stock or shares of capital stock of one of our affiliates, or a combination thereof. A participant generally must be providing service to us through each payment date to receive full payment, unless his or her service is terminated other than for cause, death, or disability each following a change of control, in which case, the participant will receive any unpaid portion of the payment triggered by a change of control, subject to the execution of a release of claims.

The determination date(s) and payment terms for the LTIP Pool for certain employees that help us recruit new employees will be established upon an initial public offering or change of control. Upon an initial public offering, a participant’s portion of the LTIP Pool will be settled in the form of stock appreciation rights under the 2013 Omnibus Incentive Plan with an intrinsic value equal to the value of participant’s portion of the LTIP Pool as of the determination date. The stock appreciation rights will become automatically exercised in installments as to one-sixth on each date that is six months and 18 months following the closing of the initial public offering, and as to one-third on each date in which certain performance hurdles described in the LTIP are achieved after six months following the closing of the initial public offering. A participant generally must be providing service to us through each exercise date for the stock appreciation rights to become exercisable on that date, unless his or her service is terminated other than for cause, death, or disability each following an initial public offering, in which case the stock appreciation rights will be exercised within a period of time following the termination date, subject to the execution of a release of claims. Upon a change of control, a participant’s portion of the LTIP Pool will be settled and become payable in the same manner as participants in the other LTIP Pools described above.

The maximum number of shares of our common stock reserved under the 2013 Omnibus Incentive Plan that are available for settling awards under all LTIP Pools is 4,058,823.

The receipt of payments under the LTIP is subject to the participant’s compliance with certain restrictive covenants during and for a period following the participant’s termination date.

Awards under each LTIP Pool will not be transferable or assignable by the participant except by will or by the laws of descent and distribution.

In the event of certain capital events affecting us or unusual or nonrecurring events, including, without limitation, a change in control, affecting us, or our financial statements, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, then our board of directors will make any such necessary or appropriate adjustments in such manner as it may deem equitable under the LTIP.

Our board of directors may generally amend, alter, suspend, discontinue or terminate an LTIP Pool, provided that any amendments that materially impair a participant’s rights under an LTIP Pool must be consented to by that participant or a majority of participants in that LTIP Pool.

Executive Incentive Compensation Plan

On June 24, 2014, our board of directors adopted an Executive Incentive Compensation Plan, which we refer to as our Bonus Plan. Our Bonus Plan will allow our compensation committee to provide cash incentive awards to selected employees, including our NEOs, based upon performance goals established by our compensation committee. Pursuant to the Bonus Plan, our compensation committee, in its sole discretion, will establish a target award for each participant and a bonus pool, with actual awards payable from such bonus pool, with respect to the applicable performance period.

Under the Bonus Plan, our compensation committee, in its sole discretion, will determine the performance goals applicable to awards, which goals may include, without limitation: attainment of research and development milestones, bookings, business divestitures and acquisitions, cash flow, cash position, contract awards or backlog, customer renewals, customer retention rates from an acquired company, subsidiary, business unit or division, earnings (which may include earnings before interest and taxes, earnings before taxes, and net taxes), earnings per share, expenses, gross margin, growth in stockholder value relative to the moving average of the S&P 500 Index or another index, installs, internal rate of return, inventory turns, inventory levels, market share, net income, net profit, net sales, new product development, new product invention or innovation, number of customers, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, retained earnings, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, time to market, total stockholder return, working capital, and individual objectives such as peer reviews or other subjective or objective criteria. As determined by our compensation committee, performance goals that include our financial results may be determined in accordance with GAAP, or such financial results may consist of non-GAAP financial measures and any actual results may be adjusted by our compensation committee for one-time items or unbudgeted or unexpected items and/or payments when determining whether the performance goals have been met. The goals may be on the basis of any factors our compensation committee determines relevant, and may be on an individual, divisional, business unit or company-wide basis. The performance goals may differ from participant to participant and from award to award.

Our compensation committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in our compensation committee’s discretion. Our compensation committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not be required to establish any allocation or weighting with respect to the factors it considers.

Actual awards are paid in cash (or its equivalent) in a single lump sum as soon as practicable after the end of the performance period during which they are earned and after they are approved by our compensation committee, but in no event later than the 15th day of the third month of the fiscal year following the date the award has been earned. Unless otherwise determined by our compensation committee, to earn an actual award, a participant must be employed by us (or an affiliate of ours) through the date the bonus is paid. Accordingly, an award is not considered earned until paid.

Our board of directors, in its sole discretion, may alter, suspend or terminate the Bonus Plan provided such action does not, without the consent of the participant, alter or impair the rights or obligations under any award theretofore earned by such participant.

313 Acquisition LLC Unit Arrangements: Todd Pedersen and Alex Dunn

In November 2012, Messrs. Pedersen and Dunn each received equity awards in the form of 23,242,280.97 Class B units of 313 Acquisition LLC under the 313 Acquisition LLC Unit Plan.

The Class B units are divided into a time-vesting portion (one-third of the Class B units granted), a 2.0x exit-vesting portion (one-third of the Class B units granted), and a 3.0x exit-vesting portion (one-third of the Class B units granted).

•	Time-Vesting Units: 12 months after the initial “vesting reference date” (as defined in the applicable award agreement), 20% of the Class B units will vest, subject to continued employment through such date. Thereafter, an additional 20% of their time-vesting Class B units will vest every year until he is fully vested, subject to his continued employment with 313 Acquisition LLC or its subsidiaries through each vesting date. Notwithstanding the foregoing, the time-vesting Class B units will become fully vested upon a change of control (as defined in the securityholders agreement signed by each award holder) that occurs while each of them is still employed with 313 Acquisition LLC or its subsidiaries. In addition, upon a qualifying termination, if a change of control occurs during the one-year period following such termination all unvested Class B units will be fully accelerated.

•	2.0x Exit-Vesting Units: The 2.0x exit-vesting Class B units vest if Blackstone receives cash proceeds in respect of its Class A units in 313 Acquisition LLC equal to (x) a return equal to 2.0x Blackstone’s cumulative invested capital in respect of the Class A units and (y) an annual internal rate of return of at least 20% on Blackstone’s cumulative invested capital in respect of its Class A units, and subject to continued employment with 313 Acquisition LLC or its subsidiaries through each vesting date. In addition, upon a qualifying termination, if a change of control occurs during the one-year period following such termination all unvested Class B units will be fully accelerated.

•	3.0 Exit-Vesting Units: The 3.0x exit-vesting Class B units vest if Blackstone receives cash proceeds in respect of its Class A units in 313 Acquisition LLC equal to (x) a return equal to 3.0x Blackstone’s cumulative invested capital in respect of the Class A units and (y) an annual internal rate of return of at least 25% on Blackstone’s cumulative invested capital in respect of its Class A units, and subject to continued employment with 313 Acquisition LLC or its subsidiaries through each vesting date. In addition, if a qualifying termination occurs and a change of control occurs during the one-year period following such termination, all unvested time-vesting Class B units will be fully accelerated.

As a condition to receiving such Class B units, each of Messrs. Pedersen and Dunn was required to enter into a subscription agreement and to become a party to the limited liability company agreement of 313 Acquisition LLC as well as a securityholders agreement. These agreements generally govern their rights with respect to the Class B units and contain certain rights and obligations of the parties thereto with respect to vesting, governance, distributions, indemnification, voting, transfer restrictions and rights, including put and call rights, tag-along rights, drag-along rights, registration rights and rights of first refusal, and certain other matters.

401(k) Plan

We participate in a tax-qualified retirement plan sponsored by Vivint that provides our eligible employees with an opportunity to save for retirement on a tax advantaged basis. Employees are able to participate in the 401(k) plan after completion of one year of employment in which the employee worked at least 1,000 hours and participants are able to defer a portion of their eligible compensation. All participants’ interests in their deferrals are 100% vested when contributed. The 401(k) plan permits us to make matching contributions and profit sharing contributions to eligible participants. We have not provided a discretionary company match to employee contributions during the periods presented. All participants’ interests in any matching and profit sharing contributions are 100% vested after three years. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and all contributions are deductible by us when made.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, during our last two fiscal years, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which are described where required under “Executive Compensation.”

Sale of Equity Securities

In August and September 2014, we issued and sold an aggregate of 9,703,122 shares of common stock to 313 Acquisition LLC, Alex Dunn and an entity affiliated with Todd Pedersen for $10.667 per share for aggregate gross proceeds of $103.5 million. If at any time prior to the earlier of (1) the offering contemplated by this prospectus and (2) September 3, 2015, we issue or sell shares of our common stock or any equivalents that would entitle the holder of such securities to acquire shares of our common stock in one or more transactions to an unrelated third party at a price per common share of less than $10.667, then we must issue a number of additional shares of common stock to the holder of such securities equal to (1) the aggregate purchase price paid by the original purchaser divided by such purchase price less (2) the aggregate number of shares purchased by the original purchaser. We obtained such financing to fund our growing operations without altering our existing plans and to bolster our financial condition in advance of this offering.

Agreements with Our Sponsor

Support and Services Agreement

We entered into a support and services agreement, or the Support and Services Agreement, with 313 Acquisition LLC, Blackstone Capital Partners VI L.P. and Blackstone Management Partners L.L.C., or BMP, an affiliate of Blackstone. Under the Support and Services Agreement, as part of the Acquisition, BMP received a $750,000 transaction fee as consideration for undertaking due diligence investigations and financial and structural analysis and providing corporate strategy and other advice and negotiation assistance in connection with the Acquisition. In addition, on a joint and several basis with 313 Acquisition LLC, we agreed to reimburse BMP for any out-of-pocket expenses incurred by BMP and its affiliates and to indemnify BMP and its affiliates and related parties in connection with the provision of services under the Support and Services Agreement.

Under the Support and Services Agreement, we also, jointly with 313 Acquisition LLC, retroactively to the date of the Acquisition, engaged BMP to arrange for Blackstone’s portfolio operations group to provide support services customarily provided by Blackstone’s portfolio operations group to Blackstone’s private equity portfolio companies of a type and amount determined by such portfolio services group to be warranted and appropriate. BMP will invoice us for such services based on the time spent by the relevant personnel providing such services during the applicable period and Blackstone’s allocated costs of such personnel, but in no event shall we be obligated to pay more than $500,000 during any calendar year.

Through June 30, 2014, we have not made any payments to BMP pursuant to the Support and Services Agreement.

In connection with this offering, the parties intend to terminate the Support and Services Agreement, provided that the provisions relating to indemnification and certain other provisions will survive termination. We do not expect to be required to pay BMP any fees in connection with such termination.

Tax Equity Funds

We have entered into three investment fund transactions with two affiliates of our sponsor, Blackstone Holdings I L.P. and Stoneco IV Corporation. These funds provided for investment by such subsidiaries of $40 million, $50 million and $20 million, with projected aggregated fund sizes (in terms of value of solar energy systems owned) of $84.7 million, $107 million and $42.8 million, respectively. Further details of these and our other investment funds may be found in the section of this prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Stockholders Agreement

In connection with this offering, we intend to enter into a stockholders agreement with 313 Acquisition LLC, which is an affiliate of our sponsor, Summit Partners, Todd Pedersen and Alex Dunn.

Board Composition

This agreement will require us to nominate a number of individuals designated by our sponsor for election as our directors at any meeting of our stockholders, each a sponsor director, such that, upon the election of each such individual and each other individual nominated by or at the direction of our board of directors or a duly-authorized committee of the board, as a director of our company, the number of sponsor directors serving as directors of our company will be equal to: (1) if our pre-IPO owners and their affiliates together continue to beneficially own at least 50% of the shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is greater than 50% of the total number of directors comprising our board of directors; (2) if our pre-IPO owners and their affiliates together continue to beneficially own at least 40% (but less than 50%) of the shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 40% of the total number of directors comprising our board of directors; (3) if our pre-IPO owners and their affiliates together continue to beneficially own at least 30% (but less than 40%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 30% of the total number of directors comprising our board of directors; (4) if our pre-IPO owners and their affiliates together continue to beneficially own at least 20% (but less than 30%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 20% of the total number of directors comprising our board of directors; and (5) if our pre-IPO owners and their affiliates together continue to beneficially own at least 5% (but less than 20%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 10% of the total number of directors comprising our board of directors. In addition, the stockholders agreement will require us to nominate one individual designated by Summit Partners and one individual designated by Todd Pedersen, each a majority ownership director, for election as our directors at any meeting of our stockholders for so long as our pre-IPO owners and their affiliates together continue to beneficially own at least 50% of the shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting.

For so long as the stockholders agreement remains in effect, sponsor directors may be removed only with the consent of our sponsor and majority ownership directors may be removed only with the consent of Summit Partners or Mr. Pedersen, as applicable. In the case of a vacancy on our board created by the removal or resignation of a sponsor director or a majority ownership director, the stockholders agreement will require us to nominate an individual designated by our sponsor or by Summit Partners or Mr. Pedersen, as applicable, for election to fill the vacancy.

Board Committees

Under the stockholders agreement, for so long as we qualify as a “controlled company” under NYSE listing standards and subject to applicable law, our sponsor has the right to designate a majority of the members of any committee of our board of directors. If we do not qualify as a “controlled company” under NYSE listing standards, our sponsor has the right, subject to applicable stock exchange listing standards and applicable law, to designate at least one member to each of the committees of our board of directors or such greater number of members that is as nearly proportionate to our sponsor’s representation on our board of directors as possible.

Investor Approvals

The stockholders agreement also provides that for so long as our sponsor, Summit Partners, Todd Pedersen and Alex Dunn or their respective affiliates collectively own, in the aggregate, at least 30% of the shares of our common stock entitled to vote generally in the election of our directors and our sponsor is entitled to designate at least one director pursuant to the stockholders agreement, our sponsor must approve in advance certain of our significant business decisions, including each of the following:

•	changes in the size or composition of our board of directors or any committee of our board of directors;

•	any changes in the nature of our business or operations as of the date of the stockholders agreement;

•	our or any of our subsidiaries’ entry into any voluntary liquidation, dissolution or commencement of bankruptcy or insolvency proceedings, the decision not to oppose any similar proceeding commenced by a third party, the adoption of a plan with respect to any of the foregoing or any reorganization or recapitalization;

•	the consummation of a change of control;

•	entering into any agreement providing for any acquisition or divestiture of the assets or equity interests of any other entity involving consideration payable or receivable by us or any of our subsidiaries in excess of $100 million in the aggregate in any single transaction or series of transactions during any 12-month period;

•	incurring any indebtedness by us (including through capital leases, the issuance of debt securities or the guarantee of indebtedness of another entity) or entry into tax equity financing in excess of $200 million in the aggregate in any single transaction or series of transactions;

•	any issuance of equity securities for an aggregate consideration in excess of $100 million;

•	entering into joint ventures or similar business alliance involving investment by us or any of our subsidiaries having an aggregate value in excess of $100 million;

•	any amendment, modification or waiver of the stockholders agreement or the employee stockholders agreement; and

•	any amendment, modification or waiver of our amended and restated certificate of incorporation or amended and restated bylaws.

The above-described provisions of the stockholders agreement will remain in effect until our sponsor is no longer entitled to nominate a sponsor director pursuant to the stockholders agreement, unless our sponsor requests that they terminate at an earlier date.

Registration Rights Agreement

In connection with this offering, we intend to enter into a registration rights agreement that will provide Blackstone an unlimited number of “demand” registrations and customary “piggyback” registration rights. Additionally, Todd Pedersen, Alex Dunn, certain investment funds affiliated with Summit Partners, whose managing director, Joseph Trustey, is one of our directors, and Black Horse Holdings, LLC, a co-investor in 313 Acquisition LLC, will also have customary “piggyback” registration rights. The registration rights agreement will also provide that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities which may arise under the Securities Act.

Indemnification Agreements

We have entered into indemnification agreements with our directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Advisory Agreement

In May 2014, we entered into an advisory agreement with Blackstone Advisory Partners L.P., or BAP, an affiliate of our sponsor, under which BAP will provide financial advisory and placement services related to our financing of residential solar energy systems. Under the agreement, we are required to pay a placement fee to BAP upon the consummation of a tax equity financing. This placement fee ranges from 0.75% to 1.5% of the transaction capital, depending on the identity of the investor and whether the financing relates to residential or commercial projects. This agreement replaces a substantially similar agreement we entered into with BAP. Under the old agreement we had paid an aggregate total of approximately $3.5 million to BAP through June 30, 2014.

Related Party Debt

Related Party Revolving Lines of Credit

In December 2012, we entered into a Subordinated Note and Loan Agreement with Vivint, pursuant to which we may incur up to $20.0 million in revolver borrowings. Accrued interest is paid-in-kind through additions to the principal amount on a semi-annual basis and interest accrued on these borrowings at 7.5% per year through December 2013.

In December 2012, we incurred $15.0 million in revolver borrowings and from January 2013 through May 2013, we incurred an additional $5.0 million in revolver borrowings. Interest accrues on these borrowings at 7.5% per year and accrued interest is paid in kind through additions to the principal amount on a semi-annual basis. In July 2013, we amended and restated this agreement to provide for a maturity date of January 1, 2016.

In May 2013, we entered into a separate Subordinated Note and Loan Agreement with Vivint, pursuant to which we may incur up to $20.0 million in revolver borrowings. From May 2013 through December 2013, we incurred $18.5 million in revolver borrowings under the agreement. Accrued interest is paid-in-kind through additions to the principal amount on a semi-annual basis and interest accrued on these borrowings at 12% per year through November 2013 and 20% per year in December 2013. In January 2014, we entered into an amendment to the agreement, pursuant to which we may incur up to an additional $30.0 million in revolver borrowings. In addition, the amendment provides that the interest on all borrowings under the agreement will accrue at a rate of 12% per year for the remaining term of the agreement. Interest is paid in kind through additions to the principal amount on a semi-annual basis. In April 2014, we amended the agreement to provide for a maturity date of January 1, 2017.

While prepayments are permitted under both of the loan agreements, the principal amount and accrued interest of each of the loans under the loan agreements is due upon the earliest to occur of (1) a change of control, (2) an event of default and (3) January 1, 2016 in the case of the first agreement or January 1, 2017 in the case of the second agreement. In connection with the entry into the loan agreements, we have guaranteed certain obligations of our subsidiaries to our investment funds. Our obligations to Vivint with respect to the loans are subordinate to such guaranty obligations and all of our other indebtedness.

Investment Fund Related Loans

In July 2013, we entered into a Subordinated Note and Loan Agreement with Vivint, for a one-day loan of $40.0 million to obtain funding for a solar investment fund and immediately repaid the full amount the next day. The imputed interest on these borrowings was not significant.

In November 2013, we entered into a Subordinated Note and Loan Agreement with Vivint for a one-day loan of $20.0 million to obtain funding for a solar investment fund and immediately repaid the full amount the next day. The imputed interest on these borrowings was not significant.

Agreements with Vivint

Turnkey Full-Service Sublease Agreement

On June 20, 2013, we entered into a Turnkey Full-Service Sublease Agreement, or the Sublease Agreement, with Vivint, Inc. which was applied retroactively to be in effect as of January 1, 2013. This agreement specifies the terms under which we sublease up to 60,000 square feet of corporate office space in Provo, Utah from Vivint, Inc. and requires Vivint, Inc. to provide us with certain services. Under the Sublease Agreement, we pay Vivint, Inc. $3.41 per rentable square foot per month and $86.54 per month per a specified number of employees. In connection with this offering and a planned move to independent office space, we have amended and restated this agreement to focus exclusively on the real estate issues at the Provo headquarters and are addressing certain services that Vivint, Inc. continues to provide to us under the Transition Services Agreement and related agreements. See “— Expected Agreements with Vivint” below.

Administrative Services Agreement

On June 1, 2011, we entered into an Administrative Services Agreement, or the Service Agreement with Vivint, Inc., which was terminated effective as of December 31, 2013. The Service Agreement required Vivint, Inc. to provide us with certain administrative, managerial and account management services. In exchange for the services, we agreed to pay Vivint, Inc. an administrative fee of up to $20.00 per account per month plus $0.04 per kilowatt hour of electricity generated by the solar equipment each month for each customer account. The terms of the Service Agreement prevent us from competing with Vivint, Inc. until December 31, 2016 with respect to residential home automation, control, energy management and security systems, and prevents Vivint, Inc. from competing with us with respect to the installation of solar energy systems on residential rooftops. The Service Agreement imposes confidentiality obligations on both parties, which survive termination.

Trademark / Service Mark License Agreement

On June 1, 2011, we and Vivint, Inc. entered into a Trademark / Service Mark License Agreement, or the Trademark Agreement. Pursuant to the Trademark Agreement, Vivint, Inc. granted us and our subsidiaries a non-exclusive license to use certain Vivint marks, subject to certain quality control requirements, in exchange for a fee per month of $0.01 per kilowatt hour of electricity generated by the solar equipment each month for each customer account. On June 10, 2013, the Trademark Agreement was amended and restated to grant us a royalty-free, non-exclusive license to the marks, and was applied retroactively to be in effect as of January 1, 2013. We may only use the marks to manufacture, purchase and distribute our solar energy systems for residential rooftop installation, as well as in advertising and promotional material. Vivint, Inc. generally must consent to any sublicense of the marks. In connection with this offering, we intend to terminate this agreement and do not expect any additional costs as a result of this termination. See “— Expected Agreements with Vivint” below.

Master Backup Maintenance Service Agreement

On January 23, 2014, Vivint Solar Provider, LLC, one of our wholly owned subsidiaries, and Vivint entered into a Master Backup Maintenance Services Agreement, or the Master

Maintenance Agreement, pursuant to which Vivint Solar Provider, LLC, engaged Vivint, Inc. as a backup provider of, among other obligations, specified maintenance, operations and customer services tasks related to our solar energy systems owned by third parties. The Master Maintenance Agreement provides the framework for a form agreement to be entered into by Vivint, Inc. and our investment funds. The form agreement requires Vivint, Inc., upon certain triggering events, primarily the default of Vivint Solar Provider, LLC, to provide certain services and maintenance that it was providing. These services are to be provided at the cost incurred by Vivint, Inc. in providing such services plus 10%. The agreement also requires each party to maintain certain levels of insurance coverage. In addition, Vivint Solar Provider, LLC, granted Vivint, Inc. a power of attorney to perform services and otherwise take action on behalf of Vivint Solar Provider, LLC, under the agreements covered by the agreement. Either party may terminate the agreement if the other fails to perform its material obligations and such failure is not remedied within 30 days of receipt of notice or upon the occurrence of a force majeure event that prevents such party from performing its obligations for a continuous 180 day period. Vivint Solar Provider, LLC, Vivint, Inc., and one of our investment funds entered into an addendum to the agreement, which provide that such investment fund would receive the backup services under the agreement. Vivint Solar Provider, LLC may also terminate the agreement if Vivint becomes insolvent or by providing 60 days’ prior written notice to Vivint. In connection with this offering, we intend to terminate this agreement. See “— Expected Agreements with Vivint” below.

Arrangement Regarding Vivint, Inc. Executive Officers

Pursuant to an arrangement between us and Vivint, Inc., in each of 2012 and 2013, 25% of Messrs. Pedersen and Dunn’s Vivint salary and bonus was allocated to, and paid by, us. In 2012 and 2013, Vivint, Inc. charged us an aggregate of $269,111 and $500,000, respectively, pursuant to that arrangement. This arrangement will not be applicable in 2014 or future periods.

The employment agreements between 313 Acquisition LLC and each of Messrs. Pedersen and Dunn contain substantially similar terms and the principal terms of their agreements that relate to salary and bonus are summarized below.

Each employment agreement was entered into on November 16, 2012, provides for a term ending on November 16, 2017 and extends automatically for additional one-year periods unless either Vivint or the executive elects not to extend the term. Under the employment agreements, each executive is eligible to receive a minimum base salary, specified below, and an annual bonus based on the achievement of specified financial goals for Vivint, Inc. for fiscal years 2013 and beyond. If these goals are achieved, the executive may receive an annual incentive cash bonus equal to a percentage of his base salary as provided below.

Mr. Pedersen’s employment agreement provides that he is to serve as Vivint, Inc.’s chief executive officer and is eligible to receive a base salary from Vivint, Inc. of $500,000, subject to periodic adjustments as may be approved by Vivint’s board of directors. Mr. Pedersen is also eligible to receive a bonus from Vivint of 50% to 250% of his annual base salary at the end of the fiscal year if specified targets are achieved.

Mr. Dunn’s employment agreement provides that he is to serve as Vivint, Inc.’s president and is eligible to receive a base salary of $500,000, subject to periodic adjustments as may be approved by Vivint’s board of directors. Mr. Dunn is also eligible to receive a bonus from Vivint of 50% to 250% of his annual base salary at the end of the fiscal year if specified targets are achieved.

The employment agreements contain the method for determining Mr. Pedersen and Mr. Dunn’s bonus for any given year. The agreements provide that the calculation of any bonus will be determined based on the achievement of performance objectives, with targets for “threshold,” “target,” and “high” achievement of the specified objectives.

Expected Agreements with Vivint

In connection with this offering, we have negotiated on an arm’s-length basis and will enter into a number of agreements with Vivint, Inc. related to services and other support that Vivint has provided and will provide to us, including:

•	Master Intercompany Framework Agreement. This agreement establishes a framework for the ongoing relationship between us and Vivint. This agreement contains master terms regarding the protection of each other’s confidential information, and master procedural terms, such as notice procedures, restrictions on assignment, interpretive provisions, governing law and dispute resolution. We and Vivint each make customary representations and warranties that will apply across all of the agreements between us, and we each agree not to damage the value of the goodwill associated with the “VIVINT” or “VIVINT SOLAR” marks. Vivint agrees to provide us notice if Vivint plans to stop using or to abandon rights in the “VIVINT” mark in any country or jurisdiction, and we are permitted to take steps to prevent abandonment of the “VIVINT” mark. We each also agree not to make public statements about each other without the consent of the other or disparage one another.

•

Non-Competition Agreement. In this agreement, we and Vivint each define our current areas of business and our competitors, and agree not to directly or indirectly engage in the other’s business for three years. Our area of business is defined as selling renewable energy and energy storage products and services. Vivint’s area of business is defined as residential and commercial automation and security products and services, energy management (i.e., wireless or remote management and control of energy controlling or consuming devices in a residence, including thermostats, HVAC, lighting, other appliances and in-house consumption monitoring), products and services for accessing and using the Internet, products and services for the storage, access, retrieval, and sharing of data, fixed and mobile data services, audio/video entertainment services, healthcare and wellness services, content distribution network services, wholesale cloud computing services, demand response services and information security. We and Vivint may each engage in the business of energy inverters, aggregate consumption monitoring and micro-grid technology. Vivint may sell products and services to our competitors other than SolarCity Corporation. We may purchase products and services from specified Vivint competitors. Although we may not engage in the Vivint business for three years, Vivint may engage in our business in markets where we are not yet operating, including by selling customer leads to our competitors (other than SolarCity Corporation). We believe this arrangement will validate a market and increase demand for our products and services in that market. Once we begin operating in a market, Vivint will provide those leads exclusively to us. This agreement permits us and Vivint to make investments of up to 2.5% in any publicly traded company without violating the commitments in this agreement. This agreement also permits us to obtain financing from a Vivint competitor. Finally, in this agreement we also each agree that for five years, unless we or Vivint obtain prior written permission from the other’s president, neither of us will solicit for employment any member of the other’s executive or senior management team, or any of the other’s employees who primarily manage sales, installation or servicing of the other’s products and services. The commitment not to solicit those employees lasts for 180 days after the employee finishes employment with us or Vivint. General purpose employment advertisements and contact initiated by an employee are not, however, considered solicitation.

•	Transition Services Agreement. Pursuant to this agreement Vivint will provide to us various enterprise services that it had previously provided to us prior to the offering, including services relating to information technology and infrastructure, human resources and employee benefits, administration services and facilities-related services. Vivint will perform the services with the same degree of care and diligence that Vivint takes in performing services for its own operations. Vivint will also provide us with reasonable assistance with our eventual transition to providing those services in-house or through the use of third-party service providers. We will pay Vivint, Inc. a sum of $313,000 per month for the services, which represents Vivint’s good faith estimate of their full cost of providing the services to us, without markup or surcharge. As we transition any service from Vivint to an alternate provider or in-house, the fees paid to Vivint will be reduced accordingly except for any third party license fees related to services Vivint obtains for us that cannot be terminated or assigned to us. The agreement will also account for the possibility that new services will be required from Vivint that were not initially addressed in the agreement. The initial term of this agreement is expected to be six months; however, we and Vivint hope to complete the transition of the services contemplated by this agreement as soon as commercially practicable.

•	Product Development and Supply Agreement. Pursuant to this agreement, one of our wholly owned subsidiaries will collaborate with Vivint, Inc. to develop certain monitoring and communications equipment that will be compatible with other equipment used in our solar energy systems and will replace equipment we currently procure from third parties. In connection with the design work conducted by it, we grant Vivint a non-exclusive license to use our intellectual property rights (other than our trademarks) that exist as of the date of the agreement or that we develop outside of the agreement, as well as any improvements or modifications to such intellectual property rights, and any materials, information, data, designs, software or other technology that we make available to Vivint, in each case, solely in connection with its performance under the agreement. Further, Vivint grants us a non-exclusive license to use Vivint’s intellectual property rights (other than our trademarks) that exist as of the date of the agreement or that it develops outside of the agreement, as well as improvements or modifications of such intellectual property rights, in each case, solely in connection with the products we will purchase from Vivint under the agreement.

If Vivint is successful in developing compatible and functionally equivalent equipment, then we may purchase and deploy such equipment in connection with installation of solar energy systems. We are not obligated to issue purchase orders for such equipment or to purchase a minimum quantity; however, if we include quantities in a monthly forecast that we provide to Vivint, then we are obligated to purchase 90% of such stated quantity. We may also purchase a greater quantity than expressed in the forecast, subject to certain limitations. The unit price for equipment we purchase is fixed on an annual basis and is based upon Vivint’s fully loaded costs associated with procuring and supplying such equipment, without markup. If we purchase equipment, Vivint agrees to provide basic services for the life of the equipment, including cloud services, data storage and customer support. These basic services are included in the unit price for the equipment when we purchase it and Vivint is obligated perform these basic services notwithstanding termination of the agreement. The equipment includes a one-year warranty covering defects in workmanship, materials and design, and Vivint warrants that its services are performed to certain standards. Each party agrees to use good faith efforts to install the equipment in connection with their respective services in order to enhance cross-selling opportunities. If a party installs equipment and the other party wants to later use it in connection with the services it provides, then the non-installing party is required to make a one-time payment to the installing party in an amount equal to 50% of the unit price of such equipment.

The initial term of the agreement is three years, and it will automatically renew for successive one-year periods unless either party elects otherwise.

•	Marketing and Customer Relations Agreement. This agreement governs various cross-marketing initiatives between the companies, in particular the provision of sales leads from each company to the other. Sales leads resulting in installations, as well as sales to each other’s customers (whether or not a lead is provided), generate commissions payable between the parties. The commission rate is 50% of the applicable fully loaded commission that is paid to the paying party’s sales personnel performing similar lead generation services; this is intended to properly incentivize leads while accounting for the somewhat lower level of effort required for lead generation as opposed to outright sales. The term of this agreement, including the term of the schedules defining the terms of the mutual lead generation program, is three years.

•	Sublease Agreement. This agreement will provide for the short-term (estimated to be less than six months) sublease of space by us at the Morinda building (separate from the Provo headquarters). Similar to the Sublease Agreement described above, this agreement is focused only on real estate issues and certain specifically related services at the Morinda building. Other services at this location, in particular IT and similar services, are provided pursuant to the Transition Services Agreement.

•	Bill of Sale. This agreement governs the transfer of certain assets such as office equipment from Vivint to us.

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Trademark License Agreement. Pursuant to this agreement, the licensor, a subsidiary majority-owned by Vivint and minority-owned by us, will grant us a royalty-free exclusive license to the trademark “VIVINT SOLAR” in the field of selling renewable energy or energy storage products and services. The agreement enables us to sublicense the Vivint Solar trademark to our subsidiaries and to certain third parties, such as suppliers and distributors, to the extent necessary for us to operate our business. The agreement governs how we may use and display the Vivint Solar trademark and provides that we may create new marks that incorporate “VIVINT SOLAR” with licensor’s reasonable approval. The agreement also provides that the licensor will apply to register Vivint Solar trademarks as reasonably requested by us, and that we will work together with the licensor in enforcing and protecting the Vivint Solar trademarks. The agreement is perpetual but may be terminated voluntarily by us or by the licensor if (1) a court finds that we have materially breached the agreement and not cured such breach within 30 days after notice, (2) we become insolvent, make an assignment for the benefit of creditors, or become subject to bankruptcy proceedings, (3) one of the parties (or Vivint, with respect to the licensor) is acquired by a competitor of the other party, or (4) we cease using the “VIVINT SOLAR” mark worldwide. Vivint retains ownership of the Vivint trademark and we have no right to use “Vivint” except as part of “VIVINT SOLAR”.

Employee Stockholders Agreement

We have entered into an employee stockholders agreement with 313 Acquisition LLC. Pursuant to the employee stockholders agreement and the grant of an irrevocable proxy in favor of 313 Acquisition LLC executed by each employee pursuant thereto, employee stockholders are required to vote their shares as directed by 313 Acquisition LLC, including for the removal and appointment of directors, in connection with amendments to our organizational documents, the merger, security exchange, combination or consolidation with any other person or persons, the sale, lease or exchange of all or substantially all of our property and our assets and our subsidiaries on a consolidated basis, and our reorganization, recapitalization, liquidation, dissolution or winding-up as directed by 313 Acquisition LLC. Employee optionholders are required to become a party to this agreement prior to exercising options under our 2013 Omnibus Incentive Plan.

The employee stockholders agreement also imposes restrictions on transfers of the shares. Pursuant to the employee stockholders agreement, employee stockholders may not transfer our shares, subject to limited exceptions, until the date that is the earlier of (1) the first anniversary of a public offering (or, if later, the first anniversary of such employee stockholder’s date of hire by us) and (2) the occurrence of a change of control. During the term of the employee stockholders agreement, each employee stockholder has the right to exercise certain tag-along rights in connection with certain proposed sales by 313 Acquisition LLC subject to customary exceptions. In addition, if 313 Acquisition LLC elects to consummate a transaction that would result in a change of control, each employee stockholder is required to consent to and raise no objections to the proposed transaction and, at the request of 313 Acquisition LLC, and take all actions reasonably necessary to cause the consummation of such transaction on the terms proposed by 313 Acquisition LLC.

Policies and Procedures for Related Party Transactions

The audit committee of our board of directors has the primary responsibility for reviewing and approving transactions with related parties. Our audit committee charter provides that the audit committee shall review and approve in advance any related party transactions.

We have adopted a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our voting stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, is not permitted to enter into a related party transaction with us without the consent of our audit committee, subject to the exceptions described below. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Our audit committee is expected to determine that certain transactions will not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee or beneficial owner of less than 5% of that company’s shares, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth the beneficial ownership of our common stock as of September 15, 2014 and as adjusted to reflect the sale of common stock in this offering, for:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;

•	each of our executive officers;

•	each of our directors;

•	all of our executive officers and directors as a group; and

•	the selling stockholder.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage of beneficial ownership prior to this offering is based on 84,703,122 shares of common stock outstanding as of September 15, 2014. Applicable percentage ownership after this offering is based on 105,303,122 shares of common stock to be outstanding after this offering, after giving effect to the issuance of 20,600,000 shares of our common stock that we expect to be sold in this offering, and assuming no exercise of the underwriters’ option to purchase additional shares. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options held by the person that are currently exercisable or exercisable within 60 days of September 15, 2014. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Vivint Solar, Inc., 3301 N. Thanksgiving Way, Suite 500, Utah 84043.

Name of Beneficial Owner	Shares Beneficially Owned Prior to this Offering		Number of Shares Subject to the Underwriters’ Option	Shares Beneficially Owned After this Offering
				Assuming the Underwriters’ Option is not Exercised		Assuming the Underwriters’ Option is Exercised in Full
	Number	Percentage		Number	Percentage	Number	Percentage
5% Stockholder and Selling Stockholder
313 Acquisition LLC(1)	82,359,374	97.2%	3,090,000	82,359,374	78.2%	79,269,374	75.3%
Executive Officers and Directors
Gregory S. Butterfield(2)	235,294	*	-	235,294	*	235,294	*
Dana C. Russell	-	*	-	-	*	-	*
Chance Allred(3)	41,176	*	-	41,176	*	41,176	*
Paul S. Dickson(4)	39,410	*	-	39,410	*	39,410	*
Dwain Kinghorn	-	*	-	-	*	-	*
Shawn J. Lindquist	-	*	-	-	*	-	*
Thomas Plagemann(5)	17,647	*	-	17,647	*	17,647	*
David F. D’Alessandro	-	*	-	-	*	-	*
Alex Dunn(6)	468,749	*	-	468,749	*	468,749	*
Bruce McEvoy(7)	-	*	-	-	*	-	*
Todd Pedersen(8)	1,874,999	2.2%	-	1,874,999	1.8%	1,874,999	1.8%
Joseph S. Tibbetts, Jr.	-	*	-	-	*	-	-
Joseph F. Trustey	-	*	-	-	*	-	*
Peter F. Wallace(7)	-	*	-	-	*	-	*
All current executive officers and directors as a group (13 persons)(9)	2,677,275	3.2%	-	2,677,275	2.5%	2,677,275	2.5%

*	Represents beneficial ownership of less than 1%.
(1)	Represents 82,359,374 shares held by 313 Acquisition LLC, a Delaware limited liability company. 313 Acquisition LLC is managed by a board of managers and Blackstone Capital Partners VI L.P. (“BCP VI”), as managing member. The members of the board of managers of 313 Acquisition LLC are Peter Wallace, Bruce McEvoy, Alex Dunn, Joseph Trustey, Todd Pedersen and David F. D’Alessandro. Blackstone Management Associates VI L.L.C. is the general partner of BCP VI. BMA VI L.L.C. is the sole member of Blackstone Management Associates VI L.L.C. Blackstone Holdings III L.P. is the managing member of BMA VI L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. The foregoing Blackstone entities and Stephen A. Schwarzman may be deemed to beneficially own all the outstanding shares of our common stock beneficially owned by 313 Acquisition LLC. Each of such Blackstone entities and Mr. Schwarzman disclaim beneficial ownership of such shares of our common stock held by 313 Acquisition LLC. The address of each of such Blackstone entities and Mr. Schwarzman is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154. In addition to funds affiliated with Blackstone, principal holders of limited liability company interests in 313 Acquisition LLC include entities affiliated with Summit Partners L.P., Todd Pedersen and Alex Dunn. The address of 313 Acquisition LLC is 4931 N. 300 W., Provo, Utah 84604.
(2)	Includes 235,294 shares issuable upon exercise of options exercisable within 60 days after September 15, 2014.
(3)	Includes 41,176 shares issuable upon exercise of options exercisable within 60 days after September 15, 2014.
(4)	Includes 39,410 shares issuable upon exercise of options exercisable within 60 days after September 15, 2014.
(5)	Includes 17,647 shares issuable upon exercise of options exercisable within 60 days after September 15, 2014.
(6)	Mr. Dunn sits on the board of managers and is a member of 313 Acquisition LLC, but has no individual investment or voting control over the shares beneficially owned by 313 Acquisition LLC.
(7)	Mr. McEvoy and Mr. Wallace are each employees of our sponsor and members of the board of managers of 313 Acquisition LLC, but each disclaim beneficial ownership of shares beneficially owned by our sponsor and its affiliates. Mr. McEvoy and Mr. Wallace are each employees of affiliates of The Blackstone Group L.P., but each disclaim beneficial ownership of the limited liability company interests in 313 Acquisition LLC beneficially owned by our sponsor. The address for Mr. McEvoy and Mr. Wallace is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.
(8)	Includes 1,874,999 shares held by the Pedersen Family Trust. Mr. Pedersen sits on the board of managers and is a member of 313 Acquisition LLC, but has no individual investment or voting control over the shares beneficially owned by 313 Acquisition LLC.
(9)	Includes 333,527 shares issuable upon exercise of options held by our current executive officers and directors exercisable within 60 days after September 15, 2014.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights of our capital stock. This summary is not complete. For more detailed information, please see our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Immediately following the completion of this offering, our authorized capital stock will consist of 1,010,000,000 shares, with a par value of $0.01 per share, of which:

•	1,000,000,000 shares will be designated as common stock; and

•	10,000,000 shares will be designated as preferred stock.

As of June 30, 2014, we had outstanding 75,000,000 shares of common stock, held by one stockholder of record, and no shares of preferred stock. Subsequent to June 30, 2014, we issued and sold an additional aggregate of 9,703,122 shares of our common stock to 313 Acquisition LLC and two of our directors. In addition, as of June 30, 2014, we had outstanding options to acquire 9,728,681 shares of common stock that will remain outstanding if they are not exercised prior to the closing of this offering, and 4,058,823 shares of common stock reserved for issuance under our 2013 Omnibus Incentive Plan upon the settlement of awards granted based on achieving certain performance conditions under our Long-Term Incentive Plan pools.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our common stock do not have cumulative voting rights in the election of directors.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. The common stock will not be subject to further calls or assessment by us. There will be no redemption or sinking fund provisions applicable to the common stock. All shares of our common stock that will be outstanding at the time of the completion of the offering will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may authorize and issue in the future.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or by the NYSE, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors is able to determine, with respect to any series of preferred stock, the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

•	the designation of the series;

•	the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for your common stock over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Bylaws and Our Stockholders Agreement

Our certificate of incorporation, bylaws and the Delaware General Corporation Law, or DGCL, contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-

takeover effect and may delay, deter or prevent a merger or acquisition of our company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Undesignated Preferred Stock

As discussed above, our board of directors has the ability to designate and issue preferred stock with voting or other rights or preferences that could deter hostile takeovers or delay changes in our control or management.

Board Classification

Our certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our certificate of incorporation and bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors with a maximum of 15 directors.

Business Combinations

We have opted out of Section 203 of the DGCL; however, our certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Our certificate of incorporation provides that Blackstone and its affiliates, and any of their respective direct or indirect transferees and any group as to which such persons are parties, do not constitute “interested stockholders” for purposes of this provision.

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in our certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our certificate of incorporation provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, at any time when Blackstone and its affiliates beneficially own, in the aggregate, less than 30% in voting power of the stock of our company entitled to vote generally in the election of directors, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of our company entitled to vote thereon, voting together as a single class. In addition, our certificate of incorporation also provides that, subject to the rights granted to one or more series of preferred stock then outstanding or the rights granted under the stockholders agreement with affiliates of Blackstone, any newly created directorship on our board of directors that results from an increase in the number of directors and any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders; provided, however, at any time when Blackstone and its affiliates beneficially own, in the aggregate, less than 30% in voting power of our stock entitled to vote generally in the election of directors, any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring in the board of directors may only be filled by a majority of the directors then in office, although less than a quorum or by a sole remaining director (and not by the stockholders).

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.

Special Stockholder Meetings

Our certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of the board of directors or the chairman of the board of directors; provided, however, at any time when Blackstone and its affiliates beneficially own, in the aggregate, at least 30% in voting power of the stock of our company entitled to vote generally in the election of directors, special meetings of our stockholders shall also be called by the board of directors or the chairman of the board of directors at the request of Blackstone and its affiliates. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our company.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. Our bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings that may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions will not apply to Blackstone and its affiliates so long as the stockholders agreement remains in effect. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our certificate of incorporation provides otherwise. Our certificate of incorporation will preclude stockholder action by written consent at any time when Blackstone and its affiliates beneficially own, in the aggregate, less than 30% in voting power of the stock of our company entitled to vote generally in the election of directors.

Supermajority Provisions

Our certificate of incorporation and bylaws will provide that our board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with Delaware law and our certificate of incorporation. For as long as Blackstone and its affiliates beneficially own, in the aggregate, at least 30% in voting power of the stock of our company entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our bylaws by our stockholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock present in person or represented by proxy at the meeting of stockholders and entitled to vote on such amendment, alteration, change, addition, rescission or repeal. At any time when Blackstone and its affiliates beneficially own, in the aggregate, less than 30% in voting power of all outstanding shares of the stock of our company entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of our company entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation provides that at any time when Blackstone and its affiliates beneficially own, in the aggregate, less than 30% in voting power of the stock of our company entitled to vote generally in the election of directors, the following provisions in our certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of our company entitled to vote thereon, voting together as a single class:

•	the provision requiring a 66 2/3% supermajority vote for stockholders to amend our bylaws;

•	the provisions providing for a classified board of directors (the election and term of our directors);

•	the provisions regarding resignation and removal of directors;

•	the provisions regarding competition and corporate opportunities;

•	the provisions regarding entering into business combinations with interested stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding filling vacancies on our board of directors and newly created directorships;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

•	the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

The combination of the classification of our board of directors, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of us or our management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

Investor Approvals

In connection with this offering, we intend to enter into a stockholders agreement with 313 Acquisition LLC, which is an affiliate of our sponsor, Summit Partners, Todd Pedersen and Alex Dunn. The stockholders agreement also provides that for so long as our sponsor, Summit Partners, Todd Pedersen and Alex Dunn or their respective affiliates collectively own, in the aggregate, at least 30% of the shares of our common stock entitled to vote generally in the election of our directors and our sponsor is entitled to designate at least one director pursuant to the stockholders agreement, our sponsor must approve in advance certain of our significant business decisions, including each of the following:

•	changes in the size or composition of our board of directors or any committee of our board of directors;

•	any changes in the nature of our business or operations as of the date of the stockholders agreement;

•	our or any of our subsidiaries’ entry into any voluntary liquidation, dissolution or commencement of bankruptcy or insolvency proceedings, the decision not to oppose any similar proceeding commenced by a third party, the adoption of a plan with respect to any of the foregoing or any reorganization or recapitalization;

•	the consummation of a change of control;

•	entering into any agreement providing for any acquisition or divestiture by us of the assets or equity interests of any other entity involving consideration payable or receivable by us or any of our subsidiaries in excess of $100 million in the aggregate in any single transaction or series of transactions during any twelve-month period;

•	incurring any indebtedness by us (including through capital leases, the issuance of debt securities or the guarantee of indebtedness of another entity) or entry into tax equity financing in excess of $200 million in the aggregate in any single transaction or series of transactions;

•	any issuance of equity securities for an aggregate consideration in excess of $100 million;

•	entering into joint ventures or similar business alliance involving investment by us or any of our subsidiaries having an aggregate value in excess of $100 million;

•	any amendment, modification or waiver of the stockholders agreement or the employee stockholders agreement; and

•	any amendment, modification or waiver of our amended and restated certificate of incorporation or amended and restated bylaws.

The above-described provisions of the stockholders agreement will remain in effect until our sponsor is no longer entitled to nominate a sponsor director pursuant to the stockholders agreement, unless our sponsor requests that they terminate at an earlier date. See the section of this prospectus captioned “Certain Relationships and Related Party Transactions—Agreements with Our Sponsor—Stockholders Agreement” for additional information.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of our company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our certificate of incorporation will provide that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf, to the fullest extent permitted by law, of our company, (2) action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to our company or our stockholders, (3) action asserting a claim against our company or any of our directors or officers arising pursuant to any provision of the DGCL or our certificate of incorporation or our bylaws or (4) action asserting a claim against us or any of our directors or officers governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our certificate of incorporation. However, the enforceability of similar forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be unenforceable.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate of incorporation will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our certificate of incorporation will provide that, to the fullest extent permitted by law, none of Blackstone or any of its affiliates (including Vivint and its affiliates), Summit Partners or any of its affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, if Blackstone, Summit Partners or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our certificate of incorporation will not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of our company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Limitations on Liability of and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

We currently are party to indemnification agreements with certain of our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. See the section of this prospectus captioned “Certain Relationships and Related Party Transactions—Indemnification Agreements” for additional information.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, MA 02121.

Listing

Our common stock has been approved for listing on the NYSE under the symbol “VSLR.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for shares of our common stock. Future sales of shares of our common stock in the public market after this offering, and the availability of shares for future sale, could adversely affect the market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nonetheless, sales of substantial amounts of our common stock, or the perception that these sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to raise equity capital.

Upon the completion of this offering, a total of 105,303,122 shares of common stock will be outstanding. Of these shares, 19,570,000 shares of common stock sold in this offering by us and any shares sold by us or the selling stockholder upon exercise of the underwriters’ option to purchase additional shares but excluding shares sold pursuant to our reserved share program, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act. At our request, the underwriters have reserved for sale, at the initial public offering price, up to approximately 5% of the shares offered by this prospectus for sale to business associates, friends and family of our officers, directors and Vivint service providers through the reserved share program. Participants in the reserved share program will be subject to a 180-day lock-up restriction with respect to the shares purchased through such program.

The remaining outstanding shares of our common stock will be deemed “restricted securities” as that term is defined under Rule 144. Restricted securities may be sold in the public market only if their offer and sale is registered under the Securities Act or if the offer and sale of those securities qualify for an exemption from registration, including exemptions provided by Rules 144 and 701 under the Securities Act, which are summarized below.

As a result of the lock-up agreements and market stand-off provisions described below and the provisions of Rules 144 or 701, and assuming no exercise of the underwriters’ option to purchase additional shares and all of the shares allocated to the reserved share program are sold, the shares of our common stock that will be deemed “restricted securities” will be available for sale in the public market following the completion of this offering as follows:

Date	Number of Shares
On the date of this prospectus (comprised of the shares sold in this offering other than shares sold as part of the reserved share program)	19,570,000
At various times beginning more than 180 days after the date of this prospectus	85,733,122

Pursuant to our Long-Term Incentive Plan, 4,058,823 shares are reserved for future issuance and will issue, vest and be immediately tradable as follows: (1) one-sixth on the date that is six months following the closing of this offering, (2) one-sixth on the date that is 18 months following the closing of this offering, (3) one-third of the shares on the later of (a) the date that is six months following the closing of this offering and (b) the date our sponsor and its affiliates have received cash proceeds in respect of their shares of common stock held from time to time by them in an amount that equals $250 million more than their cumulative invested capital in respect of their shares of common stock (which amount shall be equal to $75 million plus any amounts invested after November 16, 2012) and (4) one-third of the shares on the later of (a) the date that is six months following the closing of this offering and (b) the date our sponsor and its affiliates have received cash proceeds in respect of their shares of common stock held from time to time by them in an amount that equals $500 million more than their cumulative invested capital in respect of their shares of common stock (which amount shall be equal to $75 million plus any amounts invested after November 16, 2012).

In addition, of the 9,728,681 shares of our common stock that were subject to stock options outstanding as of June 30, 2014, options to purchase 198,920 shares of common stock were vested as of June 30, 2014 and will be eligible for sale 180 days following the effective date of this offering. One-third of these shares are subject to ratable time-based vesting over a five year period and will become immediately tradable once vested. The remaining two-thirds are subject to vesting upon certain performance conditions and the achievement of certain investment return thresholds by 313 Acquisition LLC and will vest and become immediately tradable as follows: (1) one-half of the shares vest (a) if 313 Acquisition LLC receives cash proceeds with respect to its holdings of our common stock in an amount that equals $250 million more than its cumulative investment in our common stock (which amount shall be equal to $75 million plus any amounts invested after November 16, 2012) or (b) if 240 days after the completion of this offering, our aggregate equity market capitalization exceeds $1 billion and (2) one-half of the shares vest when 313 Acquisition LLC receives cash proceeds with respect to its holdings of our common stock in an amount that equals $500 million more than its cumulative investment in our common stock (which amount shall be equal to $75 million plus any amounts invested after November 16, 2012).

Rule 144

In general, persons who have beneficially owned restricted shares of our common stock for at least six months, and any affiliate of ours who owns either restricted or unrestricted shares of our common stock, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act.

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale, (2) we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and (3) we are current in our Exchange Act reporting at the time of sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months, but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 1,053,031 shares immediately after the completion of this offering based on 84,703,122 shares of common stock outstanding as of September 15, 2014; and

•	the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Rule 701

In general, under Rule 701 a person who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been one of our affiliates during the immediately preceding 90 days may sell these shares in reliance upon Rule 144, but without being required to comply with the notice, manner of sale, public information requirements or volume limitation provisions of Rule 144. Rule 701 also permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701. As of June 30, 2014, no shares of our outstanding common stock had been issued in reliance on Rule 701 as a result of exercises of stock options and issuance of restricted stock. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Registration Statement on Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for issuance under our stock option plans. These registration statements will become effective immediately upon filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to vesting restrictions, any applicable lock-up agreements described below and Rule 144 limitations applicable to affiliates.

Lock-up Agreements

We, the selling stockholder and all of our directors and officers, as well as the other holders of substantially all shares of our common stock outstanding immediately prior to the completion of this offering, have agreed with the underwriters that, for a period of 180 days following the date of this prospectus, subject to certain exceptions, we and they will not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or hedge any of our shares of common stock, any options to purchase shares of our common stock, or any securities convertible into, or exchangeable for or that represent the right to receive shares of our common stock. Participants in the reserved share program will be subject to a 180-day lock-up restriction with respect to the shares purchased through such program. The representatives of the underwriters, in their sole discretion, may at any time release all or any portion of the shares from the restrictions in such agreements.

The lock-up agreements do not contain any pre-established conditions to the waiver by the representatives of the underwriters on behalf of the underwriters of any terms of the lock-up agreements. Any determination to release shares subject to the lock-up agreements would be based on a number of factors at the time of determination, including but not necessarily limited to the market price of the common stock, the liquidity of the trading market for the common stock, general market conditions, the number of shares proposed to be sold and the timing, purpose and terms of the proposed sale.

Registration Rights

In connection with this offering, we intend to enter into a registration rights agreement that will provide Blackstone an unlimited number of “demand” registrations and customary “piggyback” registration rights. Additionally, Todd Pedersen, Alex Dunn, certain investment funds affiliated with Summit Partners, whose managing director, Joseph Trustey, is one of our directors, and Black Horse Holdings, LLC, a co-investor in 313 Acquisition LLC, will also have customary “piggyback” registration rights. The registration rights agreement will also provide that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities which may arise under the Securities Act. Securities registered under any such registration statement will be available for sale in the open market unless restrictions apply. See the section of this prospectus captioned “Certain Relationships and Related Party Transactions—Agreements with Our Sponsor—Registration Rights Agreement.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR

NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal gift, generation-skipping and, except to the limited extent set forth below, estate tax laws. In addition, this discussion does not address the potential application of the U.S. federal tax on net investment income or any tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions (except to the extent specifically set forth below);

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons who acquire our common stock through the exercise of employee stock options or otherwise as compensation for services;

•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code; or

•	persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code.

In addition, if a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock and partners in such partnerships should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate, generation-skipping or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder if you are a beneficial owner of our common stock (other than a partnership or entity classified as a partnership for U.S. federal income tax purposes) that is not:

•	an individual citizen or resident of the United States (for U.S. federal income tax purposes);

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made an election to be treated as a U.S. person.

Distributions

We have not made any distributions on our common stock and do not intend to do so in the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero. Any excess will be treated as gain from the sale of stock and will be treated as described below under “Gain on Disposition of Common Stock.”

Any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN, or W-8BEN-E or other applicable version of IRS Form W-8 certifying qualification for the reduced rate. A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the United States) are generally exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable version of IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock

Subject to the discussion below regarding recent legislative withholding developments, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by you in the U.S.);

•	you are an individual who is present in the U.S. for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•	our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition and your holding period for our common stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses for the year. You should consult any applicable income tax or other treaties that may provide for different rules.

Federal Estate Tax

Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death generally will be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report is sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example, by properly certifying your non-U.S. status on a Form W-8BEN, or W-8BEN-E or other applicable version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person as defined under the Internal Revenue Code.

Backup withholding is not an additional tax. Any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information or returns are furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

U.S. legislation commonly referred to as the Foreign Account Tax Compliance Act or “FATCA” imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to “foreign financial institutions” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on the gross proceeds of a disposition of our common stock paid to a “non-financial foreign entities” (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. Under certain transition rules, withholding under FATCA on withholdable payments to foreign financial institutions and non-financial foreign entities is expected to apply after December 31, 2016 with respect to gross proceeds of a sale or other disposition of stock in a U.S. corporation, including our common stock, and after June 30, 2014 with respect to dividends on our common stock. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING (CONFLICTS OF INTEREST)

We, the selling stockholder and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse Securities (USA) LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Morgan Stanley & Co. LLC
Barclays Capital Inc.
Blackstone Advisory Partners L.P.

Total	20,600,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 3,090,000 shares from the selling stockholder to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholder. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Paid by us

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Paid by the Selling Stockholder

	No Exercise	Full Exercise
Per Share	$—	$
Total	$—	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the initial public offering

price. After the initial offering of shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We, our officers and directors and holders of substantially all of our common stock, including the selling stockholder, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our or their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See “Shares Available for Future Sale” for a discussion of certain transfer restrictions.

Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated between us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

Our common stock has been approved for listing on the New York Stock Exchange under the symbol “VSLR.”

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $8.8 million and are payable by us. We have agreed to reimburse the underwriters for the reasonable fees and disbursements of counsel to the underwriters in connection with the review by and clearance of the offering with FINRA of the terms of the sale of the shares of common stock in an amount not to exceed $30,000 in the aggregate. The underwriters have agreed to reimburse us for certain fees and expenses incurred in connection with the offering.

In August and September 2014, we issued and sold 7,359,374 shares of our common stock to 313 Acquisition LLC, an affiliate of Blackstone Advisory Partners, L.P., an underwriter in this offering, in a private placement at a purchase price of $10.667 per share for aggregate proceeds of $78.5 million. A portion of the securities attributable to Blackstone Advisory Partners, L.P. or its affiliates’ direct economic interest (as determined under FINRA Rules) are deemed to be underwriting compensation pursuant to FINRA Rule 5110. Such securities may not be sold during this offering or sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the shares for a period of 180 days immediately following this offering.

We and the selling stockholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Reserved Share Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered by this prospectus for sale to business associates, friends and family of our officers, directors and Vivint service providers. Purchasers will be subject to a 180-day lock-up restriction with respect to any shares purchased through the reserved share program, which restriction may be waived with the prior written consent of the representatives. If these persons purchase reserved shares it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares may be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100, or, if the Relevant Member State has implemented the relevant portion of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Dubai

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or the ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Material Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include tax equity financing, sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. In May 2014, we entered into a credit facility with certain financial institutions for which Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is acting as administrative agent. In addition, in September 2014, we entered into an aggregation credit facility with certain financial institutions for which Bank of America, N.A. is acting as administrative agent.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of our company.

Goldman Sachs Bank USA, an affiliate of Goldman, Sachs & Co., one of the underwriters of this offering, has long-standing relationships with Todd R. Pedersen and Alex J. Dunn, two of our directors. These relationships include banking services and personal loans, some of which are outstanding. In addition, on September 2, 2014, Goldman Sachs Bank USA made a term loan in the amount of $20.0 million to The Pedersen Family Trust, or, the Trust, dated September 2, 2010 and a term loan in the amount of $5.0 million to Mr. Dunn, or, collectively, the 2014 Loans. The Trust and Mr. Dunn used the net proceeds of the 2014 Loans to purchase an aggregate of 2,343,748 shares of our common stock in a private placement on September 3, 2014 at a purchase price of $10.667 per share. The 2014 Loans are unsecured and accrue interest at market rates. We are not a party to the 2014 Loans or any other loans between Goldman Sachs Bank USA and Mr. Pedersen, the Trust or Mr. Dunn.

Conflicts of Interest

Affiliates of Blackstone Advisory Partners L.P. control 313 Acquisition LLC, which owns in excess of 10% of our issued and outstanding common stock and, as the selling stockholder in this offering, may receive in excess of 5% of the net proceeds of this offering if the underwriters exercise their option to purchase additional shares in full. Because Blackstone Advisory Partners L.P. is an underwriter in this offering and its affiliates may receive more than 5% of the net proceeds of this offering and because affiliates of Blackstone Advisory Partners L.P. control in excess of 10% of our issued and outstanding common stock, Blackstone Advisory Partners L.P. is deemed to have a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA. Accordingly, this offering will be conducted in accordance with FINRA Rule 5121. Pursuant to FINRA Rule 5121, the appointment of a “qualified independent underwriter” is not required in connection with this offering as the members primarily responsible for managing the public offering do not have a conflict of interest, are not affiliates of any member that has a conflict of interest and meet the requirements of paragraph (c)(12)(E) of FINRA

Rule 5121. Pursuant to FINRA Rule 5121, Blackstone Advisory Partners L.P. will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the account holder.

In addition, an affiliate of Blackstone Advisory Partners L.P. provides certain strategic and structuring advice and assistance to us pursuant to the 2014 Advisory Agreement and has provided certain services to us under the Support and Services Agreement. In connection with this offering, the parties intend to terminate the Support and Services Agreement. See the section of this prospectus captioned “Certain Relationships and Related Party Transactions—Agreements with our Sponsor.”

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Simpson Thacher & Bartlett LLP, Palo Alto, California has acted as counsel for the underwriters in connection with certain legal matters related to this offering. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of funds affiliated with The Blackstone Group L.P.

EXPERTS

The consolidated financial statements of Vivint Solar, Inc. as of December 31, 2012 and 2013 (restated), and for the period from January 1, 2012 to November 16, 2012 (Predecessor), and for the period from November 17, 2012 through December 31, 2012 and for the year ended December 31, 2013 (restated) (Successor) appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

You may read and copy the registration statement, including the exhibits and schedules thereto, at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s Public Reference Room and the website of the SEC referred to above. We also maintain a website at www.vivintsolar.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

Vivint Solar, Inc.

Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Vivint Solar, Inc.

We have audited the accompanying consolidated balance sheets of Vivint Solar, Inc. as of December 31, 2012 and December 31, 2013 (restated), and the related consolidated statements of operations, redeemable preferred stock, redeemable non-controlling interests and equity, and cash flows for the period from January 1, 2012 through November 16, 2012 (Predecessor), for the period from November 17, 2012 through December 31, 2012 and for the year ended December 31, 2013 (restated) (Successor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vivint Solar, Inc. at December 31, 2012 and 2013 (restated), and the consolidated results of its operations and its cash flows for the period from January 1, 2012 to November 16, 2012 (Predecessor), the period from November 17, 2012 through December 31, 2012 and the year ended December 31, 2013 (restated) (Successor), in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the financial statements as of and for the year ended December 31, 2013 have been restated to correct errors related to the accounting for income taxes, non-controlling interests and the cash flow statement’s classification of paid-in-kind interest.

/s/ Ernst & Young LLP

Salt Lake City, Utah

May 14, 2014

except for Note 2, as to which the date is August 26, 2014

Vivint Solar, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data and footnote 1)

	As of December 31,		As of June 30, 2014
	2012	2013
		(Restated)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,650	$6,038	$25,230
Accounts receivable, net	96	608	2,520
Inventories, net	—	—	564
Restricted cash, current	—	—	1,600
Prepaid expenses and other current assets	211	5,938	14,894

Total current assets	11,957	12,584	44,808
Restricted cash, non-current	1,500	5,000	5,000
Solar energy systems, net	47,089	188,058	364,965
Property, net	—	3,640	26,433
Intangible assets, net	41,959	27,364	25,658
Goodwill	29,545	29,545	36,355
Prepaid tax asset, net	—	30,738	54,538
Other non-current assets, net	37	778	8,493

TOTAL ASSETS(1)	$132,087	$297,707	$566,250

LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS AND TOTAL EQUITY
Current liabilities:
Accounts payable	$11,196	$25,356	$49,612
Accounts payable, related party	476	3,068	2,307
Distributions payable to non-controlling interests and redeemable non-controlling interests	171	1,576	3,942
Revolving line of credit	2,000	—	—
Short-term debt	—	—	75,500
Accrued compensation	2,157	15,491	18,983
Current portion of deferred revenue	—	68	131
Current portion of capital lease obligation	—	1,275	2,486
Accrued and other current liabilities	1,439	10,307	19,775

Total current liabilities	17,439	57,141	172,736
Capital lease obligation, net of current portion	—	2,486	5,175
Revolving lines of credit, related party	15,000	41,412	57,290
Deferred tax liability, net	10,584	41,510	78,650
Deferred revenue, net of current portion	—	1,272	1,942
Build-to-suit lease liability	—	—	18,641

Total liabilities(1)	43,023	143,821	334,434
Commitments and contingencies (Note 17)
Redeemable non-controlling interests	17,741	73,265	104,342
Stockholder’s equity:
Common stock, $0.01 par value—100,000,000 authorized, 75,000,000 shares issued and outstanding as of December 31, 2012 and 2013 and June 30, 2014 (unaudited)	750	750	750
Additional paid-in capital	73,177	75,049	75,984
(Accumulated deficit) retained earnings	(2,604)	3,034	15,568

Total stockholder’s equity	71,323	78,833	92,302
Non-controlling interests	—	1,788	35,172

Total equity	71,323	80,621	127,474

TOTAL LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS AND TOTAL EQUITY	$132,087	$297,707	$566,250

(1)	The Company’s consolidated assets as of December 31, 2012 and 2013 and June 30, 2014 include $34.4 million, $156.2 million (restated) and $316.2 million (unaudited), consisting of assets of variable interest entities, or VIEs, that can only be used to settle obligations of the VIEs. These assets include solar energy systems, net, of $33.4 million, $152.6 million (restated) and $308.1 million (unaudited) as of December 31, 2012 and 2013 and June 30, 2014; cash and cash equivalents of $1.0 million, $3.1 million (restated) and $6.2 million (unaudited) as of December 31, 2012 and 2013 and June 30, 2014; and accounts receivable, net, of $16,000, $0.5 million and $1.9 million (unaudited) as of December 31, 2012 and 2013 and June 30, 2014. The Company’s consolidated liabilities as of December 31, 2012 and 2013 and June 30, 2014 included $0.2 million, $2.9 million and $5.9 million (unaudited) of liabilities of VIEs whose creditors have no recourse to the Company. These liabilities include distributions payable to non-controlling interests and redeemable non-controlling interests of $0.2 million, $1.6 million and $3.9 million (unaudited) as of December 31, 2012 and 2013 and June 30, 2014; and deferred revenue of $0, $1.3 million and $2.0 million (unaudited) as of December 31, 2012 and 2013 and June 30, 2014. See further description in Note 12—Investment Funds.

See accompanying notes to consolidated financial statements.

Vivint Solar, Inc.

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Predecessor	Successor
	Period from January 1, through November 16, 2012	Period from November 17, through December 31, 2012	Year Ended December 31, 2013	Six Months Ended June 30,
				2013	2014
			(Restated)	(Unaudited)
Revenue:
Operating leases and incentives	$183	$109	$5,864	$1,793	$8,667
Solar energy system and product sales	157	—	306	132	1,398

Total revenue	340	109	6,170	1,925	10,065
Operating expenses:
Cost of revenue—operating leases and incentives	3,302	1,018	19,004	8,013	27,646
Cost of revenue—solar energy system and product sales	95	—	123	76	883
Sales and marketing	1,471	533	7,348	2,890	11,009
Research and development	—	—	—	—	972
General and administrative	7,789	971	16,438	4,832	26,106
Amortization of intangible assets	—	1,824	14,595	7,297	7,428

Total operating expenses	12,657	4,346	57,508	23,108	74,044

Loss from operations	(12,317)	(4,237)	(51,338)	(21,183)	(63,979)
Interest expense	881	96	3,144	991	4,074
Other expense	240	44	1,865	522	1,165

Loss before income taxes	(13,438)	(4,377)	(56,347)	(22,696)	(69,218)
Income tax expense (benefit)	7	(1,074)	123	45	6,936

Net loss	(13,445)	(3,303)	(56,470)	(22,741)	(76,154)
Net loss attributable to non-controlling interests and redeemable non-controlling interests	(1,771)	(699)	(62,108)	(2,307)	(88,688)

Net income available (loss attributable) to stockholder	(11,674)	(2,604)	5,638	(20,434)	12,534
Accretion to redemption value of Series B redeemable preferred stock	(20,000)	—	—	—	—

Net income available (loss attributable) to common stockholder	$(31,674)	$(2,604)	$5,638	$(20,434)	$12,534

Net income per share available (loss attributable) to common stockholder:
Basic	$(0.42)	$(0.03)	$0.08	$(0.27)	$0.17

Diluted	$(0.42)	$(0.03)	$0.07	$(0.27)	$0.16

Weighted-average shares used in computing net income per share available (loss attributable) to common stockholder:
Basic	75,000,000	75,000,000	75,000,000	75,000,000	75,000,000

Diluted	75,000,000	75,000,000	75,223,183	75,000,000	76,194,463

See accompanying notes to consolidated financial statements.

Vivint Solar, Inc.

Consolidated Statements of Redeemable Preferred Stock, Redeemable Non-Controlling Interests and Equity

(In thousands)

	Series B Redeemable Preferred Stock		Redeemable Non- Controlling Interests	Series A Preferred Stock		Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Stockholder’s Equity (Deficit)	Non- Controlling Interests	Total Equity (Deficit)
	Shares	Amount		Shares	Amount	Shares	Amount
Predecessor:
Balance—January 1, 2012	4	$5,000	$224	25	$—	50	$1	$1,378	$(2,164)	$(785)	$—	$(785)
Issuance of Series B redeemable preferred stock	4	5,000	—	—	—	—	—	—	—	—	—	—
Accretion to redemption value of Series B redeemable preferred stock	—	20,000	—	—	—	—	—	(5,542)	(14,458)	(20,000)	—	(20,000)
Stock-based compensation expense	—	—	—	—	—	—	—	155	—	155	—	155
Noncash contributions for services	—	—	—	—	—	—	—	4,009	—	4,009	—	4,009
Contributions from redeemable non-controlling interests	—	—	9,193	—	—	—	—	—	—	—	—	—
Distributions to redeemable non-controlling interests	—	—	(197)	—	—	—	—	—	—	—	—	—
Net loss	—	—	(1,771)	—	—	—	—	—	(11,674)	(11,674)	—	(11,674)

Balance—November 16, 2012	8	30,000	7,449	25	—	50	1	—	(28,296)	(28,295)	—	(28,295)

Successor:
Noncash capital contribution related to the Acquisition	—	—	10,620	—	—	75,000	750	72,380	—	73,130	—	73,130
Noncash contributions for services	—	—	—	—	—	—	—	797	—	797	—	797
Contributions from redeemable non-controlling interests	—	—	8,147	—	—	—	—	—	—	—	—	—
Distributions to redeemable non-controlling interests	—	—	(327)	—	—	—	—	—	—	—	—	—
Net loss	—	—	(699)	—	—	—	—	—	(2,604)	(2,604)	—	(2,604)

Balance—December 31, 2012	—	—	17,741	—	—	75,000	750	73,177	(2,604)	71,323	—	71,323
Stock-based compensation expense-as restated	—	—	—	—	—	—	—	294	—	294	—	294
Noncash contributions for services	—	—	—	—	—	—	—	160	—	160	—	160
Capital contribution from Parent	—	—	—	—	—	—	—	1,418	—	1,418	—	1,418
Contributions from non-controlling interests and redeemable non-controlling interests	—	—	63,154	—	—	—	—	—	—	—	60,000	60,000
Distributions to non-controlling interests and redeemable non-controlling interests	—	—	(3,064)	—	—	—	—	—	—	—	(670)	(670)
Net income (loss)-as restated	—	—	(4,566)	—	—	—	—	—	5,638	5,638	(57,542)	(51,904)

Balance—December 31, 2013-as restated	—	—	73,265	—	—	75,000	750	75,049	3,034	78,833	1,788	80,621
Stock-based compensation expense (unaudited)	—	—	—	—	—	—	—	816	—	816	—	816
Noncash contributions for services (unaudited)	—	—	—	—	—	—	—	119	—	119	—	119
Contributions from non-controlling interests and redeemable non-controlling interests (unaudited)	—	—	33,916	—	—	—	—	—	—	—	123,530	123,530
Distributions to non-controlling interests and redeemable non-controlling interests (unaudited)	—	—	(2,508)	—	—	—	—	—	—	—	(1,789)	(1,789)
Net income (loss) (unaudited)	—	—	(331)	—	—	—	—	—	12,534	12,534	(88,357)	(75,823)

Balance—June 30, 2014 (unaudited)	—	$—	$104,342	—	$—	75,000	$750	$75,984	$15,568	$92,302	$35,172	$127,474

See accompanying notes to consolidated financial statements.

Vivint Solar, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Predecessor	Successor
	Period from January 1, through November 16, 2012	Period from November 17, through December 31, 2012	Year Ended December 31, 2013	Six Months Ended June 30,
				2013	2014
			(Restated)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(13,445)	$(3,303)	$(56,470)	$(22,741)	$(76,154)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	72	18	1,984	708	3,009
Amortization of intangible assets	—	1,824	14,595	7,297	7,501
Stock-based compensation	155	—	294	—	816
Amortization of deferred financing costs	161	—	—	—	667
Noncash contributions for services	4,009	797	160	82	119
Noncash interest expense	—	—	2,930	794	2,877
Deferred income taxes	—	(1,075)	30,927	2,385	35,865
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(41)	(52)	(512)	(303)	(1,701)
Inventories, net	—	—	—	—	16
Prepaid expenses and other current assets	(988)	(102)	(3,605)	(1,845)	(8,928)
Prepaid tax asset, net	—	—	(30,738)	(3,366)	(23,800)
Other non-current assets, net	(9)	(19)	(741)	(93)	(6,271)
Accounts payable	363	286	1,425	3,409	5,091
Accounts payable, related party	1,701	741	2,592	698	(761)
Accrued compensation	375	498	10,367	4,136	(3,351)
Deferred revenue	—	—	1,340	291	680
Accrued and other current liabilities	4,757	(822)	4,579	2,776	6,108

Net cash used in operating activities	(2,890)	(1,209)	(20,873)	(5,772)	(58,217)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for the cost of solar energy systems	(18,306)	(11,083)	(134,138)	(53,042)	(150,449)
Payment in connection with business acquisition, net of cash acquired	—	—	—	—	(12,040)
Payments for property	—	—	—	—	(148)
Change in restricted cash	(152)	—	(3,500)	(3,500)	(1,600)
Proceeds from U.S. Treasury grants	3,150	3,069	10,116	6,744	190

Net cash used in investing activities	(15,308)	(8,014)	(127,522)	(49,798)	(164,047)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of redeemable preferred stock	5,000	—	—	—	—
Proceeds from investment by non-controlling interests and redeemable non-controlling interests	9,193	8,147	123,154	22,360	157,446
Distributions paid to non-controlling interests and redeemable non-controlling interests	(80)	(274)	(2,284)	(934)	(1,932)
Proceeds from revolving line of credit	4,000	2,500	—	—	—
Proceeds from short-term debt	—	—	—	—	75,500
Payments on revolving lines of credit	—	(4,500)	(2,000)	(2,000)	—
Proceeds from revolving lines of credit, related party	—	15,000	83,482	23,483	114,000
Payments on revolving lines of credit, related party	—	—	(60,000)	—	(101,000)
Principal payments on capital lease obligations	—	—	(987)	(407)	(1,115)
Payments for deferred offering costs	—	—	—	—	(1,443)
Capital contribution from Parent	—	—	1,418	1,418	—

Net cash provided by financing activities	18,113	20,873	142,783	43,920	241,456

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(85)	11,650	(5,612)	(11,650)	19,192
CASH AND CASH EQUIVALENTS—Beginning of period	85	—	11,650	11,650	6,038

CASH AND CASH EQUIVALENTS—End of period	$—	$11,650	$6,038	$—	$25,230

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$313	$96	$206	$206	$528

Cash paid for income taxes	$1	$—	$4	$—	$20

NONCASH INVESTING AND FINANCING ACTIVITIES:
Vehicles acquired under capital leases	$—	$—	$4,749	$3,842	$5,014

Accretion to redemption value of Series B redeemable preferred stock	$20,000	$—	$—	$—	$—

Accrued distributions to non-controlling interests and redeemable non-controlling interests	$117	$53	$1,450	$(183)	$2,365

Capital contribution related to the Acquisition	$—	$71,658	$—	$—	$—

Costs of solar energy systems included in accounts payable, accrued compensation and other accrued liabilities	$13,243	$(439)	$19,946	$13,170	$29,109

Property acquired under build-to-suit agreements	$—	$—	$—	$—	$18,641

Receivable for tax credit recorded as a reduction to solar energy system costs	$—	$—	$2,122	$—	$643

See accompanying notes to consolidated financial statements.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

1.	Organization

Vivint Solar, Inc. (formerly known as “V Solar Holdings, Inc.”) was incorporated as a Delaware corporation on August 12, 2011, and changed its name to Vivint Solar, Inc. from V Solar Holdings, Inc., on April 29, 2014. Vivint Solar, Inc. and its subsidiaries are collectively referred to as the “Company.” The Company commenced operations in May 2011. The Company offers solar energy to residential customers through long-term customer contracts, such as power purchase agreements and solar energy system leases. The Company enters into these long-term customer contracts through a sales organization that uses a direct-to-home sales model. The long-term customer contracts are typically for 20 years and require the customer to make monthly payments to the Company. Through the acquisition of Solmetric Corporation (“Solmetric”) in the first quarter of 2014, the Company also offers photovoltaic installation software products and devices. The Company’s headquarters are located in Utah.

The Company has formed various investment funds to monetize the recurring customer payments under its long-term customer contracts and the investment tax credits, accelerated tax depreciation and other incentives associated with residential solar energy systems. The Company uses the cash received from the investment funds to finance a portion of the Company’s variable and fixed costs associated with installing the residential solar energy systems.

On November 16, 2012 (the “Acquisition Date”), investment funds affiliated with The Blackstone Group L.P. (the “Sponsor”) and certain co-investors (collectively, the “Investors”), through 313 Acquisition LLC (“313”), acquired 100% of the equity interests of APX Group, Inc. (“Vivint”) and the Company (the “Acquisition”). The Acquisition was accomplished through certain mergers and related reorganization transactions pursuant to which the Company became a direct wholly owned subsidiary of 313, an entity owned by the Investors. The impact of the mergers resulted in a change to the Company’s capital structure which is reflected as a noncash capital contribution related to the Acquisition in the Company’s consolidated statements of redeemable preferred stock, redeemable non-controlling interests and equity.

Since inception and continuing after the Acquisition, the Company has relied upon Vivint and certain of its affiliates for many of its administrative, managerial, account management and operational services. The Company was consolidated by Vivint as a variable interest entity prior to the Acquisition, and continues to be an affiliated entity and related party subsequent to the Acquisition. The Company has entered into various agreements and transactions with Vivint and its affiliates related to these services. See Note 16—Related Party Transactions.

The Company’s business model requires substantial outside financing arrangements to grow the business and facilitate the deployment of additional solar energy systems. If financing is not available to the Company on acceptable terms, if and when needed, the Company may be required to reduce planned spending, which could have a material adverse effect on the Company’s operations. The Company believes that cash on hand plus investment fund commitments and other financing commitments will be sufficient to meet the Company’s cash needs at least through the end of the year. While there can be no assurances, the Company anticipates raising additional required capital from new and existing investors.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

2.	Restatement of Consolidated Financial Statements as of and for the year ended December 31, 2013

The consolidated financial statements as of December 31, 2013 and for the year then ended have been restated to correct certain errors. The correction of these errors impacted the accounting for income taxes, the attribution of net income or loss to non-controlling interests and redeemable non-controlling interests and the classification of paid-in-kind interest on the consolidated statement of cash flows. These consolidated financial statements also include corrections for certain other immaterial errors and reclassifications to conform to the current presentation. There was no impact to retained earnings as of January 1, 2013. The effects of these items on the consolidated financial statements as of December 31, 2013 and for the year then ended are summarized in the following tables (tickmarks in the following tables correspond to the explanations below the tables):

Consolidated Balance Sheet

(in thousands)

	As of December 31, 2013
	As Previously Reported	Adjustments	As Restated
ASSETS
Current assets:
Cash and cash equivalents	$6,038	$—	$6,038
Accounts receivable, net	608	—	608
Prepaid expenses and other current assets (b)(e)	823	5,115	5,938

Total current assets	7,469	5,115	12,584
Restricted cash	5,000	—	5,000
Solar energy systems, net (b)(e)	190,085	(2,027)	188,058
Property, net	3,640	—	3,640
Intangible assets, net	27,364	—	27,364
Goodwill	29,545	—	29,545
Prepaid tax asset, net (a)	—	30,738	30,738
Other non-current assets	778	—	778

TOTAL ASSETS	$263,881	$33,826	$297,707

LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS AND TOTAL EQUITY
Current liabilities:
Accounts payable	$25,356	$—	$25,356
Accounts payable, related party	3,068	—	3,068
Distributions payable to redeemable non-controlling interests (f)	1,620	(44)	1,576
Accrued compensation (e)	15,396	95	15,491
Current portion of deferred revenue	68	—	68
Current portion of capital lease obligation	1,275	—	1,275
Accrued and other current liabilities (a)(e)(f)	7,225	3,082	10,307

Total current liabilities	54,008	3,133	57,141
Capital lease obligation, net of current portion	2,486	—	2,486
Revolving lines of credit, related party	41,412	—	41,412
Deferred tax liability, net (a)(e)	13,352	28,158	41,510
Deferred revenue, net of current portion	1,272	—	1,272

Total liabilities	112,530	31,291	143,821
Commitments and contingencies
Redeemable non-controlling interests (c)	73,718	(453)	73,265
Stockholder’s equity:
Common stock, $0.01 par value—100,000,000 authorized, 75,000,000 shares issued and outstanding as of December 31, 2013	750	—	750
Additional paid-in capital (e)	75,168	(119)	75,049
Retained earnings (Accumulated deficit) (a)(b)(c)(e)	1,435	1,599	3,034

Total stockholders’ equity	77,353	1,480	78,833
Non-controlling interests (c)	280	1,508	1,788

Total equity	77,633	2,988	80,621

TOTAL LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS AND TOTAL EQUITY	$263,881	$33,826	$297,707

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

Consolidated Statement of Operations

(in thousands)

	For the year ended December 31, 2013
	As Previously Reported	Adjustments	As Restated
Revenue:
Operating leases and incentives	$5,864	$—	$5,864
Solar energy system and product sales	306	—	306

Total revenue	6,170	—	6,170
Operating expenses:
Cost of revenue—operating leases and incentives (e)(f)	15,632	3,372	19,004
Cost of revenue—solar energy system and product sales	123	—	123
Sales and marketing (e)(f)	9,809	(2,461)	7,348
Research and development	—	—	—
General and administrative (e)(f)	17,468	(1,030)	16,438
Amortization of intangible assets	14,595	—	14,595

Total operating expenses	57,627	(119)	57,508

Loss from operations	(51,457)	119	(51,338)
Interest expense	3,144	—	3,144
Other expense	1,865	—	1,865

Loss before income taxes	(56,466)	119	(56,347)
Income tax expense (benefit) (a)(b)(e)	2,658	(2,535)	123

Net loss	(59,124)	2,654	(56,470)
Net loss attributable to non-controlling interests and redeemable non-controlling interests (c)	(63,163)	1,055	(62,108)

Net income attributable to common stockholder	$4,039	$1,599	$5,638

Net income per share attributable to common stockholder:
Basic	$0.05	$0.03	$0.08

Diluted	$0.05	$0.02	$0.07

Weighted-average shares used in computing net income per share available to common stockholder:
Basic	75,000,000	—	75,000,000

Diluted	75,223,183	—	75,223,183

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

Consolidated Statement of Cash Flows

(in thousands)

	For the year ended December 31, 2013
	As Previously Reported	Adjustments	As Restated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss (a)(b)(e)	$(59,124)	$2,654	$(56,470)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,984	—	1,984
Amortization of intangible assets	14,595	—	14,595
Stock-based compensation (e)	413	(119)	294
Noncash contributions for services	160	—	160
Noncash interest expense (d)	—	2,930	2,930
Deferred income taxes (a)(b)(e)	2,768	28,159	30,927
Changes in operating assets and liabilities:
Accounts receivable, net	(512)	—	(512)
Prepaid expenses and other current assets, net (a)(b)(e)	(612)	(2,993)	(3,605)
Prepaid tax asset, net (a)	—	(30,738)	(30,738)
Other non-current assets, net	(741)	—	(741)
Accounts payable	1,425	—	1,425
Accounts payable, related party	2,592	—	2,592
Accrued compensation	10,367	—	10,367
Deferred revenue	1,340	—	1,340
Accrued and other current liabilities (a)(b)	1,542	3,037	4,579

Net cash used in operating activities	(23,803)	2,930	(20,873)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for the cost of solar energy systems	(134,138)	—	(134,138)
Change in restricted cash	(3,500)	—	(3,500)
Proceeds from U.S. Treasury grants	10,116	—	10,116

Net cash used in investing activities	(127,522)	—	(127,522)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from investment by non-controlling interests and redeemable non-controlling interests	123,154	—	123,154
Distributions paid to non-controlling interests and redeemable non-controlling interests	(2,284)	—	(2,284)
Payments on revolving line of credit	(2,000)	—	(2,000)
Proceeds from revolving lines of credit, related party (d)	86,412	(2,930)	83,482
Payments on revolving lines of credit, related party	(60,000)	—	(60,000)
Principal payments on capital lease obligations	(987)	—	(987)
Capital contribution from Parent	1,418	—	1,418

Net cash provided by financing activities	145,713	(2,930)	142,783

NET DECREASE IN CASH AND CASH EQUIVALENTS	(5,612)	—	(5,612)
CASH AND CASH EQUIVALENTS — Beginning of period	11,650	—	11,650

CASH AND CASH EQUIVALENTS — End of period	$6,038	$—	$6,038

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$206	$—	$206

Cash paid for income taxes	$4	$—	$4

NONCASH INVESTING AND FINANCING ACTIVITIES:
Vehicles acquired under capital leases	$4,749	$—	$4,749

Accretion to redemption value of Series B redeemable preferred stock	$—	$—	$—

Accrued distributions to non-controlling interests and redeemable non-controlling interests	$1,450	$—	$1,450

Capital contribution related to the Acquisition	$—	$—	$—

Costs of solar energy systems included in accounts payable, accrued compensation and other accrued liabilities (e)	$19,851	$95	$19,946

Receivable for tax credit recorded as a reduction to cost of solar energy systems (b)	$—	$2,122	$2,122

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

The summary of the adjustments is as follows:

(a)	The Company corrected its accounting for certain taxable gains realized on the sales of solar energy systems to its investment funds. The Company sells solar energy systems to the investment funds. As the investment funds are consolidated by the Company, the gain on the sale of the solar energy systems was not recognized in the consolidated financial statements. However, this gain is recognized for tax reporting purposes. Since these transactions are intercompany sales, any tax expense incurred related to these intercompany sales is being deferred and amortized over the estimated useful life of the underlying solar energy systems which has been estimated to be 30 years. Accordingly, the Company has recorded a prepaid tax asset of $30.7 million (net of amortization of $0.5 million), an income tax payable of $3.0 million included in accrued and other current liabilities and a reduction to deferred tax assets of $28.2 million (reflected as a component of deferred tax liability, net), as of December 31, 2013. Additionally, income tax expense increased by $0.5 million for the year ended December 31, 2013 as a result of the current year amortization of the prepaid tax asset.

(b)	The Company corrected its accounting for certain tax credits:

•	The Company is eligible for a tax credit for solar energy systems that were placed into service in Hawaii in the year ended December 31, 2013. This tax credit was improperly excluded from the Company’s tax provision for the year ended December 31, 2013. With inclusion of this credit in its 2013 tax return, the Company will elect to receive a cash refund equal to the excess of the credit over the Hawaii income tax payments. This cash refund option for Hawaii tax credits is not available for federal investment tax credits. As a result, the cash refund is recorded quarterly upon calculating the Company’s tax provision and is accounted for as a decrease to the cost basis of the solar energy systems, net (similar to Treasury grants) of $2.1 million with a corresponding increase to other receivables included in prepaid expense and other current assets as of December 31, 2013. Unlike the Treasury grant process, there is no approval process to receive Hawaii tax credits. Therefore, the Company is able to recognize the Hawaii tax credits earlier than Treasury grants.

•	The Company is eligible for federal investment tax credits which were previously understated by $4.5 million in the year ended December 31, 2013. The federal investment tax credits are accounted for under the flow-through method of accounting. As permitted in ASC 740-10-25-46, under the “flow-through” method of accounting, the tax benefit from an investment tax credit is recorded as a reduction of federal income taxes in the period that the credit is generated. The recognition of the investment tax credits decreased income tax expense by $4.5 million and increased deferred tax assets, current by $2.8 million as of and for the year ended December 31, 2013.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

(c)	The Company corrected two errors related to items which are inputs in its attribution of net income or loss to its non-controlling interests and redeemable non-controlling interests under the HLBV method. First, the Company corrected historical tax depreciation associated with the solar energy systems owned by the investment funds. The Company determined that the depreciation start dates for tax reporting purposes for the solar energy systems owned by the investment funds should have been when the solar energy systems are interconnected to the power grid. Previously, the Company used the installation dates as the depreciation start dates for tax purposes. This correction affected the amounts of taxable income and loss allocated amongst partners of the investment funds and, in turn, the balance of the partner’s tax capital accounts and the gain or loss allocable under the HLBV method. Second, the Company corrected certain other errors which impacted the GAAP net assets for each investment fund, which in turn impacted the hypothetical liquidation proceeds used in the application of the HLBV method. The total impact of correcting these errors was to decrease net loss attributable to non-controlling interests and redeemable non-controlling interests by $1.1 million and consequently decrease net income attributable to common stockholders for the year ended December 31, 2013. In addition, non-controlling interests increased by $1.5 million and redeemable non-controlling interests decreased by $0.5 million as of December 31, 2013.

(d)	In the consolidated statement of cash flows for the year ended December 31, 2013, the Company reclassified $2.9 million, representing paid-in-kind interest in connection with its related party revolving lines of credit, from proceeds from revolving lines of credit, related party in cash flows from financing activities to noncash interest expense, a reconciling item in the calculation of cash flows from operating activities.

(e)	The Company identified and corrected other immaterial errors related to stock compensation expense, solar energy systems, net, accrued compensation, income taxes and other immaterial adjustments.

(f)	The Company has reclassified amounts in prior-period financial statements to align with the presentation of the consolidated financial statements as of and for the six months ended June 30, 2014. Specifically, the Company has reclassified certain amounts from sales and marketing and general and administrative to cost of revenue—operating leases and incentives and distributions payable to redeemable non-controlling interests to accrued and other current liabilities.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

3.	Restatement of Consolidated Financial Statements as of and for the three months ended March 31, 2014 (Unaudited)

The unaudited consolidated financial statements as of March 31, 2014 and for the three months then ended have been restated to correct certain errors. The correction of these errors impacted the accounting for income taxes, the attribution of net income or loss to non-controlling interests and redeemable non-controlling interests and the classification of paid-in-kind interest on the consolidated statement of cash flows. These consolidated financial statements also include corrections for certain other immaterial errors and reclassifications to conform to the current presentation. The effects of these items on the consolidated financial statements as of March 31, 2014 and for the three months then ended are summarized in the following tables (tickmarks in the following tables correspond to the explanations below the tables):

Consolidated Balance Sheet

(in thousands)

	As of March 31, 2014
	As Previously Reported	Adjustments	As Restated
ASSETS
Current assets:
Cash and cash equivalents	$13,425	$—	$13,425
Accounts receivable, net	1,446	—	1,446
Inventories, net	493	—	493
Prepaid expenses and other current assets (b)(e)	2,069	8,441	10,510

Total current assets	17,433	8,441	25,874
Restricted cash	5,000	—	5,000
Solar energy systems, net (b)(e)	257,397	(2,256)	255,141
Property, net	5,720	—	5,720
Intangible assets, net	29,421	—	29,421
Goodwill (e)	36,318	37	36,355
Prepaid tax asset, net (a)	—	41,246	41,246
Other non-current assets	1,858	—	1,858

TOTAL ASSETS	$353,147	$47,468	$400,615

LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS AND TOTAL EQUITY
Current liabilities:
Accounts payable	$34,388	$—	$34,388
Accounts payable, related party	1,434	—	1,434
Distributions payable to redeemable non-controlling interests (e)	2,412	10	2,422
Revolving line of credit	—	—	—
Accrued compensation (e)	13,143	162	13,305
Current portion of deferred revenue	119	—	119
Current portion of capital lease obligation	1,903	—	1,903
Accrued and other current liabilities (a)(e)	10,534	2,792	13,326

Total current liabilities	63,933	2,964	66,897
Capital lease obligation, net of current portion	3,835	—	3,835
Revolving lines of credit, related party	55,812	—	55,812
Deferred tax liability, net (a)(e)	21,578	39,042	60,620
Deferred revenue, net of current portion	1,648	—	1,648

Total liabilities	146,806	42,006	188,812
Commitments and contingencies
Redeemable non-controlling interests (c)	82,743	(123)	82,620
Stockholder’s equity:
Common stock, $0.01 par value—100,000,000 authorized, 75,000,000 shares issued and outstanding as of March 31, 2014	750	—	750
Additional paid-in capital (e)	75,669	(119)	75,550
Retained earnings (Accumulated deficit) (a)(b)(c)(e)	13,271	(3,196)	10,075

Total stockholders’ equity	89,690	(3,315)	86,375
Non-controlling interests (c)	33,908	8,900	42,808

Total equity	123,598	5,585	129,183

TOTAL LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS AND TOTAL EQUITY	$353,147	$47,468	$400,615

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

Consolidated Statement of Operations

(in thousands)

	For the Three Months Ended March 31, 2014
	As Previously Reported	Adjustments	As Restated
Revenue:
Operating leases and incentives	$2,863	$—	$2,863
Solar energy system and product sales	644	—	644

Total revenue	3,507	—	3,507
Operating expenses:
Cost of revenue—operating leases and incentives (b)(e)(f)	9,344	1,843	11,187
Cost of revenue—solar energy system and product sales	398	—	398
Sales and marketing (e)(f)	6,802	(1,583)	5,219
Research and development	472	—	472
General and administrative (e)(f)	12,706	(352)	12,354
Amortization of intangible assets	3,737	—	3,737

Total operating expenses	33,459	(92)	33,367

Loss from operations	(29,952)	92	(29,860)
Interest expense	1,401	—	1,401
Other expense	888	—	888

Loss before income taxes	(32,241)	92	(32,149)
Income tax expense (benefit) (a)(b)(e)	7,237	(2,843)	4,394

Net loss	(39,478)	(2,935)	(36,543)
Net loss attributable to non-controlling interests and redeemable non-controlling interests (c)	(51,314)	7,730	(43,584)

Net income attributable to common stockholder	$11,836	$(4,795)	$7,041

Net income per share attributable to common stockholder:
Basic	$0.16	$(0.07)	$0.09

Diluted	$0.16	$(0.07)	$0.09

Weighted-average shares used in computing net income per share available to common stockholder:
Basic	75,000,000	—	75,000,000

Diluted	76,064,324	—	76,064,324

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

Consolidated Statement of Cash Flows

(in thousands)

	For the Three Months Ended March 31, 2014
	As Previously Reported	Adjustments	As Restated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss (a)(b)(e)	$(39,478)	$2,935	$(36,543)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,309	—	1,309
Amortization of intangible assets	3,737	—	3,737
Stock-based compensation	437	—	437
Noncash contributions for services	64	—	64
Noncash interest expense (d)	—	1,399	1,399
Deferred income taxes (a)(b)(e)	6,988	10,848	17,836
Changes in operating assets and liabilities:
Accounts receivable, net	(628)	—	(628)
Inventories, net	86	—	86
Prepaid expenses and other current assets, net (a)(b)(e)	(1,195)	(2,938)	(4,133)
Prepaid tax asset, net (a)	—	(10,508)	(10,508)
Other non-current assets, net	(904)	—	(904)
Accounts payable	4,000	—	4,000
Accounts payable, related party (e)	(1,633)	(1)	(1,634)
Accrued compensation (e)	(4,634)	(90)	(4,724)
Deferred revenue	373	—	373
Accrued and other current liabilities (b)	2,025	(246)	1,779

Net cash used in operating activities	(29,453)	1,399	(28,054)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for the cost of solar energy systems	(59,771)	—	(59,771)
Payment in connection with business acquisition, net of cash acquired	(12,040)	—	(12,040)
Payments for property	(61)	—	(61)
Proceeds from U.S. Treasury grants	128	—	128

Net cash used in investing activities	(71,744)	—	(71,744)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from investment by non-controlling interests and redeemable non-controlling interests	95,885	—	95,885
Distributions paid to non-controlling interests and redeemable non-controlling interests	(1,081)	—	(1,081)
Proceeds from revolving lines of credit, related party (d)	91,399	(1,399)	90,000
Payments on revolving lines of credit, related party	(77,000)	—	(77,000)
Principal payments on capital lease obligations	(444)	—	(444)
Payments for deferred offering costs	(175)	—	(175)

Net cash provided by financing activities	108,584	(1,399)	107,185

NET DECREASE IN CASH AND CASH EQUIVALENTS	7,387	—	7,387
CASH AND CASH EQUIVALENTS — Beginning of period	6,038	—	6,038

CASH AND CASH EQUIVALENTS — End of period	$13,425	$—	$13,425

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for income taxes	$6	$—	$6

NONCASH INVESTING AND FINANCING ACTIVITIES:
Vehicles acquired under capital leases	$2,436	$—	$2,436

Accrued distributions to non-controlling interests and redeemable non-controlling interests	$837	$—	$837

Costs of solar energy systems included in accounts payable, accrued compensation and other accrued liabilities (e)	$8,497	$143	$8,354

Receivable for tax credit recorded as a reduction to costs of solar energy systems (b)	$—	$387	$387

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

The summary of the adjustments is as follows:

(a)	The Company corrected its accounting for certain taxable gains realized on the sales of solar energy systems to its investment funds. The Company sells solar energy systems to the investment funds. As the investment funds are consolidated by the Company, the gain on the sale of the solar energy systems was not recognized in the consolidated financial statements. However, this gain is recognized for tax reporting purposes. Since these transactions are intercompany sales, any tax expense incurred related to these intercompany sales is being deferred and amortized over the estimated useful life of the underlying solar energy systems which has been estimated to be 30 years. Accordingly, the Company has recorded a prepaid tax asset of $41.2 million (net of amortization of $0.9 million), an income tax payable of $3.0 million included in accrued and other current liabilities and a reduction to deferred tax assets of $38.2 million (reflected as a component of deferred tax liability, net), as of March 31, 2014. Additionally, income tax expense increased by $0.4 million for the three months ended March 31, 2014 as a result of the current period amortization of the prepaid tax asset.

(b)	The Company corrected its accounting for certain tax credits:

•	The Company is eligible for a tax credit for solar energy systems that were placed into service in Hawaii in the three months ended March 31, 2014. This tax credit was improperly excluded from the Company’s tax provision for the three months ended March 31, 2014. With inclusion of this credit in its 2014 tax return, the Company will elect to receive a cash refund equal to the excess of the credit over the Hawaii income tax payments. This cash refund option for Hawaii tax credits is not available for federal investment tax credits. As a result, the cash refund is recorded quarterly upon calculating the Company’s tax provision and is accounted for as a decrease to the cost basis of the solar energy systems, net (similar to Treasury grants) of $2.4 million, net of amortization of $0.1 million, with a corresponding increase to other receivables included in prepaid expense and other current assets as of March 31, 2014. Unlike the Treasury grant process, there is no approval process to receive Hawaii tax credits. Therefore, the Company is able to recognize the Hawaii tax credits earlier than Treasury grants.

•	The Company is eligible for federal investment tax credits which were previously understated by $3.6 million in the three months ended March 31, 2014. The federal investment tax credits are accounted for under the flow-through method of accounting. As permitted in ASC 740-10-25-46, under the “flow-through” method of accounting, the tax benefit from an investment tax credit is recorded as a reduction of federal income taxes in the period that the credit is generated. The recognition of the investment tax credits in the three months ended March 31, 2014 increased deferred tax assets by $3.6 million and decreased income tax expense by $0.8 million.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

(c)	The Company corrected two errors related to items which are used as inputs in its attribution of net income or loss to its non-controlling and redeemable non-controlling interests under the HLBV method. First, the Company corrected historical tax depreciation associated with the solar energy systems owned by the investment funds. The Company determined that the depreciation start dates for tax reporting purposes for the solar energy systems owned by the investment funds should have been when the solar energy systems are interconnected to the power grid. Previously, the Company used the installation dates as the depreciation start dates for tax purposes. This correction affected the amounts of taxable income and loss allocated amongst partners of the investment funds and, in turn, the balance of partner’s tax capital accounts and the gain or loss allocable under the HLBV method. Second, the Company corrected certain other errors which impacted the GAAP net assets for each investment fund, which in turn impacted the hypothetical liquidation proceeds used in the application of the HLBV method. The total impact of correcting these errors was to decrease net loss attributable to non-controlling interests and redeemable non-controlling interests by $7.7 million and consequently decrease net income attributable to common stockholders for the three months ended March 31, 2014. In addition, non-controlling interests increased by $8.9 million and redeemable non-controlling interests decreased by $0.1 million as of March 31, 2014.

(d)	In the consolidated statement of cash flows for the three months ended March 31, 2014, the Company reclassified $1.4 million, representing paid-in-kind interest in connection with its related party revolving lines of credit, from proceeds from revolving lines of credit, related party in cash flows from financing activities to noncash interest expense, a reconciling item in the calculation of cash flows from operating activities.

(e)	The Company identified and corrected other immaterial errors related to solar energy systems, net, accrued compensation, income taxes and other immaterial adjustments.

(f)	The Company has reclassified amounts in prior-period financial statements to align with the presentation of the consolidated financial statements as of and for the six months ended June 30, 2014. Specifically, the Company has reclassified certain amounts from sales and marketing and general and administrative to cost of revenue—operating leases and incentives.

4.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) and reflect the accounts and operations of the Company and those of its subsidiaries in which the Company has a controlling financial interest. The Company uses a qualitative approach in assessing the consolidation requirement for variable interest entities (“VIEs”). This approach focuses on determining whether the Company has the

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

power to direct the activities of the VIE that most significantly affect the VIE’s economic performance and whether the Company has the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE. For all periods presented, the Company has determined that it is the primary beneficiary in all of its operational VIEs. For additional information, see Note 12—Investment Funds. The Company evaluates its relationships with the VIEs on an ongoing basis to ensure that it continues to be the primary beneficiary. All intercompany transactions and balances have been eliminated in consolidation.

We refer to the period from January 1, 2012 through November 16, 2012 as the Predecessor Period or Predecessor and the periods from November 17, 2012 through December 31, 2012, the year ended December 31, 2013, and the six months ended June 30, 2013 and 2014 as the Successor Periods or Successor. The audited consolidated financial statements are presented as three separate periods: Predecessor Period and November 17, 2012 through December 31, 2012 and the year ended December 31, 2013. The Company’s assets and liabilities were adjusted to fair value on the closing date of the Acquisition by application of push-down accounting. Due to the change in the basis of accounting resulting from the Acquisition, the consolidated financial statements for the Predecessor Period and the Successor Periods are not necessarily comparable.

The consolidated financial statements reflect all of the costs of doing business, including the allocation of expenses incurred by Vivint on behalf of the Company. For additional information, see Note 16—Related Party Transactions. These expenses were allocated to the Company on a basis that was considered to fairly or reasonably reflect the utilization of the services provided to, or the benefit obtained by, the Company. The allocations may not, however, reflect the expense the Company would have incurred as an independent company for the periods presented, and may not be indicative of the Company’s future results of operations and financial position.

Reclassifications

The Company has reclassified certain amounts in prior-period financial statements to conform to the current period presentation. Specifically, the Company has reclassified certain costs previously included in sales and marketing and general and administrative expense to cost of revenue—operating leases and incentives on the consolidated statements of operations for the Predecessor Period and for the Successor Period ended December 31, 2012.

Unaudited Interim Financial Information

The accompanying consolidated balance sheet as of June 30, 2014, the consolidated statements of operations and cash flows for the six months ended June 30, 2013 and 2014 and the consolidated statements of redeemable preferred stock, redeemable non-controlling interests and equity for the six months ended June 30, 2014 are unaudited. The unaudited interim financial statements have been prepared on a basis consistent with the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position and results of operations and cash flows for the six months ended June 30, 2013 and 2014. The financial data and the other information disclosed in these notes to the consolidated financial statements related

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

to these six month periods are unaudited. The results of the six months ended June 30, 2014 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2014 or for any other interim period or other future year.

Stock Split

In July 2013, the board of directors approved a 750,000-for-1 stock split of common stock. All share and per share information for the Successor Periods referenced throughout the consolidated financial statements and accompanying notes have been retroactively adjusted to reflect this stock split.

Segment Information

The Company’s chief operating decision maker is its Chief Executive Officer. The Chief Executive Officer reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. The Company has one business activity and no segment managers are accountable for operations or operating results beyond revenues. Accordingly, the Company operates as a single operating and reporting segment.

The following table sets forth the Company’s revenue by major product:

	Predecessor	Successor
	Period from January 1, through November 16, 2012	Period from November 17, through December 31, 2012	Year Ended December 31, 2013	Six Months Ended June 30,
				2013	2014
		(In thousands)		(Unaudited)
Revenue:
Operating leases and incentives	$183	$109	$5,864	$1,793	$8,667
Solar energy system sales	157	—	306	132	96
Photovoltaic installation devices and software	—	—	—	—	1,302

Total revenue	$340	$109	$6,170	$1,925	$10,065

Use of Estimates

The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company regularly makes significant estimates and assumptions including, but not limited to, estimates that affect the Company’s principles of consolidation, revenue recognition, the useful lives of solar energy systems, the valuation and recoverability of intangible assets and goodwill acquired, useful lives of intangible assets, recoverability of long-lived assets, the recognition and measurement of loss contingencies, the valuation of stock-based compensation, the determination of valuation allowances associated with deferred tax assets, and the valuation of non-controlling interests and redeemable non-controlling interests. The Company bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash and cash equivalents. Cash equivalents consist principally of time deposits and money market accounts with high quality financial institutions.

Restricted Cash

The Company’s guaranty agreements with certain of its fund investors require the maintenance of minimum cash balances. Such minimum cash balances are classified as restricted cash, non-current. For additional information, see Note 12—Investment Funds. Additionally, in May 2014 the Company deposited $1.6 million (unaudited) into a separate interest reserve account in accordance with the terms of its loan credit facility with Bank of America, N.A. Such balance is classified as restricted cash, current. For additional information, see Note 11—Debt Obligations.

Accounts Receivable, Net

Accounts receivable are recorded at the invoiced amount, net of allowance for doubtful accounts. Accounts receivable also include unbilled accounts receivable, which result from monthly power generation under power purchase agreements not yet invoiced as of the end of the reporting period. The Company estimates its allowance for doubtful accounts based upon the collectability of the receivables in light of historical trends and adverse situations that may affect customers’ ability to pay. Revisions to the allowance are recorded as an adjustment to bad debt expense. After appropriate collection efforts are exhausted, specific accounts receivable deemed to be uncollectible are charged against the allowance in the period they are deemed uncollectible. Recoveries of accounts receivable previously written-off are recorded as credits to bad debt expense. The Company had an allowance for doubtful accounts of $0, $23,000 and $0.1 million (unaudited) as of December 31, 2012 and 2013 and June 30, 2014.

Inventories

Inventories consist of components related to photovoltaic installation software products and devices and are stated at the lower of cost, on a first-in, first-out basis, or market. The Company did not have inventories prior to the acquisition of Solmetric in January 2014.

Concentrations of Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The associated risk of concentration for cash and cash equivalents is mitigated by banking with creditworthy institutions. At certain times, amounts on deposit exceed Federal Deposit Insurance Corporation insurance limits. The Company does not require collateral or other security to support accounts receivable. The Company is not dependent on any single customer. The loss of a customer would not adversely impact the Company’s operating results or financial position.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

The Company purchases solar panels, inverters and other system components from a limited number of suppliers. Two suppliers accounted for approximately 63% and 20% of the solar photovoltaic module purchases for the year ended December 31, 2012. The same two suppliers each individually accounted for over 48% of these purchases for the year ended December 31, 2013 and 50% (unaudited) and 38% (unaudited) for the six months ended June 30, 2014. One supplier accounted for substantially all of the Company’s inverter purchases for the years ended December 31, 2012 and 2013 and for the six months ended June 30, 2014 (unaudited). If these suppliers fail to satisfy the Company’s requirements on a timely basis or if the Company fails to develop, maintain and expand its relationship with these suppliers, the Company could suffer delays in being able to deliver or install its solar energy systems, experience a possible loss of revenue, or incur higher costs, any of which could adversely affect its operating results.

The Company’s customers under long-term customer contracts are primarily located in California, Hawaii, Maryland, Massachusetts, New Jersey and New York. Future operations could be affected by changes in the economic conditions in these and other geographic areas, by changes in the demand for renewable energy generated by solar panel systems or by changes or eliminations of solar energy related government incentives.

Fair Value of Financial Instruments

Assets and liabilities recorded at fair value on a recurring basis in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

•	Level I – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

•	Level II – Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

•	Level III – Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

The Company’s financial instruments consist of Level I and Level II assets and liabilities. See Note 5—Fair Value Measurements.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

U.S. Treasury Grants and Investment Tax Credits

Certain solar energy systems remain eligible to receive U.S. Treasury grants under Section 1603 of the American Recovery and Reinvestment Act of 2009, as amended by the Tax Relief Unemployment Insurance Reauthorization and Job Creation Act of December 2010. Prior to installation of such eligible systems, the Company submits an application to receive a grant. After installation is complete and the solar energy system is interconnected to the power grid, the Company will request disbursement of the funds, which is typically based on 30% of the tax basis of eligible solar energy systems. Once the Company has been notified that the U.S. Treasury Department has approved the disbursement of the grant proceeds for a solar energy system, the Company records a reduction in the basis of the solar energy system in the amount of cash to be received, at the grant approval date. A catch-up adjustment to depreciation expense is recorded in the period in which the grant is approved by the U.S. Treasury Department to recognize the portion of the grant that proportionally matches the depreciation for the period between when the solar energy systems are interconnected to the power grid and when the grants are approved by the U.S. Treasury Department. Such catch-up adjustments have not been significant to date.

Solar energy systems which are not eligible to receive U.S. Treasury grants will apply for and receive investment tax credits under Section 48(a) of the Internal Revenue Code. The amount for the investment tax credit is equal to 30% of the value of eligible solar property. The Company receives minimal allocations of investment tax credits as the majority of such credits are allocated to the fund investor. Some of the Company’s investment funds obligate it to make certain fund investors whole for losses that the investors may suffer in certain limited circumstances resulting from the disallowance or recapture of investment tax credits as a result of the IRS assessment of the fair value of such systems. The Company has concluded that the likelihood of a recapture event is remote and consequently has not recorded any liability in the consolidated financial statements for any potential recapture exposure. If it becomes probable that a U.S. Treasury grant is required to be repaid, the Company will assess whether it is necessary to derecognize any grant (or portion thereof) in accordance with ASC 450.

Solar Energy Systems, Net

The Company sells energy to customers through power purchase agreements or leases solar energy systems to customers through leases. From inception through December 31, 2013, customers only purchased energy under the power purchase agreement structure. The Company has determined that these contracts should be accounted for as operating leases and, accordingly, solar energy systems are stated at cost, less accumulated depreciation and amortization. In the first quarter of 2014, the Company began offering leases to customers in connection with its entry into the Arizona market. As of June 30, 2014 the Company has not interconnected any of its leased solar energy systems to the power grid and therefore depreciation and amortization of these solar energy systems have not yet begun (unaudited).

Solar energy systems, net is comprised of system equipment costs and initial direct costs related to solar energy systems. System equipment costs include components such as solar panels, inverters, racking systems and other electrical equipment, as well as costs for design and

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

installation activities once a long-term customer contract has been executed. Initial direct costs related to solar energy systems consist of sales commissions and other direct customer acquisition expenses. System equipment costs and initial direct costs are capitalized and recorded within solar energy systems, net.

As noted under the heading “U.S. Treasury Grants”, we apply for and receive U.S. Treasury grants related to our solar energy systems. We record the U.S. Treasury grants as a reduction in the basis of the solar energy systems at the approval date of the grant. This accounting treatment results in decreased depreciation of such solar energy systems over their useful lives.

Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of the respective assets as follows:

Useful Lives
System equipment costs	30 years
Initial direct costs related to solar energy systems	Lease term (20 years)

System equipment costs are depreciated and initial direct costs are amortized once the respective systems have been installed and interconnected to the power grid. As of December 31, 2012 and 2013, and June 30, 2014, the Company had recorded costs of $47.1 million, $190.1 million (restated) and $370.1 million (unaudited) in solar energy systems, of which $14.7 million, $132.3 million and $221.6 million (unaudited) related to systems that had been interconnected to the power grid, with accumulated depreciation and amortization of $18,000, $2.1 million and $5.1 million (unaudited).

Property, Net

The Company’s property consists primarily of capital lease arrangements of fleet vehicles used for transportation and installation of solar energy systems and assets under build-to-suit lease agreements. Prior to February 2013, Vivint or its subsidiaries leased the vehicles and charged the Company for the costs of the fleet vehicle leases. In February 2013, the leases were assigned to the Company and were determined to be capital lease arrangements. Vehicles leased under capital leases are depreciated over the life of the lease term, which is typically 36 months, using the straight-line method. As of December 31, 2013 and June 30, 2014, the Company had vehicles under capital lease arrangements of $4.8 million and $9.7 million (unaudited) and accumulated depreciation of $1.2 million and $2.3 million (unaudited). The Company had no vehicles under capital lease arrangements as of December 31, 2012.

The Company capitalizes assets and records a corresponding build-to-suit lease liability related to two build-to-suit lease agreements entered into in May 2014 as the Company is considered the owner, for accounting purposes, during the construction period. As of June 30, 2014, the Company has capitalized $18.6 million (unaudited), included in property, net, with an offset to build-to-suit lease liability related to these arrangements which are still in the construction period.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2014, the Company also had $0.3 million (unaudited), net of accumulated depreciation of $48,000 (unaudited), of other property which consisted primarily of computers, tools and furniture that were acquired as part of the acquisition of Solmetric, with useful lives between three and five years that are depreciated using the straight-line method.

Impairment of Long-Lived Assets

The carrying amounts of the Company’s long-lived assets, including solar energy systems and intangible assets subject to depreciation and amortization, are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable or that the useful life is shorter than originally estimated. Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate over its remaining life. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. If the useful life is shorter than originally estimated, the Company amortizes the remaining carrying value over the new shorter useful life. No impairment of any long-lived assets was identified for any of the periods presented.

Intangible Assets

Finite-lived intangible assets, which consist of customer contracts, customer relationships, trade marks/trade names and developed technology, are initially recorded at fair value and presented net of accumulated amortization. Intangible assets are amortized on a straight-line basis over their estimated useful lives.

The Company amortizes customer contracts over three years, customer relationships over five years, trademarks/trade names over 10 years and developed technology over five to eight years.

In-process research and development reflects research and development projects that have not yet been completed, and are capitalized as indefinite-lived intangibles subject to amortization upon completion or impairment if the assets are subsequently impaired or abandoned. In-process research and development projects were acquired in January 2014 as part of the Solmetric acquisition. The Company assesses (or tests) indefinite-lived intangible assets for impairment on an annual basis, or whenever events or changes in circumstances indicate that the fair value is less than its carrying value. To test these intangible assets for impairment, the Company compares the fair value of the indefinite-lived asset with its carrying amount. In the event the carrying value exceeds the fair value of the assets, the assets are written down to their fair value. There has been no impairment of indefinite-lived intangible assets during any of the periods presented.

Goodwill and Impairment Analysis

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the net tangible and intangible assets acquired. The Company has goodwill recorded on its books as a result of push-down accounting applied as of the Acquisition Date as well as its

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

acquisition of Solmetric. The Company’s impairment test is based on a single operating segment and reporting unit structure. The Company performs its annual impairment test of goodwill as of October 1st of each fiscal year or whenever events or circumstances change that would indicate that goodwill might be impaired. Triggering events that may indicate impairment include, but are not limited to, a significant adverse change in the business climate, unanticipated competition, loss of key personnel, significant changes in the manner the Company uses the acquired assets or the strategy for the overall business, significant negative industry or economic trends or significant underperformance relative to historical operations or projected future results of operations. In conducting the impairment test, the Company first assesses qualitative factors, including those stated previously, to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. If the qualitative step is not passed, the Company performs a two-step impairment test whereby in the first step, the Company must compare the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds its fair value, the Company performs the second step of the goodwill impairment test to determine the amount of impairment. The second step, measuring the impairment loss, compares the implied fair value of the goodwill with the carrying value of the goodwill. Any excess of the goodwill carrying value over the implied fair value is recognized as an impairment loss. The Company determined the two-step goodwill impairment test was not necessary based on the results of its qualitative assessment and concluded that it was more likely than not that the fair value of its reporting unit was greater than its respective carrying value as of October 1, 2013. The Company did not have any goodwill prior to the Acquisition.

Prepaid Tax Asset, Net

Prepaid tax asset consists of tax expense related to intercompany sales which is deferred and amortized over the useful life of the underlying solar energy systems, estimated to be 30 years.

Other Non-Current Assets

Other non-current assets primarily consist of advances receivable due from related parties. On occasion, the Company provides advance payments of compensation to direct-sales personnel. The advance is repaid as a reduction of the direct-sales personnel’s future compensation. The Company has established an allowance related to advances to direct-sales personnel who have terminated their employment agreement with the Company. These are non-interest bearing advances.

Deferred Offering Costs

Deferred offering costs, which consist of direct incremental legal, consulting, banking and accounting fees relating to the anticipated initial public offering (“IPO”), are capitalized. The deferred offering costs will be offset against IPO proceeds upon the consummation of the offering. In the event the offering is terminated, deferred offering costs will be expensed. As of June 30, 2014, the Company recorded $6.2 million (unaudited) of deferred offering costs in other non-current assets, net on the consolidated balance sheets. No amounts were deferred as of December 31, 2012 and 2013.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

Deferred Financing Costs

Costs incurred in connection with obtaining debt financing are deferred and amortized utilizing the straight-line method, which approximates the effective-interest method, over the term of the related financing. The Company did not incur and has not recognized deferred financing costs in connection with the revolving line of credit or the revolving lines of credit, related party after the Acquisition. Amortization expense on deferred financing costs recognized and included in interest expense in the consolidated statements of operations totaled $0.2 million for the Predecessor Period. There was no amortization expense related to deferred financing costs for the Successor Periods ended December 31, 2012 and 2013 and the six months ended June 30, 2013 (unaudited). The Company recorded deferred financing costs of $2.6 million (unaudited) as of June 30, 2014, in connection with the Bank of America, N.A. term loan credit facility entered into in May 2014, and recorded related amortization expense of $0.7 million (unaudited).

Distributions Payable to Non-Controlling Interests and Redeemable Non-Controlling Interests

As discussed in Note 12—Investment Funds, the Company and fund investors have formed various investment funds which the Company consolidates as the Company has determined that it is the primary beneficiary of these VIEs. These VIEs are required to pay cumulative cash distributions to their respective fund investors. The Company accrues amounts payable to fund investors in distributions payable to non-controlling interests and redeemable non-controlling interests in its consolidated balance sheets.

Deferred Revenue

Deferred revenue includes rebates and incentives received from utility companies and various government agencies which are recognized as revenue over the related lease term of 20 years. Additionally, subsequent to the Solmetric acquisition in January 2014, the Company also defers revenue from its multiple element arrangements. See Revenue Recognition below.

Warranties

The Company warrants solar energy systems sold to customers for one year against defects in material or installation workmanship. The manufacturers’ warranties on the solar energy system components, which is typically passed through to the customers, has a typical product warranty period of 10 years and a limited performance warranty period of 25 years. The Company warrants its photovoltaic installation software products and devices for one to two years against defects in materials or installation workmanship.

The Company generally provides for the estimated cost of warranties at the time the related revenue is recognized. The Company assesses the accrued warranty regularly and adjusts the amounts as necessary based on actual experience and changes in future estimates. Accrued warranty is recorded as a component of accrued and other current liabilities on the consolidated balance sheets and was not significant as of December 31, 2012 and 2013 and June 30, 2014 (unaudited).

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

Solar Energy Performance Guarantees

Under customer agreements that are structured as legal-form leases, the Company guarantees certain specified minimum solar energy production output for the solar energy systems. Failure to reach the minimum thresholds specified in the legal-form leases could result in the Company being required to pay back a portion of the previously remitted lease payments from customers. The Company monitors the solar energy systems to ensure that these minimum levels of energy production are being achieved and evaluates if any amounts are due to its customers. The Company has not recorded any liabilities relating to these guarantees as none of the systems under lease agreements have been interconnected to the power grid as of June 30, 2014 (unaudited).

Comprehensive Loss

As the Company has no other comprehensive loss, comprehensive loss is the same as net loss for all periods presented.

Revenue Recognition

The Company recognizes revenue when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery or performance has occurred; (3) the sales price is fixed or determinable; and (4) collectability is reasonably assured. The Company generates revenue through power purchase agreements, rebate incentives, solar renewable energy certificates (“SRECs”) sales and solar energy system sales. Revenue associated with power purchase agreements, leases, rebate incentives and SRECs are included within operating leases and incentives revenue. The Company also recognizes revenue related to the sale of photovoltaic installation software products and devices within solar energy system and product sales.

Operating Leases and Incentives Revenue

The Company’s primary revenue-generating activity consists of entering into long-term power purchase agreements with residential customers, under which the customer agrees to purchase all of the power generated by the solar energy system for the term of the contract, which is 20 years. The agreement includes a fixed price per kilowatt hour with a fixed annual price escalation percentage (to address the impact of inflation and utility rate increases over the period of the contract). Customers have not historically been charged for installation or activation of the solar energy system. For all power purchase agreements, the Company assesses the probability of collectability on a customer-by-customer basis through a credit review process that evaluates their financial condition and ability to pay.

The Company has determined that power purchase agreements should be accounted for as operating leases after evaluating and concluding that none of the following lease classification criteria are met: whether there is a transfer of ownership or bargain purchase option at the end of the lease, whether the lease term is greater than 75% of the useful life, or whether the present value of minimum lease payments exceeds 90% of the fair value at lease inception. As customer payments under a power purchase agreement are dependent on power generation, they are considered contingent

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

rentals and are excluded from future minimum annual lease payments. Revenue from power purchase agreements is recognized based on the actual amount of power generated at rates specified under the contracts, assuming the other revenue recognition criteria discussed above are met.

Operating leases and incentives revenue is recorded net of sales tax collected.

The Company considers upfront rebate incentives earned from such systems to be minimum lease payments which are recognized on a straight-line basis over the life of the long-term customer contracts, assuming the other revenue recognition criteria discussed above are met. A catch-up adjustment is recorded in the period in which the revenue related to the rebate is determined to be reasonably assured, which is generally upon receipt of the rebate, to recognize the portion of the rebate that matches proportionally the life of the long-term customer contract. Such catch-up adjustments have not been significant to date. The portion of rebates recognized within operating leases and incentives was $18,000 for the year ended December 31, 2013 and $2,000 (unaudited) and $52,000 (unaudited) for the six months ended June 30, 2013 and 2014. There were no rebates recognized within operating leases and incentives for the Predecessor Period and the Successor Period from November 17, 2012 through December 31, 2012.

In the first quarter of 2014, the Company began offering legal-form leases to customers in connection with its entry into the Arizona market. The customer agreements are structured as legal-form leases due to local regulations that can be read to prohibit the sale of electricity pursuant to the Company’s standard power purchase agreement. Pursuant to the lease agreements, the customers’ monthly payments are a pre-determined amount calculated based on the expected solar energy generation by the system and includes an annual fixed percentage price escalation (to address the impact of inflation and utility rate increases) over the period of the contracts, which are 20 years. The Company provides its lease customers a production guarantee, under which the Company agrees to make a payment at the end of each year to the customer if the solar energy systems do not meet a guaranteed production level in the prior 12-month period. As of June 30, 2014, no systems related to the legal-form leases have been interconnected to the power grid and as such, no revenue has been recognized related to these leases.

The Company applies for and receives SRECs in certain jurisdictions for power generated by its solar energy systems. When SRECs are granted, the Company typically sells them to other companies directly, or to brokers, to assist them in meeting their own mandatory emission reduction or conservation requirements. The Company recognizes revenue related to the sale of these certificates upon delivery, assuming the other revenue recognition criteria discussed above are met. The portion of SRECs included in operating leases and incentives was $15,000 and $0.3 million for the Predecessor Period and the year ended December 31, 2013 and $97,000 (unaudited) and $0.8 million (unaudited) for the six months ended June 30, 2013 and 2014. There were no SRECs included in operating leases and incentives revenue for the Successor Period from November 17, 2012 through December 31, 2012.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

Solar Energy System and Product Sales

Revenue from solar energy system sales is recognized upon the solar energy system passing an inspection by the responsible city department after completion of system installation assuming the remaining revenue recognition criteria discussed above have been met.

Revenue from the sale of photovoltaic installation software products and devices is recognized upon delivery of the product to the customer assuming the remaining revenue recognition criteria discussed above have been met.

Multiple-Element Arrangements

The Company enters into revenue arrangements from the sale of photovoltaic installation software products and devices that consist of multiple elements. Each element in a multiple element arrangement must be evaluated to determine whether it represents a separate unit of account. An element constitutes a separate unit of account when it has standalone value and delivery of an undelivered element is both probable and within the Company’s control.

The Company’s typical multiple-element arrangements involve sales of (1) photovoltaic installation hardware devices containing software essential to the hardware product’s functionality (“photovoltaic device”) and (2) stand alone software, both including the implied right for the customer to receive post-contract customer support (“PCS”) with the purchase of the Company’s products. PCS includes the implied right to receive, on a when and if available basis, future unspecified software upgrades and features as well as bug fixes, email and telephone support.

For sales of photovoltaic devices, the Company allocates revenue between (1) the photovoltaic device and (2) PCS using the relative selling price method. Because the Company has not sold these deliverables separately, vendor-specific objective evidence of fair value (“VSOE”) is not available. Additionally, the Company is unable to reliably determine the selling prices of similar competitor products and upgrades on a stand alone basis to determine third-party evidence of selling price. As such, the allocation of revenue is based on the Company’s best estimate of selling price (“BESP”).

The Company determines BESP for a product or service by considering multiple factors including, but not limited to, market conditions, competitive landscape, internal costs, gross margin objectives and pricing practices. The determination of BESP is made through consultation with and formal approval by the Company’s management, taking into consideration the Company’s marketing strategy.

The consideration allocated to the delivered photovoltaic device is recognized at the time of shipment provided that the four general revenue recognition criteria discussed above have been met. The consideration allocated to the PCS is deferred and recognized ratably over the four year estimated life of the devices and the period during which the related PCS is expected to be provided.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

For sales of software with PCS, revenue is recognized based on software revenue recognition accounting guidance. Because the Company is not able to determine VSOE for the PCS, revenue from the entire arrangement is recognized ratably over four years which is the economic life over which the upgrades are expected to be provided.

Cost of Revenue

Cost of Revenue—Operating Leases and Incentives

Cost of revenue—operating leases and incentives is primarily comprised of the depreciation of the cost of the solar energy systems and the amortization of capitalized initial direct costs. It also includes other costs related to the processing, account creation, design, installation, interconnection, and servicing of solar energy systems that are not capitalized, such as personnel costs not directly associated to a solar energy system installation, warehouse rent and utilities, and fleet vehicle executory costs. The cost of revenue for the sales of SRECs is limited to broker fees which are paid in connection with certain SREC transactions.

Cost of Revenue—Solar Energy System and Product Sales

Cost of revenue—solar energy system and product sales consists of direct and indirect material and labor costs for solar energy systems. It also consists of materials, personnel costs, depreciation, facilities costs, other overhead costs, and infrastructure expenses associated with the manufacturing of the photovoltaic installation software products and devices.

Research and Development

Research and development expense is primarily comprised of salaries and benefits associated with research and development personnel and other costs related to photovoltaic installation software product and device development. Research and development costs are charged to expense when incurred. The Company’s research and development expenses were $1.0 million (unaudited) for the six months ended June 30, 2014. Prior to the acquisition of Solmetric in January 2014, the Company did not incur any research and development expenses.

Advertising Costs

Advertising costs are expensed when incurred and are included in sales and marketing expenses in the consolidated statements of operations. The Company’s advertising expense was $0.2 million, $0.2 million, $1.3 million, $0.6 million (unaudited) and $1.8 million (unaudited) for the Predecessor Period and the Successor Periods ended December 31, 2012 and 2013 and for the six months ended June 30, 2013 and 2014.

Other Expense

The Company incurred $0.2 million, $44,000, $1.9 million, $0.5 million (unaudited) and $1.2 million (unaudited) in interest and penalties primarily associated with employee payroll

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

withholding tax payments that were not paid in a timely manner for the Predecessor Period and the Successor Periods ended December 31, 2012 and 2013 and for the six months ended June 30, 2013 and 2014.

Income Taxes

The Company accounts for income taxes under an asset and liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax reporting purposes, net operating loss carryforwards, and other tax credits measured by applying currently enacted tax laws. A valuation allowance is provided when necessary to reduce deferred tax assets to an amount that is more likely than not to be realized.

The Company determines whether a tax position is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The Company uses a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained upon tax authority examination, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

The Company’s policy is to include interest and penalties related to unrecognized tax benefits, if any, within income tax expense (benefit) in the consolidated statements of operations.

Stock-Based Compensation

Stock-based compensation expense for equity instruments issued to employees is measured based on the grant-date fair value of the awards. The fair value of each employee stock option is estimated on the date of grant using the Black-Scholes-Merton option-pricing valuation model. The Company recognizes compensation costs using the accelerated attribution method for all employee stock-based compensation awards that are expected to vest over the requisite service period of the awards, which is generally the awards’ vesting period. Forfeitures are required to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Stock-based compensation expense for equity instruments issued to non-employees is recognized based on the estimated fair value of the equity instrument. The fair value of the non-employee awards is subject to remeasurement at each reporting period until services required under the arrangement are completed, which is the vesting date.

Post-Employment Benefits

The Company participates in a 401(k) Plan sponsored by Vivint that covers all of the Company’s eligible employees. The Company did not provide a discretionary company match to employee contributions during any of the periods presented.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

Non-Controlling Interests and Redeemable Non-Controlling Interests

Non-controlling interests and redeemable non-controlling interests represent fund investors’ interest in the net assets of certain investment funds, which the Company has entered into in order to finance the costs of solar energy systems. The Company has determined that the provisions in the contractual arrangements represent substantive profit-sharing arrangements. The Company has further determined that the appropriate methodology for attributing income and loss to the non-controlling interests and redeemable non-controlling interests each period is a balance sheet approach referred to as the hypothetical liquidation at book value (“HLBV”) method. Under the HLBV method, the amounts of income and loss attributed to the non-controlling interests and redeemable non-controlling interests in the consolidated statements of operations reflect changes in the amounts the fund investors would hypothetically receive at each balance sheet date under the liquidation provisions of the contractual agreements of these structures, assuming the net assets of these funding structures were liquidated at recorded amounts. The fund investors’ non-controlling interest in the results of operations of these funding structures is determined as the difference in the non-controlling interests’ claim under the HLBV method at the start and end of each reporting period, after taking into account any capital transactions, such as contributions or distributions, between the fund and the fund investors.

The Company classifies certain non-controlling interests with redemption features that are not solely within the control of the Company outside of permanent equity on its consolidated balance sheets. Redeemable non-controlling interests are reported using the greater of their carrying value at each reporting date as determined by the HLBV method or their estimated redemption fair value in each reporting period.

Loss Contingencies

The Company is subject to the possibility of various loss contingencies arising in the ordinary course of business. The Company considers the likelihood of loss or impairment of an asset, or the incurrence of a liability, as well as the Company’s ability to reasonably estimate the amount of loss, in determining loss contingencies. An estimated loss contingency is accrued when it is probable that an asset has been impaired or a liability has been incurred and the amount of loss can be reasonably estimated. If the Company determines that a loss is possible and the range of the loss can be reasonably determined, then the Company discloses the range of the possible loss. The Company regularly evaluates current information available to determine whether an accrual is required, an accrual should be adjusted or a range of possible loss should be disclosed.

Recent Accounting Pronouncements

On May 28, 2014, the Financial Accounting Services Board (“FASB”) issued Accounting Standards Update (“ASU”) ASU No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for the Company on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

5.	Fair Value Measurements

The Company measures and reports its cash equivalents at fair value. The following tables set forth the fair value of the Company’s financial assets measured on a recurring basis by level within the fair value hierarchy (in thousands):

	June 30, 2014
	Level I	Level II	Level III	Total
	(Unaudited)
Financial Assets
Time deposits	$—	$1,900	$—	$1,900
Money market funds	620	—	—	620

Total financial assets	$620	$1,900	$—	$2,520

	December 31, 2013
	Level I	Level II	Level III	Total
Financial Assets
Time deposits	$—	$1,900	$—	$1,900
Money market funds	620	—	—	620

Total financial assets	$620	$1,900	$—	$2,520

	December 31, 2012
	Level I	Level II	Level III	Total
Financial Assets
Time deposits	$—	$100	$—	$100
Money market funds	20	—	—	20

Total financial assets	$20	$100	$—	$120

The carrying amounts of certain financial instruments of the Company, consisting of cash and cash equivalents excluding time deposits; accounts receivable; accounts payable; accounts payable, related party; distributions payable to redeemable non-controlling interests, short-term debt; and the short-term revolving line of credit (all Level I) approximate fair value due to their relatively short maturities. Time deposits (Level II) approximate fair value due to their short-term nature (30 days) and, upon renewal, the interest rate is adjusted based on current market rates. The Company’s total long-term debt, which is comprised of two related party revolving lines of credit, is carried at cost and was $15.0 million, $41.4 million and $57.3 million (unaudited) as of December 31, 2012 and 2013 and June 30, 2014. The Company has estimated the fair value of its related party revolving lines of credit to be $13.2 million, $39.0 million and $55.9 million (unaudited) as of December 31, 2012 and 2013 and June 30, 2014. The estimation of the fair value of the Company’s total long-term debt is based on rates for companies with similar credit ratings and issuances at approximately the same time period and in the same market environment. The Company did not have realized gains or losses related to financial assets for any of the periods presented.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

6.	Acquisition

Acquisition of the Company by Investors

As described in Note 1—Organization, the Acquisition was completed on November 16, 2012. The purchase price agreed to in the purchase agreement with the Investors was $75.0 million. At the Acquisition Date, the purchase price was subsequently adjusted to $73.1 million based on the carrying balances of the liabilities assumed and a net worth adjustment of $0.4 million. The net purchase consideration transferred was (in thousands):

Cash	$73,130
Less: Cash acquired	(1,472)

Total purchase consideration	$71,658

In connection with the Acquisition, the total consideration of $71.7 million paid by the Investors was used for the purchase of all outstanding stock, settlement of the Predecessor’s subordinated debt and related party payables with Vivint and its subsidiaries, settlement of other liabilities of the Predecessor incurred in connection with the Acquisition and settlement of stock-based awards. The Acquisition is reflected as a noncash supplemental disclosure on the consolidated statements of cash flows as no cash flowed through the Company’s accounts. The Company incurred $2.7 million of costs related to special retention bonuses and other payments to employees directly related to the Acquisition and $1.0 million of transaction fees, comprised of investment banking, advisory, legal and accounting fees that were expensed in the Predecessor Period. These expenses are included in general and administrative expenses in the Predecessor Period in the consolidated statements of operations.

Pursuant to the terms of the purchase agreement, $9.5 million of the purchase consideration was placed in escrow and is being held for general representations and warranties, rather than specific contingencies or specific assets or liabilities of the Company. The Company has no right to these funds, nor does it have a direct obligation associated with them. Accordingly, the Company does not include the escrow funds in its consolidated balance sheets. The escrow is expected to be released in 2014.

The estimated fair values of the assets acquired and liabilities assumed are based on information obtained from various sources including third party valuations, management’s internal valuation and historical experience. The fair values of the customer contracts intangible asset and the redeemable non-controlling interest were determined using the income approach and significant estimates relate to assumptions as to the future economic benefits to be received, cash flow projections and discount rates.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed (in thousands):

Current assets acquired	$171
Solar energy systems	39,532
Customer contracts	43,783
Goodwill	29,545
Current liabilities assumed	(15,111)
Deferred tax liability, net	(11,643)
Revolving line of credit	(4,000)
Redeemable non-controlling interests	(10,619)

Total	$71,658

The redeemable non-controlling interests represent the fair value of an investor’s interest in the investment funds acquired as part of the Acquisition. The Company has determined that it is the primary beneficiary of the investment funds and, accordingly, consolidates the financial position and results of operations of the investment funds in the consolidated financial statements.

Goodwill, which represents the purchase price in excess of the fair value of net assets acquired, is not expected to be deductible for income tax purposes. This goodwill is reflective of the expected growth in the business, partly based on historical performance, related to the operating leases and incentives revenue that will be generated over the next 20 years from current customers and the expected continued growth of the Company’s customer base through its existing and growing sales channels.

For tax purposes, the acquired intangible assets are not amortized. Accordingly, a deferred tax liability of $16.3 million was recorded for the difference between the book and tax basis related to the intangible assets. Additionally, a deferred tax asset of $4.7 million was recorded as a result of the Company’s net operating losses.

Unaudited Pro Forma Information

The following pro forma financial information is based on the historical financial statements of the Company and presents the Company’s results as if the Acquisition had occurred as of January 1, 2012 (in thousands):

For the Year Ended December 31, 2012
Pro forma revenue	$449
Pro forma net loss	(26,604)
Pro forma net loss attributable to common stockholder	(24,134)

The unaudited pro forma financial information combines the Company’s results of operations as if the Acquisition had occurred as of January 1, 2012. The pro forma results include the acquisition accounting effects resulting from the Acquisition such as the amortization charges

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

from acquired intangible assets, reversal of interest expense related to the revolving line of credit, reversal of costs related to special retention bonuses and other payments to employees and transaction costs directly related to the Acquisition and reversal of the accretion to redemption value of Series B redeemable preferred stock and related tax effects. The pro forma information presented does not purport to present what the actual results would have been had the Acquisition actually occurred on January 1, 2012, nor is the information intended to project results for any future period.

Solmetric Acquisition (unaudited)

In January 2014, the Company completed the acquisition of Solmetric, a developer and manufacturer of photovoltaic installation software products and devices. The purchase price agreed to in the purchase agreement with Solmetric was $12.0 million plus a net working capital adjustment resulting in total cash purchase consideration of $12.2 million. In connection with the acquisition of Solmetric, the total consideration of $12.2 million was used for the purchase of all outstanding stock and options of Solmetric, settlement of Solmetric’s short-term promissory note, and settlement of other liabilities including employee-related liabilities of Solmetric incurred in connection with the acquisition. The Company incurred $0.3 million of costs related to retention bonuses to key Solmetric employees and $59,000 of transaction fees, all of which have been included in the various line items of the consolidated statements of operations for the six months ended June 30, 2014.

Pursuant to the terms of the purchase agreement, $1.0 million of the purchase consideration was placed in escrow and is being held for general representations and warranties, rather than specific contingencies or specific assets or liabilities of the Company. The Company has no right to these funds, nor does it have a direct obligation associated with them. Accordingly, the Company does not include the escrow funds in its consolidated balance sheets. Notwithstanding any prior claims to the escrow fund due to a breach of representations and warranties, the escrow is expected to be released upon the one year anniversary of the acquisition of Solmetric.

The estimated fair values of the assets acquired and liabilities assumed are based on information obtained from various sources including third party valuations, management’s internal valuation and historical experience. The fair values of the intangible assets related to customer relationships, trade names and trademarks, developed technology and in process research and development were determined using the income approach and significant estimates relate to assumptions as to the future economic benefits to be received, cash flow projections and discount rates.

The purchase price has been preliminarily allocated based on the estimated fair value of net assets acquired and liabilities assumed at the date of the acquisition. The preliminary purchase price allocation is subject to further refinement and may require significant adjustments to arrive at the final purchase price allocation. These adjustments will primarily relate to working capital adjustments and income tax-related items. We expect the purchase price allocation to be completed within 12 months of the acquisition date.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed (in thousands):

Cash acquired	$139
Inventories	580
Other current assets acquired	221
Property	77
Customer relationships	738
Trade names and trademarks	1,664
Developed technology	1,295
In process research and development	2,097
Goodwill	6,810
Deferred tax liability, net	(1,232)
Current liabilities assumed	(210)

Total	$12,179

Goodwill, which represents the purchase price in excess of the fair value of net assets acquired, is not expected to be deductible for income tax purposes. This goodwill is reflective of the value derived from the Company utilizing Solmetric’s advanced technology to improve the installation and efficacy of its solar panels as well as the expected growth in the Solmetric business, based on its historical performance and the expectation of continued growth as the solar industry expands.

For tax purposes, the acquired intangible assets are not amortized. Accordingly, a deferred tax liability of $2.2 million was recorded for the difference between the book and tax basis related to the intangible assets. Additionally, a deferred tax asset of $1.0 million was recorded mainly as a result of Solmetric’s net operating losses.

Financial results for Solmetric since the acquisition date are included in the results of operations for the six months ended June 30, 2014. Solmetric contributed $1.3 million of revenues and $0.2 million of net loss from the date of the acquisition through June 30, 2014.

Unaudited Pro Forma Information

The following pro forma financial information is based on the historical financial statements of the Company and presents the Company’s results as if the acquisition of Solmetric had occurred as of January 1, 2013 (in thousands):

	For the Six Months Ended June 30, 2013	For the Six Months Ended June 30, 2014
Pro forma revenue	$2,594	$10,224
Pro forma net loss	(22,384)	(75,996)
Pro forma net loss attributable to common stockholder	(20,077)	12,692

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

The pro forma results include the accounting effects resulting from the acquisition of Solmetric such as the amortization charges from acquired intangible assets, reversal of costs related to special retention bonuses and other payments to employees and transaction costs directly related to the acquisition of Solmetric, elimination of intercompany sales and reversal of the related tax effects. The pro forma information presented does not purport to present what the actual results would have been had the acquisition of Solmetric actually occurred on January 1, 2013, nor is the information intended to project results for any future period.

7.	Solar Energy Systems

As of December 31, 2012 and 2013 and June 30, 2014, solar energy systems, net consisted of the following (in thousands):

	As of December 31,		As of June 30,
	2012	2013	2014
		(Restated)	(Unaudited)
System equipment costs	$43,026	$167,883	$321,607
Initial direct costs related to solar energy systems	4,081	22,250	48,477

Solar energy systems	47,107	190,133	370,084
Less: Accumulated depreciation and amortization	(18)	(2,075)	(5,119)

Solar energy systems, net	$47,089	$188,058	$364,965

The Company recorded depreciation and amortization expense related to solar energy systems of $72,000, $18,000 and $2.0 million for the Predecessor Period and the Successor Periods ended December 31, 2012 and 2013, and $0.5 million (unaudited) and $3.0 million (unaudited) for the six months ended June 30, 2013 and 2014.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

8.	Intangible Assets

Intangible assets consisted of the following (in thousands):

	As of December 31,		As of June 30,
	2012	2013	2014
			(Unaudited)
Cost:
Customer contracts	$43,783	$43,783	$43,783
Customer relationships	—	—	738
Trademarks/trade names	—	—	1,664
Developed technology	—	—	1,295
In-process research and development	—	—	2,097

Total carrying value	43,783	43,783	49,577

Accumulated amortization:
Customer contracts	(1,824)	(16,419)	(23,716)
Customer relationships	—	—	(62)
Trademarks/trade names	—	—	(69)
Developed technology	—	—	(72)

Total accumulated amortization	(1,824)	(16,419)	(23,919)

Total intangible assets, net	$41,959	$27,364	$25,658

The Company recorded amortization expense of $1.8 million, $14.6 million, $7.3 million (unaudited) and $7.5 million (unaudited) for the Successor Periods ended December 31, 2012 and 2013 and the six months ended June 30, 2013 and 2014 which was included in amortization of intangible assets in the consolidated statements of operations. Prior to the Acquisition on November 16, 2012, the Company did not have any recorded intangible assets, and therefore did not record amortization expense for the Predecessor Period.

As of December 31, 2013, expected amortization expense for the unamortized intangible assets is as follows (in thousands):

Year Ending December 31:	Amounts
2014	$14,594
2015	12,770

Total amortization expense	$27,364

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

9.	Accrued Compensation

As of December 31, 2012 and 2013 and June 30, 2014, accrued compensation consisted of the following (in thousands):

	As of December 31,		As of June 30, 2014
	2012	2013
		(Restated)	(Unaudited)
Accrued commissions	$1,239	$4,206	$11,041
Accrued payroll	117	3,142	7,543
Accrued employee taxes	801	8,143	399

Total accrued compensation	$2,157	$15,491	$18,983

10.	Accrued and Other Current Liabilities

As of December 31, 2012 and 2013 and June 30, 2014, accrued and other current liabilities consisted of the following (in thousands):

	As of December 31,		As of June 30, 2014
	2012	2013
		(Restated)	(Unaudited)
Sales and use tax payable	$1,057	$5,299	$8,518
Accrued penalties and interest	103	1,909	2,736
Accrued professional fees	–	–	4,742
Income tax payable	–	3,061	3,053
Other accrued expenses	279	38	726

Total accrued and other current liabilities	$1,439	$10,307	$19,775

11.	Debt Obligations

As of December 31, 2012 and 2013 and June 30, 2014, debt consisted of the following (in thousands):

	As of December 31,		As of June 30, 2014
	2012	2013
			(Unaudited)
Revolving line of credit	$2,000	$—	$—
Revolving lines of credit, related party	15,000	41,412	57,290
Short-term debt	—	—	75,500

Total debt	17,000	41,412	132,790
Less: Current portion	2,000	—	75,500

Total long-term portion of debt	$15,000	$41,412	$57,290

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

Minimum payments on the Company’s outstanding debt as of December 31, 2013 were as follows (in thousands):

Year Ending December 31:	Amounts
2014	$—
2015	—
2016	21,444
2017	19,968

Total	$41,412

Revolving Lines of Credit, Related Party

In December 2012 and amended in July 2013, the Company entered into a Subordinated Note and Loan Agreement with Vivint pursuant to which the Company may incur revolver borrowings of up to $20.0 million (“December 2012 Loan Agreement”). In December 2012, the Company incurred $15.0 million in revolver borrowings. From January 2013 through May 2013, the Company incurred an additional $5.0 million in revolver borrowings. Interest accrues on these borrowings at 7.5% per year, and accrued interest is paid-in-kind through additions to the principal amount on a semi-annual basis. Interest expense for the Successor Periods ended December 31, 2012 and 2013 was $9,000 and $1.5 million, and for the six months ended June 30, 2013 and 2014 was $0.6 million (unaudited) and $0.9 million (unaudited). There was no interest expense for the Predecessor Period. While prepayments are permitted, the principal amount and accrued interest is payable by the Company upon the earliest to occur of (1) a change of control, (2) an event of default and (3) January 1, 2016. As of June 30, 2014, the Company had an aggregate of $0 (unaudited) in borrowing capacity available under such agreement. The Company’s obligations under the December 2012 Loan Agreement are subordinate to the Company’s guaranty obligations to its investment funds and all other indebtedness of the Company.

In May 2013, the Company entered into a separate Subordinated Note and Loan Agreement with APX Parent Holdco, Inc., pursuant to which the Company may incur up to $20.0 million in revolver borrowings (“May 2013 Loan Agreement”). From May 2013 through December 2013, the Company incurred $18.5 million in principal borrowings under the agreement. Interest accrued on these borrowings at 12% per year through November 2013 and 20% per year thereafter, and accrued interest is paid-in-kind through additions to the principal amount on a semi-annual basis. In January 2014, the Company amended and restated the May 2013 Loan Agreement, pursuant to which the Company may incur an additional $30.0 million in revolver borrowings, resulting in a total borrowing capacity of $50.0 million, with interest on the borrowings accruing at a rate of 12% per year for the remaining term of the agreement. From January 2014 through June 2014, the Company incurred an aggregate of $114.0 million (unaudited) in revolver borrowings under the May 2013 Loan Agreement of which $101.0 million (unaudited) was repaid within one to eight days from the respective borrowing date. None of these borrowings individually exceeded the borrowing capacity of $50.0 million. As of June 30, 2014, the Company had $31.5 million (unaudited) of principal borrowings outstanding and $18.5 million (unaudited) in borrowing capacity available under such agreement.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

Interest expense for the year ended December 31, 2013 and the six months ended June 30, 2013 and 2014 was $1.5 million, $0.1 million (unaudited) and $2.0 million (unaudited). There was no associated interest expense for the Predecessor Period, the Successor Period from November 17, 2012 through December 31, 2012. While prepayments are permitted, the principal amount and accrued interest is payable by the Company upon the earliest to occur of (1) a change of control, (2) an event of default, and (3) January 1, 2017. The Company’s obligation under the May 2013 Loan Agreement is subordinate to the Company’s guaranty obligations to its investment funds and all other indebtedness of the Company.

As of December 31, 2013 and June 30, 2014, the total borrowings under both the December 2012 Loan Agreement and the May 2013 Loan Agreement are $41.4 million and $57.3 million (unaudited). These amounts include $38.5 million and $51.5 million (unaudited) of principal borrowings and $2.9 million and $5.8 million (unaudited) of paid-in-kind and accrued interest.

In July 2013, the Company entered into a Subordinated Note and Loan Agreement with APX Parent Holdco, Inc. for a one day loan of $40.0 million to obtain funding for an investment fund and repaid the full amount the next day. The imputed interest on the principal amount was not significant.

In November 2013, the Company entered into a Subordinated Note and Loan Agreement with APX Parent Holdco, Inc. for a one day loan of $20.0 million to obtain funding for an investment fund and repaid the full amount the next day. The imputed interest on the principal amount was not significant.

Revolving Line of Credit

In July 2012, the Company entered into a credit agreement with a financial institution pursuant to which it could incur up to $15.0 million in revolver borrowings. In 2012, the Company incurred $6.5 million in principal borrowings under the agreement. The interest rate on these borrowings accrued at a rate equal to the London Interbank Offer Rate (“LIBOR”) plus 10%. The weighted-average interest rate of short-term borrowings was 10.5% for both the Predecessor Period and the Successor Periods ended December 31, 2012 and 2013. The Company repaid all borrowings and terminated the agreement in June 2013. Interest expense was approximately $0.1 million, $87,000 and $0.2 million in the Predecessor Period and the Successor Periods ended December 31, 2012 and 2013, and $0.2 million (unaudited) in the six months ended June 30, 2013. No interest expense was recorded for the six months ended June 30, 2014 (unaudited) as the agreement was terminated in June 2013.

Bank of America, N.A. Term Loan Credit Facility (Unaudited)

In May 2014, the Company entered into a term loan credit facility for an aggregate principal amount of $75.5 million with certain financial institutions for which Bank of America, N.A. is acting as administrative agent. As of June 30, 2014, the Company had borrowed $75.5 million in aggregate under this credit facility and as such did not have any remaining borrowing capacity available under this agreement. Prepayments are permitted under the credit facility, and the

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

principal and accrued interest on any outstanding loans mature on December 15, 2014. Under the credit facility, the Company may incur on the term borrowings, interest on which will accrue at a floating rate based on (1) LIBOR plus a margin equal to 4%, or (2) a rate equal to 3% plus the greatest of (a) the Federal Funds Rate plus 0.5%, (b) the administrative agent’s prime rate and (c) LIBOR plus 1%. Interest expense from inception of the credit facility in May 2014 through June 30, 2014 was approximately $0.5 million (unaudited).

The credit facility includes customary covenants, including covenants that restrict, subject to certain exceptions, the Company’s ability to incur indebtedness, incur liens, make investments, make fundamental changes to the Company’s business, dispose of assets, make certain types of restricted payments or enter into certain related party transactions. As of June 30, 2014, the Company was in compliance with all such covenants. In addition, a $1.6 million interest reserve amount was deposited in an interest reserve account with the administrative agent.

This credit facility also contains certain customary events of default. If an event of default occurs, lenders under the credit facility will be entitled to take various actions, including the acceleration of all amounts due under the credit facility.

12.	Investment Funds

The Company has formed investment funds and raised capital to fund the purchase of solar energy systems that will be contributed to or purchased by the investment fund. For discussion purposes, these nine investment funds, including one arrangement with a large financial institution, are referred to as Fund A through Fund I.

The Company consolidates the investment funds, and all intercompany balances and transactions between the Company and the investment funds are eliminated in the consolidated financial statements. The Company determined that each of these investment funds meets the definition of a VIE. The Company uses a qualitative approach in assessing the consolidation requirement for VIEs, which focuses on determining whether the Company has the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance and whether the Company has the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE.

The Company has considered the provisions within the contractual arrangements which grant it power to manage and make decisions that affect the operation of these VIEs, including determining the solar energy systems and associated long term customer contracts to be sold or contributed to the VIE, and installation, operation, and maintenance of the solar energy systems. The Company considers that the rights granted to the other investors under the contractual arrangements are more protective in nature rather than participating rights. As such, the Company has determined it is the primary beneficiary of the VIEs for all periods presented. The Company evaluates its relationships with the VIEs on an ongoing basis to ensure that it continues to be the primary beneficiary. Fund investors for Funds D, E and H are managed indirectly by the Sponsor and accordingly are considered related parties. As of December 31, 2012 and 2013 and June 30, 2014, the fund investors had contributed a cumulative total of $17.6 million, $140.7 million and $298.2 million (unaudited) into the VIEs, of which $0, $60.0 million and $110.0 million (unaudited) were contributed by related parties.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

All funds, except for Fund F, were operational as of June 30, 2014. The Company did not have any assets, liabilities or activity associated with Fund F. Total available committed capital under Fund F was $50.0 million (unaudited) as of June 30, 2014.

Under the related agreements, cash distributions of income and other receipts by the fund, net of agreed-upon expenses and estimated expenses, tax benefits and detriments of income and loss, and tax benefits of tax credits, are assigned to the fund investor and Company’s subsidiary as specified in contractual arrangements. Certain of these arrangements have call and put options to acquire the investor’s equity interest as specified in the contractual agreements.

The Company has aggregated the financial information of the investment funds in the table below. The aggregate carrying value of these funds’ assets and liabilities (after elimination of intercompany transactions and balances) in the Company’s consolidated balance sheets as of December 31, 2012 and 2013 and June 30, 2014, were as follows (in thousands):

	As of December 31,		As of June 30, 2014
	2012	2013
		(Restated)	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$979	$3,092	$6,211
Accounts receivable, net	16	544	1,880

Total current assets	995	3,636	8,091
Solar energy systems, net	33,437	152,565	308,130

Total Assets	$34,432	$156,201	$316,221

Liabilities
Current Liabilities:
Distributions payable to non-controlling interests and redeemable non-controlling interests	$171	$1,576	$3,942
Current portion of deferred revenue	—	68	93

Total current liabilities	171	1,644	4,035
Deferred revenue, net of current portion	—	1,272	1,864

Total Liabilities	$171	$2,916	$5,899

Guarantees

With respect to the investment funds, the Company and the fund investor have entered into guaranty agreements under which the Company guarantees the performance of certain obligations of its subsidiaries to the investment funds. These guarantees do not result in the Company being required to make payments to the fund investors unless such payments are mandated by the investment fund governing documents and the investment fund fails to make such payment. In addition, as a result of the guaranty arrangements in certain funds, as of December 31, 2012 and 2013 and June 30, 2014, the Company is required to hold minimum cash balances of $1.5 million, $5.0 million and $5.0 million (unaudited), in the aggregate, which are classified as restricted cash on the consolidated balance sheets.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

The Company is contractually obligated to make certain VIE investors whole for losses that the investors may suffer in certain limited circumstances resulting from the disallowance or recapture of investment tax credits. The Company has concluded that the likelihood of a recapture event is remote and consequently has not recorded any liability in the consolidated financial statements for any potential recapture exposure. The maximum potential future payments that the Company could have to make under this obligation would depend on the IRS successfully asserting upon audit that the fair market values of the solar energy systems sold or transferred to the funds as determined by the Company exceeded the allowable basis for the systems for purposes of claiming ITCs. The fair market values of the solar energy systems and related ITCs are determined and the ITCs are allocated to the fund investors in accordance with the funds governing agreements. Due to uncertainties associated with estimating the timing and amounts of distributions, the likelihood of an event that may trigger repayment, forfeiture or recapture of ITCs to such investors, and the fact that the Company cannot determine how the IRS will evaluate system values used in claiming ITCs, the Company cannot determine the potential maximum future payments that are required under these guarantees.

If Fund A does not have sufficient cash flows to make a stated cash distribution to the fund investor each annual period, the Company’s subsidiary (which is the managing member of the fund) is obligated to contribute additional cash sufficient to allow the investment fund to make such distribution to the fund investor. The Company has not made payments under its guarantee of performance of the obligations of the subsidiary in prior periods because Fund A has generated sufficient cash flow to make the stated cash distributions to the fund investor. The Company has determined that the maximum potential exposure under the guarantee to Fund A is not significant.

13.	Redeemable Non-Controlling Interests, Redeemable Preferred Stock, and Equity

Common Stock

Immediately prior to the Acquisition, the Company had 25,000 shares of Series A common stock and 25,000 shares of Series B common stock outstanding. In connection with the Acquisition, all outstanding shares of Series A common stock and Series B common stock were purchased and subsequently cancelled. After the Acquisition the Company had 75,000,000 shares of common stock.

The Company had shares of common stock reserved for issuance as follows:

	As of December 31, 2013	As of June 30, 2014
		(Unaudited)
Options issued and outstanding	6,608,826	9,728,681
Long-term incentive plan	4,058,823	4,058,823
Options available for grant under equity incentive plans	2,567,645	330,143

Total	13,235,294	14,117,647

As of December 31, 2012, the Company did not have any shares of common stock reserved for issuance.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

Redeemable Non-Controlling Interests and Non-Controlling Interests

Funds A, B, C and I each include a right for the non-controlling interest holder to elect to require the Company’s wholly owned subsidiary to purchase all of its membership interests in the fund after a stated period of time (each, a “Put Option”). In Fund A, the Company’s wholly owned subsidiary has the right to elect to require the non-controlling interest holder to sell all of its membership units to the Company’s wholly owned subsidiary (the “Call Option”) after the expiration of the non-controlling interest holder’s Put Option. In Funds B, C and I, the Company’s wholly owned subsidiary has a Call Option for a stated period prior to the effectiveness of the Put Option. In Funds D, E, G and H there is a Call Option which is exercisable after a stated period of time.

The purchase price for the fund investor’s interest in Funds A, B, C and I under the Put Options is the greater of fair market value at the time the option is exercised and $0.7 million, $2.1 million, $3.3 million and $4.1 million (unaudited). The Put Options for Funds A, B, C and I are exercisable beginning on the date that specified conditions are met for each respective fund. None of the Put Options are expected to become exercisable prior to 2017.

The purchase price for the fund investors’ interest under the Call Options varies by fund, but is generally the greater of a specified amount, which ranges from approximately $0.7 million to $7.0 million, the fair market value of such interest at the time the option is exercised, or an amount which causes the fund investor to achieve a specified return on investment. The Call Options for Funds A, B, C, D and E are exercisable beginning on the date that specified conditions are met for each respective fund. None of the Call Options are expected to become exercisable prior to 2018.

Because the Put Options represent redemption features that are not solely within the control of the Company, the non-controlling interest in these funds is presented outside of permanent equity. Redeemable non-controlling interests are reported using the greater of their carrying value at each reporting date (which is impacted by attribution under the HLBV method) or their estimated redemption value in each reporting period. The carrying value of redeemable non-controlling interests at December 31, 2012 and 2013 and June 30, 2014 (unaudited) was greater than the redemption value.

Redeemable Preferred Stock

In January 2012, the Company issued 4,171 shares of Series B redeemable preferred stock at $1,199 per share for aggregate gross proceeds of $5.0 million. The Company classified the Series B redeemable preferred stock outside of permanent equity as it was redeemable at the option of the holder or upon a change in control.

Immediately prior to the Acquisition, the Company had 25,000 shares of Series A preferred stock and 8,342 shares of Series B redeemable preferred stock outstanding. Due to the change in control upon the Acquisition, the Company recorded accretion of $20.0 million in relation to the redemption of the Series B redeemable preferred stock. All outstanding shares of the Series A preferred stock were purchased and subsequently cancelled in connection with the Acquisition. Accordingly, the Company did not have any authorized or outstanding redeemable preferred stock or preferred stock as of December 31, 2012 and 2013 and June 30, 2014.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

14.	Stock Option Plans

2011 Incentive Plan

The Company granted 650 stock options under the Company’s 2011 Stock Incentive Plan (“2011 Plan”). As part of the Acquisition in November 2012, the vesting of outstanding options under the 2011 Plan was accelerated based on the terms of the option agreements. During the Predecessor Period, the Company recorded compensation expense of $0.2 million. In addition, the 2011 Plan was terminated as part of the Acquisition and all then-outstanding options were settled.

No stock options were outstanding during the Successor Period from November 17, 2012 through December 31, 2012.

2013 Omnibus Incentive Plan

In July 2013, the Company adopted a new incentive plan in order to attract and retain key personnel. Under the Company’s 2013 Omnibus Incentive Plan (“Omnibus Plan”), the Company may grant stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards and performance compensation awards to its current and prospective directors, officers, employees, consultants, advisors and other service providers. As of June 30, 2014, a maximum of 13,500,000 (unaudited) shares of common stock are authorized for issuance under the Omnibus Plan, subject to adjustment in the case of certain events. In August 2013, the Company granted an option to purchase 617,647 shares of common stock outside of the Omnibus Plan; however the provisions of such option were substantially similar to those of the options granted pursuant to the Omnibus Plan. The applicable per share exercise price may not be less than fair value of the Company’s common stock on the date of the grant (or in the case of incentive stock options held by certain individuals, 110% of such fair value). Nonqualified stock options may not be granted with an exercise price of less than 100% of the fair value of the common stock on the date of grant. The term of each option is specified in the applicable award agreement but generally may not exceed ten years from the date of grant (or five years from the date of grant in the case of incentive stock options held by certain individuals).

During 2013 and the first quarter of 2014, the Company granted options of which one-third are subject to ratable time-based vesting over a five year period (“service condition”) and two-thirds are subject to vesting upon certain performance conditions and the achievement of certain investment return thresholds by 313.

The Company has determined that it is not probable that the performance conditions will be achieved, and as such no compensation relating to awards with performance conditions was recorded as of June 30, 2014. All recognized stock compensation expense is related to the time-based vesting conditions for the year ended December 31, 2013 and the six months ended June 30, 2014 (unaudited). As of June 30, 2014, there are 6.5 million (unaudited) options that are subject to performance conditions.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

A summary of stock option activity is as follows (in thousands, except share and per share amounts):

	Shares Underlying Options	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding—December 31, 2012	—	$—
Granted	7,579	1.00
Exercised	—	—
Cancelled	(970)	1.00

Outstanding—December 31, 2013	6,609	$1.00		$12,755

Granted (unaudited)	3,161	1.30
Exercised (unaudited)	—	—
Cancelled (unaudited)	(41)	1.00

Outstanding—June 30, 2014 (unaudited)	9,729	$1.10		$29,600

Options vested and exercisable—December 31, 2013	186	$1.00	9.5	$359

Options vested and exercisable—June 30, 2014 (unaudited)	199	$1.02	9.1	$622

Options vested and expected to vest—December 31, 2013	2,001	$1.00	9.6	$3,862

Options vested and expected to vest—June 30, 2014 (unaudited)	2,940	$1.10	9.3	$8,947

The weighted-average grant-date fair value of options granted during the year ended December 31, 2013 and the six months ended June 30, 2014 was $0.91 and $2.44 (unaudited) per share. There were no options exercised during the periods presented. Intrinsic value is calculated as the difference between the exercise price of the underlying options and the fair value of the common stock for the options that had exercise prices that were lower than the fair value per share of the common stock on the date of exercise.

As of December 31, 2013 and June 30, 2014, there were approximately $4.9 million (restated) and $14.6 million (unaudited) of total unrecognized stock-based compensation expense, net of estimated forfeitures related to nonvested time-based and performance condition stock options. As of December 31, 2013 and June 30, 2014, the time-based awards are expected to be recognized over the weighted average period of 2.7 years (restated) and 2.6 years (unaudited).

The total fair value of options vested for the year ended December 31, 2013 and the six months ended June 30, 2014 was $0.1 million and $32,000 (unaudited).

Long-term Incentive Plan

In July 2013, the Company’s board of directors approved 4,058,823 shares of common stock for six Long-term Incentive Plan Pools (“LTIP Pools”) that comprise the 2013 Long-term Incentive Plan (the “LTIP”). The purpose of the LTIP is to attract and retain key service providers and strengthen their commitment to the Company by providing incentive compensation measured

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

by reference to the value of the shares of the Company’s common stock. Eligible participants include nonemployees, which is comprised of direct sales personnel, who sell the solar energy system contracts, employees that install and maintain the solar energy systems and employees that recruit new employees to the Company.

Based on the terms of the agreement, participants are allocated a portion of the LTIP Pools relative to the performance of other participants. LTIP awards to employees are considered to be granted when the allocation of the LTIP Pools to each participant is fixed which occurs once a performance condition is met. The performance conditions include the execution of a public offering or change of control or a declaration of a payment by the compensation committee. In addition, after the performance condition is achieved, participants must fulfill service or other conditions based on shareholder return to vest in the award. In the event of a public offering, all outstanding awards will be granted to individual participants and expense associated with the units will be recognized for the awards with a service or other stockholder return condition over the vesting period. In April 2014, the Company amended the LTIP. See Note 19 – Subsequent Events. No LTIP awards have been granted to employees as of June 30, 2014 (unaudited).

Nonemployee awards are granted and will be measured on the date on which the performance is complete which is the date the service or other performance conditions are achieved. The Company recognizes stock-based compensation expense based on the lowest aggregate fair value of the non-employee awards at the reporting date.

The Company has not recognized any expense related to the LTIP in any of the periods presented.

Determination of Fair Value of Stock Options

The Company estimates the fair value of stock options granted on each grant date using the Black-Scholes-Merton option pricing model and applies the accelerated attribution method for expense recognition. The fair values were estimated on each grant date for the Predecessor Period and the year ended December 31, 2013 and the six months ended June 30, 2013 and 2014, with the following weighted-average assumptions:

	Predecessor	Successor
	Period from January 1, through November 16, 2012	Period from November 17, through December 31, 2012(1)	Year Ended December 31, 2013	Six Months Ended June 30,
				2013(1)	2014
				(Unaudited)
Expected term (in years)	6.3	—	6.3	—	6.2
Volatility	67.0%	—	80.0%	—	87.1%
Risk-free interest rate	1.2%	—	1.7%	—	1.9%
Dividend yield	0.0%	—	0.0%	—	0.0%

(1)	No stock options were outstanding during the Successor Period from November 17, 2012 through December 31, 2012 or the six months ended June 30, 2013 (unaudited).

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

Use of the Black-Scholes-Merton option-pricing model requires the input of highly subjective assumptions, including (1) the fair value of the underlying common stock, (2) the expected term of the option, (3) the expected volatility of the price of the Company’s common stock, (4) risk-free interest rates and (5) the expected dividend yield of the Company’s common stock. The assumptions used in the option-pricing model represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, the Company’s stock-based compensation expense could be materially different in the future.

These assumptions and estimates are as follows:

•	Fair Value of Common Stock. Because the Company’s common stock is not publicly traded, the fair value of common stock must be estimated. The fair values of the common stock underlying the Company’s stock-based awards were determined by the Company’s board of directors, which considered numerous objective and subjective factors to determine the fair value of common stock at each grant date. These factors included, but were not limited to, the lack of marketability of the Company’s common stock and developments in the business.

•	Expected Term. The expected term represents the period that the Company’s option awards are expected to be outstanding. The Company utilized the simplified method in estimating the expected term of its options granted. The simplified method deems the term to be the average of the time to vesting and the contractual life of the options. The Company also considered additional factors including the expected lives used by a peer group of companies within the industry that it considers to be comparable to its business.

•	Expected Volatility. The volatility is derived from the average historical stock volatilities of a peer group of public companies within the Company’s industry that it considers to be comparable to its business over a period equivalent to the expected term of the stock-based grants. The Company did not rely on implied volatilities of traded options in the industry peers’ common stock because of the low volume of activity.

•	Risk-Free Interest Rate. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the option’s expected term.

•	Dividend Yield. The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future. Consequently, the Company used an expected dividend yield of zero.

The Company estimates potential forfeitures of stock grants and adjusts stock-based compensation expense accordingly. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

estimates. Changes in estimated forfeitures will be recognized in the period of change and will also impact the amount of stock-based compensation expenses to be recognized in future periods.

Stock-based compensation was included in operating expenses as follows (in thousands):

	Predecessor	Successor
	Period from January 1, through November 16, 2012	Period from November 17, through December 31, 2012	Year Ended December 31, 2013	Six Months Ended June 30,
				2013	2014
			(Restated)	(Unaudited)
Cost of revenue—operating leases and incentives	$—	$—	$6	$—	$55
Sales and marketing	—	—	51	—	190
General and administrative	155	—	237	—	571

Total stock-based compensation	$155	$—	$294	$—	$816

15.	Income Taxes

The income tax provision (benefit) is composed of the following (in thousands):

	Predecessor	Successor
	Period from January 1, through November 16, 2012	Period from November 17, through December 31, 2012	Year Ended December 31, 2013
			(Restated)
Current:
Federal	$—	$—	$2,492
State	7	1	569

Total current provision	7	1	3,061
Deferred:
Federal	—	(932)	(2,900)
State	—	(143)	(38)

Total deferred provision (benefit)	—	(1,075)	(2,938)

Total provision (benefit) for income taxes	$7	$(1,074)	$123

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

The Company operates in only one federal jurisdiction, the United States. The following table presents a reconciliation of the tax benefit computed at the statutory federal rate and the Company’s tax expense (benefit) for the period presented (in thousands):

	Predecessor	Successor
	Period from January 1, through November 16, 2012	Period from November 17, through December 31, 2012	Year Ended December 31, 2013
			(Restated)
Income tax benefit—computed as 35% of pretax loss	$(4,569)	$(1,488)	$(19,721)
Effect of non-controlling interests and redeemable non-controlling interests	602	238	21,737
Effect of nondeductible acquisition costs	—	270	—
Effect of nondeductible expenses	25	—	1,439
State and local income tax expenses	(378)	(94)	343
Prepaid tax asset	—	—	474
Valuation allowance	4,325	—	—
Effect of tax credits	—	—	(4,472)
Other	2	—	323

Total	$7	$(1,074)	$123

The total income tax expense for the six months ended June 30, 2013 and 2014 of $45,000 (unaudited) and $6.9 million (unaudited) was determined based on the Company’s consolidated quarterly effective tax rate of negative 0.2% and negative 10.0% (calculated on a discrete basis for the six months ended June 30, 2014). The variations between the consolidated quarterly effective tax rate and the U.S. federal statutory rate are primarily attributable to the effect of non-controlling interests and redeemable non-controlling interests, tax credits and nondeductible expenses.

Deferred income taxes reflect the impact of temporary differences between assets and liabilities for financial reporting purposes and the amounts recognized for income tax reporting purposes, net operating loss carryforwards, and other tax credits measured by applying currently enacted tax laws. The following table presents significant components of the Company’s deferred tax assets and liabilities for the periods presented (in thousands):

	As of December 31,
	2012	2013
		(Restated)
Deferred tax assets:
Accruals and reserves	$482	$714
Net operating losses	5,254	—
Tax credits	—	2,776
Investment in solar funds	1,118	166

Gross deferred tax assets	6,854	3,656
Deferred tax liabilities:
Depreciation and amortization	(16,397)	(10,993)
Investment in solar funds	(1,041)	(31,039)

Gross deferred tax liabilities	(17,438)	(42,032)

Net deferred tax liabilities	$(10,584)	$38,376

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

The Company’s 2013 tax balances have been restated to correctly account for certain taxable gains realized on the sales of solar energy systems to its investment funds. The Company sells solar energy systems to the investment funds. As the investment funds are consolidated by the Company, the gain on the sale of the solar energy systems was not recognized in the consolidated financial statements. However, this gain is recognized for tax reporting purposes. Since these transactions are intercompany sales, any tax expense incurred related to these intercompany sales should be deferred and amortized over the estimated useful life of the underlying solar energy systems which has been estimated to be 30 years. Accordingly, the Company has recorded a prepaid tax asset, net of $30.7 million and $54.5 million (unaudited) as of December 31, 2013 and June 30, 2014.

The Company’s valuation allowance increased by $4.3 million during the Predecessor Period. As a result of the Acquisition, the Company’s valuation allowance of $4.7 million was released in purchase accounting and the Company switched from a net deferred tax asset to a net deferred tax liability position. The future reversal of deferred tax liabilities will produce a sufficient source of future taxable income of the necessary character and in the necessary periods and jurisdictions to support the realization of the deferred tax assets. As such, no valuation allowance is required as of December 31, 2013. As of December 31, 2013, the current portion of deferred tax assets of $3.1 million is included in prepaid and other current assets.

As of December 31, 2012, December 31, 2013 and June 30, 2014 the Company had approximately $13.5 million, $0 and $4.5 million (unaudited) of federal and $13.5 million, $0 and $4.5 million (unaudited) of state net operating loss carryforwards, or collectively the NOLs, available to offset future taxable income. These NOLs expire in varying amounts from 2031 through 2034 for federal tax purposes and from 2031 through 2034 for state tax purposes if unused. Based on the restatement of 2013 tax balances, discussed above, the Company anticipates existing federal and state NOLs will be utilized by taxable gains in 2013 and future periods. The Company expects to generate federal and state NOLs through June 30, 2014 that will be utilized in the second half of 2014 or carried back to offset taxable income on the 2013 tax return.

The Company reported investment tax credits of $4.5 million for the year ended December 31, 2013. The Company accounts for its federal investment tax credits under the flow- through method of accounting. The Company’s ability to utilize these credits may be limited under Internal Revenue Code 383.

Utilization of NOLs and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar provisions. The annual limitation may result in the expiration of NOLs and credits before utilization. The Company has not completed an analysis to determine if an ownership change will occur as a result of this offering. Until such analysis is completed, the Company cannot be sure that the full amount of any NOLs or credits generated prior to the offering date will be available, even if the Company generates taxable income before their expiration.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

Uncertain Tax Positions

As of December 31, 2012 and 2013, the Company had no unrecognized tax benefits. There was no interest and penalties accrued for any uncertain tax positions as of December 31, 2012 and 2013. The Company does not have any tax positions for which it is reasonably possible the total amount of gross unrecognized benefits will increase or decrease within 12 months of the year ended December 31, 2013. The Company is subject to taxation and files income tax returns in the United States, and various state and local jurisdictions. Due to the Company’s net losses, substantially all of its federal, state and local income tax returns since inception are still subject to audit.

16.	Related Party Transactions

The Company’s operations included the following related party transactions (in thousands):

	Predecessor	Successor
	Period from January 1, through November 16, 2012	Period from November 17, through December 31, 2012	Year Ended December 31, 2013	Six Months Ended June 30,
				2013	2014
				(Unaudited)
Cost of revenue—operating leases and incentives	$246	$73	$1,558	$599	$2,405
Sales and marketing	406	131	866	288	997
General and administrative	3,624	614	2,323	483	3,239
Interest expense(1)	—	9	2,924	923	2,878

(1)	Includes revolving lines of credit, related party. See Note 11—Debt Obligations.

Vivint Services

In 2011, and amended February 2012 and June 2012, the Company entered into an administrative services agreement (the “Service Agreement”) with Vivint. The Company paid Vivint a monthly fee in exchange for certain administrative, managerial and account management services based on kilowatt hours produced by the solar energy systems each month. The Service Agreement was terminated effective December 2013.

In June 2013, the Company entered into a full service sublease agreement (the “Sublease Agreement”) with Vivint which replaced the Service Agreement and was applied retroactively to be in effect as of January 1, 2013. Under the Sublease Agreement, Vivint provided various administrative services, such as management, human resources, information technology, and facilities and use of corporate office space to the Company. The Company pays Vivint a monthly services fee and rent based on headcount and square footage used.

In 2011, and amended June 2013, the Company entered into a trademark / service mark license agreement (“Trademark Agreement”) with Vivint, pursuant to which the Company paid Vivint a monthly fee in exchange for rights to use certain trademarks, based on kilowatt hours produced by the solar energy systems each month. In June 2013, the Trademark Agreement was

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

amended and restated to grant the Company a royalty-free, non-exclusive license to use certain Vivint marks, subject to certain quality control requirements and was applied retroactively to be in effect as of January 1, 2013.

The Company incurred fees under these agreements of $68,000, $21,000 and $1.2 million for the Predecessor Period and the Successor Periods ended December 31, 2012 and 2013 and $0.6 million (unaudited) and $4.1 million (unaudited) for the six months ended June 30, 2013 and 2014, reflecting the amount of services provided by Vivint on behalf of the Company. No fees were incurred related to the Sublease Agreement in the Predecessor Period and the Successor Period ended December 31, 2012.

The Company and Vivint identified additional costs incurred by Vivint on behalf of the Company for services performed in addition to those services and amounts covered by the existing services agreements. These costs included direct costs incurred by Vivint on behalf of the Company, including sales, client account management, installations and servicing, and other administrative functions, as well as estimates related to overhead costs allocated to the Company. Estimates of the cost of time spent on the Company’s operations by certain executives and costs related to information technology support and services were allocated to the Company. These estimates were generally allocated on square footage utilized by the Company’s employees, the Company’s ratio of headcount compared to Vivint’s headcount, or the amount of time spent by certain executives on the Company’s operations. Management believes that the method used to allocate the costs in accordance with the agreements and the allocation of corporate overhead costs as described above is a fair and reasonable reflection of the utilization of the services provided to, or the benefit received by, the Company during the periods presented. The allocations may not, however, reflect the expense the Company would have incurred as an independent company for the periods presented. Actual costs that may have been incurred if the Company had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed in-house or strategic decisions made in the areas such as information technology and infrastructure.

The Company has recorded expenses of $4.0 million and $0.8 million and corresponding capital contributions from Vivint during the Predecessor Period and the Successor Period from November 17, 2012 through December 31, 2012 reflecting the value of the services provided by Vivint on behalf of the Company in excess of the amounts already recorded under the service agreements described above. Beginning in January 2013, the Company reimbursed Vivint for these additional costs. The Company incurred expenses of $1.7 million and $0.5 million (unaudited) during the year ended December 31, 2013 and the six months ended June 30, 2013 relating to these additional costs. No expenses relating to these additional costs were incurred during the six months ended June 30, 2014 (unaudited).

Payables to Vivint recorded in accounts payable, related party were $0.5 million, $3.1 million and $2.3 million (unaudited) as of December 31, 2012 and 2013 and June 30, 2014. These payables include amounts due to Vivint related to the services agreements and additional costs allocated, as well as other miscellaneous intercompany payables including freight, healthcare cost reimbursements, and ancillary purchases.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

313 Incentive Units Plan

As of December 31, 2013 and June 30, 2014, incentive units from 313 have been granted to certain board members of the Company. Such board members are also employees of Vivint. As a result, the related compensation expense has been allocated between the two companies based on the net equity of the respective companies at the Acquisition. The Company recorded expense of $0.2 million, $82,000 (unaudited) and $119,000 (unaudited) and a corresponding noncash capital contribution from 313 during the Successor Period ended December 31, 2013 and during the six months ended June 30, 2013 and 2014 (unaudited). No incentive units were granted in the Predecessor Period and the Successor Period from November 17, 2012 through December 31, 2012. The incentive units are subject to time-based and performance-based vesting conditions, with one-third subject to ratable time-based vesting over a five year period and two-thirds subject to the achievement of certain investment return thresholds by the sponsor and its affiliates. 313 has determined that it is not probable that the performance conditions will be achieved, and as such, all allocated stock compensation expense is related to the time-based vesting conditions for the year ended December 31, 2013 and during the six months ended June 30, 2013 and 2014. The fair value of stock-based awards is measured at the grant date and is recognized as expense over the board members’ requisite service period.

Advisory Agreements

At the time of the Acquisition, the Company entered into a support and services agreement with Blackstone Capital Partners VI LP (“BCP”) and Blackstone Management Partners LLC (“BMP”), under which BCP and BMP will provide advice to the Company on, among other things, finance, operations, human resources and legal. Under the agreement, BCP and BMP are paid, in aggregate, an annual management fee in the amount of the greater of a minimum annual fee, which is initially defined as $0, or 1.5% of consolidated earnings before interest, taxes, depreciation and amortization. BCP and BMP did not receive an annual management fee during the Predecessor Period and the Successor Periods ended December 31, 2012 and 2013 and during the six months ended June 30, 2013 and 2014 (unaudited). The support and services agreement expires upon the earlier to occur of (1) initial public offering of the Company, (2) BCP’s beneficial ownership of less than 9.9% of the common stock of the Company and such stake having a fair value of less than $5.0 million and (3) November 16, 2022.

Effective May 2013, the Company entered into an advisory agreement with Blackstone Advisory Partners L.P., an affiliate of the Sponsor (“BAP”), under which BAP will provide financial advisory and placement services related to the Company’s financing of residential solar energy systems. Under the agreement, BAP is paid a placement fee ranging from 0% to 2% of the transaction capital, depending on the identity of the investor and how contact with the investor is established. The Company incurred fees under this agreement of $1.3 million and $2.2 million (unaudited) for the year ended December 31, 2013 and the six months ended June 30, 2014. The Company did not incur any fees under this agreement for the Predecessor Period, the Successor Period from November 17, 2012 through December 31, 2012 or the six months ended June 30, 2013 (unaudited). The amounts were recorded in general and administrative expense in the Company’s consolidated statements of operations.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

In May 2014, the Company entered into an advisory agreement with Blackstone Advisory Partners L.P., or BAP, an affiliate of the Company’s sponsor, under which BAP will provide financial advisory and placement services related to the Company’s financing of residential solar energy systems. Under the agreement, the Company is required to pay a placement fee to BAP upon the consummation of a tax equity financing. This placement fee ranges from 0.75% to 1.5% of the transaction capital, depending on the identity of the investor and whether the financing relates to residential or commercial projects. This agreement replaced the 2013 advisory agreement.

Terminated Advisory Agreements

Prior to the Acquisition, the Company had a management agreement with certain of its former investors (“Jupiter Parties”), pursuant to which they were paid an annual management fee. Jupiter Parties received management fees of $0.2 million during the Predecessor Period which were included in general and administrative expense in the Company’s consolidated statements of operations. The agreement was terminated in conjunction with the Acquisition, and as such no fees were paid during the Successor Periods ended December 31, 2012 and 2013 and the six months ended June 30, 2013 and 2014 (unaudited).

Advances Receivable, Related Party

Amounts due from direct-sales personnel were $37,000, $0.7 million and $1.9 million (unaudited) as of December 31, 2012 and 2013 and June 30, 2014. During the year ended December 31, 2013 and the six months ended June 30, 2014, the Company provided a reserve of $0.4 million and $0.6 million (unaudited) related to advances to direct-sales personnel who have terminated their employment agreement with the Company. No reserve was necessary during the Predecessor Period or Successor Period from November 17, 2012 through December 31, 2012.

Capital Contribution from 313

In April 2013, the Company received a $1.4 million capital contribution from 313. No other cash contributions were received during the Successor Period from November 17, 2012 through December 31, 2012 or the year ended December 31, 2013 or the six months ended June 30, 2013 and 2014 (unaudited).

Investment Funds

Fund investors for Funds D, E and H are indirectly managed by the Sponsor and accordingly are considered related parties. See Note 12—Investment Funds.

17.	Commitments and Contingencies

Capital Leases

The Company leases fleet vehicles which are accounted for as capital leases and are included in property, net.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

Future minimum lease payments under capital leases as of December 31, 2013 are as follows (in thousands):

Year Ending December 31:	Amounts
2014	$1,508
2015	1,543
2016	923
2017	150
2018	6
Thereafter	—

Total minimum lease payments	4,130
Less amount representing interest	369

Present value of capital lease obligations	3,761
Less current portion	1,275

Long-term portion	$2,486

For the year ended December 31, 2013 and the six months ended June 30, 2013 and 2014, all depreciation on vehicles under capital leases totaling $1.2 million, $0.4 (unaudited) and $1.2 million (unaudited) was capitalized in solar energy systems, net. There was no depreciation on vehicles under capital leases for the Predecessor Period or the Successor Period from November 17, 2012 through December 31, 2012.

Non-Cancelable Operating Leases

The Company entered into lease agreements for warehouses and related equipment from 2011 through 2013, located in states in which the Company conducts operations. As part of the acquisition of Solmetric in January 2014, the Company added an additional lease agreement for Solmetric office space. The equipment lease agreements, the longest of which is 12-months, include basic renewal options for an additional set period, continued renting by the month, or return of the unit.

For all non-cancelable lease arrangements, there are no bargain renewal options, penalties for failure to renew, or any guarantee by the Company of the lessor’s debt or a loan from the Company to the lessor related to the leased property. These leases have been classified and accounted for as non-cancelable operating leases. Aggregate operating lease expense was $0.3 million, $0.1 million and $1.2 million for the Predecessor Period and the Successor Periods ended December 31, 2012 and 2013, and $0.5 million (unaudited) and $1.4 million (unaudited) for the six months ended June 30, 2013 and 2014.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

Future minimum lease payments under non-cancelable operating leases as of December 31, 2013, are as follows (in thousands):

Year Ending December 31:	Amounts
2014	$1,176
2015	717
2016	389
2017	59
2018 and thereafter	—

Total minimum payments	$2,341

Build-to-Suit Lease Arrangements

In May 2014, the Company entered into non-cancelable leases in anticipation of relocating its corporate office space to Lehi, Utah. Under these agreements, the Company will make lease payments of approximately $0.2 million in 2014, beginning on the lease commencement date starting September 2014.

Because of its involvement in certain aspects of the construction related to these leases, the Company is deemed the owner of the building, for accounting purposes during the construction period. Accordingly the Company has recorded assets of $18.6 million (unaudited), included in property, net, and a corresponding build-to-suit lease liability as of June 30, 2014 related to these arrangements which are still in the construction period.

Letters of Credit

On December 31, 2012, the Company entered into a $0.1 million stand-by letter of credit agreement related to a four-year forward contract to sell SRECs. The agreement expired on December 31, 2013. As of December 31, 2013, the Company had a $1.8 million stand-by letter of credit related to a three-year forward contract to sell SRECs entered into in November 2013. The agreement expires in January 2017. As the Company expects to be able to deliver the SRECs required under the forward contracts, no liability has been accrued.

Indemnification Obligations

From time to time, the Company enters into contracts that contingently require it to indemnify parties against claims. These contracts primarily relate to provisions in the Company’s services agreements with related parties that may require the Company to indemnify the related parties against services rendered; and certain agreements with the Company’s officers and directors under which the Company may be required to indemnify such persons for liabilities. In addition, under the terms of the agreements related to the Company’s investment funds and other material contracts, the Company may also be required to indemnify fund investors and other third parties for liabilities. The Company has not recorded a liability related to these indemnification provisions and the indemnification arrangements have not had any significant impact to the Company’s consolidated financial statements to date.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

Legal Proceedings

On or about December 26, 2013, one of the Company’s former sales representatives, on behalf of himself and a purported class, filed a complaint for damages, injunctive relief and restitution in the Superior Court of the State of California in and for the County of San Diego against Vivint Solar Developer, LLC, one of the Company’s subsidiaries, and unnamed John Doe defendants. This action alleges certain violations of the California Labor Code and the California Business and Professions Code based on, among other things, alleged improper classification of sales representatives and sales managers, failure to pay overtime compensation, failure to provide meal periods, failure to provide accurate itemized wage statements, failure to pay wages on termination and failure to reimburse expenses. On or about January 24, 2014, the Company filed an answer denying the allegations in the complaint and asserting various affirmative defenses. The Company has not recorded any amounts related to this proceeding in its consolidated financial statements.

In addition to the matter discussed above, in the normal course of business, the Company has from time to time been named as a party to various legal claims, actions and complaints. While the outcome of these matters cannot be predicted with certainty, the Company does not currently believe that the outcome of any of these claims will have a material adverse effect, individually or in the aggregate, on its consolidated financial position, results of operations or cash flows.

The Company accrues for losses that are probable and can be reasonably estimated. The Company evaluates the adequacy of its legal reserves based on its assessment of many factors, including interpretations of the law and assumptions about the future outcome of each case based on available information.

18.	Basic and Diluted Net Income (Loss) Per Share

The Company computes basic earnings (loss) per share by dividing net earnings or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could be exercised or converted into common shares, and is computed by dividing net earnings or loss available to common stockholders by the weighted average number of common shares outstanding plus the effect of potentially dilutive shares to purchase common stock.

As a result of the Acquisition, the Company’s capital structure consists of 75,000,000 shares of common stock outstanding. Net loss per share reflects the Company’s post-Acquisition capital structure for all periods on a consistent basis as net loss per share calculations based on the Predecessor capital structure would not be meaningful to users of these consolidated financial statements.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

The following table sets forth the computation of the Company’s basic and diluted net income per share available (loss attributable) to common stockholders for the Predecessor Period and the Successor Periods ended December 31, 2012 and 2013 and June 30, 2013 and 2014 (in thousands, except share and per share amounts):

	Predecessor	Successor
	Period from January 1, through November 16, 2012	Period from November 17, through December 31, 2012	Year Ended December 31, 2013	Six Months Ended June 30,
				2013	2014
			(Restated)	(Unaudited)
Numerator:
Net income available (loss attributable) to common stockholder	$(31,674)	$(2,604)	$5,638	$(20,434)	$12,534
Denominator:
Shares used in computing net income per share available (loss attributable) to common stockholder, basic	75,000,000	75,000,000	75,000,000	75,000,000	75,000,000
Weighted-average effect of potentially dilutive shares to purchase common stock	—	—	223,183	—	1,194,463

Shares used in computing net income per share available (loss attributable) to common stockholder, diluted	75,000,000	75,000,000	75,223,183	75,000,000	76,194,463

Net income per share available (loss attributable) to common stockholder
Basic	$(0.42)	$(0.03)	$0.08	$(0.27)	$0.17

Diluted	$(0.42)	$(0.03)	$0.07	$(0.27)	$0.16

As of December 31, 2013 and June 30, 2014, stock options for 4,405,884 and 6,483,825 (unaudited) underlying shares of common stock granted under the Omnibus Plan and an option granted outside of the Omnibus Plan with terms substantially similar to those granted under the Omnibus Plan were subject to performance conditions which had not yet been met. Accordingly, these options were not included in the computation of diluted EPS. In addition, awards to be granted under the LTIP Pools were not included in the computation of diluted EPS as these awards had either not been granted or were subject to performance conditions which had not yet been met as of June 30, 2014 (unaudited).

19.	Subsequent Events

For the Company’s consolidated financial statements as of and for the year ended December 31, 2013, the Company has evaluated subsequent events through May 14, 2014, which is the date the financial statements were available to be issued.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

Investment Funds

In January 2014, total available financing under one of the existing fund arrangements was increased by $30.0 million. Additionally, in February and April 2014, subsidiaries of the Company entered into three solar investment fund arrangements in aggregate, which are considered to be VIEs. Two of the three fund arrangements are with existing fund investors, of which one is considered a related party. The total commitment under the solar investment fund arrangements are $20.0 million, $75.0 million and $50.0 million.

Revolving Line of Credit, Related Party

In January 2014, the Company amended and restated the May 2013 Loan Agreement, pursuant to which the Company may incur an additional $30.0 million in revolver borrowings, with interest on the borrowings accruing at a rate of 12% per year for the remaining term of the agreement. In January 2014, the Company incurred $13.0 million in revolver borrowings under the May 2013 Loan Agreement. In April 2014, the Company amended the agreement to extend the maturity date to the earliest to occur of (1) a change of control, (2) an event of default, and (3) January 1, 2017.

Bank of America, N.A. Term Loan Credit Facility

In May 2014, the Company entered into a term loan credit facility for an aggregate principal amount of $75.5 million with certain financial institutions for which Bank of America, N.A. is acting as administrative agent.

Prepayments are permitted under the credit facility, and the principal and accrued interest on any outstanding loans mature on December 15, 2014. Under the credit facility, the Company may incur on the term borrowings, interest on which will accrue at a floating rate based on (1) LIBOR plus a margin equal to 4%, or (2) a rate equal to 3% plus the greatest of (a) the Federal Funds Rate plus 0.5%, (b) the administrative agent’s prime rate and (c) LIBOR plus 1%.

The credit facility includes customary covenants, including covenants that restrict, subject to certain exceptions, the Company’s ability to incur indebtedness, incur liens, make investments, make fundamental changes to the Company’s business, dispose of assets, make certain types of restricted payments or enter into certain related party transactions. In addition, a $1.6 million interest reserve amount was deposited in an interest reserve account with the administrative agent.

This credit facility also contains certain customary events of default. If an event of default occurs, lenders under the credit facility will be entitled to take various actions, including the acceleration of all amounts due under the credit facility.

Long-term Incentive Plan Amendment

In April 2014, the Company amended five of six of the LTIP Pools. The amendment modified the date on which each participant’s award is fixed from the date of a public offering to a subsequent date based on fulfilling certain service or other performance conditions based on stockholder returns, which will be the same date on which the award vests. The Company does not expect to record stock-based compensation expense as a result of the modification as no stock-based compensation expense has been recognized historically for the LTIP.

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

Amendment to Outstanding Options

In April 2014, the Company amended the vesting schedules of certain options outstanding under the Omnibus Plan and an option granted outside of the Omnibus Plan with terms substantially similar to those granted under the Omnibus Plan. The amendment impacted options with performance conditions and provides that a portion of the participant’s options vest upon the Company’s aggregate market capitalization being equal to or exceeding $1 billion at the end of any trading day at least 240 days following the completion of a public offering. The Company does not expect to record stock-based compensation expense as a result of the modification as no stock-based compensation expense has been historically recognized for the options with performance conditions. In the event the Company achieves the amended performance condition, it will record stock-based compensation based on the value at the modification date.

20.	Subsequent Events (unaudited)

For the Company’s interim consolidated financial statements as of and for the six months ended June 30, 2014, the Company has evaluated subsequent events through August 26, 2014, which is the date the financial statements were available to be issued.

In July 2014, the Company entered into non-cancellable operating leases in anticipation of moving certain of its operations to Orem, Utah. Under these agreements, the Company will make lease payments of approximately $0.5 million for the remainder of 2014 and $1.1 million to $1.6 million per year from 2015 to 2017.

In July 2014, a wholly owned subsidiary of the Company entered into a solar investment fund arrangement with a fund investor. The total commitment under the solar investment fund arrangement is $100.0 million. The Company’s wholly owned subsidiary has the right to elect to require the fund investor to sell all of its membership units to the Company’s wholly owned subsidiary beginning on the date that certain conditions are met. The purchase price for the fund investor’s interest is the greater of fair market value at the time the option is exercised and a specified amount. The option is not expected to become exercisable prior to 2022. The Company has not yet completed its assessment of whether the fund arrangement is a VIE.

Pursuant to the terms of the purchase agreement for the Acquisition of the Company by Investors in November 2012, $9.5 million of the purchase consideration was placed in escrow and was held for general representations and warranties, rather than specific contingencies or specific assets or liabilities of the Company. The escrow was released in July 2014. The Company had no right to these funds, nor did it have a direct obligation associated with them. Accordingly, the release of the escrow funds will have no impact on the Company’s consolidated balance sheets.

In August and September 2014, the Company issued and sold an aggregate of 9,703,122 shares of common stock to 313 Acquisition LLC and two of its directors for $10.667 per share for aggregate gross proceeds of $103.5 million. If at any time prior to the earlier of (1) the offering contemplated by this prospectus, and (2) September 3, 2015, the Company issues or sells shares of its common stock or any equivalents that would entitle the holder of such securities to acquire shares of the Company’s common stock in one or more transactions to an unrelated third party at a price per common share of less than $10.667, then the Company must issue a number of additional shares to the holder of such securities of common stock equal to (1) the aggregate

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

purchase price paid by the original purchaser divided by such lesser purchase price less (2) the aggregate number of shares purchased by the original purchaser. We obtained such financing to fund our growing operations without altering our existing plans and to bolster our financial condition in advance of this offering.

In September 2014, a wholly owned subsidiary of the Company entered into a solar investment fund arrangement with a fund investor. The total commitment under the solar investment fund arrangement is $100.0 million. The Company’s wholly owned subsidiary has the right to elect to require the fund investor to sell all of its membership units to the Company’s wholly owned subsidiary beginning on the date that certain conditions are met. The purchase price for the fund investor’s interest is the greater of fair market value at the time the right is exercised and specified amounts. The right is not expected to become exercisable prior to 2021. The Company has not yet completed its assessment of whether the fund arrangement is a VIE.

In September 2014, the Company entered into a non-cancellable lease with the current landlord of its Thanksgiving Point lease whereby the Company will move into another building being constructed by the Landlord in the same general location. It is anticipated that this new building will be completed during the first quarter of 2016. At the time the new building is completed, the original Thanksgiving Point lease will be terminated. The terms of the new Thanksgiving Point lease will be similar as those of the former Thanksgiving Point lease, with the exception that the Company will be leasing additional space. Under this new lease agreement, the Company will make lease payments of approximately $3.1 million to $3.6 million per year from 2016 to 2020.

In September 2014, the Company entered into an aggregation credit facility pursuant to which the Company may borrow up to an aggregate of $350 million and, subject to certain conditions, up to an additional aggregate of $200 million in borrowings with certain financial institutions for which Bank of America, N.A. is acting as administrative agent.

Prepayments are permitted under the aggregation credit facility, and the principal and accrued interest on any outstanding loans mature on March 12, 2018. Under the aggregation credit facility, interest on borrowings accrues at a floating rate equal to (1) a margin that varies between 3.25% during the period during which the Company may incur borrowings plus 3.50% after such period and either (2)(a) LIBOR or (b) the greatest of (i) the Federal Funds Rate plus 0.5%, (ii) the administrative agent’s prime rate and (iii) LIBOR plus 1%.

The borrower under the aggregation credit facility is Vivint Solar Financing I, LLC, one of our indirect wholly owned subsidiaries, that in turn holds the Company’s interests in the managing members in the Company’s existing investment funds. These managing members guarantee the borrower’s obligations under the aggregation credit facility. In addition, Vivint Solar Holdings, Inc. has pledged its interests in the borrower, and the borrower has pledged its interests in the guarantors as security for the borrower’s obligations under the aggregation credit facility. The aggregation credit facility includes customary covenants, including covenants that restrict, subject to certain exceptions, the borrower’s, and the guarantors’ ability to incur indebtedness, incur liens, make investments, make fundamental changes to their business, dispose of assets, make certain

Vivint Solar, Inc.

Notes to Consolidated Financial Statements

types of restricted payments or enter into certain related party transactions. Among other restrictions, the aggregation credit facility provides that the borrower may not incur any indebtedness other than that related to the aggregation credit facility or in respect of permitted swap agreements, and that the guarantors may not incur any indebtedness other than that related to the aggregation credit facility or as permitted under existing investment fund transaction documents. These restrictions do not impact the Company’s ability to enter into investment funds, including those that are similar to those we have entered into previously. As of the date of this prospectus, the Company had incurred an aggregate of $87.0 million in term loan borrowings under this agreement, of which we used approximately $75.7 million to repay the outstanding principal and accrued and unpaid interest under the May 2014 credit facility, and had a remaining borrowing capacity of $263 million.

The aggregation credit facility also contains certain customary events of default. If an event of default occurs, lenders under the aggregation credit facility will be entitled to take various actions, including the acceleration of amounts due under the aggregation credit facility and foreclosure on the interests of the borrower and the guarantors that have been pledged to the lenders.

WE PROVIDE CUSTOMERS WITH A SIMPLE, SOLAR SOLUTION THAT SAVES THEM MONEY, DELIVERED THROUGH A PERSONALIZED EXPERIENCE BY PROFESSIONALS WHO CARE.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the Registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

Amount to be Paid
SEC registration fee	$54,923
FINRA filing fee	64,463
Exchange listing fee	250,000
Accounting fees and expenses	4,740,000
Legal fees and expenses	2,750,000
Printing and engraving expenses	750,000
Transfer agent and registrar fees and expenses	15,000
Miscellaneous	175,614

Total	8,800,000

Item 14.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s certificate of incorporation includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the certificate of incorporation and bylaws of the Registrant provide that:

•	The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•	The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	The Registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•	The rights conferred in the certificate of incorporation and bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The Registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also to provide for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 15.  Recent Sales of Unregistered Securities.

The following list sets forth information regarding all unregistered securities sold by us in the past three years. No underwriters were involved in the sales and the certificates representing the securities sold and issued contain legends restricting transfer of the securities without registration under the Securities Act or an applicable exemption from registration.

(1)        In December 2011, as part of a re-organization, the registrant issued and sold (a) 25,000 shares of its Series A preferred stock to a total of eight accredited investors, (b) 25,000 shares of Series A common stock to a total of eight accredited investors and (c) 25,000 shares of Series B common Stock to a total of 15 accredited investors. These shares were issued and sold in exchange for all the outstanding capital stock of Vivint Solar Holdings, Inc.

(2)        From December 29, 2011 through January 27, 2012, the registrant issued and sold 8,342.36 shares of its Series B preferred stock to a total of 11 accredited investors for aggregate proceeds of $10,000,000.

(3)        On July 12, 2013, the registrant granted to a trust established by one of its employees an option to purchase 617,647 shares of its common stock at an exercise price of $1.00 per share.

(4)        From July 12, 2013 through July 16, 2014, the registrant granted to certain employees and executives under the registrant’s 2013 Omnibus Incentive Plan options to purchase an aggregate of 10,442,797 shares of its common stock at exercise prices ranging from $1.00 to $4.14 per share.

(5)        In July 2013, the registrant adopted the 2013 Long-term Incentive Plan, or the LTIP, that is comprised of six long-term incentive pools, each an LTIP Pool, and reserved for issuance an aggregate of 4,058,823 shares of common stock. A participant in an LTIP Pool is eligible to earn a portion of the respective LTIP Pool based on the extent of achievement of certain pre-established performance objectives relating to the installation of solar energy systems as of a determination date, and subject to his or her continued service with us. The determination dates under the LTIP generally are certain dates following a public offering of our common stock pursuant to a registration statement and a change of control. Payment under an LTIP Pool may be made in cash, shares of our common stock, other shares, and/or any of the combination of the foregoing, subject to certain limitations in the LTIP. The LTIP Pools were established to attract and retain key service providers and strengthen their commitment to us by providing incentive compensation measured by reference to the value of the shares of our common stock.

(6)        In August 2014, the registrant issued and sold 2,671,875 shares of its common stock to a single accredited investor at a price of $10.667 per share.

(7)        In September 2014, the registrant issued and sold 7,031,247 shares of its common stock to three accredited investors at a price of $10.667 per share.

The offers, sales and issuances of the securities described in Items (1), (2), (3), (6) and (7) were exempt from registration under the Securities Act under Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor and had adequate access, through employment, business or other relationships, to information about the registrant.

The offers, sales and issuances of the securities described in Items (4) and (5) were exempt from registration under the Securities Act under Rule 701 in that the transactions were made pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were the registrant’s employees, consultants or directors and received the securities under the registrant’s 2013 Omnibus Incentive Plan or the 2013 Long-term Incentive Plan or the LTIP. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions.

Item 16.  Exhibits and Financial Statement Schedules.

(a)        Exhibits.

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1*	Form of Certificate of Incorporation, to be effective upon closing of the offering
3.2#	Form of Bylaws, to be effective upon closing of the offering
4.1*	Specimen Common Stock Certificate of the registrant
4.2*	Form of Registration Rights Agreement by and among the registrant and the investors named therein
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1#+	Form of Director and Executive Officer Indemnification Agreement
10.2#+	2013 Omnibus Incentive Plan, as amended, and forms of agreements thereunder
10.3*+	2014 Equity Incentive Plan, and forms of agreements thereunder
10.4A#+	Amended and Restated 2013 Long-Term Incentive Pool Plan for District Sales Managers, and forms of agreements thereunder
10.4B#+	Amended and Restated 2013 Long-Term Incentive Pool Plan for Operations Leaders, and forms of agreements thereunder
10.4C#+	2013 Long-Term Incentive Pool Plan for Recruiting Regional Sales Managers, and forms of agreements thereunder
10.4D#+	Amended and Restated 2013 Long-Term Incentive Pool Plan for Regional Managers (Technicians), and forms of agreements thereunder
10.4E*+	Amended and Restated 2013 Long-Term Incentive Pool Plan for Regional Sales Managers, and forms of agreements thereunder
10.4F#+	Amended and Restated 2013 Long-Term Incentive Pool Plan for Sales Managers, and forms of agreements thereunder
10.5*+	Form of 313 Acquisition LLC Unit Plan
10.6#+	Executive Incentive Compensation Plan, and forms of agreements thereunder
10.7#+	Form of Involuntary Termination Protection Agreement between the Registrant and certain of its officers
10.8*+	Letter Agreement, dated August 28, 2014, with Gregory S. Butterfield
10.9#+	Employment Agreement, dated September 25, 2013, with Thomas Plagemann
10.10*+	Letter Agreement, dated August 28, 2014, with L. Chance Allred
10.11#	Subordinated Note and Loan Agreement between the registrant and APX Group, Inc., dated December 27, 2012
10.11A#	First Amendment to Note and Loan Agreement between the registrant and APX Group, Inc., dated July 26, 2013
10.12#	Amended and Restated Subordinated Note and Loan Agreement between the registrant and APX Parent Holdco, Inc., dated January 20, 2014
10.12A#	First Amendment to Amended and Restated Subordinated Note and Loan Agreement between the registrant and APX Parent Holdco, Inc., dated April 25, 2014
10.13#†	Credit Agreement between us, as a guarantor, Vivint Solar Holdings, Inc., as the borrower, and Bank of America, N.A. as administrative agent, collateral agent and lender, dated May 1, 2014
10.14#	Form of Stockholders Agreement by and among the registrant and other parties thereto
10.15#	Form of Master Intercompany Framework Agreement between the registrant and Vivint, Inc.
10.16#	Form of Transition Services Agreement between the registrant and Vivint, Inc.
10.17#	Form of Non-Competition Agreement between the registrant and Vivint, Inc.
10.18#	Form of Product Development and Supply Agreement between Vivint Solar Developer, LLC and Vivint, Inc.

Exhibit Number	Description
10.19#	Form of Marketing and Customer Relations Agreement between Vivint Solar Developer, LLC and Vivint, Inc.
10.20A#	Form of Trademark Assignment Agreement between Vivint Solar Licensing LLC and Vivint, Inc.
10.20B#	Form of Trademark Assignment Agreement between the registrant and Vivint, Inc.
10.21#	Form of Full-Service Sublease Agreement between the registrant and Vivint, Inc.
10.21A#	Form of Amended and Restated Full-Service Sublease Agreement between the registrant and Vivint, Inc.
10.22#	Form of Bill of Sale and Assignment between the registrant and Vivint, Inc.
10.23#	Form of Limited Liability Company Agreement of Vivint Solar Licensing, LLC, between the registrant and Vivint, Inc.
10.24#	Form of Trademark License Agreement between the registrant and Vivint Solar Licensing, LLC
10.25#	Engagement Letter between the registrant and Blackstone Advisory Partners L.P. dated as of May 30, 2014
10.26#	Lease Agreement between the registrant and Thanksgiving Park Five, LLC dated as of May 5, 2014
10.27#	Sublease Agreement between the registrant, Thanksgiving Park, LLC and Durham Jones & Pinegar, P.C. dated as of May 19, 2014
10.28#	Canyon Park Technology Center Office Building Lease Agreement between the registrant and TCU-Canyon Park, LLC
10.29*†	Limited Liability Company Agreement of Vivint Solar Mia Project Company, LLC, between Vivint Solar Mia Manager, LLC and Blackstone Holdings Finance Co. L.L.C., dated as of July 16, 2013
10.29A*†	First Amendment to the Limited Liability Company Agreement of Vivint Solar Mia Project Company, LLC, between Vivint Solar Mia Manager, LLC and Blackstone Holdings Finance Co. L.L.C., dated as of September 12, 2013
10.29B#	Second Amendment to Limited Liability Company Agreement of Vivint Solar Mia Project Company, LLC, between Vivint Solar Mia Manager, LLC and Blackstone Holdings Finance Co. L.L.C., dated as of August 31, 2013
10.30*†	Development, EPC and Purchase Agreement by and among Vivint Solar Developer, LLC, Vivint Solar Holdings, Inc., and Vivint Solar Mia Project Company, LLC dated as of July 16, 2013
10.30A*	First Amendment to Development, EPC and Purchase Agreement by and among, Vivint Solar Developer, LLC, Vivint Solar Holdings, Inc., and Vivint Solar Mia Project Company, LLC dated as of January 13, 2014
10.30B*	Second Amendment to Development, EPC and Purchase Agreement by and among, Vivint Solar Developer, LLC, Vivint Solar Holdings, Inc., and Vivint Solar Mia Project Company, LLC dated as of April 25, 2014
10.31*	Maintenance Services Agreement between Vivint Solar Provider, LLC and Vivint Solar Mia Project Company, LLC, dated as of July 16, 2013
10.32#	Guaranty by Vivint Solar, Inc. in favor of Blackstone Holdings Finance Co. L.L.C. and Vivint Solar Mia Project Company, LLC, dated as of July 16, 2013
10.33*†	Limited Liability Company Agreement of Vivint Solar Aaliyah Project Company, LLC, between Vivint Solar Aaliyah Manager, LLC and Stoneco IV Corporation, dated as of November 5, 2013
10.33A*†	First Amendment to Limited Liability Company Agreement of Vivint Solar Aaliyah Project Company, LLC, between Vivint Solar Aaliyah Manager, LLC and Stoneco IV Corporation, dated as of January 13, 2014
10.34*†	Development, EPC and Purchase Agreement by and among Vivint Solar Developer, LLC, Vivint Solar Holdings, Inc., and Vivint Solar Aaliyah Project Company, LLC dated as of November 5, 2013

Exhibit Number	Description
10.34A*	First Amendment to Development, EPC and Purchase Agreement by and among, Vivint Solar Developer, LLC, Vivint Solar Holdings, Inc., and Vivint Solar Aaliyah Project Company, LLC dated as of January 13, 2014
10.34B*†	Second Amendment to Development, EPC and Purchase Agreement by and among Vivint Solar Developer, LLC, Vivint Solar Holdings, Inc., and Vivint Solar Aaliyah Project Company, LLC dated as of February 13, 2014
10.35*	Maintenance Services Agreement between Vivint Solar Provider, LLC and Vivint Solar Aaliyah Project Company, LLC, dated as of November 5, 2013
10.36#	Guaranty by Vivint Solar, Inc. in favor of Stoneco IV Corporation, LLC and Vivint Solar Aaliyah Project Company, LLC, dated November 5, 2013
10.37*†	Limited Liability Company Agreement of Vivint Solar Rebecca Project Company, LLC between Vivint Solar Rebecca Manager, LLC and Blackstone Holdings I L.P., dated as of February 13, 2014
10.38*†	Development, EPC and Purchase Agreement by and among Vivint Solar Developer, LLC, Vivint Solar Holdings, Inc., and Vivint Solar Rebecca Project Company, LLC dated as of February 13, 2014
10.39*	Maintenance Services Agreement between Vivint Solar Provider, LLC and Vivint Solar Rebecca Project Company, LLC, dated as of February 13, 2014
10.40#	Guaranty by Vivint Solar, Inc. in favor of Blackstone Holdings I L.P. and Vivint Solar Rebecca Project Company, LLC, dated as of February 13, 2014
10.41#	Subscription Agreement between the registrant and 313 Acquisition LLC, dated August 14, 2014
10.42*†	Long Term Product Supply Agreement between Vivint Solar Developer, LLC and Enphase Energy, Inc., dated as of August 11, 2014
10.43*	Subscription Agreement between the registrant and the investors named therein, dated September 3, 2014
10.44*†	Loan Agreement, among Vivint Solar Financing I, LLC, Bank of America, N.A. and the parties named therein, dated as of September 12, 2014
10.45*†	Collateral Agency and Depositary Agreement among Vivint Solar Financing I, LLC, Bank of America, N.A. and the parties named therein, dated as of September 12, 2014
10.46*†	Pledge and Security Agreement among Vivint Solar Financing I, LLC, Bank of America, N.A. and the parties named therein, dated as of September 12, 2014
10.47*	Lease Termination Agreement between the registrant and Thanksgiving Park Five, LLC, dated September 15, 2014
10.48*	Lease Agreement between the registrant and T-Stat One, LLC, dated August 12, 2014
21.1*	List of subsidiaries of the Registrant
23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
24.1#	Powers of Attorney (included in page II-8 to this registration statement)

*	Filed herewith.
**	To be filed by amendment.
#	Previously filed.
+	Indicates a management contract or compensatory plan.
†	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(b) Financial statement schedules.

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that:

(1)        For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)        For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lehi, State of Utah, on September 18, 2014.

VIVINT SOLAR, Inc.

By:	/s/ Gregory S. Butterfield
Gregory S. Butterfield
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated below:

Signature	Title	Date
/s/ Gregory S. Butterfield Gregory S. Butterfield	Chief Executive Officer and President, Director (Principal Executive Officer)	September 18, 2014

/s/ Dana C. Russell Dana C. Russell	Chief Financial Officer (Principal Accounting and Financial Officer)	September 18, 2014

* David F. D’Alessandro	Director	September 18, 2014

* Alex J. Dunn	Director	September 18, 2014

* Bruce McEvoy	Director	September 18, 2014

* Todd R. Pedersen	Director	September 18, 2014

* Joseph F. Trustey	Director	September 18, 2014

* Peter F. Wallace	Director	September 18, 2014

* Joseph S. Tibbetts	Director	September 18, 2014

*By:	/s/ Dana C. Russell
Dana C. Russell Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1*	Form of Certificate of Incorporation, to be effective upon closing of the offering
3.2#	Form of Bylaws, to be effective upon closing of the offering
4.1*	Specimen Common Stock Certificate of the registrant
4.2*	Form of Registration Rights Agreement by and among the registrant and the investors named therein
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1#+	Form of Director and Executive Officer Indemnification Agreement
10.2#+	2013 Omnibus Incentive Plan, as amended, and forms of agreements thereunder
10.3*+	2014 Equity Incentive Plan, and forms of agreements thereunder
10.4A#+	Amended and Restated 2013 Long-Term Incentive Pool Plan for District Sales Managers, and forms of agreements thereunder
10.4B#+	Amended and Restated 2013 Long-Term Incentive Pool Plan for Operations Leaders, and forms of agreements thereunder
10.4C#+	2013 Long-Term Incentive Pool Plan for Recruiting Regional Sales Managers, and forms of agreements thereunder
10.4D#+	Amended and Restated 2013 Long-Term Incentive Pool Plan for Regional Managers (Technicians), and forms of agreements thereunder
10.4E*+	Amended and Restated 2013 Long-Term Incentive Pool Plan for Regional Sales Managers, and forms of agreements thereunder
10.4F#+	Amended and Restated 2013 Long-Term Incentive Pool Plan for Sales Managers, and forms of agreements thereunder
10.5*+	Form of 313 Acquisition LLC Unit Plan
10.6#+	Executive Incentive Compensation Plan, and forms of agreements thereunder
10.7#+	Form of Involuntary Termination Protection Agreement between the Registrant and certain of its officers
10.8*+	Letter Agreement, dated August 28, 2014, with Gregory S. Butterfield
10.9#+	Employment Agreement, dated September 25, 2013, with Thomas Plagemann
10.10*+	Letter Agreement, dated August 28, 2014, with L. Chance Allred
10.11#	Subordinated Note and Loan Agreement between the registrant and APX Group, Inc., dated December 27, 2012
10.11A#	First Amendment to Note and Loan Agreement between the registrant and APX Group, Inc., dated July 26, 2013
10.12#	Amended and Restated Subordinated Note and Loan Agreement between the registrant and APX Parent Holdco, Inc., dated January 20, 2014
10.12A#	First Amendment to Amended and Restated Subordinated Note and Loan Agreement between the registrant and APX Parent Holdco, Inc., dated April 25, 2014
10.13#†	Credit Agreement between us, as a guarantor, Vivint Solar Holdings, Inc., as the borrower, and Bank of America, N.A. as administrative agent, collateral agent and lender, dated May 1, 2014
10.14#	Form of Stockholders Agreement by and among the registrant and other parties thereto
10.15#	Form of Master Intercompany Framework Agreement between the registrant and Vivint, Inc.
10.16#	Form of Transition Services Agreement between the registrant and Vivint, Inc.
10.17#	Form of Non-Competition Agreement between the registrant and Vivint, Inc.
10.18#	Form of Product Development and Supply Agreement between Vivint Solar Developer, LLC and Vivint, Inc.
10.19#	Form of Marketing and Customer Relations Agreement between Vivint Solar Developer, LLC and Vivint, Inc.

Exhibit Number	Description
10.20A#	Form of Trademark Assignment Agreement between Vivint Solar Licensing LLC and Vivint, Inc.
10.20B#	Form of Trademark Assignment Agreement between the registrant and Vivint, Inc.
10.21#	Form of Full-Service Sublease Agreement between the registrant and Vivint, Inc.
10.21A#	Form of Amended and Restated Full-Service Sublease Agreement between the registrant and Vivint, Inc.
10.22#	Form of Bill of Sale and Assignment between the registrant and Vivint, Inc.
10.23#	Form of Limited Liability Company Agreement of Vivint Solar Licensing, LLC, between the registrant and Vivint, Inc.
10.24#	Form of Trademark License Agreement between the registrant and Vivint Solar Licensing, LLC
10.25#	Engagement Letter between the registrant and Blackstone Advisory Partners L.P. dated as of May 30, 2014
10.26#	Lease Agreement between the registrant and Thanksgiving Park Five, LLC dated as of May 5, 2014
10.27#	Sublease Agreement between the registrant, Thanksgiving Park LLC and Durham Jones & Pinegar, P.C. dated as of May 19, 2014
10.28#	Canyon Park Technology Center Office Building Lease Agreement between the registrant and TCU-Canyon Park, LLC
10.29*†	Limited Liability Company Agreement of Vivint Solar Mia Project Company, LLC, between Vivint Solar Mia Manager, LLC and Blackstone Holdings Finance Co. L.L.C., dated as of July 16, 2013
10.29A*†	First Amendment to the Limited Liability Company Agreement of Vivint Solar Mia Project Company, LLC, between Vivint Solar Mia Manager, LLC and Blackstone Holdings Finance Co. L.L.C., dated as of September 12, 2013
10.29B#	Second Amendment to Limited Liability Company Agreement of Vivint Solar Mia Project Company, LLC, between Vivint Solar Mia Manager, LLC and Blackstone Holdings Finance Co. L.L.C., dated as of August 31, 2013
10.30*†	Development, EPC and Purchase Agreement by and among, Vivint Solar Developer, LLC, Vivint Solar Holdings, Inc., and Vivint Solar Mia Project Company, LLC dated as of July 16, 2013
10.30A*	First Amendment to Development, EPC and Purchase Agreement by and among Vivint Solar Developer, LLC, Vivint Solar Holdings, Inc., and Vivint Solar Mia Project Company, LLC dated as of January 13, 2014
10.30B*	Second Amendment to Development, EPC and Purchase Agreement by and among, Vivint Solar Developer, LLC, Vivint Solar Holdings, Inc., and Vivint Solar Mia Project Company, LLC dated as of April 25, 2014
10.31*	Maintenance Services Agreement between Vivint Solar Provider, LLC and Vivint Solar Mia Project Company, LLC, dated as of July 16, 2013
10.32#	Guaranty by Vivint Solar, Inc. in favor of Blackstone Holdings Finance Co. L.L.C. and Vivint Solar Mia Project Company, LLC, dated as of July 16, 2013
10.33*†	Limited Liability Company Agreement of Vivint Solar Aaliyah Project Company, LLC, between Vivint Solar Aaliyah Manager, LLC and Stoneco IV Corporation, dated as of November 5, 2013
10.33A*†	First Amendment to Limited Liability Company Agreement of Vivint Solar Aaliyah Project Company, LLC, between Vivint Solar Aaliyah Manager, LLC and Stoneco IV Corporation, dated as of January 13, 2014
10.34*†	Development, EPC and Purchase Agreement by and among Vivint Solar Developer, LLC, Vivint Solar Holdings, Inc., and Vivint Solar Aaliyah Project Company, LLC dated as of November 5, 2013
10.34A*	First Amendment to Development, EPC and Purchase Agreement by and among, Vivint Solar Developer, LLC, Vivint Solar Holdings, Inc., and Vivint Solar Aaliyah Project Company, LLC dated as of January 13, 2014

Exhibit Number	Description
10.34B*†	Second Amendment to Development, EPC and Purchase Agreement by and among Vivint Solar Developer, LLC, Vivint Solar Holdings, Inc., and Vivint Solar Aaliyah Project Company, LLC dated as of February 13, 2014
10.35*	Maintenance Services Agreement between Vivint Solar Provider, LLC and Vivint Solar Aaliyah Project Company, LLC, dated as of November 5, 2013
10.36#	Guaranty by Vivint Solar, Inc. in favor of Stoneco IV Corporation, LLC and Vivint Solar Aaliyah Project Company, LLC, dated November 5, 2013
10.37*†	Limited Liability Company Agreement of Vivint Solar Rebecca Project Company, LLC between Vivint Solar Rebecca Manager, LLC and Blackstone Holdings I L.P., dated as of February 13, 2014
10.38*†	Development, EPC and Purchase Agreement by and among Vivint Solar Developer, LLC, Vivint Solar Holdings, Inc., and Vivint Solar Rebecca Project Company, LLC dated as of February 13, 2014
10.39*	Maintenance Services Agreement between Vivint Solar Provider, LLC and Vivint Solar Rebecca Project Company, LLC, dated as of February 13, 2014
10.40#	Guaranty by Vivint Solar, Inc. in favor of Blackstone Holdings I L.P. and Vivint Solar Rebecca Project Company, LLC, dated as of February 13, 2014
10.41#	Subscription Agreement between the registrant and 313 Acquisition LLC, dated August 14, 2014
10.42*†	Long Term Product Supply Agreement between Vivint Solar Developer, LLC and Enphase Energy, Inc., dated as of August 11, 2014
10.43*	Subscription Agreement between the registrant and the investors named therein, dated September 3, 2014
10.44*†	Loan Agreement, among Vivint Solar Financing I, LLC, Bank of America, N.A. and the parties named therein, dated as of September 12, 2014
10.45*†	Collateral Agency and Depositary Agreement among Vivint Solar Financing I, LLC, Bank of America, N.A. and the parties named therein, dated as of September 12, 2014
10.46*†	Pledge and Security Agreement among Vivint Solar Financing I, LLC, Bank of America, N.A. and the parties named therein, dated as of September 12, 2014
10.47*	Lease Termination Agreement between the registrant and Thanksgiving Park Five, LLC, dated September 15, 2014
10.48*	Lease Agreement between the registrant and T-Stat One, LLC, dated August 12, 2014
21.1*	List of subsidiaries of the Registrant.
23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
24.1#	Powers of Attorney (included in page II-8 to this registration statement)

*	Filed herewith.
**	To be filed by amendment.
#	Previously filed.
+	Indicates a management contract or compensatory plan.
†	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.